     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 2000



                                                      REGISTRATION NO. 333-39646

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                          PF.NET COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                        4813                    52-2197932
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)

                            ------------------------

                          600 KENRICK STREET, SUITE A5
                               HOUSTON, TX 77060
                                 (281) 260-7155
    (Address, including zip code, and telephone number, including area code, of each of the co-registrants' principal executive offices)

                         ------------------------------

                                DAVID L. TAYLOR
                            CHIEF FINANCIAL OFFICER
                          600 KENRICK STREET, SUITE A5
                               HOUSTON, TX 77060
                                 (281) 260-7155

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

                           KIRK A. DAVENPORT II, ESQ.
                                LATHAM & WATKINS
                                885 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 906-1284
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                    PROPOSED MAXIMUM      PROPOSED MAXIMUM         AMOUNT OF
           TITLE OF EACH CLASS OF                AMOUNT TO BE        OFFERING PRICE          AGGREGATE           REGISTRATION
        SECURITIES TO BE REGISTERED               REGISTERED       PER EXCHANGE NOTES   OFFERING PRICE(1)(2)     FEE(1)(2)(3)
13 3/4% Senior Notes due 2010...............     $225,000,000            76.44%            $172,000,000           $45,408.00


(1) The registration fee has been calculated pursuant to Rule 457(a), Rule 457(f)(2) and Rule 457(n) under the Securities Act of 1933. The Proposed Maximum Aggregate Offering Price is estimated solely for the purpose of calculating the registration fee.

(2) The Proposed Maximum Aggregate Offering Price is based on the book value of the notes, as of March 31, 2000, in the absence of a market for them as required by Rule 457(f)(2) under the Securities Act of 1933.


(3) Paid with the initial filing of the Registration Statement.


                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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--------------------------------------------------------------------------------

                      SUBJECT TO COMPLETION JULY 17, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                          PF.NET COMMUNICATIONS, INC.

                               OFFER TO EXCHANGE

                      $225,000,000 PRINCIPAL AMOUNT OF ITS
                         13 3/4% SENIOR NOTES DUE 2010,
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
                   FOR ANY AND ALL OF ITS OUTSTANDING 13 3/4%
                             SENIOR NOTES DUE 2010

    We are offering to exchange all of our outstanding 13 3/4% senior notes, which we refer to as the old notes, for our registered 13 3/4% senior notes, which we refer to as the exchange notes. We refer to the old notes and the exchange notes collectively as the notes. The terms of the exchange notes are identical to the terms of the old notes except that the exchange notes are registered under the Securities Act of 1933 and, therefore, are freely transferable.

*PLEASE CONSIDER THE FOLLOWING:

    - Our offer to exchange old notes for exchange notes will be open until 5:00
      p.m., New York City time, on       , 2000, unless we extend the offer.

    - You should also carefully review the procedures for tendering the old notes beginning on page 21 of this prospectus.

    - If you fail to tender your old notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

    - No public market currently exists for the notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

INFORMATION ABOUT THE NOTES:

    - The notes will mature on May 15, 2010.

    - We will pay interest on the notes semi-annually on May 15 and November 15 of each year beginning November 15, 2000 at the rate of 13 3/4% per annum.


    - We may redeem the notes on or after May 15, 2005 at the rates set forth on page 109 of this prospectus.


    - We also have the option until May 15, 2003, to redeem up to 35% of the original aggregate principal amount of the notes with the net proceeds of certain types of qualified equity offerings.

    - The notes are unsecured obligations and are structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

    - If we undergo a change of control or sell some of our assets, we may be required to offer to purchase notes from you.

   YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS BEGINNING ON PAGE 7 OF THIS PROSPECTUS.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Where You Can Find More Information.........................     ii
Cautionary Statement Regarding Forward-Looking Statements...     ii
Prospectus Summary..........................................      1
Risk Factors................................................      7
The Exchange Offer..........................................     21
Use of Proceeds.............................................     28
Capitalization..............................................     29
Selected Financial Data.....................................     30
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     32
Industry Overview...........................................     40
Business....................................................     44
Regulation..................................................     59
Description of Material Agreements..........................     69
Management..................................................     82
Security Ownership of Certain Beneficial Owners and
  Management................................................     92
Certain Relationships and Related Party Transactions........     98
Description of Capital Stock................................    101
Description of Other Indebtedness...........................    103
Description of Exchange Notes...............................    107
Book-Entry, Delivery and Form...............................    141
Important Federal Income Tax Considerations.................    143
Plan of Distribution........................................    148
Legal Matters...............................................    148
Independent Auditors........................................    148
Index to Financial Statements...............................    F-1

                      WHERE YOU CAN FIND MORE INFORMATION

    Upon effectiveness of the Registration Statement of which this prospectus is a part, we will file annual and quarterly and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any reports, statements and other information we file at the Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

    We have filed a Registration Statement on Form S-4 to register with the Commission the exchange notes to be issued in exchange for the old notes. This prospectus is part of that Registration Statement. As allowed by the Commission's rules, this prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement.

    WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THE TRANSACTIONS WE DISCUSS IN THIS PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN. IF YOU ARE GIVEN ANY INFORMATION OR REPRESENTATIONS ABOUT THESE MATTERS THAT IS NOT DISCUSSED, YOU MUST NOT RELY ON THAT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES ANYWHERE OR TO ANYONE WHERE OR TO WHOM WE ARE NOT PERMITTED TO OFFER OR SELL SECURITIES UNDER APPLICABLE LAW. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF THE DATE ON THE COVER PAGE OF THIS PROSPECTUS AND MAY CHANGE AFTER THAT DATE. THE DELIVERY OF THIS PROSPECTUS OFFERED HEREBY DOES NOT, UNDER ANY CIRCUMSTANCES, MEAN THAT THERE HAS NOT BEEN A CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF. IT ALSO DOES NOT MEAN THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AFTER THIS DATE.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

    This prospectus contains certain forward-looking statements about our financial condition, results of operations and business. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," or similar expressions used in this prospectus or incorporated herein.

    This prospectus includes forward-looking statements including, in particular, the statements about our plans, strategies and prospects under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth below under the caption "Risk Factors" and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by those cautionary statements.

    You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

    We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we don't undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained or incorporated by reference to this prospectus.

                               PROSPECTUS SUMMARY

    In this prospectus, the words the "Company," "we," or "us" refer to the combined business of PF.Net Communications, Inc., the issuer of the notes, its predecessors and all of its subsidiaries. The following summary contains basic information about PF.Net Communications, Inc. and this exchange offer. It does not contain all the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire document and the documents we have referred you to.

                                  THE COMPANY

    Our goal is to become a leading facilities-based provider of technologically advanced, high-capacity fiber optic network infrastructure and communications services throughout the continental United States. We intend to pursue a "carrier's carrier" strategy and position ourselves as the "Network to the Net" by connecting many of the highest volume telecommunications markets in the United States to each other and to the Internet. Our services will include data, video and voice transmission to Internet service providers, telecommunications carriers, corporate and governmental entities and other buyers of wholesale network capacity. Through joint construction arrangements and fiber and conduit swaps, sales and purchases, we intend to assemble a low-cost, upgradable nationwide fiber optic network initially consisting of 10,800 miles passing more than 100 metropolitan areas. We are constructing 6,400 miles of our network and acquiring 4,400 miles of our network through a swap agreement. The initial constructed portion of our network will include substantial fiber and empty conduit. We expect to substantially expand our network over time through swaps and sales of fiber and conduit, fiber and conduit purchases and additional joint construction arrangements.

    On October 29, 1999, we entered into an agreement with AT&T to build approximately one-half of the outsourced portion of AT&T's recently announced, state-of-the-art fiber optic network. The construction contemplated by the AT&T agreement will represent approximately 5,000 miles of the 6,400-mile constructed portion of our network, connecting important metropolitan areas along AT&T's network. We believe that this agreement will provide us with many business, operational and marketing advantages. AT&T will pay us for our construction services, thus reducing our overall network construction costs. In addition, we will design and construct this portion of the network to AT&T's specifications, which will ensure network quality and reliability and provide us with a key marketing advantage in offering our services. AT&T has also agreed to provide its private rights of way for use on the AT&T portion of our network, which we expect will help us to complete our network on time and within budget. We and AT&T intend to jointly dispose of up to 96 dark fibers along these 5,000 route miles, which will further reduce our overall network construction costs. We will each contribute up to 48 fibers to these joint dispositions.

    On February 25, 2000, we entered into a conduit and fiber swap agreement with Touch America, a subsidiary of Montana Power, that will provide us with a combination of fiber and conduit over an additional 4,400 route miles of its network and approximately $48.5 million in cash (subject to adjustment) in exchange for a combination of fiber and conduit over 5,900 route miles of our network. Touch America is constructing most of these route miles pursuant to a joint construction agreement with AT&T similar to our agreement with AT&T and is also currently scheduled to complete this project during 2001.

    In order to lower our construction risk, we have executed fixed-price, performance-bonded construction contracts with a number of third-party contractors for substantially all of the construction of the 5,000 route miles subject to the AT&T agreement. In January 2000, construction began on segments of our network, and we are currently on schedule to complete construction of a majority of the initial constructed route miles by the end of 2000 and the entire 6,400-mile constructed portion of our network by the end of 2001. This 6,400-mile portion of our network will generally consist of between 96 to 144 fibers and three empty conduits, some of which we have committed to swap in the Touch America transaction. On August 6, 1999, we entered into a supply agreement with Lucent to purchase fiber optic cable and other networking and optical products and services. Pursuant to that agreement, we expect that Lucent will be a major supplier for the optical-electronic equipment required to "light" our fiber. In addition, we will initially outsource billing, customer care and certain other services to Lucent.

    Through an agreement with an affiliate of Koch Telecom, one of our principal stockholders, we have the right to use its approximately 35,000 miles of pipeline rights of way for our network. In addition, we have hired senior construction managers who have extensive experience in perfecting rights of way and who have supervised the construction of major pipeline projects for Koch Industries, Inc. These managers bring with them project management systems, construction experience and rights of way acquisition experience.

                               BUSINESS STRATEGY

    Key elements of our business strategy include:

    - establish a technologically advanced, upgradable high-capacity network;

    - leverage our relationship with AT&T;

    - offer a broad range of products and services;

    - establish a position as a low-cost provider;

    - employ rights-of-way that provide route diversity; and

    - expand our network.

                               PRINCIPAL OFFICES

    Our principal offices are located at 600 Kenrick Street, Suite A5, Houston, Texas. Our telephone number is (281) 260-7155. Our internet address on the world wide web is www.pf.net. The contents of our website are not part of this prospectus.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

The Exchange Offer........................  $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of old notes. As of the
                                            date hereof $225.0 million in aggregate principal amount
                                            of old notes are outstanding.

                                            Based on interpretations by the staff of the Commission,
                                            as set forth in no-action letters issued to certain
                                            third parties unrelated to us, we believe that exchange
                                            notes issued pursuant to the exchange offer in exchange
                                            for old notes may be offered for resale, resold or
                                            otherwise transferred by you without compliance with the
                                            registration and prospectus delivery requirements of the
                                            Securities Act, unless you:

                                            - are an "affiliate" of ours within the meaning of Rule
                                            405 under the Securities Act;

                                            - are a broker-dealer who purchased old notes directly
                                            from us for resale under Rule 144A or any other
                                              available exemption under the Securities Act;

                                            - acquired the exchange notes other than in the ordinary
                                              course of your business; or

                                            - have an arrangement with any person to engage in the
                                              distribution of exchange notes.

                                            However, the Commission has not considered the exchange
                                            offer in the context of a no-action letter and we cannot
                                            be sure that the staff of the Commission would make a
                                            similar determination with respect to the exchange offer
                                            as in such other circumstances. Furthermore, in order to
                                            participate in the exchange offer, you must make the
                                            representations set forth in the letter of transmittal
                                            that we are sending you with this prospectus.

Registration Rights Agreement.............  We sold the old notes on May 10, 2000, in a private placement of units consisting of the old notes and
                                            warrants to purchase shares of our common stock in
                                            reliance on Section 4(2) of the Securities Act. The old
                                            notes were immediately resold by the initial purchasers
                                            in reliance on Rule 144A under the Securities Act. At
                                            the same time, we entered into a registration rights
                                            agreement with the initial purchasers requiring us to
                                            make the exchange offer. The registration rights
                                            agreement also requires us to use commercially
                                            reasonable efforts to:

                                            - cause the registration statement filed with respect to
                                            the exchange offer to be declared effective by December
                                              6, 2000; and

                                            - consummate the exchange offer by January 5, 2001.

                                            See "The Exchange Offer--Purpose and Effect." If we do
                                            not do so, the interest rate on the old notes will
                                            increase, initially by 0.50%.

Expiration Date...........................  The exchange offer will expire at 5:00 p.m.,           ,
                                            2000, New York City time, or a later date and time if we
                                            extend it (the "Expiration Date").

Withdrawal................................  The tender of the old notes pursuant to the exchange offer may be withdrawn at any time prior to the
                                            Expiration Date. Any old notes not accepted for exchange
                                            for any reason will be returned without expense as soon
                                            as practicable after the expiration or termination of
                                            the exchange offer.

Interest on the Exchange Notes and the Old
  Notes...................................  Interest on the exchange notes will accrue from the date of the original issuance of the old notes or from the
                                            date of the last payment of interest on the old notes,
                                            whichever is later. No additional interest will be paid
                                            on the old notes tendered and accepted for exchange.

Conditions to the Exchange Offer..........  The exchange offer is subject to customary conditions, some of which may be waived by us. See "The Exchange
                                            Offer--Conditions to Exchange Offer."

Procedures for Tendering Old Notes........  If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a
                                            copy of the letter of transmittal, in accordance with
                                            the instructions contained in this prospectus and in the
                                            letter of transmittal, and mail or otherwise deliver the
                                            letter of transmittal, or the copy, together with the
                                            old notes and any other required documentation, to the
                                            exchange agent at the address set forth in this
                                            prospectus. If you are a person holding the old notes
                                            through the Depository Trust Company and wish to accept
                                            the exchange offer, you must do so through the
                                            Depository Trust Company's Automated Tender Offer
                                            Program, by which you will agree to be bound by the
                                            letter of transmittal. By executing or agreeing to be
                                            bound by the letter of transmittal, you will be making a
                                            number of important representations to us, as described
                                            under "The Exchange Offer--Purpose and Effect."

                                            Under the circumstances specified in the registration
                                            rights agreement, we will be required to file a "shelf"
                                            registration statement for the old notes for a
                                            continuous offering under Rule 415 under the Securities
                                            Act.

                                            We will accept for exchange any and all old notes that
                                            are properly tendered in the exchange offer prior to the
                                            Expiration Date. The exchange notes issued in the
                                            exchange offer will be delivered promptly following the
                                            Expiration Date. See "The Exchange Offer--Terms of the
                                            Exchange Offer."

Exchange Agent............................  United States Trust Company of New York is serving as exchange agent in connection with the exchange offer.

Federal Income Tax Considerations.........  We believe the exchange of old notes for exchange notes in the exchange offer will not constitute a sale or an
                                            exchange for federal income tax purposes. See "Important
                                            Federal Income Tax Considerations."

Effect of Not Tendering...................  Old notes that are not tendered or that are tendered but not accepted will, following the completion of the
                                            exchange offer, continue to be subject to their existing
                                            transfer restrictions. We will have no further
                                            obligation to provide for registration under the
                                            Securities Act of such old notes.

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

Securities Offered........................  $225,000,000 in aggregate principal amount of 13.75%
                                            Senior Notes due 2010 of PF.Net Communications, Inc.

Maturity Date.............................  May 15, 2010.

Interest Payment Dates....................  Payable semi-annually in cash in arrears on each May 15 and November 15, beginning November 15, 2000.

Optional Redemption.......................  On and after May 15, 2005, we may redeem any or all of the exchange notes at the redemption prices listed in
                                            this prospectus plus accrued interest to the date of the
                                            redemption.

Optional Redemption after Equity
  Offerings...............................  Prior to May 15, 2003, we may redeem up to 35% of the aggregate principal amount of the exchange notes with
                                            the proceeds of qualified equity offerings, so long as:

                                            - we pay 113.75% of the face amount of the exchange
                                            notes, plus accrued interest;

                                            - we provide notice of the redemption within 30 days of
                                              completing the qualified equity offering; and

                                            - at least 65% of the principal amount of the exchange
                                            notes originally issued remains outstanding afterwards.

Ranking...................................  The exchange notes will be our general unsecured obligations, will rank equally in right of payment with
                                            all of our existing and future senior unsecured
                                            obligations and will rank senior to all of our existing
                                            and future subordinated indebtedness.

                                            The exchange notes will not be guaranteed by any of our
                                            subsidiaries. As a result, they will be structurally
                                            subordinated to all existing and future indebtedness and
                                            other liabilities (including trade payables) of our
                                            subsidiaries. The exchange notes will also be
                                            effectively subordinated to all future secured
                                            indebtedness of PF.Net Communications, Inc. to the
                                            extent of the value of the assets securing such
                                            indebtedness. As of March 31, 2000, on a pro forma basis
                                            after giving effect to the units offering, other
                                            financing transactions and the use of proceeds described
                                            in this prospectus, we would have had no secured
                                            indebtedness outstanding, $350.0 million would have been
                                            available for future borrowings by our subsidiaries
                                            under our credit facility (subject to certain
                                            conditions) and our subsidiaries would have had
                                            approximately $39.3 million of indebtedness and other
                                            liabilities (including trade payables) outstanding. See
                                            "Description of Exchange Notes--Brief Description of the
                                            Notes."

Change of Control.........................  If there is a change of control, we may be required to offer to repurchase the exchange notes at 101% of the
                                            principal amount thereof plus accrued interest. We might
                                            not be able to pay you the required price for exchange
                                            notes that you present to us at the time of a change of
                                            control, because the credit facility or other
                                            indebtedness may prohibit payment or we might not have
                                            enough funds at that time.

Certain Covenants.........................  We will issue the exchange notes under an indenture with a trustee. The indenture will, among other things,
                                            restrict our ability and the ability of our subsidiaries
                                            to:

                                            - incur additional indebtedness;

                                            - make restricted payments, including dividends or other
                                              distributions;

                                            - incur liens;

                                            - make investments;

                                            - sell assets or merge with or into other companies; and

                                            - enter into transactions with affiliates.

                                            The restrictions contain a number of significant
                                            exceptions and qualifications.

                                  RISK FACTORS

    You should carefully consider the factors discussed in detail under the caption "Risk Factors" before investing in the exchange notes.

                             SUMMARY FINANCIAL DATA

    We were incorporated in October 1999 and began operations in November 1999 and succeeded to the business, assets and liabilities of predecessor companies that were initially formed in November 1998. We have no meaningful historical operating results on which you can base your investment decision. See "Selected Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus for more information.

                                  RISK FACTORS

    YOU SHOULD READ AND CONSIDER CAREFULLY EACH OF THE FOLLOWING FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE MAKING A DECISION TO TENDER YOUR OLD NOTES IN THE EXCHANGE OFFER.

LIMITED HISTORY OF OPERATIONS--GIVEN OUR LIMITED OPERATING HISTORY AND NEGATIVE CASH FLOWS WHILE OUR NETWORK IS BEING BUILT, YOU SHOULD CONSIDER THE EXCHANGE NOTES A HIGHLY SPECULATIVE INVESTMENT.

    We began operations in November 1999 and succeeded to the business, assets and liabilities of predecessor companies that were initially formed in November 1998. We have a limited operating history. As a development stage company, we have no meaningful historical results of operations. Accordingly, you have no significant historical financial information upon which to base your evaluation of our performance and an investment in our securities. You must consider our prospects in light of the risks and difficulties frequently encountered by companies in an early stage of development.

    Our auditors, Deloitte & Touche LLP, have noted in their independent auditors report on the financial statements for the periods ending December 31, 1998 and December 31, 1999, that we were in the development stage. They further noted that successful completion of our development program and, ultimately, the attainment of profitable operations, are dependent on future events, including our ability to obtain adequate financing, the development of an internal infrastructure and management information systems, and the successful completion of and sufficient revenue from our fiber-optic network.

SUBSTANTIAL AND CONTINUING OPERATING LOSSES--GIVEN OUR SUBSTANTIAL AND CONTINUED OPERATING LOSSES WHILE OUR NETWORK IS BEING BUILT, YOU SHOULD CONSIDER THE EXCHANGE NOTES A HIGHLY SPECULATIVE INVESTMENT.

    Over the next two years, our activities will be concentrated on the development of our network. The assembly of our network will require significant capital expenditures, a substantial portion of which will need to be incurred before the realization of significant revenue. We expect to generate negative earnings before interest, income taxes, depreciation and amortization and the non-cash charge associated with the increase in the fair value of put warrants--which we refer to as adjusted EBITDA--while we assemble our network and develop our communications services business. These losses will continue until we establish a sufficient revenue-generating customer base. We cannot assure you that an adequate revenue base will be established on the timetable we anticipate, or at all. From November 30, 1998 through December 31, 1999, we have had a net loss of $8.2 million and negative adjusted EBITDA of $5.9 million, and for the three months ended March 31, 2000 we have had a net loss of $43.7 million and negative adjusted EBITDA of $2.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." We expect to experience further operating losses, negative cash flows and negative adjusted EBITDA as we complete the assembly of our initial 10,800-mile network. Continued negative cash flow or negative adjusted EBITDA after that point may restrict our ability to pursue our business strategy. We cannot assure you that we will ever achieve or sustain profitability or generate sufficient adjusted EBITDA or cash flow to meet our working capital, capital expenditures and debt service requirements. If we cannot achieve profitability or positive cash flows or positive adjusted EBITDA from operating activities, we may not be able to meet our debt service obligations (including our obligations under the notes), capital expenditure requirements or working capital needs. If we are unable to achieve positive cash flows or positive adjusted EBITDA, we will need to seek additional sources of funding, curtail our business plan or restructure our obligations.

    Our financing plan is based upon certain operational, financial and other assumptions that affect our projected cash needs. Like all projections, these projections are based upon numerous future events, many of which are outside our control, including construction costs, the level of demand for and the pricing of our dark fiber and network products and services and all the other costs of operating a national telecommunications business. Our actual results will vary from our current projections and these variances may be material. If our future operating losses are greater than we currently expect, it could materially and adversely affect our liquidity position and materially adversely affect the value of your investment in the exchange notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

SUBSTANTIAL LEVERAGE--OUR SUBSTANTIAL DEBT COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

    We have, and following this exchange offering will continue to have, substantial debt and debt service requirements. We intend to increase our debt and debt service requirements by borrowing up to $350.0 million under our credit facility. We may borrow an additional $125.0 million under that facility if we receive additional commitments for that amount. See "Description of Other Indebtedness--The Credit Facility." Borrowings under this credit facility will be secured by substantially all of the assets of our subsidiaries and will be effectively senior to the notes. Our substantial indebtedness could have important consequences to you. For example, it could:

    - make it more difficult for us to satisfy our obligations with respect to the exchange notes;

    - increase our vulnerability to general adverse economic and industry conditions;

    - limit our ability to fund future capital expenditures (including the development and construction of our network), operating losses, working capital and other general corporate requirements;

    - require us to dedicate a substantial portion of our cash flow from operations to interest and principal payments on our indebtedness, reducing the availability of our cash flow for other purposes, such as capital expenditures and operating losses;

    - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

    - place us at a disadvantage compared to our competitors that have less debt; and

    - limit our ability to borrow additional funds.

    In addition, the credit facility contains, and the indenture contains, numerous restrictive covenants, including those limiting our ability to incur debt, create liens, make restricted payments (including dividends and other distributions), make investments and sell assets or merge with or into other companies. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. See "Description of Exchange Notes" and "Description of Other Indebtedness--The Credit Facility."

ABILITY TO SERVICE DEBT--TO SERVICE OUR DEBT WE WILL REQUIRE SIGNIFICANT AMOUNTS OF CASH, AND OUR ABILITY TO GENERATE SUFFICIENT CASH WILL DEPEND ON MANY FACTORS BEYOND OUR CONTROL.

    Our ability to repay or refinance the exchange notes and any other debt we incur will depend on our financial and operating performance and on our ability to implement our business strategy. We cannot assure you that we will be successful in implementing our strategy or in realizing our anticipated financial results. Our financial and operating performance depends upon a number of factors, many of which are beyond our control. These factors include:

    - our ability to complete our network on time and in a cost-effective manner;

    - the economic and competitive conditions in the telecommunications industry, including the demand for fiber-optic capacity and systems;

    - any construction or operating difficulties, increased operating costs or pricing pressures we may experience; and

    - the passage of legislation or other regulatory developments that may adversely affect us.

    We cannot assure you that our cash flow and capital resources will be sufficient to repay the exchange notes and any other debt we may incur in the future, or that we will be successful in obtaining alternative financing. In the event that we are unable to repay our debt we may be forced to reduce or delay the completion or expansion of our network, sell some of our assets, obtain additional equity capital or refinance or restructure our debt. If we are unable to meet our debt service obligations or comply with our covenants, a default under some or all of our debt agreements would result. To avoid a default, we might need waivers from third parties, which might not be granted.

NEED FOR ADDITIONAL CAPITAL--DESPITE OUR CURRENT DEBT LEVEL, WE MAY NEED ADDITIONAL CAPITAL TO COMPLETE AND LIGHT THE INITIAL 10,800 MILES OF OUR NETWORK. WE WILL NEED ADDITIONAL CAPITAL AS WE EXPAND OUR NETWORK BEYOND THOSE INITIAL 10,800 MILES.

    Although we believe that we will have sufficient funding to complete construction of the initial 6,400 constructed miles of our network and to light the initial 10,800 miles of our network, including the 4,400 miles that we will acquire from Touch America, we will need additional capital as we expand our network beyond those initial 10,800 miles. Furthermore, if our current estimates of construction costs, future revenues or future expenses do not prove to be accurate, we may need to seek additional sources of funds to complete and light the initial 10,800 miles of our network. Our ability to arrange the needed financing and the cost of financing will depend upon many factors, including:

    - economic and capital markets conditions generally, and in particular the non-investment grade debt market;

    - conditions in the telecommunications market;

    - regulatory developments;

    - credit availability from banks or other lenders;

    - investor confidence in the telecommunications industry and our company;

    - the success of our network; and

    - provisions of tax and securities laws that affect raising capital.

    If we raise additional capital through a debt financing, our interest expense will increase and we may become subject to more restrictive covenants.

    Any inability to raise additional funds would have an adverse effect on our financial condition and results of operations.

DARK FIBER SALES--OUR CURRENT FINANCING PLAN DEPENDS ON OUR ABILITY TO GENERATE SUBSTANTIAL PROCEEDS OVER THE NEXT TWO YEARS FROM SALES, LEASES, SWAPS OR GRANTS OF IRUS OF DARK FIBER.

    Our ability to complete and light the initial 10,800 miles of our network depends in part on our ability to finance our construction costs. Our current financing plan assumes that a portion of the funds needed will be derived from sales, leases, swaps or grants of IRUs of dark fiber over the next two years. Until the termination of the joint disposition provisions of the AT&T agreement, we have agreed with AT&T, subject to certain limited exceptions, not to dispose of more than 12 of our fibers on each link we are constructing with AT&T, other than the 96 fibers subject to our joint disposition arrangement with AT&T. See "Description of Material Agreements--AT&T Fiber Optic System Agreement." Since we have already committed to swap 12 fibers pursuant to the Touch America agreement along the portion of our network we are constructing with AT&T, if we dispose of additional fibers on those route miles we are required to allow AT&T to participate in those dispositions. Although our current projections of cash flows from dispositions of dark fiber rights are based on assumptions we believe to be reasonable, like all projections they are subject to numerous future events, many of which are outside our control, including the level of demand for bandwidth in the future, the capital or operating budgets of our potential customers and the extent of alternative sources of supply. Actual results will differ from our current projections and those differences may be material. Similarly, the extent of our operating losses may be greater than we currently project. After the recent FCC decision that makes ILEC dark fiber an unbundled network element, we expect that the price paid for dark fiber will decline. The rate of decline may exceed the rate we currently anticipate. See

"--Pricing Pressures." Any of these events could have a material adverse affect on our liquidity position and on the value of your investment in the exchange notes.

CONSTRUCTION DELAY--IF WE ARE UNABLE TO COMPLETE THE CONSTRUCTION OF THE INITIAL CONSTRUCTED 6,400 MILES OF OUR NETWORK ON TIME AND IN A COST-EFFECTIVE MANNER, WE MAY NOT BE ABLE TO GENERATE REVENUES AT THE MARGINS WE CURRENTLY EXPECT.

    Our ability to become a leading provider of technologically advanced, high-bandwidth fiber optic network infrastructure and communications services throughout the continental United States and our ability to generate revenues will depend in large part on the timely and cost-effective completion of the initial constructed 6,400-mile portion of our network. We have embarked on an aggressive construction plan for these route miles, and we cannot guarantee that we will be successful in completing this construction in the time planned or within the anticipated budget. Factors that could affect completion include, among other things:

        (1) obtaining adequate rights of way for that portion of our network,

        (2) obtaining required governmental permits, authorizations and certifications where necessary,

        (3) encountering environmentally impaired property or ecologically sensitive, historical or cultural resources; and

        (4) delays or disruptions resulting from natural disasters, physical damage, power loss, defective equipment or the failure of third-party suppliers or contractors to meet their obligations in a timely or cost-effective manner.


    Some of these factors are beyond our control and could increase our estimated costs and delay our scheduled completion. This could have a material adverse effect on our business, financial condition and results of operations. We experienced some delays in AT&T line locator efforts and permitting, which have had some impact on our network construction schedule for the year 2000. We are resolving this issue with AT&T, and we do not currently expect it to have a material adverse effect on our overall network construction schedule. Under the AT&T agreement, we are obligated to complete segments of the 5,000 miles covered by that agreement within specified time periods. Although we may extend these time periods in certain circumstances where the delays were caused by factors beyond our control, we are obligated to pay AT&T substantial penalties if we do not complete segments of the 5,000-mile network on time. If the delays are significant enough, AT&T has the right to terminate our agreement. Further unanticipated delays in our construction schedule could have a material adverse effect on our business, financial condition and results of operations. See "Description of Material Agreements--AT&T Fiber Optic System Agreement."


IMPORTANCE OF AT&T AGREEMENT--WE DEPEND ON THE AT&T AGREEMENT FOR THE CONSTRUCTION AND DEVELOPMENT OF OUR ENTIRE NETWORK.

    We depend on the AT&T agreement to construct and develop our entire network. Although the AT&T agreement covers only 5,000 miles of our planned network, we will need the excess conduit and fiber we intend to install on those route miles in order to expand our network in the manner we contemplate. Upon the occurrence of certain events, AT&T may terminate the AT&T agreement. Termination of the AT&T agreement prior to the completion of the construction of those 5,000 miles could have a material adverse effect on our business, financial condition and results of operations. We will also depend on the payments we expect to receive from AT&T in order to construct and develop our network. Failure to receive those payments in a timely manner or at all could have a material adverse effect on our business, financial condition and results of operations.

IMPORTANCE OF TOUCH AMERICA AGREEMENT--WE DEPEND ON THE PERFORMANCE OF THE TOUCH AMERICA AGREEMENT FOR THE ASSEMBLY OF OUR INITIAL 10,800-MILE NETWORK.

    We depend on the performance of the Touch America agreement for the successful completion of our initial 10,800-mile network and for our planned expanded network beyond those initial 10,800 miles. Although the Touch America agreement provides only 4,400 miles of our initial network, fiber and conduit along those miles connect markets within our nationwide network. Failure of Touch America to complete the construction of these miles, termination of the contract due to an uncured default on our part or other failure to deliver the miles of fiber and conduit to us could have a material adverse effect on our business, financial condition and results of operations. See "Description of Material Agreements--Touch America Reciprocal IRU Lease and Exchange Option Agreement."

NEED FOR RIGHTS OF WAY--A FAILURE TO OBTAIN OR MAINTAIN APPROPRIATE RIGHTS OF WAY COULD DELAY THE COMPLETION OF THE NETWORK AND INCREASE ITS COST.

    The construction and operation of our network depends on IRUs and licenses granted to us in rights of way and in fiber optic filaments. IRUs, which are created by contract, have been used extensively in the telecommunications industry. Although IRUs confer upon the holder certain indicia of ownership, the legal title and the right to control the rights of way or the fiber optic filaments, as the case may be, remain in the hands of the grantor. Therefore, while IRUs might be construed as conferring a significant equitable right in the rights of way or the fiber optic filaments, as the case may be, the legal status of IRUs remains uncertain, and there can be no assurance that a trustee in bankruptcy would not void an IRU in the event of the bankruptcy of the grantor.

    In addition, we cannot assure you that we will be successful in obtaining the rights of way we need to construct our network at the costs reflected in our budgets or at all, or that we will be able to maintain them after we have obtained them. Some of these agreements may be nonexclusive, short-term or revocable at will. We cannot assure you that we will continue to have access to existing rights of way after initial agreements have expired or terminated. We are experiencing some delays in obtaining rights of way and other permits necessary for the buildout of our network. However, we do not expect that these delays will significantly affect our construction buildout schedule over the next two years. Under the Communications Act, local and state governments retain limited authority to regulate the manner in which the rights of way are accessed. Pursuant to this authority, local and state governments may seek to impose franchise requirements and require us to comply with other regulation of their rights of way. We may also be subject to franchise fees in each of the jurisdictions where we provide telecommunications services. Certain rights of way may be subject to legal challenge by third parties such as land owners claiming that rights of way granted for specific purposes is being used for unauthorized purposes. Loss of substantial rights and permits or loss of the ability to use such rights of way or the failure to enter into and maintain required arrangements for the network could have a material adverse effect on our business, financial condition and results of operations.

    Although our agreement with AT&T provides us with access to approximately 40% of the rights of way necessary to build the 5,000 miles covered by the AT&T agreement, title to such rights of way will remain with AT&T. In addition, less than 5% of the AT&T rights of way to be used in building those 5,000 miles must be perfected for telecommunications use. We must obtain additional rights of way and other permits to install underground conduit from third parties such as highway authorities, state and local governments and transit authorities. We have not yet obtained rights of way for all of the segments of the 6,400 miles of our network that we will construct. Although our agreement with an affiliate of Koch Telecom provides us with access to a nationwide pipeline network for construction of our network, much of the rights of way owned by affiliates of Koch Telecom was originally granted for pipeline purposes and has not yet been perfected for the uses we will need for our network. See "Description of Material Agreements."

RISK OF NETWORK FAILURE--NETWORK DISRUPTIONS COULD ADVERSELY AFFECT OUR
  OPERATING RESULTS.

    Our success will require that our network provide competitive reliability, capacity and security. Some of the risks to our network and infrastructure include:

    - physical damage;

    - power loss;

    - capacity limitations;

    - excessive sustained or peak user demand;

    - software defects;

    - breaches of security; and

    - natural disasters and other disruptions beyond our control.

    We intend to offer bandwidth services that will require the addition of transmission equipment to our network. The network will use a combination of communications equipment, software, operating protocols and proprietary applications for the high speed transportation of large quantities of digital signals among multiple locations. Given the complexity of our network, digital signals may become lost or distorted, which may cause significant losses to our customers. The network may also contain undetected design faults and software "bugs" that, despite our testing, may be discovered only after the network has been completed and is in use. The failure of any equipment or facility on our network could result in the interruption of customer service until we make necessary repairs or install replacement equipment and have an adverse impact on our ability to secure customers in the future. We do not possess adequate insurance to guard against the losses we could incur as a result of the factors enumerated above.

    These disruptions could cause interruptions in service or reduced capacity for customers, any of which could have a material adverse effect on our business, financial condition and results of operations.

PRICING PRESSURES--WE ANTICIPATE THAT PRICES FOR FIBER ASSETS WILL DECLINE.

    We anticipate that prices for our products and services, and for network transmission capacity in general, will decline over the next several years, due primarily to the following:

    - price competition as various network providers continue to install networks that might compete with our network;

    - recent technological advances that permit substantial increases in the transmission capacity of both new and existing fiber optic networks;

    - strategic alliances or similar transactions, such as long distance capacity purchasing alliances among certain BOCs, that increase the parties' purchasing power; and

    - recent regulatory rulings requiring ILECs to offer dark fiber to competing telecommunications carriers as an unbundled network element at prices reflecting relatively low, forward-looking costs.

    The projections in our business plan assume a rate of decline in these prices that may not be accurate. If pricing pressure is greater than we anticipate, it could have a material adverse affect on our business, financial condition and results of operations.

RISKS OF TECHNOLOGICAL CHANGE--NEW TECHNOLOGIES COULD REDUCE THE DEMAND FOR
  FIBER OPTIC SYSTEMS.

    The telecommunications industry is subject to rapid and significant changes in technology that could materially affect the continued use of fiber optic cable. For instance, recent technological advances permit substantial increases in transmission capacity of both new and existing fiber, and the introduction of new products or emergence of new technologies may reduce the cost or increase the supply of certain services that we seek to supply. If any technological advances that permit substantial increases in transmission capacity of existing fiber are widely adopted, that would have the effect of significantly increasing the supply of fiber optic capacity, possibly reducing the price of fiber optic capacity. We cannot predict the effect of technological changes on our business. We also cannot assure you that technological changes in the telecommunications industry will not have a material adverse effect on our business, financial condition and results of operations.

RISKS ASSOCIATED WITH GROWTH--OUR INABILITY TO IMPLEMENT OUR BUSINESS STRATEGY AND MANAGE OUR GROWTH COULD CAUSE SIGNIFICANT DELAYS IN THE COMPLETION OF OUR NETWORK.

    Our success largely depends on our ability to implement our business strategy and manage our growth in order to create the new business and revenue opportunities described in this prospectus. In order to implement our proposed business strategy, we must accomplish the following in a timely manner at a reasonable cost to us and on conditions acceptable to us:

    - design and engineer the initial 6,400 constructed miles of our network;

    - install fiber optic facilities and related infrastructure;

    - acquire and perfect rights of way, including AT&T rights of way, and perfect the telecommunications rights in the rights of way owned by affiliates of Koch Telecom in places we intend to construct;

    - obtain necessary permitting;

    - attract and retain high-quality operating personnel and management; and

    - continue to implement and improve our operational, financial, and accounting systems.

    Successful implementation depends on numerous factors beyond our control, including economic, competitive and other conditions and uncertainties, the ability to obtain licenses, permits, franchises and rights of way on reasonable terms and conditions and the ability to hire and retain qualified management personnel. In addition, construction of the network entails significant risks, including:

    - our management's ability to effectively control and manage these projects;

    - shortages of materials or skilled labor;

    - unforeseen engineering, environmental or geological problems;

    - work stoppages, weather interference, floods and unanticipated cost increases; and

    - regulatory approvals.

    We cannot assure you that the anticipated costs of our current and future projects will not be exceeded or that these projects will commence operations within the contemplated schedules or at all. The failure to obtain necessary licenses, permits, perfected rights of way and other authorizations could prevent or delay the completion of construction of all or part of our network or increase completion costs. In addition, we cannot assure you that we will be successful in implementing our business strategy or managing our growth effectively, on time or at all.

    Our ability to implement our business plan depends, to a significant degree, upon our ability to secure a market for our fiber capacity and obtain and maintain contractual and other relationships with communications carriers and corporate customers. If we are unable to enter into contracts, comply with the terms of contracts or maintain relationships with these constituencies, our operations would be materially and adversely affected. We expect that certain of our contracts to supply fiber capacity will allow the buyer or lessee to terminate the contracts and provide for liquidated damages if we do not supply the stated fiber capacity by a specified time. The termination of any of these contracts could have a material adverse effect on our business, financial condition and results of operations.

    In addition, we expect to expand the range of services that we offer. These services may include leasing bandwidth or entering into joint ventures where we supply customers with dark fiber and our partners supply the appropriate optical transmission equipment by facilitating the involvement of third-party suppliers, vendors and contractors. We cannot assure you that a market will develop for these new services, that implementing these services will be technically or economically feasible, that we can successfully develop or market them or that we can operate and maintain our new services profitably.

LIMITED NATURE OF OUR SERVICES--WE EXPECT TO GENERATE SUBSTANTIAL CASH PROCEEDS FROM SALES, LEASES AND IRUS OF DARK FIBER OVER THE NEXT TWO YEARS.

    We intend to become a facilities-based provider of technologically advanced, high-bandwidth, fiber optic network infrastructure and communications services, and we do not control whether a customer uses such bandwidth for data, video or voice signals. We are currently engaged in the transmission of data, video or voice services on a limited basis and do not provide switched data and voice services. Accordingly, at the present time, we, unlike some telecommunications companies, receive limited revenues from providing such services, and instead expect to generate for the next two years substantial cash proceeds from selling and leasing fiber optic capacity to our customers, many of whom transmit data, video or voice information or provide switched voice and data services. The limited nature of our current services could limit potential revenues and result in our having lower revenues than competitors who provide a wider array of services. See "Business--Customers" and "--Competition."

DEPENDENCE ON SUBCONTRACTORS--THE FAILURE OF OUR SUBCONTRACTORS TO PERFORM COULD ADVERSELY AFFECT US.

    We have contracted with third parties for substantially all of the entire engineering and construction activities associated with the construction of 5,000 miles of our network covered by the AT&T agreement. We plan to continue to use third-party contractors on all segments of the initial 6,400 miles of our network that we will construct. As a result, we may have less control over the timeliness and quality of the work performed by such parties than if such work were to be performed by us directly. In addition, although the agreements with the contractors are designed to define our costs, these contractors may have underestimated the cost to them of performing under these contracts due to misunderstanding the scope of work or other reasons, and therefore may be unable to perform the contracts. The failure of such contractors to complete these activities in a timely manner, within anticipated budgets and in accordance with our quality standards and performance criteria could have a material adverse effect upon our business, financial condition and results of operations.

DEPENDENCE ON SUPPLIERS--THE LOSS OF KEY SOURCES OF SUPPLY COULD ADVERSELY
  AFFECT US.


    We are dependent upon third-party suppliers for a number of components and parts used in the network. Any delay or extended interruption in the supply of any of the key components, changes in the pricing arrangements with our suppliers and manufacturers or delay in transitioning a replacement supplier's product into the network could disrupt our operations. For example, we are aware that current demand for fiber exceeds the ability of fiber manufacturers to deliver product. Lucent has recently advised us that it is allocating fiber among its customers and delaying shipments of previously ordered fiber to all of its customers, including us. As a result, Lucent will not be able to meet its original fiber delivery schedule. We do not currently expect that these delays will materially adversely affect our overall network construction schedule. However, we do expect some delays in the construction of selected routes in 2000, which we believe should be fully recovered in 2001. There could be further delays. Further delays in Lucent's supply shipments to us or any other disruptions in the supply of the components and/or parts used in the network could have a material adverse effect on our business, financial condition and results of operations.


DEPENDENCE ON INTERNET-PROTOCOL TECHNOLOGY--THE FAILURE TO SOLVE CURRENT PROBLEMS ASSOCIATED WITH THIS TECHNOLOGY COULD ADVERSELY AFFECT US.

    The success of our business strategy depends on a shift in providing communications services over IP-based networks instead of the traditional public-switched networks. We are constructing our network to operate exclusively over IP-based networks. Since we are not expecting to install any class 5 switches, we will not be able to transmit voice communications over our IP-based network. Our success depends on a change in technology to allow voice communications over IP-based networks, to the extent our business plan depends on marketing voice communications. Our strategy assumes that others will develop technology that solves the problems currently associated with IP-based applications, including the transmission of voice communications, and that others will continue to develop new uses and applications for IP-based networks.

SUBORDINATION--WE ARE A HOLDING COMPANY AND THE EXCHANGE NOTES ARE UNSECURED, AND THEREFORE THE EXCHANGE NOTES ARE EFFECTIVELY SUBORDINATED TO ALL OBLIGATIONS OF OUR SUBSIDIARIES AND TO OUR SECURED INDEBTEDNESS.

    We are a holding company and have no assets other than the capital stock of our subsidiaries. Although your exchange notes are referred to as "senior notes," they are unsecured and will be effectively subordinated to all existing and future secured indebtedness of PF.Net Communications, Inc. and to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries. In the event of a bankruptcy, liquidation or similar proceeding involving our company or any of our subsidiaries, any assets that serve as collateral will be available to satisfy the obligations under any secured indebtedness before any payments are made on the exchange notes and creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us, except to the extent that we may also have a claim as a creditor.

    The indenture will permit the incurrence of additional indebtedness by us and our restricted subsidiaries (as defined in the indenture), will permit significant investments by us in restricted subsidiaries and will not require our subsidiaries to guarantee the exchange notes.

    As of March 31, 2000, on a pro forma basis after giving effect to the units offering and the financing transactions described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview," the aggregate amount of indebtedness and other liabilities of our subsidiaries (including trade payables) would have been approximately $39.3 million, and approximately $350.0 million would have been available to our subsidiaries for additional borrowing under our credit facility, subject to certain conditions. The amount available for future borrowing under our credit facility will increase if we receive additional commitments for $125.0 million. If a default were to occur under any subsidiary indebtedness and that indebtedness were to be accelerated, we cannot assure you that the assets of such subsidiary would be sufficient to repay such indebtedness and that our assets and those of the other subsidiaries would be sufficient to repay in full our indebtedness, including the exchange notes.

RESTRICTION ON ACCESS TO CASH FLOW AND ASSETS OF SUBSIDIARIES--WE WILL DEPEND ON THE CASH FLOW OF OUR SUBSIDIARIES IN ORDER TO SATISFY OUR OBLIGATIONS UNDER THE EXCHANGE NOTES, AND OUR ACCESS TO THEIR CASH FLOW WILL BE SUBSTANTIALLY RESTRICTED.

    We have limited operations of our own and will derive substantially all of our revenue from our subsidiaries. Our operating cash flow and our ability to service our indebtedness, including the exchange notes, depend upon the operating cash flow of our subsidiaries and their payments to us in the form of loans, dividends or otherwise. Although substantially all of our business is conducted through our subsidiaries, our subsidiaries are separate legal entities and do not have any obligation, contingent or otherwise, to pay any amounts due on the exchange notes whether by dividends, interest, loans, advances or other payments. In addition, our subsidiaries' payment of dividends and the making of loans, advances and other payments to us may be subject to regulatory and contractual restrictions.

    The credit facility prohibits PF.Net Corp. from making dividends or distributions to us, except that:

        (1) so long as no payment, bankruptcy or insolvency default has occurred and is continuing under the credit facility and, from and after April 29, 2002, no "blockage period" is in effect, PF.Net Corp. may distribute to us cash sufficient for us to pay (a) interest on the notes and (b) our operating and administrative expenses and

        (2) PF.Net Corp. may distribute to us cash sufficient for us to pay our allocated taxes.

    If PF.Net Corp. is in continuing default under covenants to maintain specified debt service coverage, fixed charge coverage and leverage ratios and achieve specified levels of operating revenues,

EBITDA and proceeds from fiber and conduit dispositions, the administrative agent for the lenders may institute a "blockage period" for a period not exceeding 179 days and ending immediately upon cure or waiver of the breach. No more than one blockage period may be put into effect during any 365-day year, and no breach that existed at the beginning of a blockage period may be made the basis for the commencement of any other blockage period unless the breach has been cured for at least 90 days. Furthermore, our subsidiaries will be permitted under the terms of the indenture to incur certain additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that dividends, distributions or loans will be available from our subsidiaries to fund payments on the exchange notes. See "Description of Other Indebtedness."

EXTENSIVE REGULATION--REGULATORY MATTERS COULD IMPACT OUR ABILITY TO CONDUCT OUR
  BUSINESS.

    Existing and future governmental regulations may greatly influence how we operate our business, our business strategy and ultimately, our viability. However, we cannot predict the future regulatory framework of our business.

    Federal and state telecommunications laws directly shape the telecommunications market. Consequently, regulatory requirements and/or changes could adversely affect our operations.

    For the next two years, we expect to generate substantial cash proceeds from the sale of dark fiber. The status of dark fiber providers as telecommunications carriers is subject to significant debate, however. Sales of dark fiber could subject us to regulation as a telecommunications carrier or common carrier at the federal or state level. At the federal level the Federal Communications Commission, or FCC has been asked to clarify the status of dark fiber providers, and if the FCC decides that such companies are telecommunications carriers, then we would be subject to certain additional regulatory requirements.

    Under the 1996 Telecommunications Act's interconnection provisions, the FCC is responsible for determining what elements of an ILEC's network must be provided to competitors on an unbundled basis. Under these provisions, the FCC ruled in November 1999 that dark fiber is an unbundled network element. Although we do not plan to operate as an ILEC, the FCC's recent requirement that ILECs must make dark fiber available to CLECs as an unbundled network element could increase the supply and decrease the price of dark fiber, which would have an adverse effect on our business, financial condition and results of our operations. The FCC did not address the issue of whether non-ILECs providing dark fibers are common carriers in its recent November 1999 UNE Remand Order. In implementing the universal service provisions of the Telecommunications Act of 1996, the FCC does not currently treat revenues derived from provision of dark fiber as telecommunications revenues subject to universal service contribution obligations.


    Our revenues may include revenues from the provision of telecommunications transmission services to end users that would be subject to the requirement that we contribute to the FCC's Universal Service Fund based on a percentage of our gross end user interstate and international telecommunications revenues. The assessment for the third quarter of 2000 is 5.5360 percent of interstate and international end user revenues. The contribution factor varies quarterly at a rate set by the FCC and is expected to rise in the third quarter of 2000. Our provision of interstate telecommunications services to other telecommunications carriers or end users may also subject us to additional FCC regulation.


    We may seek certification as a CLEC in order to facilitate our provision of data, video and voice transmission to purchasers of wholesale network capacity. Although we do not plan to offer dial-tone service, our status as a CLEC may subject us to additional regulatory requirements.

    Each state in the U.S. (as well as the District of Columbia, which is treated as a state for the purpose of regulation of telecommunications services) has its own laws for regulating providers of certain telecommunications-related services as "common carriers," as "public utilities," or under similar rubrics. Although the sale or lease of dark fiber facilities is not subject to this type of regulation in most jurisdictions in which we plan to construct facilities, the regulatory status of dark fiber is uncertain in some jurisdictions. In some states in which we plan to construct facilities, we will be subject to regulation as a telecommunications carrier, or to other certification requirements, based on our offering of dark fiber. In those states we will be subject to additional regulatory requirements, including the requirement that we obtain certification as a carrier, file tariffs or file reports. In addition, our offering of transmission services (as distinct from dark fiber capacity) likely will be subject to this type of regulation in each of these jurisdictions to the extent that these services are offered for intrastate use, and such regulation may have an adverse effect on our business, financial condition or the results of our operations.

COMPETITION--OUR BUSINESS IS VERY COMPETITIVE AND INCREASED COMPETITION COULD
  ADVERSELY AFFECT US.

    The telecommunications industry is extremely competitive, particularly with respect to price and service. We face competition from existing and planned telecommunication systems with respect to each of our planned routes. Our competitors include: wholesale providers, IXCs, ILECs and CLECs, which include such companies as AT&T, MCI WorldCom, Sprint, Qwest, Touch America, 360networks inc. (formerly Worldwide Fiber), Level 3 and Williams. Many of those competitors have greater financial, technical and other resources than we do. Potential competitors capable of offering similar services include communications service providers, cable television companies, electric utilities, microwave carriers, satellite carriers, wireless telephone operators and large end-users with private networks.

    Some of our competitors have already made substantial long term investments in the construction of fiber optic networks and the acquisition of bandwidth. Some of these competitors have substantially greater resources, existing customers and more experience than we and could directly compete with us in the market for fiber assets or bandwidth.

    Other companies may choose to compete with us in our current or planned markets, by selling or leasing fiber assets or bandwidth to our targeted customers. A significant increase in industry capacity or reduction in overall demand would adversely affect our ability to maintain or increase prices. Significant new competitors could arise as a result of:

    - increased consolidation and strategic alliances in the industry resulting from Congressional and FCC actions;

    - allowing foreign carriers to compete in the U.S. market;

    - further technological advances; and

    - further deregulation and other regulatory initiatives.

    The introduction of new products or emergence of new technologies may reduce the cost or increase the supply of certain services similar to those we provide. We cannot predict which of many possible future product and service offerings will be crucial to establish or maintain our competitive position or what expenditures will be required to develop and profitably provide such products and services. Additional competition could materially and adversely affect our operations. See "Business--Competition."

    The market for our high-capacity telecommunications services is highly competitive and is likely to become more so as the BOCs are allowed into the in-region long distance market. The market for these services has numerous entities competing for the same customers, many of whom enter into multi-year service contracts. The presence of such contracts may make it more difficult for us initially to attract customers.


    The Telecommunications Act permitted BOCs to provide long distance services outside their local service regions immediately, and will permit them to provide in-region, long distance service upon demonstrating to the FCC and state regulatory agencies that they have adhered to the Telecommunications Act's
Section 271 14-point competitive checklist. Some BOCs have filed applications with various state public utility commissions and the FCC seeking approval to offer such "in-region, interLATA" service. Although some state commissions have given their approval to such applications, until recently, the FCC has consistently denied the BOCs authority to provide these services, blocking BOC entry into these markets. In December, 1999, the FCC for the first time granted such authority to Bell Atlantic, authorizing it to provide in-region, interLATA service originating in New York State. In addition, in June 2000, the FCC granted SBC Communications authority to provide such service originating in Texas. We expect that additional BOCs will file similar applications in 2000. The entrance of these and other BOCs into the in-region, interLATA market could significantly increase competition in our service markets by permitting these established telecommunications companies, which have greater financial, technical and other resources than we do, into the market for some of the same services that we intend to provide.


NEED FOR CHIEF EXECUTIVE OFFICER--OUR FUTURE WILL DEPEND IN PART ON OUR ABILITY TO HIRE AND RETAIN A QUALIFIED CHIEF EXECUTIVE OFFICER.

    We are currently in the process of interviewing candidates for the position of chief executive officer of our company. We believe that we will locate and hire a qualified chief executive over the near term, but we cannot assure you of that. If we are unable to locate or retain a qualified chief executive officer for an extended period of time, it could adversely affect our efforts to implement our business plan.

RELIANCE ON KEY PERSONNEL--THE LOSS OF ONE OR MORE OF OUR KEY SENIOR EXECUTIVES COULD SERIOUSLY IMPAIR OUR ABILITY TO IMPLEMENT OUR STRATEGY.

    We believe that the success of our business strategy and our ability to operate profitably depend on the continued employment of our senior management team. Our business is managed by a small number of key management and operating personnel who have been extensively involved in our formation and the establishment of our key business relationships. Certain of our personnel are borrowed from one of our investors, PF Telecom, and we cannot assure you of their continued employment by our investor or of their availability to us. See "Certain Relationships and Related Party Transactions--PF Telecom Secondment Agreement." We cannot assure you that we will be able to retain our key employees or that we can attract or retain other qualified personnel in the future. We do not maintain "key person" life insurance with respect to any personnel.

DEVELOPMENT OF ACCOUNTING, BILLING, CUSTOMER SERVICE AND MANAGEMENT INFORMATION SYSTEMS--IF WE DO NOT SUCCESSFULLY INSTALL AND OPERATE ACCOUNTING, BILLING, CUSTOMER SERVICE AND MANAGEMENT INFORMATION SYSTEMS, WE MAY NOT BE ABLE TO ACHIEVE DESIRED OPERATING EFFICIENCIES.

    Sophisticated information and processing systems are vital to our operations and growth and our ability to monitor costs, render monthly invoices for services, process customer orders, provide customer service and achieve operating efficiencies. We intend to install the accounting, information and processing systems necessary to provide services efficiently. However, there can be no assurance that we will be able to successfully install or operate such systems.

ORIGINAL ISSUE DISCOUNT--YOU MAY BE REQUIRED TO INCLUDE ORIGINAL ISSUE DISCOUNT IN YOUR GROSS INCOME FOR FEDERAL INCOME TAX PURPOSES.

    Because a portion of the issue price of each unit will be allocable to the warrants issued in the units offering, the exchange notes will be considered to be issued with original issue discount for federal income tax purposes. Consequently, a holder of an exchange note may have income for tax purposes arising from such original issue discount prior to the actual receipt of cash in respect of such income, unless the amount of original issue discount is minimal. See "Important Federal Income Tax Considerations."

    If a bankruptcy case is commenced by or against our company under the United States Bankruptcy Code after the issuance of the exchange notes, the claim of a holder of any of the exchange notes with respect to the principal amount thereof may be limited to an amount equal to the sum of:

    - the initial offering price allocable to the exchange notes, and

    - that portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code.

    Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

CONTROL BY PRINCIPAL STOCKHOLDERS--WE ARE CONTROLLED BY OUR PRINCIPAL STOCKHOLDERS, WHOSE INTERESTS MAY DIFFER FROM YOUR INTERESTS.

    Without giving effect to the exercise of any options or warrants, Odyssey and its co-investors own approximately 36% of our equity, and Koch Telecom and PF Telecom each individually own approximately 32% of our equity. In addition, these investors are party to our stockholders agreement. See "Security Ownership of Certain Beneficial Owners and Management--Stockholders Agreement." Accordingly, these investors control the power to elect our directors, to appoint new management and to approve many actions requiring approval of our shareholders, such as adopting amendments to our certificate of incorporation and approving mergers or sales of substantially all of our assets. The directors so elected will have the authority, subject to the terms of our debt and our stockholders agreement:

    - to issue additional stock,

    - implement stock repurchase programs,

    - declare dividends, and

    - make other decisions about our capital stock.

    In addition, our certificate of designations creating the senior preferred stock includes certain provisions that restrict our ability to enter into certain transactions or take certain actions without the approval of the holders of a majority of the outstanding shares of the senior preferred stock. See "Description of Capital Stock--Senior Preferred Stock."

    The interests of these investors could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of these investors, as equity holders of PF.Net Communications, Inc., might conflict with your interests as an exchange note holder. These investors may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the exchange notes.

FINANCING CHANGE OF CONTROL OFFER--WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

    Upon the occurrence of certain change of control events, we will be required to offer to repurchase all outstanding exchange notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes or that restrictions in the credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture. See "Description of Exchange Notes--Change of Control."

FAILURE TO EXCHANGE OLD NOTES--IF YOU DO NOT PROPERLY TENDER YOUR OLD NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED OLD NOTES AND YOUR ABILITY TO TRANSFER OLD NOTES WILL BE ADVERSELY AFFECTED.

    We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you may continue to hold old notes that are subject to the existing transfer restrictions. In addition, if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be less old notes outstanding. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

NO PRIOR MARKET FOR THE EXCHANGE NOTES--YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE EXCHANGE NOTES.

    The exchange notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. The liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high-yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

    Together with the sale by us of the old notes on May 10, 2000, we entered into a registration rights agreement, dated May 10, 2000, with the initial purchasers, which requires that we file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of that registration statement, offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must use commercially reasonable efforts to cause the registration statement with respect to the exchange offer to be declared effective by December 6, 2000 and use commercially reasonable efforts to consummate the exchange offer by January 5, 2001.

    Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the old notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. As a result of the timely filing and the effectiveness of the registration statement, we will not have to pay certain additional interest on the old notes provided in the registration rights agreement. Following the completion of the exchange offer, holders of old notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and those old notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the old notes could be adversely affected upon consummation of the exchange offer.

    In order to participate in the exchange offer, a holder must represent to us, among other things, that:

    - the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder;

    - the holder is not engaging in and does not intend to engage in a distribution of the exchange notes;

    - the holder does not have an arrangement or understanding with any person to participate in the distribution of the exchange notes; and

    - the holder is not an "affiliate," as defined under Rule 405 under the Securities Act, of ours.

    Under certain circumstances specified in the registration rights agreement, we may be required to file a "shelf" registration statement for a continuous offering in connection with the old notes pursuant to Rule 415 under the Securities Act. See "--Procedures for Tendering."

    Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

    - is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

    - is a broker dealer who purchased old notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act;

    - acquired the exchange notes other than in the ordinary course of the holder's business; or

    - the holder has an arrangement with any person to engage in the distribution of exchange notes.

    Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution." Broker dealers who acquired old notes directly from us and not as a result of market making activities or other trading activities may not rely on the staff's interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the old notes.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on
            , 2000, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.

    The exchange notes will evidence the same debt as the old notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the old notes.

    As of the date of this prospectus, old notes representing $225.0 million in aggregate principal amount were outstanding and there was one registered holder, a nominee of the Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

    We will be deemed to have accepted validly tendered old notes when, as, and if we have given oral or written notice thereof to United States Trust Company of New York, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading "--Conditions to the Exchange Offer" or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder of those old notes as promptly as practicable after the expiration date unless the exchange offer is extended.

    Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The expiration date shall be 5:00 p.m., New York City time, on             ,
2000, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to

9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

    (A) to delay accepting any old notes, to extend the exchange offer or, if any of the conditions set forth under "--Conditions to Exchange Offer" shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

    (B) to amend the terms of the exchange offer in any manner.

    In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

PROCEDURES FOR TENDERING

    Only a holder of old notes may tender the old notes in the exchange offer. Except as set forth under "--Book Entry Transfer," to tender in the exchange offer a holder must complete, sign, and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

    - certificates for the old notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date;

    - a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the old notes, if that procedure is available, into the exchange agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

    - you must comply with the guaranteed delivery procedures described below.

    To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under "--Exchange Agent" prior to the expiration date.

    Your tender, if not withdrawn before the expiration date will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

    THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO US. YOU MAY REQUEST YOUR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR YOU.

    Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner's old notes, either make appropriate arrangements to register ownership of the old notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless old notes tendered pursuant thereto are tendered:

    (A) by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the letter of transmittal or

    (B) for the account of an Eligible Institution.

    If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an Eligible Institution.

    If the letter of transmittal is signed by a person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the old notes.

    If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

    All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date, unless the exchange offer is extended.

    In addition, we reserve the right in its sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date or, as set forth under "--Conditions to the exchange offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

    By tendering, you will be representing to us that, among other things:

    - the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the registered holder;

    - you are not engaging in and do not intend to engage in a distribution of the exchange notes;

    - you do not have an arrangement or understanding with any person to participate in the distribution of such exchange notes; and

    - you are not an "affiliate," as defined under Rule 405 of the Securities Act, of ours.

    In all cases, issuance of exchange notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such old notes or a timely Book-Entry Confirmation of such old notes into the exchange agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal or, with respect to the Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility according to the book-entry transfer procedures described below, those nonexchanged old notes will be credited to an account maintained with that Book-Entry Transfer Facility, in each case, as promptly as practicable after the expiration or termination of the exchange offer.

    Each broker dealer that receives exchange notes for its own account in exchange for old notes, where those old notes were acquired by such broker dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account with respect to the old notes at the Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of old notes being tendered by causing the Book-Entry Transfer Facility to transfer such old notes into the exchange agent's account at the Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under "--Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

    The Depository Trust Company's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through the Depository Trust Company. To accept the exchange offer through ATOP, participants in the Depository Trust Company must send electronic instructions to the Depository Trust Company through the Depository Trust Company's communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender old notes through ATOP, the electronic instructions sent to the Depository Trust Company and transmitted by the Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

GUARANTEED DELIVERY PROCEDURES

    If a registered holder of the old notes desires to tender old notes and the old notes are not immediately available, or time will not permit that holder's old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

    - the tender is made through an Eligible Institution;

    - prior to the expiration date, the exchange agent receives from that Eligible Institution a properly completed and duly executed letter of transmittal or a facsimile of duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of old notes and the amount of old notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a

      Book-Entry Confirmation, as the case may be, will be deposited by the Eligible Institution with the exchange agent; and

    - the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

    Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

    For a withdrawal of a tender of old notes to be effective, a written or, for the Depository Trust Company participants, electronic ATOP transmission notice of withdrawal, must be received by the exchange agent at its address set forth under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

    - specify the name of the person having deposited the old notes to be withdrawn (the "Depositor");

    - identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes;

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such old notes into the name of the person withdrawing the tender; and

    - specify the name in which any such old notes are to be registered, if different from that of the Depositor.

    All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those old notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures under "--Procedures for Tendering" at any time on or prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the acceptance of those old notes for exchange or the exchange of the exchange notes for those old notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

    The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in its sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for those old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

    All executed letters of transmittal should be directed to the exchange agent. United States Trust Company of New York has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:


BY REGISTERED OR CERTIFIED MAIL:   BY HAND DELIVERY TO 4:30 P.M.:   BY OVERNIGHT COURIER AND BY HAND
                                                                       DELIVERY AFTER 4:30 P.M. ON
                                                                             EXPIRATION DATE:

 United States Trust Company of    United States Trust Company of    United States Trust Company of
             New York                          New York                          New York
          P.O. Box 84                 30 Broad Street, B-Level        30 Broad Street, 14th Floor
     Bowling Green Station            New York, NY 10004-2304           New York, NY 10004-2304
    New York, NY 10274-0084
Reference: PF.Net Communications  Reference: PF.Net Communications
               Inc.                              Inc.



                                   BY FACSIMILE:
                          (ELIGIBLE INSTITUTIONS ONLY)
                               (212) 422-0183 OR
                                 (646) 458-8104
                     REFERENCE: PF.NET COMMUNICATIONS, INC.
                 FOR INFORMATION OR CONFIRMATION BY TELEPHONE:
                                 (800) 548-6565


    Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

FEES AND EXPENSES

    We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employeess. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

    Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those old notes.

                                USE OF PROCEEDS

    This exchange offer is intended to satisfy our obligations under the registration rights agreement dated as of May 10, 2000 by and among PF.Net and UBS Warburg LLC and Credit Suisse First Boston Corporation, as initial purchasers. We will not receive any cash proceeds from the issuance of the exchange notes. We will only receive old notes with a total principal amount equal to the total principal amount of the exchange notes issued in the exchange offer.

    The net proceeds from the sale of the units, old notes and warrants were approximately $216.3 million. We used the net proceeds to repay in full and retire our outstanding indebtedness (including interest accrued through the date of repayment) under an interim credit facility provided by affiliates of the initial purchasers. And we will also use the net proceeds to finance the construction of our network and fund future net operating losses.

                                 FINANCING PLAN

    We estimate, based on our current business plan and projections, that the funding required to complete and "light" the initial 10,800 miles of our network will be approximately $1.2 billion. This estimate (1) assumes that the 6,400-mile portion of our network will generally consist of 144 fibers and
(2) includes requirements to fund capital expenditures, working capital, debt service and operating losses over the next two years. We believe that the sources of funds described below, which together will total approximately
$1.27 billion, will be sufficient to fund the completion and lighting of these 10,800 miles of our network. However, if our current estimates of capital expenditures, future revenues or future expenses do not prove to be accurate, we may need to seek additional sources of funds to complete and light these 10,800 miles. Our future operating results are subject to a number of contingencies, many of which are beyond our control. In addition, if we expand our network, we may need to raise additional capital. See "Risk Factors."

    - EQUITY FINANCING. On October 29, 1999, we received an equity commitment of $125.0 million from Odyssey and its co-investors, representing approximately 36% of our common stock on a fully diluted basis after giving effect to the Odyssey equity investment, and before giving effect to the exercise of any options or warrants. This commitment was fully funded on May 10, 2000. Including the Odyssey equity investment, the total amount of contributed equity, is $133.6 million, which includes cash, services and materials contributed by Koch Telecom and PF Telecom.

    - THE CREDIT FACILITY. On October 29, 1999, our wholly-owned subsidiary PF.Net Corp. entered into a credit facility with Lucent that currently permits PF.Net Corp. to borrow up to $350.0 million, subject to certain conditions. On March 31, 2000, this facility was assigned to First Union National Bank.

    - THE OFFERING OF UNITS. We received approximately $216.3 million of net proceeds in the units offering of May 10, 2000.

    - DARK FIBER SALES. Our current business plan contemplates that we will receive over $350.0 million in cash from sales, swaps and leases of dark fiber over the next two years, including the approximately $48.5 million we expect to receive in the Touch America swap. The majority of these proceeds will be applied to the construction and operation of our network. We plan to sell, grant IRUs or lease up to 48 fibers in each mile of our constructed network. Pursuant to the AT&T agreement, we have agreed with AT&T to jointly sell, grant IRUs, lease or swap up to 96 fibers on the portion of our network to be built pursuant to the AT&T agreement. We will each contribute 48 fibers to these joint dispositions.

    - JOINT CONSTRUCTION. On most of the constructed portion of our network, we will use joint construction contracts to substantially decrease our net cash outlays. Under the AT&T agreement, we expect to receive approximately $220.0 million of payments from AT&T for the construction of 5,000 miles of AT&T's new fiber network.

                                 CAPITALIZATION

    The following table sets forth as of March 31, 2000, the actual cash and cash equivalents and capitalization of our company and as adjusted to give effect to (1) the units offering, (2) the funding of the Odyssey equity investment and (3) the use of $66.7 million of net proceeds from the sale of the units to repay outstanding borrowings under the interim credit facility. This table should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                                               AS OF MARCH 31, 2000
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
Cash and cash equivalents...................................  $ 94,107     $315,164
                                                              ========     ========
Long-term debt:
  Credit facility (1).......................................  $     --     $     --
  Interim credit facility, net of debt discount of
    $4,655,000..............................................    62,045           -- (2)
  13.75% Senior Notes due 2010, net of debt discount of
    $53,100,000 (3).........................................        --      171,900
  Note payable to affiliate.................................    10,598       10,598
  Other debt................................................       574          574
                                                              --------     --------
    Total long-term debt....................................    73,217      183,072
Redeemable convertible senior preferred stock...............    45,639      117,146 (4)
Put warrants................................................    68,000       68,000
Stockholders' equity (deficit):
  Common stock..............................................       800          800
  Additional paid-in capital................................    12,043       12,043
  Unearned compensation.....................................    (3,703)      (3,703)
  Warrants (2)(3)(5)........................................     9,713       58,158
  Deficit accumulated during development stage..............   (54,324)     (63,345)(6)
                                                              --------     --------
    Total stockholders' equity (deficit)....................  $(35,471)    $  3,953
                                                              --------     --------
      Total capitalization..................................  $151,385     $372,171
                                                              ========     ========

------------------------

(1) The credit facility provides for borrowings of up to $350.0 million and provides for a $125.0 million increase in availability if we receive additional commitments for that amount. See "Risk Factors--Substantial Leverage" and "Description of Other Indebtedness."

(2) All warrants issued under the interim credit facility have been cancelled. This amount reflects the write-off of approximately $4.7 million in debt discount with a corresponding decrease in warrants.

(3) We received $225.0 million of gross proceeds from the units offering. The estimated value of the warrants issued in the units offering has been reflected as a debt discount with a corresponding increase in warrants. However, the actual principal amount on the notes is $225.0 million. The debt discount in the amount of $53.1 million will be amortized over the term of the notes.

(4) This amount reflects the $125.0 million invested by Odyssey and its co-investors for preferred stock that is convertible into 35.7% of our common equity, net of $9.1 million of fees and expenses. See "Certain Relationships and Related Party Transactions."

(5) Consists of warrants issued in connection with debt financing transactions entered into on October 29, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Accounting Developments."

(6) This amount reflects the write-off of approximately $9.0 million in deferred financing costs associated with the repayment of the interim credit facility.

                            SELECTED FINANCIAL DATA

    The table below provides historical selected financial and operating data derived from our consolidated financial statements. We have prepared the financial information using our consolidated financial statements for the year ended December 31, 1999 and for the period from November 30, 1998 to December 31, 1998 and for each of the three months ended March 31, 1999 and March 31, 2000. Our consolidated balance sheet as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 1999 and for the period from November 30, 1998 to December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors. Our consolidated balance sheets as of March 31, 1999 and March 31, 2000 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the three months ended
March 31, 1999 and the three months ended March 31, 2000 have been derived from unaudited financial statements. When you read these historical selected financial and operating data, it is important that you also read the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                 PERIOD FROM                             THREE MONTHS
                                              NOVEMBER 30, 1998                         ENDED MARCH 31,
                                                     TO              YEAR ENDED       -------------------
                                              DECEMBER 31, 1998   DECEMBER 31, 1999     1999       2000
                                              -----------------   -----------------   --------   --------
                                                         (IN THOUSANDS)
INCOME STATEMENT DATA
Revenues....................................        $  --             $     80            --           28
Operating expenses:
  Access and network operations.............           --                   56            --           22
  Selling, general and administrative
    expenses................................          121                5,769           693        2,036
  Depreciation and amortization.............           --                  416             1           71
                                                    -----             --------         -----     --------
  Total operating expenses..................          121                6,241           694        2,129
                                                    -----             --------         -----     --------
Net operating loss..........................         (121)              (6,161)         (694)      (2,101)
Increase in the fair value of the put
 warrants...................................           --                   --            --      (42,236)
Interest income.............................           --                  988            --        1,429
Interest expense............................           --               (2,856)           --         (775)
                                                    -----             --------         -----     --------
Net loss before income taxes................         (121)              (8,029)         (694)     (43,683)
Provisions for income taxes.................           --                   (2)           --           --
                                                    -----             --------         -----     --------
Net loss....................................        $(121)            $ (8,031)         (694)     (43,683)
                                                    =====             ========         =====     ========

OTHER FINANCIAL DATA
Adjusted EBITDA (1).........................         (121)              (5,746)         (693)      (2,029)
Capital expenditures........................           --                3,033            --       20,007
Ratio of Earnings to Fixed Charges (2)......           --                   --            --           --

STATEMENT OF CASH FLOWS DATA
Operating activities........................           --                 (274)           --         (164)
Investing activities........................           --               (3,033)           --      (20,007)
Financing activities........................           --              110,904            --        6,680

                                                                 AS OF MARCH 31, 2000
                                                              --------------------------
                                                               ACTUAL    AS ADJUSTED (3)
                                                              --------   ---------------
BALANCE SHEET DATA
Cash and cash equivalents...................................  $ 94,107      $315,164
Fixed assets, net...........................................    73,828        73,828
Total assets................................................   190,074       410,860
Total long-term debt........................................    73,217       183,072
Put warrants................................................    68,000        68,000
Redeemable convertible senior preferred stock...............    45,639       117,146
Stockholders' equity........................................   (35,471)        3,953

------------------------

(1) Adjusted EBITDA consists of net income (loss) before interest expense, net of interest income, income tax expense (benefit), depreciation and amortization and the non-cash charge associated with the increase in the fair value of the put warrants. EBITDA is used by management and certain investors as an indicator of a company's historical ability to service debt. EBITDA is not intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). EBITDA is not necessarily comparable to similarly titled measures for other companies and does not necessarily represent amounts of funds available for management's discretionary use.

(2) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings (loss) before income tax expense (benefit) and fixed charges. Fixed charges consist of interest expensed and capitalized, plus the portion of rental expense which we believe to be representative of interest (assumed to be one-third of rental expense). For the period ended December 31, 1998, the year ended December 31, 1999 and each of the three month periods ended March 31, 1999 and 2000, our earnings would have been insufficient to cover fixed charges by approximately $121,000, $8,029,000, $694,000 and $43,683,000, respectively.

(3) Adjusted to give effect to the units offering and the funding of the remainder of the Odyssey equity investment.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Our goal is to become a leading facilities-based provider of technologically advanced, high-capacity fiber optic network infrastructure and communications services throughout the continental United States. We intend to pursue a carrier's carrier strategy and position ourselves as the "Network to the Net" by connecting many of the highest volume telecommunications markets in the United States to each other and to the Internet. Our services will include data, video and voice transmission to Internet service providers, telecommunications carriers, corporate and governmental entities and other buyers of wholesale network capacity. Through joint construction arrangements and fiber and conduit swaps, sales and purchases, we intend to assemble a low-cost, upgradable nationwide fiber optic network initially consisting of 10,800 miles passing more than 100 metropolitan areas. We are constructing 6,400 miles of our network and acquiring 4,400 miles of our network through a swap agreement. The initial constructed portion of our network will include substantial fiber and empty conduit. We expect to substantially expand our network over time through swaps and sales of fiber and conduit, fiber and conduit purchases and additional joint construction arrangements.

    On October 29, 1999, we entered into an agreement with AT&T to build approximately one-half of the outsourced portion of AT&T's recently announced, state-of-the-art fiber optic network. The construction contemplated by the AT&T agreement will represent approximately 5,000 miles of the 6,400-mile constructed portion of our network, connecting important metropolitan areas along AT&T's network. We believe that this agreement will provide us with many business, operational and marketing advantages. AT&T will pay us for our construction services, thus reducing our overall network construction costs. In addition, we will design and construct this portion of the network to AT&T's specifications, which will ensure network quality and reliability and provide us with a key marketing advantage in offering our services. AT&T has also agreed to provide its private rights of way for use on the AT&T portion of our network, which we expect will help us to complete our network on time and within budget. We and AT&T intend to jointly dispose of up to 96 dark fibers along these 5,000 route miles, which will further reduce our overall network construction costs. We will each contribute up to 48 fibers to these joint dispositions.

    We are a development stage company and, accordingly, we have a limited operating history. The development, construction and expansion of our network will require significant capital to be invested before any material revenue is generated. We expect to continue to incur significant and increasing operating losses and negative EBITDA while we construct our network and develop our customer base. We expect to generate substantial cash proceeds from dispositions of dark fiber rights in order to finance a portion of our network construction costs. However, we do not anticipate significant revenues from sales of broadband services for at least the next two years. In order for us to meet our strategic objectives, we must complete the initial 6,400 miles of our network according to our build schedule and generate a substantial volume of traffic on our network. In addition, we will rely upon Touch America for timely completion of the segments of our network we will receive from it.

    On October 29, 1999, we entered into a series of related financing transactions that provided us with financing to begin the construction of our network. We received a $125.0 million commitment from controlled affiliates of Odyssey Investment Partners, LLC and other co-investors to purchase our newly created senior convertible preferred stock that was fully funded on May 10, 2000. In addition, our wholly-owned subsidiary, PF.Net Corp., entered into a secured credit facility with Lucent that provides for borrowings up to $350.0 million. On March 31, 2000, Lucent assigned the credit facility to First Union National Bank. The First Union credit facility provides that availability thereunder may be increased to $475.0 million if we receive additional commitments for $125.0 million. On October 29, 2000, we also entered into an interim credit facility with UBS AG and Credit Suisse First Boston. On May 10, 2000 we received $225.0 million in gross proceeds from the units offering, and we fully repaid the interim credit facility. We believe that the net proceeds from the units offering, the Odyssey equity investment, borrowings under the credit facility, proceeds from dispositions of dark fiber rights, payments under joint construction contracts and cash on hand will be sufficient to satisfy our anticipated cash requirements for at least the next two years. See "--Liquidity and Capital Resources."

FACTORS AFFECTING FUTURE OPERATIONS

    The following is a discussion of the primary factors that we believe will affect our operations over the next few years.

REVENUES

    Over the next two years, we expect to generate substantial cash proceeds from sales, long-term leases and IRUs of dark fiber as well as swaps of dark fiber in which we receive cash for a portion of the consideration. Dark fiber sale, lease and IRU agreements typically provide that the customer pays for the dark fiber with a down payment due upon execution of the agreement with the balance payable upon delivery and acceptance of the fiber by the customer. Grants of rights in dark fiber generally provide the customers with the risks and benefits of ownership. In many cases, however, we will retain title to the fibers and control over physical access to the cable containing the fibers in order to protect the integrity of the fibers used by us or other customers. Consequently, the agreements granting rights in dark fiber will likely obligate us to provide maintenance services for the cable. In return, we may require the customer to pay us for providing such maintenance services during the term of the agreement. Dark fiber customers may also elect to use equipment space to collocate optical-electronic equipment and related services, such as power, provided by us along the route of the dark fiber. We expect to receive additional revenue for these ancillary services.

    Until recently, some lessors of dark fiber under sales-type leases and IRUs recognized all of the proceeds received as revenue at the time of delivery and acceptance of the fiber. However, in June 1999, the Financial Accounting Standards Board (FASB) issued Interpretation No. 43: "Real Estate Sales, an Interpretation of FASB Statement No. 66." Under this interpretation, dark fiber in the ground is considered integral equipment and accordingly, title must transfer to a lessee in order for a lease or IRU transaction to be accounted for as a sales-type lease. As a result, sales-type lease accounting will no longer be appropriate for dark fiber leases or IRUs. These transactions will be accounted for as operating leases unless title transfers to the lessee, meaning that revenue recognition will occur over the term of the lease or IRU, regardless of when the cash is received. We expect that the substantial majority of our dispositions of dark fiber will be accounted for as operating leases.

    As we continue to construct, develop, complete and expand our network, we will add the optical transmission equipment necessary to provide wholesale bandwidth services to telecommunications carriers and other customers along the completed segments of our network. These bandwidth services will include:

    - optical wave services, which allow a customer exclusive long-term use of a "window" of transmission capacity of a fiber optic strand;

    - broadband services, which are dedicated direct connections between customer locations or between the customer and the Internet and allow a customer the use of a portion of the transmission capacity of a window;

    - packet-based data services, which will allow customers that do not require a fixed amount of capacity on a continuous basis to purchase lesser amounts of capacity on an intermittent basis;

    - outsourcing services, where a customer outsources the maintenance and operation of the customer's equipment connected to dark fiber, windows and broadband services to us; and

    - collocation and maintenance services marketed to our bandwidth services customers.

    Optical wave services will typically be provided under agreements having terms ranging from 10 to 20 years. Pricing of these services will generally be based on the amount of transmission capacity reserved for the customer and will generally be paid in full at the time the capacity is first made available to the customer. Our broadband and packet-based data services will typically be provided under capacity service agreements having terms ranging from months to many years. Pricing will generally be based on the amount of capacity reserved by the customer and other factors, and will generally be governed by a form of agreement which requires minimum payments regardless of the amount of service used. Our outsourcing services will generally be provided under agreements with a term of one year or longer. Pricing of our outsourcing services will be based on the amount of usage by the customer. We expect that customers will typically be billed for broadband, packet-based data, outsourcing and collocation and maintenance services on a monthly basis and that the agreements will generally have payment terms of 30 days.

    We have entered into an agreement with AT&T that permits us to resell AT&T's services. See "Description of Material Agreements--AT&T Resale Agreement." We may enter into similar relationships with other long-distance providers. We intend to resell long-distance service on a select basis in order to establish relationships with key customers prior to the completion of our network with a view to migrating these customers to our network upon its completion. Following the completion of our network, we do not expect reselling to be a significant source of revenue.

EXPENSES

    During the construction phase of our network build-out, our major expenditures will consist of:

    - network build costs (including conduit and fiber installation, engineering and construction);

    - site preparation costs (including permitting and rights of way acquisition and perfection for telecommunication use);

    - fiber and conduit costs; and

    - costs of optical-electronic equipment and data access equipment.

    These costs will be capitalized as incurred. A proportionate amount of these capitalized costs will be expensed as dark fiber sales revenues are recognized.

    Our principal operating expenses will consist of network operating costs, selling, general and administrative expenses, depreciation and amortization expenses and interest expense.

    We expect that our principal network operating costs will be:

    - salaries and benefits associated with network operations personnel;

    - network design and planning costs;

    - costs to interconnect and terminate traffic with other network providers;

    - network maintenance and support costs;

    - real estate rental expenses for access offices, collocation and other sites; and

    - charges from IXCs for resale of long distance services.

    We expect that our selling, general and administrative expenses will consist primarily of:

    - sales and marketing efforts;

    - customer care personnel and customer supporting costs;

    - corporate, legal and finance costs; and

    - information services and other support costs.

    We expect that our depreciation and amortization expenses will consist primarily of depreciation of the fiber and equipment that comprise our network and amortization of intangible assets. We expect

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
depreciation and amortization expenses to increase substantially as we complete the build-out of our network and begin offering our customers bandwidth services.

    Interest expense will consist primarily of the interest expense associated with the credit facility, the notes and the Koch Note. Interest expense will increase as we increase our borrowing to finance our business plan.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THE THREE MONTHS ENDED MARCH 31,
  1999

    We are a development stage company without a significant history of operating revenues. During the three months ended March 31, 2000, total resale revenues totaled $28,000, with access costs of $22,000 to support the resale of a private line. No revenues were reported for the same period of the preceding year. Selling, general and administrative expenses increased approximately 189% from $693,000 in the three months ended March 31, 1999 to $2.0 million in the three months ended March 31, 2000 as we began to increase our sales and marketing personnel as well as other support resources in connection with the build-out and development of our network. Depreciation and amortization expenses rose from an immaterial amount in the three months ended March 31, 1999 to $71,000 in the period ended March 31, 2000, largely reflecting the depreciation of recently acquired fixed assets.

    In preparation for the filing of this registration statement with the Securities and Exchange Commission, we have reclassified from equity to a liability, the put warrants issued to AT&T last October. We have also recorded at March 31, 2000 a change in the fair market value of the AT&T warrants in the amount of $42.2 million, bringing the total value as of that date to $68 million. This was a non-cash transaction. Future changes in the value of the put warrants will be recognized in earnings.

    Interest expense rose from zero in the three months ended March 31, 1999 to $5.0 million in the three months ended March 31, 2000, as a result of interest on the interim credit facility and availability fees on the credit facility. The majority of our interest costs are capitalized as we are in the construction phase of our network build-out. We earned interest income of $1.4 million, from continued investment of the original equity proceeds and funds borrowed under the interim credit facility. Our net losses continue to reflect our development stage status and future recovery of tax losses remains uncertain. Future tax amounts owed will be lower due to these loss carry forwards.

PERIOD FROM NOVEMBER 30, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998 COMPARED
  TO YEAR ENDED DECEMBER 31, 1999

    Prior to January 1999 we did not have any revenues. In 1999 we began operations with the resale of a private line for data transmission. Revenues from this resale amounted to $80,000 in 1999.

    We incurred access and network operations expenses of $56,000 to support this resale, representing a 100% increase in those expenses from 1998. Selling, general and administrative expenses increased from $121,000 in 1998 to $5.8 million in 1999 as we incurred start-up expenses in connection with the preparation and financing of our business plan. Depreciation and amortization expenses increased from an immaterial amount in 1998 to $416,000 in 1999, largely reflecting the amortization of deferred financing costs. As our network is not in service yet, depreciation was primarily for office equipment.

    Interest expense increased from zero in 1998 to $2.9 million in 1999, consisting primarily of (a) $1.7 million for interest on the interim credit facility, (b) $875,000 in availability fees for the credit facility and
(c) $231,000 for interest on the note payable to Koch Telecom. Interest on the Koch note is added to the principal. We earned interest income of $988,000 from investing the proceeds of the issuance of equity and the funds received from the interim credit facility. Net losses reflect our development stage status. Future recovery of tax losses is not yet certain. Our future taxes will be lower due to these loss carry-forwards.

LIQUIDITY AND CAPITAL RESOURCES

    During the three months ended March 31, 2000, our cash levels were reduced by $13.5 million. The major elements comprised $20.0 million of cash used in the construction of the network offset in part by $7.5 million of cash proceeds from the sale of preferred equity to Odyssey and its co-investors. We also received $4.8 million in cash from Touch America pursuant to our swap agreement with them offset by cash used in the operations of the business, comprising primarily selling, general and administrative costs and interest costs. In the three months ended March 31, 1999, no cash expenditures were reported as all expenditures were provided by Koch Telecom Ventures, Inc. and PF Telecom Holdings LLC.

    The telecommunications business is highly capital intensive. Our operations will require substantial capital expenditures for network construction and development and substantial uses of capital for debt service and continuing operating losses. Our operations currently do not provide positive cash flow. Accordingly, to date we have funded our cash needs through a combination of borrowings under an interim credit facility, the proceeds from the units offering and equity contributions from Odyssey and other investors. Going forward, we also expect to rely on the credit facility, the proceeds of sales, swaps, leases and IRUs of dark fiber and conduit and joint construction payments as our sources of cash. Additional sources of funding for our future financing requirements may include bank loans and/ or public offerings or private placements of equity and/or debt securities.

    We currently expect to complete and light the initial 10,800 miles of our network over the next two years. We anticipate that our cash expenditures over that period will be approximately $1.2 billion.

    Our primary funding sources currently include the following:

    - EQUITY INVESTMENT. Upon the completion of the units offering, we received all of the equity funds committed by Odyssey and the other co-investors of approximately $125.0 million. In addition, we have previously received approximately $8.6 million from PF Telecom and Koch Telecom in cash, service and materials as an equity contribution.

    - THE CREDIT FACILITY. Our wholly-owned subsidiary PF.Net Corp., will borrow funds under the $350.0 million credit facility as and when needed. The credit facility consists of $200.0 million in term loans and a $150.0 million revolving credit facility. The term loans are available for borrowing by PF.Net Corp. until April 29, 2002 in amounts not greater than 125% of the aggregate purchase price of products and services purchased from vendors for use in connection with the network. Any remaining percentage of the term loan availability that is above 100% but less than or equal to 125% of that aggregate purchase price and the $150.0 million revolving credit facility (which became available to PF.Net Corp. upon the consummation of the units offering and the funding of the remainder of the Odyssey equity investment) may be used for capital expenditures associated with our network development, for operating expenses related to the network and other working capital expenses and for payment of interest on our indebtedness, all in accordance with our annual business plan. An additional $125.0 million of term loans will become available to PF.Net Corp. under the credit facility if we receive additional commitments for that amount. PF.Net Corp. currently has no outstanding borrowings under the credit facility.

    - THE UNITS OFFERING. We received $225.0 million of gross proceeds in the units offering of May 10, 2000.

    - PROCEEDS FROM SALES, SWAPS, LEASES AND IRUS OF DARK FIBER. Our current business plan contemplates that we will receive more than $350.0 million in cash from sales, swaps and leases of dark fiber over the next two years, including the approximately $48.5 million we expect to receive in the Touch America swap. The majority of these proceeds will be applied to the construction and operation of our network. We plan to sell, grant IRUs or lease up to 48 fibers in each mile of our constructed network. Pursuant to the AT&T agreement, we have agreed with

      AT&T to jointly sell, grant IRUs, lease or swap up to 96 fibers on the portion of our network to be built pursuant to the AT&T agreement. We will each contribute 48 fibers to these joint dispositions.

    - JOINT CONSTRUCTION. We plan to use joint construction contracts to decrease our construction costs. Under the AT&T agreement, we expect to receive approximately $220.0 million of payments from AT&T for construction of the 5,000 miles contemplated by the AT&T agreement. We will seek to enter into similar arrangements with other telecommunications providers for the remaining 1,400 miles of our initial network that we plan to build.

    We expect that our primary cash uses over the next two years will include the following:

    - NETWORK BUILD COSTS. Our primary anticipated cash need is funding capital expenditures for network build costs. We spent approximately $8.1 million under our network capital plan through December 31, 1999. We estimate that during the period from January 1, 2000 through December 31, 2001, we will spend a total of approximately $900.0 million to construct and light the initial 10,800 miles of our network assuming the 6,400 mile portion of our network generally consists of 96 fibers. If the 6,400 mile portion of our network generally consists of 144 fibers, our network build costs over the same period will be approximately $950.0 million. While our network may use the same contractors on different aspects of our network construction, we have no long-term construction agreements. We have a long-term fiber optic and equipment purchase contract with Lucent.


    - DEBT SERVICE PAYMENTS. We estimate that during the period from January 1, 2000 through December 31, 2001, we will pay approximately $82.9 million in interest expense.


    - OPERATING LOSSES. Over the next two years we expect to generate substantial operating losses.

    We believe that the net proceeds from the units offering and the Odyssey equity investment, borrowings under the credit facility, proceeds from dispositions of dark fiber, payments under joint construction contracts and cash on hand will be sufficient to satisfy our anticipated cash requirements over the next two years. However, we cannot assure you that our capital needs will not exceed the amounts we have estimated, that our construction costs or operating losses will not be larger than we currently anticipate, that cash received from dark fiber dispositions will be at the levels we currently expect or that we will be able to obtain the necessary funds under the credit facility or from the sources described above or at all. If we raise additional capital through a debt financing, our interest expense will increase and we may become subject to more restrictive covenants. If we issue additional equity, the ownership interest represented by the warrants may be diluted. If we are unable to obtain the necessary funds, we will be required to scale back or defer our planned capital expenditures and, depending on the cash flow from our then-existing businesses, reduce the scope of our planned operations and/or restructure our debts. In that case, if we are unable to restructure our debts, we may have to file for bankruptcy. In addition, our ability to expand our business and enter into new customer relationships may depend on our ability to obtain additional financing for these projects. As we expand the scope of our network beyond the initial 10,800 miles, we will need additional capital. See "Risk Factors--Need for Additional Capital."

    During 1999, we reported nominal cash outflows of $274,000 from operating activities, although our affiliates provided services and cash in excess of $8.1 million on our behalf for the development of our network. We also expended $3.0 million in the start-up of our network construction activities for engineering, project management and rights of way permitting and perfection efforts. Our financing activities consisted of an initial drawdown of $66.7 million under the interim credit facility, which we repaid May 10, 2000 with the proceeds of the units offering, and the initial funding of the Odyssey equity investment of $34.0 million from Odyssey and approximately $10.7 million from UBS Capital, one of Odyssey's co-investors, as well as proceeds of $22.8 million received under the AT&T agreement.

    The credit facility requires the borrower, our primary operating subsidiary, PF.Net Corp., and its subsidiaries to, among other things:

    (1) maintain specified fixed charge coverage and leverage ratios,

    (2) achieve specified levels of operating revenues, EBITDA and proceeds from fiber and conduit dispositions,

    (3) meet specified construction milestones and

    (4) comply with restrictive covenants.

    One of the restrictive covenants prohibits PF.Net Corp. from making dividends or distributions to us, except that (1) so long as no payment, bankruptcy or insolvency default has occurred and is continuing under the credit facility and, from and after April 29, 2002, no payment blockage period is in effect, PF.Net Corp. may distribute to us cash sufficient for us to pay
(A) interest on the notes and (B) expenses in connection with our operating and administrative expenses, and (2) PF.Net Corp. may distribute to us cash sufficient for us to pay our taxes. Other restrictive covenants restrict the ability of PF.Net Corp. and its subsidiaries to borrow additional money, make investments, create liens or sell assets. These restrictions may make it difficult for us to make payments on the notes or obtain the funds we need to implement our business plan. See "Description of Other Indebtedness--The Credit Facility."

    On May 10, 2000, we completed the private placement of 225,000 units consisting of 13.75% senior notes payable, with a stated principal amount of $225,000,000, and warrants to purchase 8,926,296 shares of our common stock for $0.01 per share. The estimated value of the warrants, $53,100,000, will be reflected as a debt discount with a corresponding increase to warrants. The debt discount will be amortized over the ten-year term of the notes. We utilized approximately $66,700,000 of the net proceeds to repay the outstanding borrowings under the interim credit facility. In connection with the repayment of amounts due under the interim credit facility, all warrants granted pursuant thereto were canceled. We will write off approximately $9,000,000 in deferred financing costs as a result of this debt repayment.

MARKET RISK DISCLOSURES

INTEREST RATE RISK

    We have interest rate exposure related to the credit facility. Borrowings under that facility bear interest at rates that fluctuate with changes in short-term interest rates. The credit facility requires us to hedge the risks related to interest rate movements through the use of interest rate protection agreements or other derivative instruments within 90 days of the units offering and as necessary to ensure that at least 50% of our consolidated indebtedness either bears interest at a fixed rate or is protected against interest rate fluctuations by a hedging agreement that fixes or limits our interest cost. In addition, subsequent to the units offering we may choose to manage our risk associated with interest rate movements through an appropriate balance of fixed and variable rate obligations. To maintain an effective balance of fixed and variable obligations, we may elect to enter into specific interest rate swaps or other derivative instruments as we deem necessary.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVES AND HEDGING ACTIVITIES. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statements of financial position and measure those instruments at fair value. SFAS No. 133 must be implemented by the Company for the fiscal year ending December 31, 2001. The effects of SFAS No. 133 on our financial statements have not yet been determined.

RECENT DEVELOPMENTS

    In October 1999, we issued warrants to AT&T to purchase 14,141,414 shares of our common stock at $2.81 per share, the estimated fair value of our common stock at the date of issuance. If we do not complete an initial public offering by October 2004, AT&T has the right, except as provided below, to require us to repurchase the unexercised shares at the difference between the warrant exercise price and the fair market price of the stock at the date of repurchase. The AT&T warrant provides that if we are prohibited by the terms of any of our indebtedness from paying, or are otherwise unable to pay the full market price in cash, and such inability is certified by (a) an opinion of counsel or (b) an investment bank or appraiser nationally recognized in performing financial evaluation, then we, at the request of the warrantholder, shall use commercially reasonable efforts to determine whether any form of substitute consideration (which may include, without limitation, our subordinated indebtedness or preferred equity) may be offered to the warrantholder that is permissible under the terms of any such indebtedness and acceptable to the warrantholder. We recorded the fair value of the warrants, $25,764,000, upon the issuance. See "Description of Material Agreements--AT&T Fiber Optic System Agreement--AT&T Warrant."

    In preparation for the filing of this registration statement with the Securities and Exchange Commission, we have reclassified $25,764,000 for the AT&T warrants from equity to a liability. We have also recorded a change in the fair market value of the AT&T warrants for the three months ended March 31, 2000 in the amount of $42.2 million, bringing the total value of the warrants at March 31, 2000 to $68 million. Future changes in fair value will be recognized in earnings.

                               INDUSTRY OVERVIEW

    The Telecommunications Act of 1996 defines "telecommunications" as "the transmission, between or among points specified by the user, of information of the user's choosing, without change in the form or content of the information as sent and received." Voice signals usually connect people in telephone conversations. Video signals include video conferencing and television signals. Telecommunications services are typically divided into long distance and local services. The demand for all types of telecommunications services has been increasing, with especially rapid growth in high-speed data services, including the Internet. The telecommunications industry includes telecommunications services, equipment and technical services for creating and operating telecommunications networks.

    Recently, the telecommunications industry has been characterized by rapid technological change, changes in the industry structure and increased demand for services and equipment. A February 1999 report of the President's Council of Economic Advisers estimated total U.S. telecommunications services and equipment revenues in 1998 of $408.0 billion, up from approximately $250.0 billion in 1993.

    Over the past several years, the telecommunications industry has undergone significant structural change. Many of the largest equipment and service providers have achieved growth through acquisitions and mergers. These combinations have provided access to new markets, new products and economies of scale. Despite this consolidation, the number of new entrants is increasing and small new entrants are gaining market share from the large and established providers. In this highly competitive environment, telecommunications providers are increasingly focusing on core activities and core competencies and outsourcing non-core activities to other providers. This trend is a significant change from the traditional integrated model that has prevailed in the industry since its inception.

INDUSTRY TRENDS

ADVANCES IN TELECOMMUNICATIONS AND NETWORKING TECHNOLOGY

    Telecommunications providers transmit voice, data and video signals primarily over coaxial cable, copper cables, microwave systems, satellites and fiber optic cables. Beginning in the 1960s, microwave systems began to replace copper cable, and by 1990, fiber optic cables had largely replaced copper cable for long distance transmission. Fiber optic cables use light to transmit information in digital format through ultra-thin strands of glass. Compared to copper, fiber optic cables provide significantly greater capacity at lower cost with fewer errors and increased reliability.

    Several advances in switching and electronics have further increased the bandwidth, or transmission capacity, of telecommunications networks. Dense wave division multiplexing, or DWDM, is a technology which allows the transmission of multiple light signals through a single optical fiber and can currently increase the bandwidth of fiber optic cables by many times the original fiber optic technology.

    Historically, carriers have built telecommunications networks based on circuit switching. Circuit switching establishes and keeps open a dedicated path until the call is terminated. While circuit switching has worked well for decades to provide voice communications, it does not efficiently use transmission capacity. Once a circuit is dedicated, it is unavailable to transmit any other information, even when the particular users of that circuit are not speaking or otherwise transmitting information. Packet switching is replacing circuit switching. Packet switching divides data into small "packets" which are then independently transmitted to their destination via the quickest path. Upon their arrival, the packets are reassembled. Packet switching provides more efficient use of the capacity in the network because the network does not establish inefficient dedicated circuits, which waste unused capacity.

    The new packet networking technologies operate at very high speeds ranging from 1.544 million bits per second, or DS-1, to 2.488 billion bits per second, or OC-48, and beyond. A bit is the smallest unit of information a computer can process and is the basic unit of data communications. By comparison, one voice call requires roughly 64,000 bits per second. Packet networks are especially efficient at carrying data signals.

CONVERGENCE OF VOICE, DATA AND VIDEO SERVICES

    Telecommunications network designs have traditionally created separate networks using separate equipment for voice, data and video signals. The evolution from analog to digital technologies, which convert voice and other signals into a stream of "1"s and "0"s, erases the traditional distinctions between voice, data and video transmission services. High-bandwidth networks that use advanced packet-switched technology transmit mixed digital voice, data and video signals over the same network. This enables telecommunications customers to use a single device for voice, data and video communications. Although these devices are new to the market, customer interest and acceptance are rapidly growing.

    Each evolution, from copper to fiber optic cables, from one to many light signals, from circuit switching to packet switching and from analog to digital signals, has produced significant increases in network capacity. When considered together, these evolutions have produced enormous increases in the ability to transfer large amounts of information across vast distances almost instantaneously. With each new leap in transmission capacity, end-users have come to rely on their ability to access and manipulate even greater amounts of information quickly and easily.

INCREASING DEMAND FOR HIGH-SPEED INTERNET ACCESS

    The rapidly expanding number of Internet users and the growth in bandwidth-intensive applications, combined with the availability of reasonably priced high-speed access products, such as cable modems and DSL, is increasing demand for high-speed Internet connections, particularly among small- and medium-sized businesses and individual consumers. Higher access speeds enable businesses to maintain complex web sites, including web sites that allow them to access critical business information, conduct electronic business, or e-commerce, and communicate more efficiently with business partners, customers and employees. Additionally, many companies are supporting increasing numbers of remote offices and workers who require high-speed access to network resources.

    Traditionally, small- and medium-sized businesses, telecommuters and individuals have relied on low-speed lines for data transport. For example, according to International Data Corporation, approximately 72% of Internet access revenue derived from small- and medium-sized business in 1998 was generated using relatively slow 28.8 to 56 kilobits per second dial-up modems or integrated services digital network, or ISDN lines. In the future, we believe there will be an increasing demand for high-speed connectivity as businesses, telecommuters and individuals seek solutions with higher data transmission speeds.

TREND TOWARD OUTSOURCING OF INTERNET OPERATIONS

    Our customers are increasingly finding that investing in the resources and personnel required to maintain their web infrastructure is cost-prohibitive, and extremely difficult given the shortage of technical talent and risk of technological obsolescence. As a result of these factors, many small- and medium-sized businesses are seeking to outsource their web facilities and system needs in order to focus on their core competencies. Demand for web hosting, collocation services and outsourced e-commerce solutions is expected to grow. International Data Corporation has estimated the demand for web hosting services in the U.S. was approximately $770.0 million in 1998, and expects it to grow to approximately $12.0 billion by 2002.

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
EMERGENCE OF THIRD-PARTY COLLOCATION SERVICES

    Internet infrastructure and applications platforms are complex and sensitive to environmental factors, such as temperature and power fluctuations. These factors, together with the need for increased bandwidth, have led many businesses to rely on third parties to house, monitor and maintain the equipment that supports their web sites, e-commerce platforms and other business-critical applications at secure climate controlled facilities. Housing these platforms at third-party sites also allows for easier maintenance and operations. In addition, by locating equipment in another provider's facility, customers can more easily increase their Internet capacity, allowing them to scale their presence more quickly.

    In addition, an increasing number of new businesses are conducting a significant portion of their operations on the Internet. These businesses have an expanding need for collocation space that allows them the flexibility to rapidly add additional servers as their businesses grows. Many of these companies are also building redundancy into their web presence by housing their equipment at multiple locations to protect against a network or server failure at any single location.

RELEVANT MARKET SEGMENTS

THE MARKET FOR INTEREXCHANGE VOICE, DATA, INTERNET AND VIDEO SERVICES

    Interexchange carriers provide telecommunications services between exchanges. An exchange is a franchised geographical area within which a call between any two exchange customers is considered a local call. Many interexchange carriers offer some mix of retail services, which are those provided directly to an end-user, and carrier services, which are those provided to other carriers. Carriers provide interexchange services over their own facilities, over the facilities of other carriers, or over a combination of both.

    The market for interexchange services has been growing rapidly due to lower rates and increased transport of data. According to the President's Council of Economic Advisers, in 1997 long distance usage was 500 billion minutes, up from 370 billion minutes in 1993. FCC statistics show that total operating revenues for interexchange carriers increased to about $89.0 billion in 1997 from less than $45.0 billion in 1987.

    There has also been strong demand for increasing capacity in long distance networks to accommodate the growth in Internet traffic. According to the President's Council of Economic Advisers, the number of Internet host computers was estimated at 35 million in early 1998, up from 20 million only six months earlier and from fewer than 3 million in 1993. The FCC estimates that Internet traffic doubles every 100 days.

    High-volume, high-speed and high-capacity interexchange services are almost exclusively provided by facilities-based interexchange carriers such as AT&T, MCI WorldCom and Sprint, which operate networks principally using their own transmission facilities and extensive geographically dispersed switching equipment. Recently, other interexchange carriers have been building national or regional networks to provide service using primarily their own fiber optic transmission facilities. In addition, the FCC recently approved Bell Atlantic's application to provide long distance service in New York State, and SBC Communications has filed its application with the FCC for such authority in Texas. This approval may signal the impending entry of other Bell operating companies, or BOCs, into the long distance market, as the BOCs successfully open their local telecommunications markets to competition.

    All interexchange carriers lease some of their transmission facilities from other carriers. The dependence of an interexchange carrier on leased facilities varies widely:

    - interexchange carriers with national networks that provide services primarily using their own facilities still lease some amount of transmission capacity from other carriers to back up their service routing, augment areas where they may have traffic bottlenecks or cover a particular geographic area not covered by their own networks;

    - many other interexchange carriers own switches but obtain transmission capacity primarily by leasing other interexchange carriers' transmission services; and

    - other interexchange carriers depend entirely on leasing transmission and switching services from other interexchange carriers.

    The types of high-volume interexchange services purchased by carriers also vary widely. High-volume interexchange services can be priced based on minutes of usage or amount of capacity leased. These leases can vary in duration from one day to many years.

    The Internet has emerged as one of the fastest growing communications media in history and is dramatically changing how businesses and individuals communicate and share information. International Data Corporation estimates that the number of World Wide Web users worldwide will have grown from approximately 140 million at the end of 1998 to approximately 500 million by 2003.

                                    BUSINESS

GENERAL

    Our goal is to become a leading facilities-based provider of technologically advanced, high-capacity fiber optic network infrastructure and communications services throughout the continental United States. We intend to pursue a carrier's carrier strategy and position ourselves as the "Network to the Net" by connecting many of the highest volume telecommunications markets in the United States to each other and to the Internet. Our services will include data, video and voice transmission to Internet service providers, telecommunications carriers, corporate and governmental entities and other buyers of wholesale network capacity. Through joint construction arrangements and fiber and conduit swaps, sales and purchases, we intend to assemble a low-cost, upgradable nationwide fiber optic network initially consisting of 10,800 miles passing more than 100 metropolitan areas. We are constructing 6,400 miles of our network and acquiring 4,400 miles of our network through a swap agreement. The initial constructed portion of our network will include substantial fiber and empty conduit. We expect to substantially expand our network over time through swaps and sales of fiber and conduit, fiber and conduit purchases and additional joint construction arrangements.

    On October 29, 1999, we entered into an agreement with AT&T to build approximately one-half of the outsourced portion of AT&T's recently announced, state-of-the-art fiber optic network. The construction contemplated by the AT&T agreement will represent approximately 5,000 miles of the 6,400-mile constructed portion of our network, connecting important metropolitan areas along AT&T's network. We believe that this agreement will provide us with many business, operational and marketing advantages. AT&T will pay us for our construction services, thus reducing our overall network construction costs. In addition, we will design and construct this portion of the network to AT&T's specifications, which will ensure network quality and reliability and provide us with a key marketing advantage in offering our services. AT&T has also agreed to provide its private rights of way for use on the AT&T portion of our network, which we expect will help us to complete our network on time and within budget. We and AT&T intend to jointly dispose of up to 96 dark fibers along these 5,000 route miles, which will further reduce our overall network construction costs. We will each contribute up to 48 fibers to these joint dispositions.

    On February 25, 2000, we entered into a conduit and fiber swap agreement with Touch America, a subsidiary of Montana Power, that will provide us with a combination of fiber and conduit over an additional 4,400 route miles of its network and approximately $48.5 million in cash (subject to adjustment) in exchange for a combination of fiber and conduit over 5,900 route miles of our network. Touch America is constructing most of these route miles pursuant to a joint construction agreement with AT&T similar to our agreement with AT&T and is also currently scheduled to complete this project during 2001.

    In order to lower our construction risks, we have executed fixed-price, performance-bonded construction contracts with a number of third-party contractors for substantially all of the construction of the 5,000 route miles subject to the AT&T agreement. In January 2000, construction began on segments of our network, and we are currently on schedule to complete construction of a majority of the initial constructed route miles by the end of 2000 and the entire 6,400-mile constructed portion of our network by the end of 2001. This 6,400-mile portion of our network will generally consist of between 96 to 144 fibers and three empty conduits, some of which we have committed to swap in the Touch America transaction. On August 6, 1999, we entered into a supply agreement with Lucent to purchase fiber optic cable and other networking and optical products and services. Pursuant to that agreement, we expect that Lucent will be a major supplier for the optical-electronic equipment required to "light" our fiber. In addition, we will initially outsource billing, customer care and certain other services to Lucent.

MARKET OPPORTUNITY

    The North American telecommunications industry, including the carrier's carrier market, has demonstrated growing demand for additional capacity, and we expect this growth to continue. According to an industry survey by the Yankee Group, the carrier's carrier telecommunications services market is expected to grow at a compound annual rate of approximately 37%, from approximately
$6.7 billion in 1999 to $17.4 billion in 2002.

    Several key developments are expected to drive this growth. First, broadband "last-mile" connectivity to long-haul fiber backbones is expected to become more widely adopted and will enable businesses and consumers to access the Internet at speeds up to 300 times faster than the Internet is typically accessed today. Second, as broadband connectivity becomes common, new data-intensive uses of this capacity, such as business-to-business and Internet commerce applications, are expected to develop, further increasing long-haul data traffic. Third, other developing technologies, such as wireless access to data, are expected to provide people with access to data wherever they are. Fourth, international Internet traffic, which largely originates or terminates in the United States, is likely to increase.

    - GROWTH IN BROADBAND CONNECTIVITY. We believe that a significant constraint on the amount of data traffic over telecommunications infrastructure has been that most individual consumers and many businesses have not enjoyed broadband "last-mile" connectivity. In addition, foreign users have had limited high-speed access to United States Internet sites. Without high-speed on-ramps to national fiber backbones, the amount of data that can be transported is limited. We believe that over the next several years, significant growth of broadband "last-mile" access will be driven by a number of factors:

       - CABLE AND DSL MODEMS. Cable and DSL modems provide local retail access to the Internet over existing cable and phone lines at speeds 50 to 300 times greater than current modem access, requiring significantly more long-haul bandwidth capacity than existing dial-up modems. International Data Corporation estimated that in 1999 there were approximately 1.65 million cable and DSL modems in use, out of 36.2 million online households and that by 2003, cable and DSL modem penetration would increase to approximately 18.2 million out of 65.3 million online households.

       - CONTINUED LOCAL DEPLOYMENT OF FIBER, FIXED WIRELESS AND FIBER EQUIVALENTS. We believe that there will be a continued and accelerating deployment of fiber-level capacity to office buildings, and ultimately larger residential buildings. Currently, only a small percentage of the 750,000 office buildings in the U.S. have fiber-level access. Generally, these fiber-wired buildings are the larger buildings in the larger telecommunications markets. Growth in medium-sized and smaller buildings has been constrained because the benefits of access did not justify the cost. With the advent and development of fixed wireless and other technologies, the cost of reaching these buildings has been significantly decreased, and there are a number of well-capitalized companies aggressively deploying fiber-level connectivity to businesses in these buildings. As these technologies improve, we expect that it will become commercially feasible to provide direct fiber-level access to larger residential buildings as well.

    - DEVELOPMENT AND WIDESPREAD USE OF DATA-INTENSIVE APPLICATIONS.We believe that as penetration of broadband connectivity increases, new applications for the increased capacity will develop, further driving growth in data transport.

       - BUSINESS-TO-BUSINESS. Most businesses today use their networks and the Internet primarily for simple communications and data transfers. Expansions in available broadband capacity, are expected to generate significant increase in business-to-business transactions. For example, it will be possible to instantly and securely send high-resolution advertising copy, complex engineering drawings, film dailies and other sizeable data files. These items are currently distributed by courier services or overnight mail. In addition, we believe that, once these advancements achieve general market acceptance, many software applications will be housed centrally and served to desktops in corporate offices worldwide.

       - INTERNET COMMERCE. International Data Corporation projects that Internet commerce will grow from $50 billion in 1998 to $1.3 trillion in 2003. When broadband connectivity is widely diffused, businesses will be able to use broadband capacity to market and, in some cases, deliver their products more effectively over the Internet. Potential uses include high quality, full-motion video and potentially real-time interactive sales. In addition, many data-intensive products, such as software, videos and music, are anticipated to be sold directly on-line and downloaded by the consumer.

    - WIRELESS DATA. Devices such as cell phones, pagers and laptop computers are beginning to use wireless connectivity to provide access to the Internet, to a corporate intranet or to other sources of data. Eventually, we expect that it will be common for mobile workers to have all the capabilities of their desktop computers, at any time and anywhere, through wireless connection to telecommunications infrastructure. The effect will be an increase in the amount of time people are connected to the Internet and thus increased demand for long-haul capacity.

    - INTERNATIONAL TRAFFIC. U.S. data traffic is likely to increase as more foreign users gain broadband capacity to access U.S. Internet content and as other countries develop content that is desirable to U.S. consumers. With less than half of all web usage occurring in the United States, the Internet is becoming a world-wide phenomenon. Web users are expected to increase significantly from 142 million world-wide users in 1998 to 502 million world-wide users in 2003, a compound annual growth rate of approximately 29%.

BUSINESS STRATEGY

    Key elements of our business strategy include:

ESTABLISH A TECHNOLOGICALLY ADVANCED, UPGRADABLE HIGH-CAPACITY NETWORK

    We intend to build and own a nationwide, technologically advanced, high capacity network initially operating at the speed of OC-192 and capable of operating at speeds of up to OC-768 as that technology becomes available. We expect that our network will predominantly use state-of-the-art Lucent TrueWave-Registered Trademark- RS optical fiber designed to accommodate the latest DWDM transmission technology. A substantial portion of our network will include empty conduit and a significant number of fibers. The initial 10,800 miles of our network will use state-of-the-art optical-electronic equipment resulting in higher or equivalent capacity per fiber than many of our competitors. Our network will employ a packet-switched architecture using asynchronous transfer mode technology, or ATM, and internet protocol, or IP. Lucent TrueWave-Registered Trademark- RS fiber allows for the deployment of equipment that transmits signals on 32 or more individual wavelengths of light, or "windows," per strand, thereby significantly increasing capacity relative to older fiber products, which generally transmit fewer wavelengths of light per strand. We will continuously monitor on a 24-hour-a-day, seven-day-a-week basis and maintain the high quality of our network through our network operating center, which we expect to outsource to Lucent Technologies. We believe that by installing excess conduit and fiber, as well as the ability to have at least 32 windows per strand, we will be able to expand our network at costs significantly below the costs of constructing a new network.

LEVERAGE OUR RELATIONSHIP WITH AT&T

    We plan to maximize the benefits of our relationship with AT&T by capitalizing on:

    - the shared cost basis on which we and AT&T will construct and maintain network facilities, meaningfully reducing our construction costs for the 5,000 miles of our network covered by the AT&T agreement;

    - AT&T's reputation for stringent quality control standards, which we believe will provide us with significant marketing benefits;

    - AT&T's existing private rights of way along approximately 2,000 of those 5,000 miles, which will accelerate our construction schedule and reduce costs; and

    - the proximity of our points of presence to AT&T's points of presence.

OFFER A BROAD RANGE OF PRODUCTS AND SERVICES

    Through a carrier's carrier strategy we intend to offer our customers a broad range of products and services at a superior level of quality service, including:

    - DARK FIBER AND CONDUIT RIGHTS. We will market dark fiber strands and conduit to regional and nationwide communications companies, internet service providers, or ISPs, corporate and governmental entities and other buyers of wholesale network capacity, which may either purchase or lease them on a long-term basis to increase their data transmission capacity in areas where they experience capacity constraints, expand their business geographically, or satisfy a need for redundant capacity.

    - OPTICAL WAVE SERVICES. Using packet-based DWDM technology, we will be able to offer our customers the right to effectively acquire ownership of individual windows within fiber optic strands. Ownership of a window within a fiber strand will allow our customers the exclusive long-term use of a portion of the transmission capacity of a fiber optic strand rather than the entire strand.

    - BROADBAND SERVICES. We also plan to offer our customers the option to purchase fixed amounts of point-to-point capacity in amounts smaller than an entire wavelength window. We plan to offer point-to-point DS-3, OC-3, OC-12, OC-48 and OC-192 services to our customers, allowing them to customize their capacity requirements to their data, video and voice transmission needs.

    - PACKET-BASED DATA SERVICES. We also expect to offer lesser amounts of capacity to those customers that do not require a fixed amount of dedicated capacity on a continuous basis. These customers will be purchasing a level of capacity to transmit data intermittently using packet-based technologies.

    - OUTSOURCING SERVICES. In addition to the capacity products described above, we intend to offer ISPs, other carriers, competitive local exchange carriers, also known as CLECs, and other corporate customers outsourcing services that will allow them to focus on their core businesses while we handle their long-haul data, video and voice transport services. As a component of these outsourcing services, we expect to provide these customers with access lines and other services, such as e-mail, e-commerce solutions, server hosting, equipment installation, maintenance and billing. We expect to provide end-to-end private line connections for these customers through the resale or bundling of incumbent local exchange carrier--also known as ILEC--or CLEC services at each end of our network. We will also explore low-cost ways to provide our customers with end-to-end services which might include bundling our long-haul transmission service with local exchange services obtained from ILECs and CLECs in our target markets, or by self-providing such services as a CLEC. Should we decide to offer local exchange service directly or through resale, we will need to be certified by the state as a CLEC. As a CLEC, we may be able to purchase unbundled network elements and resale local exchange services at a significant discount.

    - COLLOCATION AND MAINTENANCE SERVICES. We intend to offer space, technical support and 24-hour-a-day, seven-day-a-week maintenance services at some of our facilities to customers that need safe technical operating environments for their communications and networking equipment. In addition, we intend to offer 24-hour-a-day, seven-day-a-week surveillance, troubleshooting, customer service and maintenance on our network.

ESTABLISH A POSITION AS A LOW-COST PROVIDER

    We intend to establish a position as a low-cost provider through the use of joint construction arrangements, our access to private rights of way owned by AT&T and affiliates of Koch Telecom, fixed-cost construction contracts with third-party construction companies and fiber and conduit sales and swaps. We currently intend to use rights of way contributed by AT&T for a significant portion of the 5,000 miles of our network, which will reduce our construction costs because the majority of AT&T's rights of way are already perfected for telecommunication use. In addition, we have entered into fixed-cost construction contracts with third-party construction companies for a substantial portion of the construction of the 5,000 miles of our network to be built pursuant to the AT&T agreement. We intend to enter into additional third-party contracts covering the construction of segments of our initial network not covered by the AT&T agreement. These subcontractors will be overseen by our construction team which includes project managers with significant prior experience in managing the construction of pipeline networks for Koch Industries, Inc. and managers who participated in the construction of telecommunications networks for other major telecommunications companies. The obligations of our subcontractors under our construction contracts are guaranteed by performance bonds equal to approximately $400.0 million, which is the entire aggregate value of those contracts.

EMPLOY RIGHTS-OF-WAY THAT PROVIDE ROUTE DIVERSITY

    Telecommunications carriers require redundant paths throughout their networks to provide reliability in the event of an equipment failure, break in one of their fiber lines or other outage. In order to ensure the required redundancy, telecommunications carriers typically build, swap or lease capacity along fiber routes that do not share a common point of potential failure. While many of our competitors' networks share common rights of way, a substantial portion of our network will be built on private rights of way, including those of AT&T and affiliates of Koch Telecom. These private rights of way are more secure than public rights of way, less vulnerable to third-party construction interruptions and will enable us to provide true route diversity to our customers.

EXPAND OUR NETWORK

    We will continue to evaluate opportunities to expand our network through swap and purchase agreements, joint ventures and construction contracts in order to reach major metropolitan areas not covered by our initial 10,800 miles. We intend to use the substantial excess conduit and fiber capacity we are installing along the initial 6,400 constructed miles of our network to facilitate conduit and fiber swaps. We believe that these fiber strands and empty conduits will provide us with sufficient excess capacity to expand our network beyond the initial 10,800 miles through fiber swaps and purchases. We are also in discussions with other companies to significantly expand our network from our initial 10,800-mile footprint. We have not entered into any definitive agreements and there can be no assurance that we will ever enter into such agreements.

EQUITY INVESTORS

    Odyssey Investment Partners, LLC, a private equity investment firm, and other investors have invested $125.0 million in cash in our convertible preferred equity. Without giving effect to the exercise of any options or warrants, Odyssey and its co-investors own approximately 36% of our equity. Odyssey manages a $760 million investment fund which invests in middle market companies that are primarily focused on communications and media, transportation and aerospace, supply chain management, financial services/asset management and specialty manufacturing. Odyssey's communications and media investments have included Western Wireless Corp. (the former parent company of VoiceStream Communications), Alliance Broadcasting Group, L.P. (sold to Infinity Broadcasting), Micom Communications (sold to Nortel), Independent Wireless One Corporation (a Sprint PCS affiliate) and Mobile Logic, Inc. (a wireless data services company). Other Odyssey investments have included TransDigm Inc., Williams Scotsman, Inc. and Monarch Marking Systems, Inc.

    Our other major equity investors include Koch Telecom Ventures, Inc. and PF Telecom Holdings LLC, each of which owns approximately 32% of our equity without giving effect to the exercise of any options or warrants. Koch Telecom is a subsidiary of Koch Industries, Inc., which through its subsidiaries, employs 11,500 people worldwide and is involved in virtually all phases of the oil and gas industry, as well as in chemicals, plastics, energy services, chemical and environmental technology products, asphalt products, metals and mineral services, ranching, financial services and ventures. Koch Ventures' communications and media investments have included VerticalNet, Inc. and Universal Access, Inc. PF Telecom, a company founded and developed by John Warta and Stephen Irwin, is led by telecommunications executives who are experienced in the construction and operation of telecommunications assets similar to our network.

OUR NETWORK

GENERAL

    We intend to assemble a low-cost, upgradable nationwide fiber optic network. We will initially construct approximately 6,400 miles including the approximately 5,000 miles to be constructed pursuant to the AT&T agreement. The Touch America swap agreement will extend our network by approximately 4,400 miles. We plan to assemble a larger network through additional fiber and conduit swaps and purchases and joint construction arrangements over the next few years.

    The following chart shows the major routes along the initial 6,400 miles of our network that we plan to construct and the additional 4,400 miles which we will receive from Touch America, along with a breakdown of mileage and currently scheduled dates by which these routes will be substantially complete. Our network will pass more than 100 metropolitan areas in the continental United States.

                                                                         SCHEDULED SUBSTANTIALLY
ROUTE END POINTS                                  APPROXIMATE MILEAGE       COMPLETE DATE (1)
----------------                                  -------------------   -------------------------
CONSTRUCTED PORTION
Houston--Jacksonville...........................          1,053         Fourth Quarter, 2000
Jacksonville--Orlando...........................            172         First Quarter, 2001
Los Angeles--Houston............................          2,309         Third Quarter, 2001
Jacksonville--NYC...............................          1,528         Fourth Quarter, 2001
Ft. Worth--Chicago..............................          1,226         Fourth Quarter, 2001
In City Miles...................................            100         Fourth Quarter, 2001
                                                         ------
TOTAL MILEAGE OF THE CONSTRUCTED PORTION OF OUR
  NETWORK.......................................          6,388
                                                         ------
TOUCH AMERICA PORTION
Chicago--Denver.................................          1,050         Fourth Quarter, 2001
Denver--Salt Lake City..........................            621         Fourth Quarter, 2001
Salt Lake City--Sacramento......................            795         Fourth Quarter, 2001
Chicago--Minneapolis............................            495         Fourth Quarter, 2001
Chicago--Detroit................................            380         Second Quarter, 2000 (2)
Denver--Dallas..................................          1,075         Second Quarter, 2000 (2)
                                                         ------
TOTAL TOUCH AMERICA MILEAGE.....................          4,416
                                                         ------
TOTAL MILEAGE...................................         10,804
                                                         ======

------------------------

(1) Separate links of each of our routes will be completed prior to the date scheduled for substantial completion of the entire route. See "Description of Material Agreements--AT&T Fiber Optic System Agreement" for a more thorough description of the construction schedule relating to routes we intend to construct with AT&T.

(2) These miles are not being constructed pursuant to Touch America's agreement with AT&T.

THE INITIAL CONSTRUCTED PORTION OF OUR NETWORK

    We currently intend to build the initial 6,400 miles of our network using advanced fiber optic telecommunications equipment and technology, including Lucent TrueWave-Registered Trademark- RS fiber and Lucent optical-electronic equipment. The first 5,000 miles of our network is being built through simultaneous construction efforts in multiple locations, with links to be completed on a staggered basis pursuant to our agreement with AT&T. Construction commenced in January 2000. We believe that approximately 95% of the rights of way to be provided by AT&T have already been perfected, and we are collaborating with AT&T to complete the acquisition and perfection of the remaining rights of way needed to complete that portion of our network that we are building pursuant to the AT&T agreement.

    Under our agreement with AT&T, AT&T will provide the standards and specifications for the development of the route miles covered by that agreement based on its extensive operational and technical expertise. We believe that our commitment to AT&T's high quality standards will be a source of competitive advantage. We are currently evaluating alternatives for the construction of the segments of our initial network not covered by the AT&T agreement.

    We expect that the initial 6,400 miles of our network will have the following characteristics:

    - RIGHTS OF WAY AND ROUTING. We expect to receive approximately 40% of the required rights of way for the network from private sources, including AT&T, affiliates of Koch Telecom and third-party sources. The remaining 60% of rights of way needed to complete construction are being purchased or leased from a number of public sources. We are seeking to procure these rights from sources that maximize the security, diversity and quality of our network.

    - CONDUITS. Each route in the 5,000 miles covered by the AT&T agreement will contain six conduits. Of those six conduits, AT&T will own three conduits, including one conduit containing our and their initial fiber optic strands. We will own the remaining three empty conduits, the remaining conduits of which we have agreed to swap to Touch America one conduit along approximately 3,500 miles covered by the AT&T agreement will allow us to upgrade our network's capabilities in response to advances in technology or increases in demand for capacity. We expect to install multiple conduits along the remaining constructed route miles not covered by the AT&T agreement where we believe it is economically advisable to do so.

    - FIBER OPTIC CABLE. We expect to install between 240 to 288 strands of Lucent TrueWave-Registered Trademark- RS optical fiber in the 5,000 miles covered by the AT&T agreement. Of those strands, AT&T will own 144 and we will own between 96 to 144 fibers. Our current plan is to install a similar number of fibers in the remaining route miles that we will construct. These fibers are designed to accommodate the latest DWDM transmission technology deployment of equipment that transmits signals on multiple wavelengths of light per strand, thereby significantly increasing the capacity of the network relative to older networks, which generally use optical fiber strands that transmit fewer wavelengths of light per strand. The Lucent TrueWave-Registered Trademark- RS fiber will allow us to increase our network capacity over time as optical-electronic equipment technology improves.

    - NETWORK ARCHITECTURE. Our network will employ a packet-switched architecture using asynchronous transfer mode technology and internet protocol that will initially operate at a speed of OC-192 and be capable of operating at speeds of up to OC-768 as that technology becomes available. Using DWDM, we will initially be able to transmit 32 wavelengths per fiber strand.

    - POINTS OF PRESENCE AND RELATED EQUIPMENT. Our initial network will pass more than 100 metropolitan areas in the continental United States, which will permit us to interconnect with all major carriers with points of presence or central offices in those metropolitan areas. These points of presence will be secure, monitored and environmentally controlled locations that are designed to hold the equipment defined in our network architecture. We intend to add additional points of presence to the network over time in large and smaller metropolitan areas along our network to expand the reach of our network. Our points of presence will be designed to provide collocation services for our customers and give them direct access to our network and service offerings. To maximize the connectivity of the network, we will negotiate with local communication carriers in each market through which our network passes to interconnect our long-haul fiber optic network to their local fiber optic, coaxial and wireless networks, which will allow us to sell them long-haul capacity and resell their local capacity to provide our carrier customers with end-to-end connectivity solutions. Our management has substantial experience in negotiating interconnection agreements.

    - NETWORK OPERATING CENTER. We are currently outsourcing our network operating center to Lucent. A network operating center provides network surveillance, troubleshooting and customer service on a 24-hour-a-day, seven-day-a-week basis. Lucent has substantial experience and expertise in operating network operating centers for a variety of telecommunications carriers. We intend to operate our own network operating center and we may engage Lucent in the design and construction of our network operating center depending on Lucent's price and functionality terms. Our network operating center would be designed to combine the functionality of a traditional telecommunications support center with that of an Internet service provider. We intend to continue to have Lucent provide these services until we elect to provide them for ourselves.

    In addition to the elements of our network described above, we may seek to further reduce network construction costs through the installation of additional fibers and/or conduit for sale or swap in certain densely populated metropolitan areas. We intend to approach potential local carriers in such metropolitan areas (including competitive local exchange carriers, incumbent local exchange carriers and other potential local service providers) to whom we may be able to provide additional capacity complementary to those carriers' existing networks. Alternatively, we may also enter into joint construction agreements with local carriers. We may also decide in certain cases to install additional fiber and/or conduit in metropolitan areas to be marketed subsequent to construction.

NETWORK CONSTRUCTION, DEVELOPMENT AND RIGHTS OF WAY

    We have assembled a construction team consisting of former Koch Industries, Inc. construction personnel and experienced telecommunications project managers. Certain members of our construction team have managed major pipeline projects for Koch Industries, Inc. along some of our planned routes and other of our managers have participated in the construction of telecommunications networks for other major telecommunications companies. These managers bring with them project management systems and construction experience, which are valuable in the construction of telecommunications assets similar to our network.

    We have executed contracts with third-party contractors for the installation of the 5,000 miles of our network, including design, rights of way procurement, permitting and construction. We plan to use third-party contractors on the remainder of the initial 6,400 constructed miles of our network. Our construction team will oversee the third-party contractors and the construction process. In addition to requiring the construction contractors to perform every phase of the network construction process, these agreements substantially define our construction costs. In January 2000, construction began on segments of the network and we are currently on schedule to complete a majority of the initial constructed route miles, by the end of 2000 and the entire 6,400 constructed portion of our network by the end of 2001. We are currently interviewing third-party contractors who will build the physical structures to house our optical-electronic equipment. Pursuant to the supply agreement, we expect that Lucent will be a major supplier for the optical-electronic equipment in these structures.

    We currently expect that approximately 40% of the total rights of way needed to construct the 5,000 miles that are subject to the AT&T agreement will be provided by AT&T pursuant to 40-year or perpetual licenses, without additional payments to AT&T. We believe that at least 95% of the AT&T rights of way are already perfected for our immediate use. We believe that AT&T's rights of way have a variety of marketing advantages, that include route diversity, exclusivity, directness of routing, security and cost position. We believe that these factors will provide us with significant competitive advantages.

    Pursuant to the Koch agreement, an affiliate of Koch Telecom will provide a small portion of the rights of way needed for the initial 6,400 constructed miles of our network along its approximately 35,000 mile pipeline network. Our access to the rights of way owned by affiliates of Koch Telecom provides us with certain advantages, such as rights of way procurement, construction security, route diversity and exclusivity. See "Description of Material Agreements--Koch Agreement."

    We expect to acquire approximately 60% of the necessary rights of way from public and private sources in order to complete the initial 6,400 constructed miles of our network. We believe that the expertise and reputation of our personnel and of our strategic alliances with AT&T and affiliates of Koch Industries, Inc., as well as the relationships that we and our investors maintain with other entities such as pipeline companies, will assist us in acquiring and perfecting additional rights of way. This is especially true for new rights of way that differ from the more typical public, railroad or utility rights of way.

    To implement our business plan successfully, we must obtain licenses and permits from third-party landowners and governmental authorities to permit us to install conduit and fiber. Public and third-party private rights of way are generally non-exclusive. Where possible, we lease them under multi-year agreements with renewal options. We may lease underground conduit and other rights of way from entities such as state and local governments and transit authorities. Rights of way agreements and permits provide us with a contractual interest and do not create an interest in land. In the ordinary course of business each build requires us to either obtain, lease, cure (or condemn) rights of way or design re-routes on a daily basis. See "Risk Factors--Need for Rights of Way."

THE ACQUIRED PORTION OF OUR NETWORK

    We plan to expand our network through conduit and fiber swaps and purchases and other arrangements. We intend to use the substantial conduit and fiber capacity we are installing along the initial 6,400 constructed miles of our network to facilitate these conduit and fiber swaps. We believe that these fiber strands and empty conduits will provide us with sufficient capacity to expand our network beyond the initial 10,800 miles through fiber swaps and purchases. We have entered into a swap agreement with Touch America pursuant to which we will provide Touch America with 3,500 miles of one conduit and 12 fibers along 5,900 miles of our network. Touch America will provide us with approximately $48.5 million, payable in monthly installments over a one-year period, one conduit and 12 fibers along the 3,000 miles of their network being constructed pursuant to their agreement with AT&T, and 24 fibers along 380 miles and six fibers along 1,075 miles of that portion of the network Touch America is constructing independently. The swap transaction with Touch America will extend our network by 4,400 miles to include Denver, Detroit, Minneapolis, Milwaukee, Salt Lake City and Sacramento. See "Description of Material Agreements--Touch America Reciprocal IRU Lease and Exchange Option Agreement."

    In addition to our swap of fiber assets with Touch America, we will continue to evaluate opportunities to swap dark fiber or conduit with other carriers for fiber assets along routes in which excess capacity exists and where it is more economical or time efficient to swap for, rather than construct, new fiber assets. The AT&T Agreement restricts our ability to engage in fiber swaps as well as other dispositions of our fiber assets. See "Description of Material Agreements--AT&T Fiber Optic System Agreement--Joint Disposition Provisions."

PRODUCTS AND SERVICES

    We anticipate offering a broad range of capacity products on our network, as well as network services to regional and nationwide communications companies, ISPs, corporate and governmental entities, Fortune 1000 companies and other buyers of wholesale capacity. These products and services are described below:

DARK FIBER AND CONDUIT RIGHTS

    We plan to sell rights in our dark fiber and may sell rights in our conduit in the future. "Dark fiber" consists of fiber optic strands contained within a fiber optic cable that has been installed but has not been connected to the transmission electronics necessary to send signals over the fiber. A sale of dark fiber rights typically has a term that approximates the economic life of a fiber optic strand (generally 20 to 30 years). These transactions are typically structured as leases or IRUs and not as outright sales of ownership interests. Purchasers of dark fiber rights typically install their own electrical and optical transmission equipment. All of our planned builds include laying three spare conduits for our future use or sale, and we have transferred to Touch America rights to use one conduit along approximately 3,500 miles covered by the AT&T agreement. We expect that sales of conduit rights will also be structured as leases or IRUs and not as outright sales of ownership interests. A purchaser of conduit rights typically lays its own cable inside the conduit. Related services for sales of dark fiber rights and conduit rights include the right to collocate optical-electronic equipment at our POPs and network equipment locations and maintenance of the purchased fiber or conduit. Payment for dark fiber rights and conduit rights is generally made on or before the time of delivery and acceptance of the fiber or conduit although other payment options may be available. Ongoing payments for collocation leases and maintenance services are typically made on a periodic basis.

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OPTICAL WAVE SERVICES

    The packet-based DWDM technology used in our network allows us to offer optical wave services to our customers. Current DWDM technology will allow us to create up to 32 wavelengths or "windows" per fiber strand with each window typically having transmission capacity of OC-192. We believe that we will be able to increase the number of windows per fiber and the transmission capacity of each window substantially in the future as optical-electronic equipment improves. We expect to offer these individual windows for sale to customers wishing to control an amount of communications capacity that is less than the amount provided by an entire fiber strand. Ownership of these windows will allow a customer exclusive long-term use of a portion of the transmission capacity of a fiber optic strand without having to purchase the entire fiber strand. A purchaser of a window may install its own electrical interface, switching and routing equipment and may share the fiber and optical transmission equipment with other optical wave services users. We believe that many potential customers will be interested in optical wave services because they allow a customer to purchase capacity for a fixed period of time (typically 10-20 years) in smaller increments while retaining the added control advantages of outright ownership of dark fiber. We expect that these services will generally be paid in full at the time the capacity is first made available to the customer.

BROADBAND SERVICES

    We also plan to offer our customers the option to purchase fixed amounts of point-to-point capacity in amounts smaller than an entire wavelength window. These customers will be offered the dedicated right to use a portion of a window in units of capacity ranging from DS-3 to OC-192. We expect to charge for these services on a monthly basis based upon the amount of capacity reserved for the customer and the distance between the points where service is provided. We will offer these services over our network and by reselling capacity on other providers' networks. Pursuant to the AT&T resale agreement, we are authorized to resell AT&T's long distance data and voice services and we may seek to enter into similar agreements with other telecommunications providers. As we near completion of our network, we expect to resell capacity on the networks of other providers only in those areas where our network does not connect.

PACKET-BASED DATA SERVICES

    We expect to offer lesser amounts of capacity to those customers that do not require a fixed amount of dedicated capacity on a continuous basis. Using packet-based technologies, these customers will be purchasing a level of a capacity to transmit data intermittently. These services will provide efficient connectivity for data, Internet, video and voice networks that do not require a constant level of usage throughout the entire day. Specific packet-based data services include asynchronous transfer mode technology, frame relay and Internet transport services. These services will be priced based on the amount of peak capacity (maximum burst rate) made available to the customer and will be paid for periodically (typically monthly).

OUTSOURCING SERVICES

    In addition to the capacity products described above, we intend to offer ISPs, CLECs, other carriers and other corporate customers outsourcing services that will allow them to focus on their core businesses while we handle their long-haul data, video and voice transport services. We intend to provide end-to-end business solutions to ISPs to enable them to enter distant markets by bundling local exchange services with our high capacity, long-haul transmission services, giving local and regional ISPs the ability to access new regions. We may seek certification as a CLEC to facilitate the provision of our long-haul dedicated transportation services along with access to modem pools, ports, and connectivity infrastructure. In addition, we plan to offer dedicated wholesale bandwidth for local and regional ISPs seeking upstream connectivity to the Internet backbone and offer peering through our connections to public and private peering points, thereby supporting internetworking between ISPs. The services we plan to offer to our non-ISP customers include access lines and other services, such as e-mail,

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e-commerce solutions, server hosting and billing. Customers will typically pay us on a monthly basis for these services with a service term of one year or longer.

COLLOCATION AND MAINTENANCE SERVICES

    We intend to offer space at our facilities to our customers, including those customers that purchase our other capacity products and services, who have a need for safe technical operating environments for their communications and networking equipment. At our operational sites we also expect to provide high-speed reliable connectivity to our network and other networks, maintenance, service, power, HVAC, fire protection and security. We also intend to offer customers the opportunity to collocate their web-servers in our facilities, giving those customers the ability to deploy an Internet presence without investing in capital-intensive infrastructure.

SALES AND MARKETING

    We expect to sell services and products to regional and nationwide communications companies, ISPs, corporate and governmental entities, Fortune 1000 companies and other buyers of wholesale network capacity through our sales department. Our sales and marketing effort will be coordinated by regional offices, each headed by a regional manager. The sales and marketing department will consist of senior level management personnel and experienced sales representatives with extensive knowledge of the industry, products and key contacts within the industry at various levels in the carrier organizations. We will position ourselves as the provider of choice to our customers due to the quality of our service, the control we provide customers over their service platforms, the reliability of our services and our position as a low-cost provider.

MARKETING OF DARK FIBER AND CONDUIT RIGHTS

    As part of our network development strategy, initially our sales department will focus its efforts on dispositions of dark fiber and conduit rights through sales, IRU grants, leases and swaps. Along the 5,000 miles that we are building pursuant to the AT&T agreement, we plan to jointly dispose of 96 of the fiber strands installed on each link comprised of 48 of our fibers and 48 of AT&T's fibers. The proceeds from the disposition of these fibers will be distributed in accordance with the number of fibers sold by each party, with the party originating the disposition receiving a commission. Under the joint disposition provisions of the AT&T agreement, we have agreed with AT&T not to dispose of more than 12 of our fibers on each link, other than the 96 fibers we plan to jointly dispose of with AT&T, until the termination of the joint disposition provisions, subject to certain limited exceptions. See "Description of Material Agreements--AT&T Fiber Optic System Agreement--Joint Disposition Provisions." We expect to build sufficient capacity on the next 1,400 constructed miles of our network to allow for similar dispositions of dark fiber and conduit rights where we believe it is economically advisable to do so.

MARKETING OF BROADBAND CAPACITY

    As our network is being completed, our sales department will begin to focus on marketing our broadband capacity products and services in addition to marketing dark fiber. Prior to the completion of our network, our sales department will also resell long distance data and voice services to establish relationships with key customers prior to the completion of our network. As our network is being completed, we expect to focus our sales efforts on providing broadband capacity products over our network and reselling other carriers' services only when it is necessary to offer our customers "one-stop-shopping" to fill in the gap in areas where our network does not reach. We will use the fibers that we own to provide broadband capacity products utilizing DWDM technologies. We will distribute our broadband capacity products both to customers who will access the network by using local services that are provided by competitive local exchange carriers or incumbent local exchange carriers, and to customers using newly emerging alternatives including various DSL modem technologies, cable modems and wireless access technologies.

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CUSTOMERS

    We believe that our product offerings, network diversity and status as a wholesaler of telecommunications services will be attractive to customers such as telecommunications carriers and other communications providers, ISPs, data providers, television and video providers, and corporations and governmental entities with unique bandwidth network requirements.

    We expect to market capacity on our network to a variety of customers such as:

    - INCUMBENT LOCAL EXCHANGE CARRIERS, such as Bell Atlantic. ILECs typically require some interstate paths for internal communications, signal control and operator services. ILECs also require intrastate capacity to connect central offices to one another and to connect central offices to POPs and customer premises.

    - FACILITIES BASED IXCS, such as MCI WorldCom and others. IXCs typically require redundant routing to ensure reliability in their networks and additional capacity for their customers as minutes-of-use and IP bandwidth requirements increase.

    - COMPETITIVE LOCAL EXCHANGE CARRIERS, such as Adelphia Business Solutions, ICG Communications and others. CLECs typically require long-haul capacity between their local networks.

    - INTERNET SERVICE PROVIDERS, including small-to medium-sized regional ISPs that are seeking to expand their geographical coverage to the multi-regional or national level, as well as larger ISPs and non-facilities-based and private label ISP providers such as MindSpring Enterprises, Inc. and others. ISPs typically require distribution channels to IXC and LEC switches and interconnection to ISP switches.

    - FORTUNE 1000 COMPANIES AND GOVERNMENTAL ENTITIES, who require dedicated point-to-point connections that have the capacity to, carry a wide range of communications services (e.g., high speed intranet access).

    - CABLE TELEVISION COMPANIES AND VIDEO CARRIERS, such as Charter Communications and others. Cable companies typically require fiber optic capacity to upgrade their systems to higher speed bandwidths, which allow them to increase the number of channels available, add incentive programming and Internet and data transfer capabilities and to consolidate head-end facilities. Broadcasters typically require inexpensive video paths to extend their reach to distant locations.

    - WIRELESS COMMUNICATIONS COMPANIES, such as VoiceStream Wireless and others. Wireless companies typically require land-based back-hauling of traffic from towers to their switches and also capacity between their switches with IXCs, points of presence and ILECs, central offices.

    We believe that our network will provide our customers with a low-cost alternative to building their own infrastructure or purchasing metered services from communications carriers. Our customers will be able to buy or lease fiber optic capacity on a segmented basis, along our entire network, or beyond our network through national provisioning services.

INTERCONNECTION AND PEERING

    As a result of the Telecommunications Act, telecommunications carriers may, as a matter of law, interconnect with incumbent local exchange carriers on terms designed to help ensure economic, technical and administrative equality between the interconnected parties. We plan to interconnect our network to existing carriers' networks by building fiber to existing "carrier hotels" and points of presence. Interconnection is necessary for us to be able to transmit traffic to other carriers, trade traffic with other carriers and terminate traffic with other carriers.

    Peering is the arrangement where ISPs agree to exchange routing information with each other, thereby supporting internetworking between providers. Typically, ISPs meet at public exchange points, known as network access points, to support peering arrangements on a large scale with many peering partners. Peering, where an ISP accepts traffic for all possible Internet destinations via a given interconnect, is very distinct from transit services. We plan for our network to have connectivity to the Internet by having physical connections to the public and private peering connection points throughout

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the United States. Recently, many ISPs that previously offered peering have reduced or eliminated peering relationships or are establishing more restrictive criteria for peering. Two of the largest ISPs now impose transit charges in lieu of peering arrangements.

COMPETITION

    The telecommunications industry is highly competitive, with respect to both service offerings and price. We will face competition from both existing and planned telecommunications systems along the network. Many of our existing and potential competitors in this industry have financial, personnel, marketing and other resources significantly greater than ours, as well as other competitive advantages, including existing customer bases. Increased consolidation and strategic alliances in the industry resulting from the Telecommunications Act, the opening of the U.S. market to foreign carriers, technological advances and further deregulation could give rise to significant new competitors. Our primary competitors in the wholesale fiber and ISP markets will be interexchange carriers, wholesale providers and competitive local exchange carriers, some of which are expanding their networks to provide fiber optic connectivity between their markets through their own construction or through purchasing dark fiber from companies like us.

    Many older systems will face greater difficulty in upgrading to more advanced fiber due to lack of a spare conduit. We are aware that other competitors may employ advanced technology that is similar to that of our network. Additional capacity that is expected to be available over the next several years from competitors may cause significant decreases in prices overall.

    The prices we can charge our customers for transmission capacity on our network could decline due to installation by us and our competitors, some of which are expanding capacity on their existing networks or developing new networks, of fiber and related equipment that provides substantially more transmission capacity than needed. If prices for network services significantly decline, we may experience a decline in revenues which would have a material adverse effect on our operations. See "Risk Factors--Pricing Pressures."

    We believe that our strategy of selling products and services to other communications carriers gives us an advantage over other fiber optic network providers who compete with their customers. We believe that communications carriers prefer not to buy products and services from a competitor. We also do not need a large sales, marketing and customer service staff in order to support the retail markets that our competitors serve. We can effectively reach and serve a relatively small group of large customers with our smaller, efficient and focused team, resulting in reduced costs.


    The market for our telecommunications services is likely to become more competitive as the BOCs are allowed to enter into the in-region long distance market. Recently, the FCC approved Bell Atlantic's application to provide long distance service in New York. In addition, in June 2000, the FCC granted SBC Communications similar authority in Texas. We expect other BOCs to file similar applications in 2000. As these and other BOCs enter the in-region long distance market, we expect that those markets could become increasingly competitive. Several BOCs have made substantial progress toward opening their local telecommunications markets to competition, a key factor in obtaining FCC approval. See "Risk Factors--Competition."


SUPPLIERS

    The principal components of our network are fiber optic cable, conduit and optical-electronic equipment, which are purchased from third-party suppliers. Although we currently expect that Lucent will be a major supplier of our fiber optic cable and optical-electronic equipment pursuant to the Lucent supply agreement, there are a number of alternative suppliers that we are in discussions with. Fiber optic cable suppliers generally require three to six months' lead time for large orders, while conduit is generally available on a spot basis from numerous suppliers.

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EMPLOYEES

    As of March 31, 2000, we had 41 employees, including 13 employees borrowed from PF Telecom. None of our employees is represented by a collective bargaining agreement. We believe that our relations with our employees are good. See "Certain Relationships and Related Party Transactions--PF Telecom Secondment Agreement" and "Management--Employment and Similar Agreements."

PROPERTIES

    Our executive and administrative offices are located in Houston, TX, where we lease an aggregate of approximately 5,000 square feet under an agreement which expires in January 2003. Although we will retain space in Houston for our construction team, we are in the process of relocating our executive and administrative offices to Northern Virginia. In addition we maintain an office in Washougal, WA, where we lease an aggregate of approximately 4,000 square feet under an agreement which expires in June 2004. In the ordinary course of our business, we also lease building or warehouse space or, to the extent necessary, have acquired easements to accommodate our regeneration sites or for storage purposes. Based upon our current operations, we believe that our properties are adequate and suitable for our intended purposes.

LEGAL PROCEEDINGS

    From time to time, we may be party to various legal proceedings arising in the ordinary course of our business. As of the date of this prospectus, we have not been engaged in any legal proceedings which are expected, individually or in the aggregate, to have a material adverse effect on us.

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                                   REGULATION

    THE FOLLOWING SUMMARY OF REGULATORY DEVELOPMENTS AND LEGISLATION IS NOT COMPLETE. IT DOES NOT DESCRIBE ALL CURRENT AND PROPOSED FEDERAL, STATE AND LOCAL REGULATION AND LEGISLATION AFFECTING THE TELECOMMUNICATIONS INDUSTRY. EXISTING FEDERAL AND STATE REGULATIONS ARE CURRENTLY SUBJECT TO JUDICIAL PROCEEDINGS, LEGISLATIVE HEARINGS AND ADMINISTRATIVE PROPOSALS THAT COULD CHANGE, IN VARYING DEGREES, THE MANNER IN WHICH OUR INDUSTRY OPERATES. WE CANNOT PREDICT THE OUTCOME OF THESE PROCEEDINGS OR THEIR IMPACT ON THE TELECOMMUNICATIONS INDUSTRY OR US.

    We are part of an industry that is highly regulated by federal, state and local governments whose actions are often subject to regulatory, judicial, or legislative modification. To the extent that our offerings are treated as telecommunications services, additional federal and state regulation would apply to those offerings. Accordingly, there can be no assurance that regulations, current or future, will not have a material adverse effect on us.

FEDERAL REGULATION

    U.S. Federal regulation has a significant impact on the telecommunications industry. Federal regulations have undergone major changes in the last several years as the result of the enactment of the Telecommunications Act of 1996 (the "1996 Act") on February 8, 1996. The 1996 Act is the most comprehensive reform of the U.S. telecommunications law since the Communications Act was enacted in 1934. For example, the 1996 Act imposes a number of interconnection and access requirements on telecommunications carriers and on all local exchange carriers, including ILECs and CLECs.

    The different ways we intend to offer fiber-optic supported services could trigger three alternative types of regulatory requirements:

        (1) non-communications services,

        (2) private carrier services, and

        (3) telecommunications services or common carriage.

    Certain regulations associated with each type of offering are described below.

    Although the law establishing these alternative regulatory requirements is often unclear, we expect that even our common carriage offerings will be subject to a lower degree of federal regulation than those of dominant carriers. While we consider ourselves an interexchange carrier and will be seeking authority to offer local exchange services in some states, it is difficult to predict with certainty how the FCC will classify some of our services.

NON-COMMUNICATIONS SERVICES

    The provision of dark fiber can be viewed as a non-communications service in that it is not a service, but rather the provision of a physical facility that is indistinguishable from other non-communications offerings such as constructing an office building. Many providers of dark fiber are currently operating on the assumption that they are providing unregulated facilities. Although the FCC attempted to regulate ILEC provision of dark fiber as a common carrier service, this position was vacated by the U.S. Court of Appeals for the District of Columbia Circuit in 1994. The FCC has not addressed the issue since that time and, thus, we believe that the sale or other disposition of dark fiber is not regulated by the FCC as a common carrier service at this time. However, there can be no assurance that the FCC, on remand, will not take the position again that at least some dark fiber offerings are subject to common carrier regulation. Moreover, the FCC has recently found that dark fiber is an unbundled network element which must be made available by the ILECs to CLECs. If the FCC were to determine that the sale of dark fiber constituted telecommunications, we would be subject

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to additional regulation at the federal level in connection with these offerings. See "--United States--Federal--Telecommunications Services."

PRIVATE CARRIER SERVICES

    Even if some of our offerings are treated as communications services, they could be viewed as private carrier offerings. Private carrier offerings typically entail the offering of telecommunications, but are provided to a limited class of users on the basis of individually negotiated terms and conditions that do not meet the definition of a telecommunications service under the 1996 Act. If our services are treated as private carriage, they are generally unregulated by the FCC, but would be subject to universal service payments based on the gross interstate and international telecommunications revenues from end users. See "--United States--Federal--Telecommunications Service--Universal Service." Private carriers may also be subject to access charges if interconnected to local exchange carriers.

TELECOMMUNICATIONS SERVICES

    Some of our services, such as the provision of bandwidth capacity, lit fiber and the resale of telecommunications services from AT&T, will be treated as telecommunications services by the FCC. A significant number of federal regulatory requirements will be applicable to those services.

    The law essentially defines telecommunications carriers to include entities offering telecommunications services for a fee directly to the public or to classes of users so as to be effectively available directly to the public, regardless of the facilities used. "Telecommunications" is defined as the transmission, between or among points specified by the user, of information of the user's choosing, without change in the form or content of the information as sent and received. The FCC has ruled that the term "telecommunications carrier" is the same as the definition of common carrier. For the reasons stated above, regarding our belief that we are not a common carrier, we also believe that we are not a telecommunications carrier when we are providing our dark fiber offerings. An FCC decision to the contrary was appealed to federal court, which remanded to the FCC. A decision on remand could require that our services be treated as common carriage. In addition, certain railroad, power and telecommunications associations--none of which is affiliated with us--have petitioned the FCC to clarify the status of fiber providers in this regard. If the FCC decides that these companies are acting as telecommunications carriers in providing dark fiber facilities, we, too, could become subject to certain federal regulatory requirements that may impose substantial administrative and other burdens on us.

    If the FCC finds some of our services to be telecommunications services, we will be regulated as a nondominant common carrier and as such will not need authorization to provide domestic services and can file tariffs on one day's notice. The FCC imposes greater regulations on common carriers such as the BOCs that have some degree of market power ("dominant carriers"). In addition, the FCC requires common carriers to obtain an authorization to construct and operate telecommunication facilities or to provide or resell telecommunications services between the United States and international points.

    GENERAL OBLIGATIONS OF ALL TELECOMMUNICATIONS CARRIERS. To the extent that any of our offerings are treated as telecommunications services, we would be subject to a number of general regulations at the federal level that apply to all telecommunications carriers, including the obligation not to charge unreasonable rates or engage in unreasonable practices, the obligation to not unreasonably discriminate in our service offerings and the potential obligation to allow resale of our services in certain circumstances. In addition, third parties may file complaints against us at the FCC for violations of the Communications Act of 1934 (the "Communications Act") or the FCC's regulations. Certain statistical reporting requirements may also apply. In addition, FCC rules require that telecommunications carriers contribute to universal service support mechanisms, the Telecommunications Relay Service fund, the number portability fund, and the North American Number Plan Administrator fund.

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    INTERCONNECTION OBLIGATIONS OF ALL TELECOMMUNICATIONS CARRIERS.  All
telecommunications carriers have the basic duty to interconnect, either directly or indirectly, with the facilities of other telecommunications carriers. This is the minimum level of interconnection required and is generally considered to impose only minimal requirements as compared with the interconnection obligations imposed on ILECs described in the next section. All telecommunications carriers must also ensure that they do not install network features, functions or capabilities that do not comply with guidelines and standards established by the FCC to implement requirements to ensure accessibility for individuals with disabilities and to regulations designed to promote interconnectivity of networks. Although these requirements are not burdensome now, the FCC could adopt new regulations that could impose burdensome or expensive regulations that could adversely affect us.

    TARIFFS AND PRICING REQUIREMENTS. In October 1996, the FCC adopted an order in which it eliminated the requirements that nondominant interstate interexchange carriers maintain tariffs on file with the FCC for domestic interstate services. The order does not apply to the switched and special access services of the BOCs or other local exchange carriers. The FCC order was issued pursuant to authority granted to the FCC in the 1996 Act to "forbear" from regulating any telecommunications services provider under certain circumstances. Several parties filed notices for reconsideration of the FCC order and other parties have appealed the decision. On February 13, 1997, the United States Court of Appeals for the District of Columbia Circuit stayed the implementation of the FCC order pending its review of the order on its merits. After a lengthy appeal, on April 28, 2000, the D.C. Circuit affirmed the FCC's decision to require mandatory detariffing of domestic interstate services.

    On May 9, 2000, the FCC issued a Public Notice establishing a nine-month transition period, beginning May 1, 2000, and ending January 31, 2001, during which all interstate interexchange carrier tariffs will be cancelled. During this transition, non-dominant interexchange telecommunications carriers can no longer file new contract tariffs or other long-term service arrangements with the FCC as a means of providing notice to customers of prices, terms and conditions on which they offer their interstate services. The FCC has required that nondominant interexchange carriers instead post their rates, terms and conditions for all their interstate, domestic services on their Internet web sites if they have one; this rule is effective once these services are detariffed. Detariffing may result in significant administrative expenses for us. Tariffs also allow a carrier to limit its liability to its customers, including in connection with service interruptions. Accordingly, we may become subject to liability risks that we would have been able to limit through tariff filings, and there can be no assurance that the potential liabilities will not have a material adverse effect on our results of operations and financial condition and ability to meet our obligations under the notes. With or without a tariff, the obligation to provide non-discriminatory, just and reasonable prices remains unchanged under the Communications Act of 1934. Competitive access providers do not have to file tariffs for their exchange access services, but may if they choose to do so.

    To the extent we provide interexchange telecommunications service, we are required to pay access charges to ILECs and CLECs when we use the facilities of those companies to originate or terminate interexchange calls. The interstate access charges of ILECs are subject to extensive regulation by the FCC, while those of CLECs or non-CLECs are subject to a lesser degree of FCC oversight but remain subject to the requirement that all charges be just, reasonable, and not unreasonably discriminatory. In May 1997, the FCC made major changes in the interstate access charge structure. The FCC increased the costs that price cap LECs recover through monthly, non-traffic sensitive access charges and decreased reliance on traffic-sensitive charges. The FCC also announced its plan to bring interstate access rate levels more in line with cost. On appeal, the Eighth Circuit upheld the FCC's May 1997 order in a decision issued on August 19, 1998. With significant exceptions, the current policy of the FCC for most interstate access services dictates that ILECs charge all customers the same price for the same service. Thus, the ILECs generally cannot lower prices to some customers without also lowering

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charges for the same service to all similarly situated customers in the same geographic area, including those whose telecommunications requirements would not justify the use of the lower prices.

    In August 1999 the FCC issued an Order that provided substantial new pricing flexibility to ILECs, primarily with respect to special access and dedicated transport, and proposed further pricing flexibility for those services and for switched access. In some cases, ILECs may offer deaveraged rates, contract tariffs, and non-cost based volume discounts. The order also initiated a rulemaking to determine whether the FCC should regulate the access charges of CLECs.

    In addition to this pricing flexibility, on May 31, 2000 the FCC adopted a joint proposal from Bell Atlantic, BellSouth, GTE, SBC Communications, AT&T, and Sprint to lower significantly and deaverage interstate access charges for certain participating local exchange carriers. These pricing reforms take effect on July 1, 2000, and could increase competition among carriers offering local exchange and exchange access service in our operating area, and thereby lower prices for some of the services we offer.

    SECTION 214 REQUIREMENTS. Section 214 of the Communications Act governs the extension of lines and discontinuance of common carriers services. Although the FCC does not require a non-dominant carrier to obtain certification prior to constructing facilities or offering domestic telecommunications service, the FCC does require carriers to seek permission prior to the discontinuance, reduction or impairment of service. Application must also be made for discontinuance, reduction or impairment of services using dark fiber. The affected customers must be notified within 60 days of the planned disconnection, reduction or impairment of telecommunications services. As indicated above, Section 214 authorization is required in connection with both the construction of facilities for international telecommunications services and the provision of international telecommunications services.

    ACCESS TO POLES, DUCTS AND CONDUITS. An area of the law that remains in flux concerns the extent of a carrier's obligations to provide access to poles, ducts, conduits and rights of way. We are obligated under Section 224 of the Communications Act to permit other carriers reasonable access to our poles, ducts, conduits and rights of way, and the FCC has adopted comprehensive rules governing how access is to be provided. The United States Court of Appeals for the Eleventh Circuit recently held that these rules do not obligate us to provide such access to carriers that use wireless telecommunications technology or to those seeking access in order to provide Internet services. The FCC is also currently considering additional rules, including whether access to rooftops and space inside buildings, including buildings owned by utilities, should be mandated under the Act.

    REGULATORY FEES. Under Section 9(a) of the Act, the FCC is authorized to assess and collect annual regulatory fees, as determined annually by Congress, in order to recover costs incurred in carrying out its regulatory activities and providing user information services.

    OTHER REGULATORY ISSUES:

    - DESIGNATION OF SERVICE AGENT. The Communications Act requires us, as an interstate common carrier, to designate an agent in the District of Columbia upon whom service of all notices, process, orders, decisions, and requirements of the Commission may be made.

    - EEO REPORT. The FCC requires us to file an annual employment report to comply with the FCC's Equal Employment Opportunity policies.

    - TRUTH IN BILLING. The FCC has adopted new rules designed to make it easier for customers to understand the bills of telecommunications carriers. These new rules establish certain requirements regarding the formatting of bills and the information that must be included on bills. These rules have been appealed in federal court.

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
    ANTI-SLAMMING RULES. The FCC implemented rules which protect consumers whose pre-subscribed carriers have been switched without their consent (the so-called "anti-slamming" rules). Pursuant to the rules, a carrier found to have slammed a customer is subject to substantial fines and must remove from the consumer's bill all charges incurred within 30 days of the slamming. While we do not plan to engage in such practices, a slamming fine, if levied, could have a material impact on our business in the future.

CUSTOMER PROPRIETARY NETWORK INFORMATION

    In February 1998, the FCC adopted rules implementing Section 222 of the Communications Act of 1934, which governs the use of customer proprietary network information by telecommunications carriers. Customer proprietary network information generally includes any information regarding a subscriber's use of a telecommunications service, where it is obtained by a carrier solely by virtue of the carrier-customer relationship. The FCC has clarified that customer proprietary network information, which we refer to as CPNI, does not include a subscriber's name, telephone number, and address, as this information is generally not derived from the carrier's provision of a telecommunications service to a customer. Under the FCC's rules, a carrier may only use a customer's proprietary network information to market services that are "necessary to, or used in," the provision of a service that the carrier already provides to the customer, unless it receives the customer's prior oral or written consent to use that information to market other services. In December 1999, the Court of Appeals for the Tenth Circuit vacated the FCC's original and modified CPNI rules, on the grounds that they violate the First Amendment. However, Section 222 of the Communications Act remains the law and that section, in addition to the FCC's now-vacated rules, provides some guidance on the use of CPNI. Uncertainty regarding restrictions on the use of CPNI may impede our ability effectively to market integrated packages of services and to expand existing customers' use of our services.

UNIVERSAL SERVICE


    Pursuant to the Telecommunications Act of 1996, on May 8, 1997, the FCC released an order establishing a significantly expanded federal universal service subsidy regime. The universal service program provides support to carriers serving low-income customers and customers who live in areas where the cost of providing telecommunications services is high. In addition, the FCC established new subsidies for telecommunications and certain information services provided to qualifying schools and libraries and for services provided to rural health care providers. Providers of interstate telecommunications services, as well as certain other entities, such as private carriers offering excess capacity to end user customers, must pay for these programs. Our contribution to the federal support funds would be calculated based on a percentage of our gross end-user interstate and international telecommunications revenues. The assessment rate for the third quarter of 2000 is 5.5360% of interstate and international end user telecommunications revenues. The contribution factor issued by the FCC varies quarterly. The amounts contributed may be billed to customers. Currently, the FCC is calculating assessments based on the prior year's revenues. Assuming that the FCC continues to calculate contributions based on the prior year's revenues, we believe that we will not be liable to contribute any material amount to these programs during 2000 because we had no significant end user revenues in 1999. With respect to subsequent years, however, we are currently unable to quantify the amount of any contributions that we will be required to make or the effect that these required contributions will have on our financial condition. The FCC has recently adopted the cost model which it will use to determine the support needed in high-cost areas and the inputs for the model. The new high-cost support mechanism, which went into effect on January 1, 2000 for non-rural carriers, substantially increases the amount of high-cost support provided to non-rural carriers. The U.S. Court of Appeals for the Fifth Circuit recently issued an order upholding in part, and reversing in part, the May 1997 FCC order implementing these funds. On June 5, 2000, the Supreme Court agreed to hear an appeal of the Fifth Circuit's Order, challenging the FCC's basis for computing support payments.


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

Numerous other FCC orders revising these funds are subject to petitions for reconsideration and further petitions for appeal. The outcome of these proceedings or their effect cannot be predicted.



    In addition to the universal service mechanisms described above, on May 31, 2000 the FCC adopted a joint proposal from Bell Atlantic, BellSouth, GTE, SBC Communications, AT&T, and Sprint to create a $650.0 million fund to provide universal service support for interstate access charges. This fund could significantly increase the contribution obligations of other telecommunications carriers.


    CALEA. We might incur significant expenses to assure that our networks comply with the requirements of the Communications Assistance for Law Enforcement Act ("CALEA"). Under CALEA, telecommunications carriers are required to: (1) provide law enforcement officials with call content and call identifying information pursuant to a valid electronic surveillance warrant ("assistance capability requirements"), and (2) reserve a sufficient number of circuits for use by law enforcement officials in executing court authorized electronic surveillance ("capability requirements"). To the extent that we provide facilities-based services, we may incur costs in meeting both of these requirements. In particular, regarding the assistance capability requirements, except in very limited circumstances the government is only required to compensate carriers for the costs of making equipment installed or deployed before January 1, 1995 CALEA compliant. While the telecommunications industry is attempting to negotiate legislative and administrative changes to this reimbursement cut-off date, as it stands today, we will be financially responsible for ensuring that our post-1995 equipment is in compliance. Regarding the capacity requirements, the government will finance any necessary increases in capacity for equipment that we have specifically identified as installed or deployed prior to September 8, 1998, and we are responsible for paying for any necessary increases in capacity for equipment installed or deployed after that date.

LOCAL EXCHANGE CARRIER REGULATION

    A local exchange carrier is defined as a provider of telephone exchange service, which is an interconnected service of the character ordinarily furnished in a single exchange, covered by the local exchange charge, or comparable service provided through a system of switches, transmission equipment, or other facilities, or combination thereof, by which a subscriber can originate and terminate a telecommunications service. We are contemplating becoming certificated as a CLEC in order to provide such services and take advantage of certain beneficial pricing arrangements. If we obtain authorization to operate as a CLEC, the obligations described below that are applicable to CLECs would apply.

    INTERCONNECTION. The Telecommunications Act greatly expands ILEC interconnection obligations. The Telecommunications Act subjects the ILECs to the following requirements:

    - PHYSICAL COLLOCATION. Requires ILECs to provide physical collocation, which allows companies such as us and other competitive local exchange carriers to install and maintain our own network termination equipment in incumbent local exchange carrier central offices or, if requested or if physical collocation is demonstrated to be technically infeasible, virtual collocation. See "Collocation and Line Sharing" below;

    - UNBUNDLED ACCESS. Requires all ILECs to provide nondiscriminatory access to unbundled network elements (including certain network facilities, features, functions, and capabilities) at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost (which may include a reasonable profit). The Supreme Court's decision in AT&T V. IOWA UTILITIES BOARD required the FCC to reconsider which elements should be unbundled. The FCC in November 1999 established a revised set of unbundled network elements, which established dark fiber as an unbundled network element;

    - RESALE. Requires ILECs to establish "wholesale" rates for their services to promote resale by competitive local exchange carriers. In addition, ILECs are required to offer all retail

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
      telecommunications services to other carriers for resale at discounted rates, based on the costs avoided by the ILEC in the offering.

    ILECs are required to negotiate in good faith with carriers requesting any or all of the above arrangements. If the negotiating carriers cannot reach agreement within a prescribed time, either carrier may request binding arbitration of the disputed issues by the state regulatory commission. Where an agreement has not been reached, ILECs remain subject to interconnection obligations established by the FCC and state telecommunication regulatory commissions.

    In addition, all local exchange carriers, including CLECs, are subject to the following requirements:

    - INTERCONNECTION. Requires all ILECs and CLECs to permit their competitors to interconnect with their facilities either directly or indirectly. Requires all ILECs to permit interconnection at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost (which may include a reasonable profit);

    - NUMBER PORTABILITY. Requires all ILECs and CLECs to establish number portability, which will allow a customer to retain its existing phone number if it switches from the local exchange carrier to a competitive local service provider;

    - RECIPROCAL COMPENSATION. All ILECs and CLECs must complete local calls originated by other LECs under reciprocal compensation arrangements. That is, the LEC terminating a local call is entitled to payment from the LEC originating a call. Charges assessed by the ILECs for terminating calls originated on a CLEC's network must be based on a reasonable approximation of additional cost or through mutual exchange of traffic without explicit payment. The FCC recently determined that dial-up calls placed to ISPs are interstate in nature, not local, and has initiated a proceeding to determine appropriate carrier-to-carrier compensation. At the same time, the FCC declined to overturn a multitude of state decisions requiring ILECs to pay CLECs reciprocal compensation for delivering Internet traffic to ISPs. In response, many parties appealed the FCC's order, and several ILECs asked states and federal courts to reverse a number of the existing state determinations. On March 24, 2000, the D.C. Circuit vacated the FCC's order, holding that the FCC had not adequately explained its earlier decision. The D.C. Circuit remanded the proceeding to the FCC for further consideration;

    - DIALING PARITY. Requires all ILECs and CLECs to provide nondiscriminatory access to telephone numbers, operator services, directory assistance, and directory listing with no unreasonable dialing delays. They must also provide dialing parity for interLATA services and for intraLATA toll services; and

    - ACCESS TO RIGHTS-OF-WAY. Requires all ILECs and CLECs to permit competing carriers access to poles, ducts, conduits and ROW at reasonable and nondiscriminatory rates, terms and conditions.

OTHER FEDERAL COMMUNICATIONS REQUIREMENTS

    UNBUNDLED NETWORK ELEMENTS. The FCC is charged with establishing national guidelines to implement certain portions of the Telecommunications Act. The FCC issued its interconnection order on August 8, 1996. Among other rules, the FCC established a list of seven network elements, comprising most of the significant facilities, features, functionalities or capabilities of the network, that the incumbent local exchange carriers must unbundle. It is possible for competitors to provide competitive local exchange service using only these unbundled network elements. In addition, the FCC mandated a particular forward-looking pricing methodology for these network elements that produces relatively low element prices that are favorable to competitors.

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
    On July 18, 1997, however, the United States Court of Appeals for the Eighth Circuit issued a decision vacating the FCC's pricing rules, as well as certain other portions of the FCC's rules implementing the 1996 Act, on the grounds that the FCC had improperly intruded into matters reserved for state jurisdiction. On January 25, 1999, the Supreme Court largely reversed the Eighth Circuit's order, holding that the FCC has general jurisdiction to implement the local competition provisions of the Telecommunications Act. In so doing, the Supreme Court stated that the FCC has authority to set pricing guidelines for unbundled network elements, to prevent incumbent local exchange carriers from disaggregating existing combinations of network elements, and to establish "pick and choose" rules regarding interconnection agreements. "Pick and choose" rules would permit a carrier seeking interconnection to pick and choose among the terms of service from other interconnection agreements between the ILEC and various CLECs. This action reestablishes the validity of many of the FCC rules vacated by the Eighth Circuit.

    Although the Supreme Court affirmed the FCC's authority to develop pricing guidelines, the Supreme Court did not evaluate the specific forward-looking pricing methodology mandated by the FCC and has remanded the case to the Eighth Circuit for further consideration. Some incumbent local exchange carriers have argued that this pricing methodology does not allow adequate compensation for the provision of unbundled network elements. The Eighth Circuit heard oral arguments on this pricing issue on September 16, 1999, but has not yet issued a ruling. In addition to the Eighth Circuit, the Supreme Court recently agreed to hear argument on the merits of the FCC's forward looking pricing methodology in the separate context of the FCC's new universal service support program. See "-- Federal Regulation--Telecommunications Services--Universal Service," above.

    The Supreme Court also remanded the list of unbundled network elements to the FCC for further consideration of the necessity of each one under the statutory standard. On November 5, 1999, the FCC released an order largely retaining its list of unbundled network elements, but eliminating the requirement that ILECs provide unbundled access to local switching for customers with four or more lines in the densest parts of the top 50 Metropolitan Statistical Areas in most circumstances, and the requirement to provide operator services and directory assistance. The FCC concluded that the market has developed since 1996 such that competitors can and do self-provide these services, or acquire them from alternative sources. The FCC also noted that ILECs remain obligated under the non-discrimination requirements of the Communications Act of 1934 to comply with the reasonable request of a carrier that purchases these services from the ILECs to rebrand or unbrand those services, and to provide directory assistance listings and updates in daily electronic batch files. In addition, the competitive checklist contained in section 271 of the Communications Act of 1934 requires Bell operating companies to provide nondiscriminatory access to these services.

    The FCC required ILECs to offer dark fiber as an unbundled network element on both a local loop and interoffice transport basis. Although the FCC found that the wholesale market for fiber loop facilities was "nascent," it is possible that the availability of dark fiber from ILECs as an unbundled network element could affect the demand for our services. This availability of dark fiber from ILECs as an unbundled network element could be in addition to other sources of dark fiber already available in the market and ILEC current offerings of dark fiber.

    Petitions for reconsideration and appeals of these new FCC rules have been filed. Thus, while the Supreme Court resolved many issues, including the FCC's jurisdictional authority, other issues remain subject to further consideration by the courts and the FCC. We cannot predict the ultimate disposition of those matters. If the Eighth Circuit fails to affirm the FCC's pricing methodology, which is favorable to competitors such as us because it is based on forward-looking costs, then unbundled network element prices, including prices for unbundled network element combinations, may rise. Such increases would have a materially adverse effect on our business.

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
    FILING REQUIREMENTS. CLECs are also subject to other FCC filing requirements. Compliance with these obligations, individually and in the aggregate, may cause us to incur substantial expenses. There can be no assurance that these expenses will not have a material adverse effect upon our results of operations and financial condition and our ability to meet our obligations under the notes.

    COLLOCATION AND LINE SHARING. The FCC recently adopted new rules designed to make it easier and less expensive for CLECs to obtain collocation at incumbent local exchange carrier central offices by, among other things, restricting the ILECs' ability to prevent certain types of equipment from being collocated and requiring ILECs to offer alternative collocation arrangements to CLECs. On March 17, 2000, the D.C. Circuit vacated those portions of the FCC's expanded collocation rules that permitted CLECs to collocate equipment that contained functions in addition to those necessary for interconnection or access to unbundled network elements. The Court, while upholding the FCC's authority to require cageless collocation, also rejected the FCC's effort to leave the choice of space within the central office to the CLEC. The Court vacated the FCC's rules in part and remanded to the FCC the issue of what equipment is necessary for interconnection or access to unbundled elements.

    On November 18, 1999, the FCC also adopted a new order requiring ILECs to provide line sharing, which will allow CLECs to offer data services over the same line that a consumer uses for voice services without the CLECs having to provide the voice service. While we expect that the FCC's new rules will be beneficial to CLECs, we cannot be certain that these new rules will be implemented by the ILEC in a favorable manner. Under the FCC order, state commissions will establish the rates for line-sharing, using the FCC's pricing guidelines. ILECs and other parties have asked the FCC to reconsider some or all of these rules, and have appealed these rules in federal court. We cannot predict the outcome of these actions or the effect they may have on our business.

    JURISDICTIONAL NATURE OF INTERNET TRAFFIC. Recently, the FCC has determined that both continuous access and dial-up calls from a customer to an Internet service provider are jurisdictionally interstate, not local, calls, and, therefore, are subject to the FCC's jurisdiction. The FCC has initiated a proceeding to determine the effect that this regulatory classification will have on the obligation of local exchange carriers to pay reciprocal compensation for dial-up calls to Internet service providers that originate on one local exchange carrier network and terminate on another local exchange carrier network. The vast majority of states to have considered this issue have held that local exchange carriers need to pay reciprocal compensation for calls terminating at Internet service providers. As discussed above, the D.C. Circuit recently vacated the FCC's Order and remanded the matter to the FCC. We cannot predict the eventual outcome of this proceeding or its effect on our business. Legislation has been recently introduced in Congress that would eliminate the payment of reciprocal compensation for Internet-bound calls.

STATE REGULATION

    State regulatory commissions generally have authority to regulate the provision of telecommunications services within their state borders. The 1996 Act prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any entity from providing any interstate or intrastate telecommunications service.

    Despite these prohibitions and limitations, telecommunications services are subject to various state regulations. Among other things, the states may:

    - require the certification of telecommunications service providers;

    - regulate the rates of intrastate offerings and the terms and conditions of both intrastate and certain interstate service offerings including dark fiber in some cases; and

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
    - adopt regulations necessary to preserve universal service, ensure the continued quality of communications services, safeguard the rights of consumers, and protect public safety and welfare. Accordingly, state involvement in telecommunications services may be substantial.

    State law may not recognize "private carriage" and, therefore, even if certain of our offerings are treated as "private carriage" at the federal level, they may be regulated as telecommunications or common carrier services at the state level. In addition, should we decide to offer local exchange service obtained from ILECs or CLECs or provide such services ourselves, we will be required to apply for authorization on a state-by-state basis. Moreover, in some states the construction and ownership of telecommunications facilities may require state certifications or other authorizations. The state regulatory environment varies substantially from state to state. For example, our pricing flexibility for products or services which are intrastate in nature may be limited by regulation in some jurisdictions. There can be no assurance that these requirements, and the associated pricing methodologies, where applicable will not reduce the demand for our offerings.

    States also often require prior approvals or notifications for certain transfers of assets, customers or ownership of a certificated carrier and for issuances by certified carriers of equity securities, notes or indebtedness, although the terms of this offering do not require any prior approval in the states in which we are certificated. States generally retain the right to sanction a carrier and to revoke certifications if a carrier violates relevant laws and/or regulations. Delays in receiving required regulatory approvals could also have a material adverse effect on us. We cannot assure you that regulators or third parties will not raise material issues with regard to our compliance or non-compliance with applicable laws or regulations.

    As indicated above, states also have significant responsibilities in the implementation of the 1996 Act. States arbitrate interconnection disputes if ILECs and CLECs cannot successfully negotiate the terms of an interconnection agreement. The states also approve both arbitrated and negotiated interconnection agreements and establish rates for unbundled network elements, subject to the guidelines established in FCC regulations.

LOCAL REGULATION

    In addition to federal and state laws, local governments exercise legal authority that may affect our business. For example, some local governments retain the ability to license public ROW, subject, however, to the federal limitation that local authorities may not prohibit entities from entering the telecommunications market. Compliance with local requirements may delay and increase the costs of our use of public ROW. Accordingly, these requirements could impose substantial burdens on us.

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
                       DESCRIPTION OF MATERIAL AGREEMENTS

AT&T FIBER OPTIC SYSTEM AGREEMENT

GENERAL

    On October 29, 1999, our wholly-owned subsidiary, PF.Net Corp., entered into the AT&T agreement with AT&T, providing for the construction of a 5,000-mile fiber optic network that will be financed jointly by us and AT&T, as further described below. The AT&T network will include six separate fiber conduits, of which we will own three and AT&T will own three. We currently expect to place between 240 to 288 fibers in one of AT&T's conduits. Of those fibers, 144 will be owned by AT&T and between 96 and 144 will be owned by us. We may install additional fibers in that conduit at our discretion. We have agreed to certain joint disposition provisions with respect to a portion of the fibers to be contained in the conduit owned by AT&T. These provisions also restrict our ability to sell other fibers and conduits that we own while the joint disposition provisions are in effect. With respect to the portion of the network extending from San Diego, CA to Los Angeles, CA, we will also install and own additional conduits, which will be disposed of pursuant to the joint disposition provisions.

THE AT&T ROUTES

    The AT&T routes will be constructed in 15 separate "links," which are required by the AT&T agreement to be "substantially complete" by the dates indicated:


                                                PRIMARY CITIES
                        APPROXIMATE   -----------------------------------   BUILDER SUBSTANTIALLY
LINK                      MILEAGE      TERMINATION A      TERMINATION Z         COMPLETE DATE
----                    -----------   ----------------   ----------------   ---------------------
      1                      517      Arlington, VA      Greensboro, NC     March 31, 2001
      2                      390      Atlanta, GA        Jacksonville, FL   March 31, 2001
      3                      172      Jacksonville, FL   Orlando, FL        March 31, 2001
      4                      563      Ellisville, FL     New Orleans, LA    December 31, 2000
      5                       75      Ellisville, FL     Jacksonville, FL   December 31, 2000
      6                      415      New Orleans, LA    Houston, TX        December 31, 2000
      7                      240      Houston, TX        San Antonio, TX    September 30, 2001
      8                      105      San Antonio, TX    Austin, TX         September 30, 2001
      9                      230      Austin, TX         Ft. Worth, TX      September 30, 2001
     10                    1,129      Ft. Worth, TX      Phoenix, AZ        January 31, 2001(1)
     11                      208      Phoenix, AZ        Blythe, CA         January 31, 2001(1)
     12                      250      Blythe, CA         San Diego, CA      March 31, 2001(1)
     13                      147      San Diego, CA      Los Angeles, CA    March 31, 2001(1)
     14                      265      Tulsa, OK          Kansas City, MO    January 31, 2001
     15                      283      Kansas City, MO    St. Louis, MO      January 31, 2001
                           -----
    TOTAL                  4,989
                           =====


------------------------


(1) We expect that these routes could be delayed 30-90 days, and we are in discussions with AT&T regarding these delays. We do not expect that these delays will have a material adverse effect on our network construction schedule for the AT&T routes.


ACQUISITION AND USE OF RIGHTS OF WAY

    To construct the network, we will use, at our discretion, rights of way across property from four different sources:

    - AT&T rights of way (rights of way that AT&T provides);

    - rights of way that we procure on behalf of AT&T from nonpublic third parties;

    - rights of way that we obtain from our affiliates, including pursuant to the Koch agreement; and

    - rights of way that we obtain from federal, state and local governmental agencies, through permit easement or otherwise.

    AT&T rights of way will at all times be owned by AT&T. AT&T will make AT&T rights of way available to us at no cost through a nonexclusive license. We believe that approximately 2,000 miles (40%) of the 5,000 miles of our network that we will construct will be built on AT&T rights of way.

    Non-public third-party rights of way will either be obtained by us and conveyed to AT&T or obtained by us directly in AT&T's name. We will charge AT&T our costs for obtaining such rights of way up to a fixed amount per mile of such rights of way that we obtain. We also expect to obtain non-public rights of way pursuant to an IRU granted under the Koch agreement. We will make this rights of way available to AT&T at no cost through a nonexclusive license. We believe that approximately 100 miles (2%) or less of the 5,000 miles of our network that we will construct will be built on non-public rights of way, including rights of way obtained from affiliates of Koch Telecom pursuant to the Koch agreement. See "Description of Material Agreements--Koch Agreement" for information regarding the economic terms of the Koch agreement.

    Public rights of way will be obtained by us in the form required by the relevant public agency. In most cases, we will obtain public rights of way in the names of both us and AT&T. We will pay all costs incurred in connection with the acquisition of public rights of way. We believe that approximately 3,000 miles (60%) of the 5,000 miles of our network that we will construct will be built on public rights of way.

    Each party supplying rights of way is required to obtain such rights of way in perpetuity, except that if a party cannot obtain rights of way in perpetuity, then the rights of way must have a term of, or be renewable for, a minimum of 40 years.

CONSTRUCTING AND FINANCING THE NETWORK

    The AT&T agreement provides that we (together with our construction subcontractors) will construct the 5,000 miles covered by the agreement, and AT&T will pay us a fixed fee of approximately $220.0 million for the construction of the entire 5,000-mile network. The only construction activity that AT&T will perform will be splicing the fibers along the network. With respect to each link, AT&T will pay us 80% during the construction period on a monthly basis, based on the number of route miles on which we have completed construction, and the remainder after certain testing procedures have been completed and time periods have elapsed.

    We will be responsible for all construction costs in excess of the fixed fee that we will charge AT&T, except that with respect to the link from San Diego, CA to Los Angeles, CA, we will be entitled to receive all of the proceeds of certain fiber and conduit dispositions by either party until our costs, net of such proceeds, equals AT&T's costs for that link. The parties rights and obligations with respect to dispositions of fiber and conduit are discussed below. See "--Joint Disposition Provisions--San Diego to Los Angeles."

    Until each link is completed and accepted by AT&T, we bear the risk of loss and damage to any materials provided in constructing that link.

CONSTRUCTION TIMETABLE

    We are required to substantially complete each link (i.e., place all conduit, fiber, transmission sites, manholes and handholes) within the time periods set forth in the AT&T agreement and described above. Each of the delivery dates is subject to a grace period varying from 30 days to 90 days.

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
    If we do not substantially complete a link within the specified time period as it may be extended by any applicable grace period, then we will be required to pay liquidated damages to AT&T for up to 90 additional days, subject to certain agreed upon caps.

    If we do not substantially complete a link within the specified time period as it may be extended by any applicable grace period and the liquidated damages period, then AT&T will be permitted to declare a default under the AT&T agreement, and may under certain circumstances terminate the AT&T agreement. See "--Events of Default" and "--Term and Termination."

COVENANTS

    Our subsidiary, PF.Net Corp., is required to comply with certain covenants during the construction of the AT&T network. In particular:

    - PF.Net Corp. must deliver periodic financial reports to AT&T;

    - Tom McCaleb or a successor approved by AT&T must exercise primary management direction regarding the construction of the 5,000-mile AT&T network prior to December 31, 2000;

    - PF.Net Corp. may not undertake a new line of business outside that outlined in our current business plan;

    - PF.Net Corp. may not sell material assets unless the proceeds are reinvested in our business or used to repay indebtedness;

    - PF.Net Corp. may not undertake any guarantees, backstops or loans to affiliates or third parties, other than to wholly-owned affiliates so long as reasonably related to our business plan;

    - PF Telecom and Koch Telecom are restricted in their ability to transfer shares of PF.Net Communications, Inc. common stock; and

    - PF.Net Corp. is also subject to the following financial covenants:

       - a cross-acceleration provision with respect to the covenant in the credit facility relating to minimum amounts of proceeds from sales, lease or other dispositions of unused or "dark" fiber strands or unused conduit sales, and fiber swaps;

       - PF.Net Corp. must complete construction of a minimum of 60% in any single fiscal quarter, or 80% in any two consecutive fiscal quarters, of the number of route miles projected in our business plan; and

       - PF.Net Corp. must certify every six months that it has enough cash on hand, cash available under credit lines and projected cash flow from operations to fund principal and interest payments, capital lease payments, capital expenditures, operating losses and periodic cash taxes over the following six-month period.

FORCE MAJEURE

    The deadlines for completing construction of the links in the AT&T network and performing the covenants described above may be extended if a delay is the result of any of the following conditions and we so notify AT&T:

    - acts of God including fire, flood, earthquakes and hurricanes;

    - shortage of materials, unless the shortage is the result of our failure to place an order on time or take other necessary actions;

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
    - government regulations which prevent performance, including inability to obtain a permit, unless the delay results from our failure to pay sufficient funds, or otherwise could have been avoided by rerouting the system if such rerouting was commercially reasonable; or

    - war or civil disorder.

    In addition, we will not be in default or subject to liquidated damages for delays or failures in our performance of the AT&T agreement if the delays or failures are attributable solely to the failure of AT&T to perform its obligations under the agreement.

EVENTS OF DEFAULT

    PF.Net Corp. may be in default under the AT&T agreement if:

    - PF.Net Corp. fails to complete a link on time, after giving effect to the applicable cure period and liquidated damages period as described above;

    - PF.Net Corp. breaches any financial covenant as described above or any other obligation under the AT&T agreement; or

    - certain insolvency events occur.

    PF.Net Corp. will not be in default under the AT&T agreement for any of the foregoing reasons (other than an insolvency event) unless AT&T notifies us of the breach and PF.Net Corp. fails to cure it within 30 days. If the breach cannot reasonably be cured within 30 days and PF.Net Corp. is diligently attempting to cure it, then PF.Net Corp. will have up to 120 days to cure it before PF.Net Corp. will be deemed to be in default under the AT&T agreement. If an insolvency event occurs, AT&T may terminate the AT&T agreement on ten days' notice.

    If PF.Net Corp. is in default under the AT&T agreement, AT&T may also exercise any remedies it may have under law or equity.

TERM AND TERMINATION

    Except as follows, the AT&T agreement will terminate on the expiration of the useful life of the last link, which will not be less than 40 years. Either party may terminate the AT&T agreement in whole or with respect to any affected link in the event of a material default by the other that is not cured within the time periods described above under "--Events of Default." If either party so terminates the AT&T agreement, AT&T is required (subject to any right of setoff it may have) to pay for work performed, plus costs up to three percent of the contract price of any terminated link. Notwithstanding the termination of the AT&T agreement or any link:

    - if PF.Net Corp. has completed a minimum of 10% of the construction on a particular link, then AT&T will work with us (at AT&T's option if AT&T terminated the link because of our default) to complete that link;

    - no termination will affect the rights of each party to rights of way with respect to any completed portion of a link;

    - the non-defaulting party will continue to have the right to use rights of way provided by the defaulting party to complete and operate its fiber optic system; and

    - if PF.Net Corp. has completed 80% of any link, regardless whether we are the defaulting party, we will continue to have the right to use all rights of way as provided under the AT&T agreement to complete the link.

    In addition, in the event that we fall behind in our construction plan with respect to any link by a period of time that exceeds the sum of the applicable cure period plus the liquidated damages period,

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
and it is probable that we will not substantially complete the link by the applicable Builder Substantially Complete Date (as set forth in the table above) as extended by the applicable grace period and the liquidated damages period, then AT&T may either:

    - deliver a notice of default with respect to the affected link, which would allow AT&T to terminate the AT&T agreement with respect to the affected link;

    - grant us an extension; or

    - assume authority over the construction of the affected link.

MAINTENANCE

    AT&T will provide us with all maintenance services with respect to all of the 5,000 miles of our network that we are building jointly with AT&T. AT&T will charge us an annual fee of $500 per route-mile for routine maintenance, plus actual costs up to $1,000 per hour for any emergency maintenance. Each party is required to enter into a maintenance agreement with any fiber or conduit purchaser. Half of the maintenance proceeds from these third-party maintenance agreements, regardless of whether the agreement is with AT&T or us, will be used to offset our maintenance fees to AT&T. Maintenance fees are subject to adjustment every two years, based on adjustments to the consumer price index for the previous two years.

JOINT DISPOSITION PROVISIONS

    GENERAL

    Pursuant to the joint disposition provisions of the AT&T agreement, we and AT&T have each designated 48 fibers along the entire AT&T network as "surplus fibers." We and AT&T have agreed to seek the disposition of the surplus fibers, whether by sale, IRU, lease or other right of use, and whether for cash or through a swap of assets. Any disposition for cash must be for at least a specified minimum per fiber per mile. Either party may originate a disposition opportunity. The originating party must notify the non-originating party in the event of a disposition opportunity, and the non-originating party has the option to contribute up to 50% of the surplus fibers involved in the disposition.

    If the disposition opportunity is for cash and the non-originating party chooses to participate, the originating party will be entitled to a commission from the non-originating party. If the disposition opportunity is a swap and the non-originating party chooses to participate, it will receive cash consideration from the originating party at an agreed upon rate.

    The term of the joint disposition provisions is 30 months, except that with respect to any link the joint disposition provisions will terminate when either party has originated dispositions for at least 48 surplus fibers for that link. Until the joint disposition provisions terminate:

    - neither party may dispose of more than 12 of their respective fibers on each link other than surplus fibers pursuant to the joint disposition provisions and other than limited dispositions to affiliates; and

    - either party may dispose of up to one conduit along each link under certain circumstances.

    Since we have already committed to swap 12 fibers and, in some cases, one conduit pursuant to the Touch America agreement along the portion of our network we are constructing with AT&T, if we dispose of additional fibers on those route miles we are required to allow AT&T to participate in those dispositions.

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
    SAN DIEGO TO LOS ANGELES

    The parties have agreed to several exceptions to the overall joint disposition provisions with respect to the link from San Diego, CA to Los Angeles, CA in order to compensate us in the event that our portion of the construction costs on this link exceeds AT&T's fee. Specifically:

    - we will receive 100% of the revenues from dispositions by either party on this link of surplus fiber and additional conduits (conduits other than the initial three owned by us and AT&T, respectively) at all times in which our allocable costs, less the amount of such revenues, exceed the amounts paid by AT&T to us for the construction of this link;

    - revenues from surplus fiber and additional conduit sales will be calculated in accordance with the terms of the general joint disposition provisions described above at all times in which our allocable costs, less the amount of such revenues, are less than or equal to the amounts paid by AT&T to us for the construction of this link;

    - the joint disposition provisions as it applies to this link terminate on the earlier of September 30, 2002 or the date on which all surplus fibers and additional conduits on that link have been disposed of;

    - neither party may dispose of any conduits, or more than 12 fibers, owned by such party until all additional conduits have been disposed of or the joint disposition provisions have terminated with respect to this link; and

    - any surplus fibers or additional conduits remaining after the termination of the joint disposition provisions with respect to this link will be divided evenly between us and AT&T.

AT&T WARRANT

    In connection with the AT&T agreement, we issued a warrant to AT&T Corp. to purchase 14,141,414 shares of our common stock at an exercise price of $2.8125 per share. The warrant issued to AT&T expires on October 27, 2004, or October 27, 2006 if we have not consummated an initial public offering of our common stock prior to October 27, 2004 and AT&T delivers written notice to us electing to extend the expiration date. The number of shares issuable upon exercise of the AT&T warrant and the exercise price are subject to anti-dilution adjustments in certain circumstances.

    The AT&T warrant grants AT&T tag-along rights to include shares of common stock issuable upon exercise of this warrant in the event that any stockholder subject to the stockholders agreement proposes to sell our securities. At any time after 180 days following our initial public offering, AT&T has the right to require us to file a registration statement with the SEC for a public offering of its shares of common stock, provided that AT&T shall have received written advice from an investment bank that its shares of common stock to be included in the registration statement have a fair market value of at least $10.0 million. AT&T has the right to make two such requests. AT&T also has piggy back registration rights requiring us to include their shares of common stock in any registration statement we propose to file with the SEC.

    In addition, AT&T has the right, except as provided below, to require us to repurchase their shares of common stock at a market price to be determined if we have not completed an initial public offering prior to the maturity date. The AT&T warrant provides that if we are prohibited by the terms of any of our indebtedness from paying, or are otherwise unable to pay the full market price in cash, and such inability is certified by (a) an opinion of counsel or (b) an investment bank or appraiser nationally recognized in performing financial evaluation, then we, at the request of the warrantholder, shall use commercially reasonable efforts to determine whether any form of substitute consideration (which may include, without limitation, our subordinated indebtedness or preferred equity) may be offered to the warrantholder that is permissible under the terms of any such indebtedness and acceptable to the warrantholder. The AT&T warrant contains preemptive rights that give AT&T the right to purchase its pro rata portion of any proposed issuance to any of our affiliates of shares of common stock or rights or options to acquire common stock.

KOCH AGREEMENT

    PF.Net Corp. is also party to an Amended and Restated Fiber Networks Development Agreement with Sea Breeze Communication Company, an affiliate of Koch Telecom Ventures, Inc., dated as of October 29, 1999, as amended on
March 17, 2000. This agreement has a term of five years. In consideration for entering into this agreement, we issued an unsecured, subordinated note to Koch Telecom Ventures, Inc. in the amount of $10.0 million. See "Description of Other Indebtedness--Koch Note." Koch Ventures, Inc., the parent company of Koch Telecom, has guaranteed the obligations of Sea Breeze under this agreement.

    Sea Breeze, by entering into agreements with various affiliates of Koch Telecom, has obtained the right to grant or cause to be granted to us IRUs in the following rights-of-way assets:

    - easement rights that provide for fiber optic cable and related assets to occupy real property or fixtures except those easements (a) used solely by affiliates of Koch Telecom for their internal communications or (b) used for wireless communications or (c) already under contract to third parties as of the date of the Koch agreement (which Sea Breeze warrants are not a material part of the total of such rights held by affiliates of Koch Telecom);

    - encroachment rights that provide for fiber optic cable and related assets to occupy real property or fixtures covered by existing pipeline easements, possibly subject to the requirement that necessary rights be obtained from the interest holders of the applicable real estate; and

    - certain unused, available pipelines.

    The agreement applies to the routes of affiliates of Koch Telecom for which Sea Breeze has acquired rights in the rights-of-way assets. These routes constitute the substantial majority of the U.S. pipeline routes owned by affiliates of Koch Telecom. Under the agreement, we have a three-and-a-half-year exclusive right beginning October 29, 1999 to designate routes for fiber network development. During this exclusivity period, neither Sea Breeze nor the affiliates of Koch Telecom will use or permit any third party to use the Sea Breeze rights-of-way assets for any telecommunications business unrelated to the business of affiliates of Koch Telecom. The agreement also provides that Sea Breeze will use its reasonable efforts to acquire rights for our benefit to routes of affiliates of Koch Telecom that we designate along pipeline routes that are not included in the specified routes. Other rights-of-way assets that are acquired by affiliates of Koch Telecom with which Sea Breeze has agreements during the exclusivity period will also be subject to our exclusive right to develop fiber networks. Such after-acquired assets may also become subject to all of the provisions of the Koch agreement through our payment to Sea Breeze of the mutually agreed value of the after-acquired assets.

    To establish an IRU in any Sea Breeze rights-of-way assets, we must designate to Sea Breeze the routes that we intend to develop. We then have three months to elect to acquire an IRU in the designated rights-of-way assets. If we fail to elect to acquire an IRU in those three months, Sea Breeze will not be obligated to grant us an IRU unless we redesignate the development route during the exclusivity period. We may redesignate any particular development route for this purpose only one time. Sea Breeze warrants that if we construct a development route that we have designated within one year of designation, Sea Breeze will not use or permit the use of the route, including all rights-of-way that are near that designated route, for fiber network development for telecommunications business for 25 years except for the internal communications of affiliates of Koch Telecom. If the designation of a route lapses due to construction not being completed within one year, we may redesignate that route up to two times.

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
    During the exclusivity period, Sea Breeze may sell any of the Sea Breeze assets to third parties for purposes other than the development of fiber networks provided that:

    - with respect to "exclusive" Sea Breeze assets, Sea Breeze will be obligated to reserve any telecom easement rights and to acquire exclusive encroachment rights in connection with any sale (including the sale of unused pipeline covered by the agreement), which will remain conveyed to us;

    - with respect to other Sea Breeze assets, Sea Breeze must negotiate in good faith to keep exclusively for itself the easement rights and to acquire exclusive encroachment rights in connection with any sale (including the sale of unused pipeline covered by the agreement), which will remain conveyed to us. If Sea Breeze fails to reserve and acquire these exclusive rights, in spite of its good faith efforts, it will be obligated to reserve non-exclusive easement rights and to acquire non-exclusive encroachment rights in the transferred property; and

    - with respect to unused pipeline, we will also have both an offer right and a right of first refusal. The offer right is the right to make an offer on the available pipeline and to negotiate with Sea Breeze for its purchase. When a third-party makes an offer on available pipeline, Sea Breeze will give us prior written notice and we will have the right to purchase the available pipeline for the same price. The right of first refusal and the offer right do not apply to (a) third-party offers on the available pipeline for purposes other than fiber optic cable networks, provided that the offer includes at least 40% non-available pipeline or (b) transfers of available pipeline between affiliates of Koch Telecom.

    Sea Breeze will retain ownership of all its assets subject to the terms of any IRUs we acquire. The affiliates of Koch Telecom have the right to share with us the use of the rights-of-way assets for their business purposes other than the telecommunications business. Sea Breeze will also have the right, but not the duty, to monitor, at our expense, our installation of the networks and the right, but not the duty, to suspend our installation if in the reasonable judgment of the monitoring personnel, the installation is unsafe or inconsistent with plans approved by Sea Breeze. However, the duties to install, maintain and operate the networks in a safe manner remain solely ours and are nondelegable. Sea Breeze disclaims any warranties as to the assets. Neither the affiliates of Koch Telecom nor Sea Breeze has a duty to police the rights-of-way or take any actions against any incursions on those rights, provided that Sea Breeze and the affiliates of Koch Telecom cooperate, at no cost to themselves, with us in our taking such actions.

    We will own the fiber networks. We will also have the right to assign the agreement with the consent of Sea Breeze, which consent may not be unreasonably withheld, and the right to grant security interests or collaterally assign the rights in the rights-of-way assets or the agreement, provided that we have made a good faith effort to obtain financing without the need for such assignment and to minimize the extent of the assignment. Sea Breeze has also warranted that the agreements between Sea Breeze and affiliates of Koch Telecom, by which Sea Breeze obtained the rights-of-way, will not be materially modified or amended during the term of the Koch agreement. We have also agreed to:

    - pay Sea Breeze $375,000 annually for consultation services over the term of the agreement;

    - pay for telecom easement rights, encroachment rights and unused pipeline;

    - submit our installation plans for fiber optic cable networks to Sea Breeze, which may withhold approval of our plans if, in its reasonable opinion, the installation will interfere with the use of the rights-of-way assets or create a safety hazard; and

    - upon request, provide Sea Breeze capacity, up to a maximum of OC-12, at a price not more than the most favorable price to us for a similar transaction.

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
    By the terms of the agreement, we will release, defend, indemnify and hold Sea Breeze and its affiliates harmless for any liabilities or claims arising out of our negligent acts, omissions or willful misconduct or those of our contractors, agents, licensees or assignees, and Sea Breeze will do likewise for us. In any case, each party's liability to the other for damages will be limited to actual repair or replacement expenses and out-of-pocket expenses. We will also release, indemnify and hold Sea Breeze and its affiliates harmless for any claim or liability arising out of any act or omission, including ordinary negligence, arising out of their services to us. And we will indemnify Sea Breeze for any claim or liability arising out of our failure to acquire or comply with required governmental permits.

    A party will be in default when it is given written notice of the default and fails to cure it within 30 days (or a reasonable longer time up to 180 days). If either party fails to perform a material obligation and fails to timely cure this breach after receiving notice of it, then the other party may terminate the agreement. The following events will also trigger Sea Breeze's right to terminate:

    - our failure to make payment by promissory note for easement or encroachment rights;

    - our failure to make payment in cash for purchase of available pipeline;
      and

    - certain bankruptcy or insolvency events affecting us.

Remedies with respect to termination are not limited by the agreement and may include any remedies at law or in equity. Sea Breeze also has the right, but not the duty, to perform our obligations if we default, and to bill us for its cost of performance.

LUCENT SUPPLY AGREEMENT

    On August 6, 1999, PF. Net, LLC, one of our predecessor entities, entered into a supply agreement with Lucent Technologies Inc., specifying prices and terms for purchases of Lucent fiber optic cable, software, electronics, consulting and other products and services. However, we have no obligation to purchase any of these products and services from Lucent, and we are currently in discussions with other companies for the supply of these products and services. The term of this agreement continues until December 31, 2004. This agreement is renewable subject to mutual agreement on new terms and conditions. This agreement was subsequently assigned to our indirect, wholly-owned subsidiary, PF.Net Supply Corp.

    Total purchases under the agreement are estimated to be over $500 million. The agreement includes a pricing schedule for various types and volumes of fiber optic cable with gross prices that we believe are consistent with current market practice.

    The agreement provides pricing for other products and services. Generally, these prices are based on negotiated discounts off of Lucent's current list prices. The Lucent supply agreement also provides that every six months we will meet with Lucent to review pricing for optical networking products and software and Lucent will provide the prices being paid for such products and software by two other Lucent customers of size and/or purchase history equivalent to ours.

    The Lucent supply agreement provides the terms of extensive warranties by Lucent of its products, including a ten-year warranty for fiber optic cable. Associated equipment and software will be under warranty for one year. Other software will be guaranteed for three months. Lucent will also provide fiber optic cable technical consultants who will assist in the design of our network at no extra charge. In addition, Lucent has agreed to provide technical training for our personnel and further professional consulting services relating to equipment, network architecture and maintenance, and strategic business planning.

    The agreement also contemplates that we will act as a purchasing agent for AT&T and our other partners and customers for Lucent's fiber optic cable and equipment. Lucent will have a purchase money security interest in products and software supplied to us per invoice for as long as we owe

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
Lucent any payments under such invoice. Our remedies for damages will be limited to actual damages and exclude any consequential damages.

    Lucent has agreed to provide full or partial reimbursement to us (or provide us with a product credit) for certain out-of-pocket transportation, repair and reinstallation costs associated with defective fiber optic cable purchased from Lucent and liquidated damages for late deliveries of fiber optic cable. Lucent also warrants that:

    - the network elements, if constructed according to Lucent's specifications, will function as an integrated network; and

    - any new software will be compatible with the existing software we have been provided.

    The Lucent supply agreement contemplates that the parties may in the future negotiate amendments to the agreement to provide for the applicable terms for the purchase of additional Lucent products and services.

TOUCH AMERICA RECIPROCAL IRU LEASE AND EXCHANGE OPTION AGREEMENT

    On February 25, 2000, our indirect wholly-owned subsidiary, PF.Net Construction Corp., entered into an agreement with Touch America, Inc., providing for the reciprocal leasing of IRUs of conduit and fiber along both parties' fiber optic cable network systems with a mutually exercisable option to extend the term of the leases. The agreement describes each party as the constructing party with respect to its own system and the non-constructing party with respect to the other party's system. The initial term of the leases will run for 20 years from the date that both parties have completed their constructed networks and accepted each other's leased fiber and conduit, except that on the Touch America Dallas-to-Denver and Chicago-to-Detroit links that term will be 18 years. We and Touch America may extend the term of the initial IRU leases to 38 years by exercising an exchange option.

    The agreement contemplates that there will be a difference in the total number of fiber miles and conduit miles contributed by each party. The party that receives leases of fewer fiber miles and/or conduit miles will have a right to a one-time "true-up" payment as compensation for the difference. As of the date of the agreement, it is contemplated that Touch America would pay us approximately $48.5 million for the difference in conduit and fiber miles. The true-up payment will be paid in monthly installments over a one-year period. The following charts provide details of the routes and miles exchanged.

    Touch America will provide us with fiber and, in some cases, a conduit, along the segments set forth in the following table. We will receive a total of 51,102 fiber miles, generally consisting of 12 fibers on each segment, and 2,961 miles of one empty conduit.

                                                              ROUTE
ROUTE                                                         MILES
-----                                                         -----
Chicago - Denver............................................  1,050
Denver - Salt Lake City.....................................    621
Salt Lake City - Sacramento.................................    795
Chicago - Minneapolis.......................................    495
Chicago- Detroit............................................    380
Denver - Dallas.............................................  1,075
                                                              -----
TOTAL MILES.................................................  4,416
                                                              =====

    We will provide fiber and, in some cases, a conduit, to Touch America along the segments set forth in the following table. We will provide a total of 70,788 fiber miles, generally consisting of 12 fibers on each segment, and 3,536 miles of one empty conduit.

                                                               ROUTE
ROUTE                                                          MILES
-----                                                         --------
Los Angeles - San Diego.....................................     147
San Diego - Phoenix.........................................     458
Phoenix - Fort Worth........................................   1,129
Fort Worth - Austin.........................................     232
Austin - San Antonio........................................     105
San Antonio -Houston........................................     240
Houston - New Orleans.......................................     415
New Orleans - Jacksonville..................................     638
Jacksonville - Orlando......................................     172
Jacksonville - Atlanta......................................     390
Atlanta - Greensboro........................................     372
Greensboro - Arlington......................................     517
Arlington - New York........................................     249
Fort Worth - Tulsa..........................................     287
Tulsa - Kansas City.........................................     265
Kansas City - St. Louis.....................................     283
                                                               -----
TOTAL MILES.................................................   5,899
                                                               =====

RIGHTS IN IRUS

    Each constructing party will obtain all rights of way and other rights necessary for the use of its conduit, fiber and other physical facilities and will exercise its best efforts to renew or replace existing rights of way, IRUs or other underlying rights to continue to maintain its network. If, despite its best efforts, the constructing party determines that it cannot renew or replace any of these rights, it will cooperate with the non-constructing party and allow the non-constructing party to attempt to renew or replace these rights at the non-constructing party's sole expense. The ability of the non-constructing party to renew or replace these rights will not cause any adjustment in the true-up payment, or payments for collocation, interconnection, or operation, maintenance or repair of the network. Any failure of the constructing party's rights will entitle the non-constructing party to enforce specific performance from the constructing party and any other available remedies at law or in equity as long as the failure is not due to force majeure or the fault of the non-constructing party.

CONSTRUCTION

    The agreement provides that each party's network will be completed and tested by December 31, 2001. Both parties agreed to use commercially reasonable efforts to complete all construction and testing by this date. If a constructing party fails to complete construction and testing by December 31, 2001, unless otherwise excused by the agreement, it will pay a penalty for each link that is late until construction and fiber testing is completed. This will be the exclusive remedy of the non-constructing party until June 30, 2002. After that date, the non-constructing party may assume the uncompleted construction. In such a case, the constructing party must cooperate fully with the non-constructing party to transfer to the non-constructing party that part of construction being undertaken.

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
TESTING AND ACCEPTANCE

    Each constructing party will test the fibers in the other party's IRU fibers and conduit to verify that those fibers and conduit are operating according to specifications set forth in this agreement. This testing will take place along the routes and links as cable splicing is completed. If the test results are within the parameters set forth in the agreement, the non-constructing party will give the constructing party written notice of acceptance. Each constructing party will provide the non-constructing party as-built drawings and technical specifications for the fiber, splices, regenerators and other equipment placed in each link.

EXCHANGE OPTION

    We and Touch America may extend the term of the initial IRU leases to 38 years from the completion date of construction, testing and acceptance of both parties systems' by exercising the exchange option. Such option is exercisable by Touch America or us by written notice given within a period of 120 days before the second anniversary of the completion date of construction, testing and acceptance.

COLLOCATION, INTERCONNECTION AND MAINTENANCE

    The constructing party will provide the non-constructing party collocation space in secure shelters with power, backup power and alarms, at all optical amplifier, regenerator, junction and point of presence sites. The non-constructing party will pay the constructing party an agreed-upon fee set forth in the agreement for rack space and power.

    The non-constructing party will pay a proportional amount of any repairs needed due to a specific accident or disaster or fiber deterioration that is not due to the constructing party's negligence or willful misconduct, to the extent that the non-constructing party's proportional share based on the number of its fibers relative to the total fibers in the system, is greater than $10,000. The non-constructing party will also pay the other party agreed-upon fees set forth in the agreement for maintenance of the fiber and conduit.

DEFAULT AND TERMINATION

    Neither Touch America nor we will be in default until the other party gives written notice of the default and the defaulting party fails to cure the default within 30 days if the default is capable of being cured within 30 days. If it is not capable of curing within 30 days, the defaulting party will have an extended period of time to cure the default. Events of default include certain insolvency events. Any event of default may be waived by the other party. Upon the failure of the defaulting party to timely cure a default, the other party may correct the default and pursue any legal or equitable remedies for the breach.

MISCELLANEOUS

    Touch America and we have agreed to indemnify each other for claims and losses due to each party's respective misconduct. A party will not be in default if a delay in performance occurs without its fault and due to certain conditions outside its control. Neither party may assign the agreement without the consent of the other party, which consent may not be unreasonably withheld. Upon termination of the agreement at the end of the term, each party, at its sole cost, will remove its electronics and equipment from the other party's facilities.

AT&T RESALE AGREEMENT

    On December 21, 1999, PF.Net Network Services Corp., our indirect, wholly-owned subsidiary, entered into an agreement with AT&T Corp., in which we agreed to buy private line, echo cancellation, local channel, satellite and frame relay services from AT&T for resale to our customers for a term of 36 months. The agreement includes various charges, including termination charges for some services of up to $40,000 or more and guaranteed minimum revenues for services of $250,000 per month after the first year for private line and satellite services and by specified formulas for other services. AT&T has the right to increase the rates. We are responsible for paying all local, state and federal taxes and for communicating with our end users and ensuring that any intermediate resellers comply with this agreement and all federal and state regulations. In addition, AT&T may discontinue services pursuant to this agreement without further liability should we engage in certain prohibited activities or other misconduct or negligence related to the service or network.

    If either party breaches any material term of this agreement and such breach is not cured within 60 days, the other party may terminate the agreement. If we breach our payment obligations and fail to make payment within five days after written notice of default, AT&T may terminate the agreement. Either party may terminate the agreement immediately by written notice if the other party suffers certain insolvency events.

    AT&T makes no warranties and disclaims any warranty of merchantability or fitness for a particular purpose. AT&T does not warrant that the services will be uninterrupted or error-free, or that the services will meet our requirements or that the services will prevent unauthorized access by third parties. Neither party will be liable to the other for failure to perform due to conditions including, but not limited to, fire, earthquake or other acts of God, except that such force majeure will not excuse our obligation to pay for the services provided. Under the agreement, we will indemnify, defend and hold harmless AT&T and its directors, officers, employees, agents, subsidiaries, affiliates, successors and assigns from all claims, damages and expenses arising from our use or resale of the services. The agreement prohibits us from conducting business under the AT&T name or implying to anyone that we have any affiliation with AT&T, are authorized by AT&T to provide service to them or are providing service in collaboration or partnership with AT&T or as AT&T's agent. The agreement prohibits us, except to the extent required by law, from disclosing to anyone that part of our service will be carried on AT&T's network. Both parties acknowledge that they are free to compete with each other.

                                   MANAGEMENT

    The following table sets forth certain information with respect to our executive officers and directors and the key employees of PF.Net Corp., our wholly-owned subsidiary. Our directors, with the exception of Robert Annunziata, are also directors of PF.Net Corp. In addition, Messrs. Warta, Irwin, Kwait and McCaleb are directors of all our other subsidiaries.


NAME                                     AGE                              POSITION
----                                   --------   --------------------------------------------------------
Anthony D. Martin....................     50      President and Chief Operating Officer of PF.Net
                                                  Communications, Inc.
David L. Taylor......................     48      Vice President, Finance, Chief Financial Officer and
                                                  Treasurer of PF.Net Communications, Inc. and PF.Net
                                                  Corp.
Donald W. Bolar......................     51      President of PF.Net Network Services, Inc.
Philip Wright........................     54      Vice President, Legal and Secretary of PF.Net Corp.
Thomas R. McCaleb....................     54      Vice President, Operations of PF.Net Corp.
Robert Annunziata....................     52      Chairman of the Board of Directors
Muzzafar Mirza.......................     42      Director
Sharyar Aziz.........................     47      Director
George J. Damiris....................     40      Director
Stephen Irwin........................     59      Director
Brian Kwait..........................     39      Director
Joseph W. Moeller....................     56      Director
Charles W. Moore.....................     34      Director
John C. Pittenger....................     43      Director
John Warta...........................     53      Director


------------------------

    ROBERT ANNUNZIATA has been a Director and Chairman of the Board of Directors of PF.Net Communications, Inc. since May 2000. Mr. Annunziata, a Director of Global Crossing Ltd. since March 1999, was Chief Executive Officer of Global Crossing Ltd. from February 1999 through March 2000. From September 1998 to February 1999, Mr. Annunziata was President of AT&T's business services group, responsible for the AT&T global network. Prior thereto, Mr. Annunziata was Chairman and Chief Executive Officer of the Teleport Communications Group, a competitive local exchange carrier, from 1983 to 1998. Mr. Annunziata is a director of Log On America Inc.

    ANTHONY D. MARTIN has been President and Chief Operating Officer of PF.Net Communications, Inc. since March 2000. Prior to that, Mr. Martin served as Managing Director of CrossHill Financial Group Inc. from March 1998 to March 2000. From January 1997 through July 1997, Mr. Martin served as President and CEO of Nexus Communications, Inc. From February 1983 to December 1996, Mr. Martin held various management positions at MCI. Most recently, from January 1994 through December 1996, Mr. Martin served as Vice President, Business Development of MCI Metro. Mr. Martin is a director of NetLojix Communications Inc.

    DAVID L. TAYLOR has been Vice President, Finance, Chief Financial Officer and Treasurer of our company and PF.Net Corp. since October 1999. Prior to that, he held various management positions with Nortel Networks Corp. From October 1997 through 1999, he served as Vice President, Operations, Carrier Solutions. From 1995 through September 1997 he served as Vice President, Finance, Broadband Networks. From June 1994 until 1995 he served as Vice President, Finance, Major Accounts.

    DONALD W. BOLAR has been President of PF.Net Network Services, Inc., our indirect, wholly-owned subsidiary, since April 2000. Prior to that, he held various management positions with MCI WorldCom. From November 1998 to April 2000, he served as Senior Vice President, Local Services. From January 1996 to October 1998, he served as Chief Information Officer. From April 1995 to January 1996, he served as Senior Vice President of Marketing.

    PHILIP WRIGHT has been Vice President, Legal and Secretary of PF.Net Corp. since November 1999. Mr. Wright has held numerous positions since joining Koch Industries, Inc. in 1976 as a pipeline acquisitions attorney. From 1980 to January 1998 he served as Manager of the Right of Way Department. He rejoined the Koch Legal Services Group in January 1998 as a staff attorney.

    THOMAS R. MCCALEB has been Vice President, Operations of PF.Net Corp. since November 1999. Prior to that he held numerous executive and management positions with Koch Industries, Inc., most recently serving as Vice President, Network Construction of Koch Telecom Ventures, Inc. from October 1999 to December 1999, and as Vice President of Koch Midstream Gasmark Company from December 1998 to April 1999, Mr. McCaleb was Executive Vice President of Koch Pipeline Company, L.P. from December 1997 to October 1998 and President from January 1996 to December 1997. He served as Vice President of Chase Pipeline Company from April 1994 to October 1998.

    MUZZAFAR MIRZA has been a Director since October 1999 and Chairman of the Board of Directors from November 1999 to May 2000. Mr. Mirza has been a Managing Principal of Odyssey Investment Partners, LLC since 1997. Prior to that,
Mr. Mirza was a Principal in the private equity investing group of Odyssey Partners, LP from 1993 to 1996. From 1988 to 1993, Mr. Mirza was employed by the merchant banking group of GE Capital Corp. Mr. Mirza is a director of TransDigm Inc. and TransDigm Holding Co.

    SHARYAR AZIZ has been a Director since October 1999. Mr. Aziz has been a Managing Director of UBS Warburg LLC since March 1994. Prior to that, Mr. Aziz was an Executive Vice President and Managing Director of the investment bank Smith Barney, Harris Upham & Co. Inc. Mr. Aziz is a member of the Yale Development Board.

    GEORGE J. DAMIRIS has been a Director since October 1999. Mr. Damiris has been Vice President of Koch Ventures, Inc. primarily focused on telecommunications opportunities since October 1997. Prior to that Mr. Damiris was Executive Vice President of the refining group of Koch Industries, Inc. from 1996 to 1997, Vice President of Koch Chemical Company from 1995 to 1996, President of Koch Energy Trading, Inc. from January 1995 to July 1995 and Executive Vice President, Gas Products and Chemicals, of Koch Supply and Trading Company (Division) from August 1994 to August 1995.

    STEPHEN IRWIN has been a Director since October 1999. Mr. Irwin was an Executive Vice President and Vice Chairman of the Board of our predecessors from April 1999 to October 1999. Mr. Irwin was Vice Chairman of the Board of Directors of GST Telecommunications, Inc. from September 1995 through March 1999. He has been of counsel at the law firm of Olshan Grundman Frome Rosenzweig & Wolosky LLP since 1991.

    BRIAN KWAIT has been a Director since October 1999. Mr. Kwait has been a Managing Principal of Odyssey Investment Partners, LLC since 1997. Prior to that, Mr. Kwait was a Principal in the private equity investing group of Odyssey Partners, LP from 1989 to 1996. Mr. Kwait is a director of Williams Scotsman Holdings Inc.

    JOSEPH W. MOELLER has been a Director since October 1999. Since August 1999, Mr. Moeller has been President and Chief Operating Officer of Koch Industries, Inc. Prior to that, Mr. Moeller served as Executive Vice President of Koch Industries, Inc. from March 1999 to August 1999, and Executive Vice President, International, of Koch Industries, Inc. from March 1996 to March 1999, and Executive Vice President of Koch Industries, Inc. from March 1987 to March 1996. He has been a member of Koch Industries' Board of Directors since 1987.

    CHARLES W. MOORE has been a Director since October 1999. Since March 1997, Mr. Moore has been a principal of UBS Capital LLC. Prior to that, Mr. Moore was an associate of Greenwich Street Capital Partners LLC since November 1994.

    JOHN C. PITTENGER has been a Director since October 1999. Mr. Pittenger has been President of Koch Ventures, Inc. since 1997 and a Vice President of Koch Industries, Inc. since 1996. He also served as President of Koch Realty, Inc. from December 1993 to May 1998, Managing Director of Koch Equities, Inc. from January 1994 to January 1995, Vice President of Koch Properties, Inc. from December 1995 to May 1998 and Vice President, Capital Services, of Koch Industries, Inc. from March 1996 to March 1998.

    JOHN WARTA has been a Director and a Director of our predecessor since November 1998. Mr. Warta was the Chief Executive Officer and the Chairman of the Board of our company and our predecessors from November 1998 to October 1999. Mr. Warta was the Chairman of the Board at GST Telecommunications, Inc. from March 1997 to June 1998. He was the Chief Executive Officer of GST Telecommunications, Inc. from March 1995 to June 1998. From June 1994 to April 1995, he was the President and Chief Executive Officer of GST Telecom, Inc. On May 17, 2000, GST Telecommunications, Inc. filed a voluntary petition under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. Mr. Warta co-founded Electric Lightwave, Inc. in 1988, which operates fiber optic competitive access networks. He served as its President and Chief Executive Officer from June 1989 to June 1993. From June 1993 to June 1994, Mr. Warta developed the competitive access networks of Pacwest Telecom, Inc. Mr. Warta owned Magnacom Wireless, LLC, a C-Block PCS bidder. GST had the right to acquire up to 99% ownership of Magnacom Wireless, LLC for a nominal amount. On October 28, 1998, Magnacom Wireless, LLC filed a voluntary petition under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of Washington. The case was converted to a case under Chapter 7 of the Bankruptcy Code on July 12, 1998 and is still pending. John Warta is the father of Clint Warta, Vice President, Marketing of PF.Net Corp. and Greg Warta, Vice President, Sales of PF.Net Corp.
                            ------------------------

    Since October 1998, several litigations arising largely from the same facts and circumstances have been initiated against and by seven former officers and directors of GST Telecommunications. Two of our directors are among those seven former GST officers and directors party to the litigations. As there have been multiple settlements and dispositions of these matters, only the claims still pending resolution are set forth below.


    In October 1998, GST Telecommunications Inc. and its affiliates ("GST") filed a complaint in the Superior Court of California, County of Santa Clara, against Global Light Telecommunications Inc. ("Global") and six former officers and directors of GST, including Mr. John Warta. Mr. Warta previously served as the Chairman and Chief Executive Officer of GST from 1995 to 1998. The complaint against these directors includes claims for fraud, negligent misrepresentation, unjust enrichment, unfair competition and fraudulent and deceptive business practices primarily related to the conveyance to Global of a purported opportunity to develop a fiber optic network in Mexico and the dilution of GST's ownership in Global. The complaint seeks an accounting, a constructive trust and restitution of GST's interest in the opportunity and substantial monetary damages, including exemplary and punitive damages. In December 1998, defendants filed a motion to stay or dismiss the action on grounds of inconvenient forum. The Superior Court granted defendants' motion to stay the proceedings in February 1999, and GST thereafter filed a notice of appeal. The decision was affirmed by the California Court of Appeals, 6th Appellate District, on July 6, 2000.


    In January 1999, Mr. John Warta filed a complaint in the Superior Court of Washington, King County against GST. The complaint, which seeks relief with respect to the circumstances under which Mr. Warta ceased to serve as an officer and director of GST, includes claims for breach of employment agreement, breach of the covenant of good faith and fair dealing, violation of wage statutes and indemnity.

    In February 1999, GST answered by denying liability and filed counterclaims against Global and six former officers and directors of GST, including Mr. John Warta, for liability with respect to the matters leading to the termination of Mr. Warta's employment. In August 1999, GST amended its counterclaim to drop all parties other than Mr. Warta and another former GST officer. The surviving claims against Mr. Warta are fraud and breach of the fiduciary duties of loyalty and care. Following an unsuccessful motion to dismiss the counterclaims, the matter is now in discovery.

    In January 1999, Global and its subsidiary, GST Mextel, Inc. ("Mextel"), filed a complaint in the Supreme Court of British Columbia against GST. GST filed a counterclaim in June 1999 against Global, Mextel, seven former directors and officers of GST, including Mr. John Warta, claiming breach of fiduciary duties and seeking damages and a declaration that all profits and benefits from their ownership of Global shares be held in trust for GST.

    In January 1999, five former GST officers and directors, including Mr. John Warta, filed a complaint in the Supreme Court of British Columbia, against GST and four current GST directors. The complaint, which arises from the same matters for which GST brought suit in the Superior Court of California, includes claims for oppression and declaratory relief, and seeks unspecified actual and punitive damages, costs and attorneys' fees, as well as an injunction enjoining defendants from pursuing breach of fiduciary duty claims against plaintiffs in other courts. In October 1999, the Court dismissed all claims by plaintiffs against certain defendants, allowed plaintiffs to replead a claim against GST for failure to provide indemnity and denied plaintiffs' application for an injunction. Plaintiffs have appealed the determination of the court. The appeal is proceeding.

    On July 14, 1999, GST and Global announced that GST, Global, GST Mextel, and certain former GST directors had reached an agreement to settle all claims against one another in the California, Washington and British Columbia Actions (except for GST's claim against such directors seeking the return of certain escrowed GST shares). Pursuant to the settlement agreement, GST received $30 million in September 1999. The settlement did not resolve any claims against Warta.

    In October 1999, several putative securities class actions were brought by GST shareholders in the United States District Court for the Western District of Washington against GST and six former officers or directors of GST, including Messrs. John Warta and Stephen Irwin. The complaints assert claims based on a scheme and wrongful course of business that operated as a fraud and deceit, alleging that defendants made misstatements and omissions concerning GST's relationship with Global and GST's and defendants' investment in Global, and seek damages in an amount to be determined at trial. Defendants have moved to dismiss the amended complaint and the motion has not yet been fully briefed.

    On February 17, 1999, Corey Ford, a former employee of Magnacom (doing business as PCS Plus) filed an action against GST, Pacwest Network LLC ("Pacwest") and two former GST directors, including Mr. John Warta. Ford claims:
(1) breach of his employment contract with PCS Plus; (2) quantum meruit; and
(3) misrepresentation. Ford seeks monetary damages primarily under his employment agreement, which was never finalized.

    On April 12, 1999, GST filed its Answer and Cross-Claims and Third-Party Claims against Mr. Warta, Pacwest and PCS. GST asserts claims of: (1) indemnity for any judgment against it; (2) implied equitable indemnity; (3) contribution;
(4) equitable apportionment; (5) breach of fiduciary duty of loyalty; (6) breach of fiduciary duty of care; and (7) a declaration that it is not responsible for their unauthorized actions. Discovery is in process.


    On May 17, 2000, GST filed a voluntary petition under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of Washington. This filing could result in stays of the actions pending against GST.


STOCKHOLDERS AGREEMENT

    We entered into a stockholders agreement, dated as of October 29, 1999 with certain of our stockholders. The stockholders agreement provides that each of the parties thereto will vote their shares of voting securities to elect to our board of directors (1) two designees of Odyssey; (2) three designees of PF Telecom Holdings; (3) three designees of Koch Telecom; (4) one designee of UBS Capital II LLC and (5) our chief executive officer. Messrs. Mirza and Kwait are the Odyssey designees. Messrs. Aziz, Irwin and Warta are the PF Telecom designees. Messrs. Damiris, Moeller and Pittenger are the Koch Telecom designees. Mr. Moore is the designee of UBS Capital. See "Security Ownership of Certain Beneficial Owners and Management--Stockholders Agreement."

COMPENSATION OF DIRECTORS

    Except as set forth below, no director of our company or of our subsidiaries will receive any compensation for serving as a director. Messrs. Annunziata, Irwin and Warta are receiving compensation as directors of our company as described under "--Employment and Similar Agreements." With the exception of Mr. Annunziata, at this time, non-employee directors have not been granted stock, options or warrants in such capacity.

COMMITTEES OF THE BOARD OF DIRECTORS

    Our bylaws provide that our board of directors may designate one or more board committees. Our board of directors has established an audit committee and compensation committee.

    The audit committee consists of Messrs. Kwait, Pittenger and Aziz with Mr. Aziz being chairman. The audit committee is responsible for monitoring corporate financial reporting and our internal and external audits and overseeing the engagement of our independent auditors.

    The compensation committee consists of Messrs. Kwait, Pittenger and Aziz, with Mr. Kwait being chairman. The compensation committee establishes salaries, incentives and other forms of compensation for our executive officers and administers incentive compensation and benefit plans for our employees.

EXECUTIVE COMPENSATION

    Prior to October 29, 1999, the only executive officers of our company, predecessor entities and subsidiaries were Messrs. Warta, Irwin and Taylor, and prior to October 1, 1999, the only executive officers of our company, predecessor entities and subsidiaries were Messrs. Warta and Irwin. As of March 31, 2000, our executive officers and our subsidiaries' executive officers consisted of Anthony Martin, John Warta, Stephen Irwin, David Taylor, Thomas McCaleb and Philip Wright. As of June 7, 2000, John Warta and Stephen Irwin ceased to be executive officers. Going forward, the compensation of our executive officers and our subsidiaries' executive officers will be determined by our compensation committee in accordance with our employment agreements. See "--Employment and Similar Agreements."

    The following table summarizes the compensation paid to our chief executive officer and the other four most highly paid executive officers whose total salary and bonus exceed $100,000 for the year ended December 31, 1999, whom we refer to as our named executive officers:

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION
                                     ----------------------------------   SECURITIES
                                                           OTHER ANNUAL   UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION           SALARY     BONUS     COMPENSATION    OPTIONS     COMPENSATION
---------------------------          --------   --------   ------------   ----------   ------------
John Warta (1).....................  $ 75,000         --           --            --            --
  Chief Executive Officer
David L. Taylor....................   125,000         --           --     1,600,000            --
  Chief Financial Officer
Thomas R. McCaleb..................   105,000         --           --       400,000            --
  Vice President, Operations of
  PF.Net Corp.
Donald Branscome...................   112,500         --           --       200,000            --
  Vice President, Business
  Development of PF.Net Corp.

------------------------

(1) Mr. Warta ceased to be our chief executive officer in October 1999. He remains a director. Although we currently have a chairman of the board and a president and chief operating officer, we do not currently have a chief executive officer. See "Risk Factors--Need for Chief Executive Officer."

OPTION GRANTS IN 1999 AND YEAR-END OPTION VALUES

    The following table sets forth information regarding options granted to named executive officers during the year ended December 31, 1999 after giving effect to the two-for-one stock split of our common stock we effected on April 3, 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS
-------------------------------------------------------------------------------
                                          PERCENT OF                              POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF        TOTAL                                    ASSUMED ANNUAL RATES OF
                           SECURITIES      OPTIONS                                  STOCK PRICE APPRECIATION
                           UNDERLYING      GRANTED       EXERCISE                        FOR OPTION TERM
                            OPTIONS      TO EMPLOYEES    PRICE PER   EXPIRATION   -----------------------------
          NAME              GRANTED     IN FISCAL YEAR     SHARE        DATE         5% (2)          10% (2)
-------------------------  ----------   --------------   ---------   ----------   -------------   -------------
John Warta (1)...........     --            --             --           --            --              --
David L. Taylor..........  1,600,000           55%         $1.97      10-1-04      $1,568,800      $1,793,600
Thomas R. McCaleb........    400,000           14%          2.81     12-15-06          56,200         112,400
Donald Branscome.........    200,000            7%          2.81     12-15-06          28,100          56,200

------------------------

(1) John Warta and Georgiana Warta, his spouse, directly and indirectly own approximately 58% of the outstanding membership interests of PF Telecom Holdings, LLC, which owns 40,000,000 shares of our common stock.

(2) Potential realizable value based on actual exercise prices and an assumed market valuation of $2.81 per share as of December 31, 1999.

    The following table sets forth information regarding option values as of December 31, 1999.

                            YEAR-END OPTIONS VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED               VALUE OF UNEXERCISED
                                                              OPTIONS AT DECEMBER 31,             IN-THE-MONEY OPTIONS AT
                              SHARES                                    1999                       DECEMBER 31, 1999 (1)
                             ACQUIRED         VALUE        ------------------------------      ------------------------------
         NAME               ON EXERCISE      REALIZED      EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
----------------------      -----------      --------      -----------      -------------      -----------      -------------
John Warta............             --             --              --                 --               --                --

David L. Taylor.......             --             --         533,334          1,066,666         $448,000          $896,000

Thomas R. McCaleb.....             --             --         100,000            300,000                0                 0

Donald Branscome......             --             --          40,000            160,000                0                 0

------------------------

(1) Calculated on the basis of an assumed market valuation per share of our common stock, less the exercise price payable for those shares, multiplied by the number of shares underlying the option.

EMPLOYMENT AND SIMILAR AGREEMENTS

ROBERT ANNUNZIATA

    Mr. Annunziata is currently retained as non-executive Chairman of the Board of Directors of PF.Net Communications, Inc. pursuant to an agreement dated
May 30, 2000. The agreement provides for an initial term of three years.
Mr. Annunziata is entitled to receive a fee of $400,000 per year as long as the Chairmanship of PF.Net is his primary obligation, as defined in the agreement, for the term of the agreement. During the first eighteen months of the term of the agreement, the chairmanship of PF.Net will be Mr. Annunziata's primary business obligation. If after those eighteen months Mr. Annunziata remains as our chairman without the chairmanship being his primary business obligation, he will be entitled to a reduced fee of $150,000 per year. Pursuant to this agreement, Mr. Annunziata has been granted options to purchase 4,200,000 shares of our common stock at a price of $6.40 per share. The options vest over a three-year period as provided in the agreement. The agreement provides that if Mr. Annunziata terminates his service without good reason, as defined in the agreement, his then unvested options will be forfeited. Certain change of control events will cause one hundred percent of Mr. Annunziata's options and stock awards to be vested. There is also accelerated vesting upon certain other events and 20% of the options became vested on May 30, 2000.

ANTHONY D. MARTIN

    Mr. Martin is currently employed as President and Chief Operating Officer by PF.Net Communications, Inc. pursuant to an employment agreement dated as of March 31, 2000. The agreement provides for an initial term ending March 30, 2004, automatically renewable for three additional one-year terms unless
Mr. Martin or we give timely written notice of nonrenewal. Mr. Martin is entitled to receive an annual salary of $400,000. Our board of directors will annually review his salary and may increase it from time to time. Mr. Martin will be eligible to receive an annual bonus in an amount equaling between 0% and 300% of his base compensation, except that the bonus for the year 2000 will be prorated for the portion of the year worked by Mr. Martin. The bonus amount, if any, will be determined by our board of directors based on performance criteria established by the board. Pursuant to this employment agreement, we have agreed to grant Mr. Martin ten-year options, that vest over a four-year period, to purchase 2,800,000 shares of our common stock, 800,000 of which are exercisable at $2.8125 per share and 2,000,000 of which are exercisable at $6.40 per share. Mr. Martin has agreed to maintain the confidentiality of our information and not to compete with us during the period of his employment until the second anniversary of his termination date. If Mr. Martin terminates his employment "for good reason," as defined in the agreement, or we terminate his employment "without cause," as defined in the agreement, Mr. Martin is entitled to receive his base compensation and any other payments due to him under our policies, through the end of a severance period of one to two years. Mr. Martin can be terminated "for cause" as defined in the agreement.

JOHN WARTA

    Mr. Warta is currently retained by PF.Net Corp. pursuant to an agreement dated as of November 1, 1999. The agreement provides for an initial term ending December 31, 2000. Mr. Warta is entitled to receive a monthly salary of $37,500 and may receive a performance-based bonus determined and payable solely in the discretion of our board of directors. If Mr. Warta voluntarily terminates his employment within the first 60 days of a change in control of our company, he will be entitled to his salary through the end of his term of employment and any accrued but unpaid bonus. Mr. Warta has agreed to maintain the confidentiality of our information and not to compete with us for the period from the date of the agreement until the later of the first anniversary of his termination date or the last day of his consulting term, but in no event beyond December 31, 2005. Upon termination, Mr. Warta will receive his base compensation and any other payments due him under our policies, through the effective date of termination. Mr. Warta can be terminated "for cause" as defined in the agreement or due to a disability or other cause preventing him from performing a substantial portion of his duties. If he is terminated due to a disability, he will receive base compensation for one year after his termination. If Mr. Warta is terminated without cause, he will receive his base compensation until the last day of the agreement. We also will retain Mr. Warta as a consultant for a term of five years beginning on his termination date for a monthly fee of $10,000 plus $2,500 per month for his general office expenses.

STEPHEN IRWIN

    Mr. Irwin is currently retained by PF.Net Corp. pursuant to an agreement dated as of November 1, 1999. The agreement provides for an initial term ending December 31, 2000. Mr. Irwin is entitled to receive a monthly salary of $29,166.67 and may receive a performance-based bonus determined and payable solely in the discretion of our board of directors. Mr. Irwin will also receive no more than $10,000 per month in the aggregate for general office expenses. If within the first 60 days of a change in control of our company, Mr. Irwin voluntarily terminates his employment, he will be entitled to his base salary through the end of his term of employment and any accrued but unpaid bonus. Mr. Irwin has agreed to maintain the confidentiality of our information and not to compete with us for the period from the date of the agreement until the later of the first anniversary of his termination date or the last day of his consulting term, but in no event beyond December 31, 2005. Upon termination, Mr. Irwin will receive his base compensation and any other payments due him under our policies, through the effective date of termination. Mr. Irwin can be terminated "for cause" as defined in the agreement or due to a disability or other cause preventing him from performing a substantial portion of his duties. If he is terminated due to a disability, he will receive base compensation for one year after his termination. If Mr. Irwin is terminated without cause, he will receive his base compensation until the last day of the agreement. We will retain Mr. Irwin as a consultant for a term of five years beginning on his termination date for a monthly fee of $10,000 plus $2,500 for his general office expenses.

DAVID L. TAYLOR

    Mr. Taylor is currently employed as Chief Financial Officer by PF.Net Communications, Inc. pursuant to an agreement dated as of October 1, 1999. The agreement provides for an initial term ending September 30, 2002, automatically renewable for additional one-year terms unless either Mr. Taylor or we give a timely written notice of nonrenewal. Mr. Taylor is entitled to receive a monthly salary of $20,833.34. Our board of directors will annually review his salary and may increase it in its sole discretion based on Mr. Taylor's performance during the preceding year. Mr. Taylor will be eligible to receive an annual bonus in an amount of up to 100% of his base compensation. The bonus amount, if any, will be determined by our board of directors based on performance criteria. Pursuant to this employment agreement, we have agreed to grant Mr. Taylor five-year options to purchase 1,600,000 shares of our common stock exercisable at $1.97 per share that vest over a three year period. Mr. Taylor has agreed to maintain the confidentiality of our information and not to compete with us for the period from the date of the agreement until the first anniversary of his termination date or, in the event he is terminated without cause, until the date of termination without cause. Upon termination, Mr. Taylor will receive his base compensation and any other payments due him under our policies, through the effective date of termination. Mr. Taylor can be terminated "for cause" as defined in the agreement or due to a disability or other cause preventing him from performing a substantial portion his duties. If he is terminated due to a disability, he will be compensated an amount equal to his base pay for six months, but not to exceed his base pay for the remainder of the agreement. If he is terminated without cause, we will pay him an amount equal to one year of base compensation.

DONALD BRANSCOME

    Mr. Branscome is currently employed by PF.Net Corp. pursuant to an agreement dated December 15, 1999. The agreement provides for an initial term ending on December 15, 2001. Under this agreement, Mr. Branscome agrees to devote his full business time and best efforts to us. Mr. Branscome is entitled to receive an annual salary of $175,000 and may receive a performance-based bonus of up to $175,000 in each fiscal year. If Mr. Branscome is terminated without cause, he will be paid his base salary until earlier of December 15, 2001 or the date
Mr. Branscome violates the confidentiality non-solicitation and non-competition provisions of the agreement. If Mr. Branscome is terminated for cause he will only be entitled to his earned but unpaid salary. Mr. Branscome can be terminated for cause including, but not limited to, misconduct or failure to perform his duties. Mr. Branscome cannot be terminated by the first chief executive officer hired by us without the approval of a majority of our Board of Directors. We have agreed to grant Mr. Branscome options to purchase 200,000 shares of our common stock vesting over a three year period with a term of seven years exercisable at $2.8125 per share.

DONALD W. BOLAR

    Mr. Bolar is currently employed as President of PF.Net Network Services, Inc. pursuant to an employment agreement dated as of April 12, 2000. The agreement provides for an initial term commencing on April 24, 2000 and ending on April 11, 2004, automatically renewable for three additional one-year terms unless Mr. Bolar or we give timely written notice of nonrenewal. Mr. Bolar is entitled to receive an annual salary of $400,000. Our board of directors will annually review his salary and may increase it from time to time. Mr. Bolar will be eligible to receive an annual bonus in an amount equaling between 0% and 300% of his base compensation, except that the bonus for the year 2000 will be prorated for the portion of the year worked by Mr. Bolar. The bonus amount, if any, will be determined by our board of directors based on performance criteria established by the board. Pursuant to this employment agreement, we have agreed to grant Mr. Bolar ten-year options, that vest over a four-year period, to purchase 2,800,000 shares of our common stock, 800,000 of which are exercisable at $2.8125 per share and 2,000,000 of which are exercisable at $6.40 per share. Mr. Bolar has agreed to maintain the confidentiality of our information and not to compete with us during the period of his employment until the first anniversary of his termination date. If Mr. Bolar terminates his employment "for good reason," as defined in the agreement, or we terminate his employment "without cause," as defined in the agreement, Mr. Bolar is entitled to receive his base compensation and any other payments due to him under our policies, through the end of a severance period of one to two years. Mr. Bolar can be terminated "for cause" as defined in the agreement.

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
THOMAS MCCALEB

    Mr. McCaleb is currently employed by PF.Net Construction Corp. pursuant to an agreement dated December 15, 1999 and guaranteed by PF.Net Corp. The agreement provides for an initial term ending on December 15, 2002. Under this agreement, Mr. McCaleb agrees to devote his full business time and best efforts to us. Mr. McCaleb is entitled to receive a monthly salary of $15,000 and may receive a performance-based bonus of up to $180,000 in each fiscal year. If
Mr. McCaleb is terminated without cause, he will be paid his base salary for one year or until December 15, 2001, whichever is later. If Mr. McCaleb is terminated for cause, he will only be entitled to his earned but unpaid salary. Mr. McCaleb can be terminated for cause for misconduct or failure to perform his duties. Mr. McCaleb cannot be terminated by the first chief executive officer hired by us without approval of the majority of our Board of Directors.
Mr. McCaleb was granted options to purchase 400,000 shares of our common stock vesting over a three year period with a term of seven years exercisable at $2.8125 per share. Mr. McCaleb is also party to a consulting agreement with us, whereby we will retain him as a consultant if we terminate him without cause for the period from the end of his severance payments to December 2002.


EQUITY INCENTIVE PLAN



    Our Board of Directors has adopted and our stockholders have approved the PF.Net Communications, Inc. 1999 Equity Incentive Plan (Amended and Restated effective as of July 12, 2000), which we also refer to as the Equity Plan. The principal purpose of the Equity Plan is to attract, retain and motivate selected officers, employees, consultants and directors through the granting of stock-based compensation awards. The Equity Plan provides for the award of non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) and shares of restricted stock. A total of 25,000,000 shares of common stock are reserved for issuance under the Equity Plan, of which 13,621,400 were subject to outstanding awards as of June 30, 2000. Upon the occurrence of certain events following an initial public offering of our common stock, the maximum number of shares which may be subject to awards granted under the Equity Plan to any individual in any calendar year cannot exceed 7,500,000.



    Prior to the initial public offering of our common stock, our Board of Directors or a committee designated by our Board will administer the Equity Plan with respect to all awards. Following such registration, a committee of independent directors (each of whom is a "non-employee director" for purposes of Rule 16b-3 under the Exchange Act and an "outside director" under
Section 162(m) of the Internal Revenue Code) will administer grants to employees, consultants and directors.



    The Equity Plan provides that the committee (or the Board) has the authority to select the employees, consultants and directors to whom awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Equity Plan with respect to employees, consultants and directors. The committee (and the Board) is authorized to adopt, amend and rescind rules relating to the administration of the Equity Plan, and to amend, suspend and terminate the Equity Plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth as of March 31, 2000 after giving effect to the two-for-one stock split of our common stock we effected on April 3, 2000, certain information regarding the beneficial ownership of our common stock and senior preferred stock with respect to:

    - each beneficial owner of more than 5.0% of our outstanding common stock and senior preferred stock,

    - beneficial ownership of our common stock and senior preferred stock by each of our directors and our four most highly compensated executive officers and our former chief executive officer, and

    - all of our directors and executive officers as a group.

    This table has been prepared after giving effect to the units offering of May 10, 2000 and assuming that the Odyssey equity investment was fully funded as of March 31, 2000. Except as otherwise indicated below, each of the following persons can be reached care of PF.Net Communications, Inc. at 600 Kenrick Street, Suite A5, Houston, Texas 77060.

                                                      SENIOR PREFERRED STOCK                         COMMON STOCK
                                                        BENEFICIALLY OWNED                      BENEFICIALLY OWNED (1)
                                                -----------------------------------   ------------------------------------------
                                                                   PERCENTAGE                                         PERCENTAGE
NAME OF BENEFICIAL OWNER                          SHARES            OF CLASS                     SHARES                OF CLASS
------------------------                        -----------   ---------------------   -----------------------------   ----------
AT&T Corp. (2)................................            0                    0.0%                      14,141,414       15.0%
Sharyar Aziz (3)..............................      302,500                   24.2%                      11,211,834       12.3%
Donald Branscome (4) .........................            0                    0.0%                          40,000          *
George Damiris (5)............................            0                    0.0%                      40,000,000       50.0%
First Union Corporation (6)...................      110,000                    8.8%                       6,905,312        8.0%
Stephen Irwin (7).............................            0                    0.0%                               0        0.0%
Koch Telecom Ventures, Inc. (8)...............            0                    0.0%                      40,000,000       50.0%
Brian Kwait (9)...............................      840,000                   67.2%                      31,133,690       28.0%
Thomas McCaleb (10)...........................            0                    0.0%                         100,000          *
Muzzafar Mirza (11)...........................      840,000                   67.2%                      31,133,690       28.0%
Joseph W. Moeller (12)........................            0                    0.0%                      40,000,000       50.0%
Charles W. Moore (13).........................      300,000                   24.0%                      11,119,174       12.2%
Odyssey (as defined in footnote 14)...........      840,000                   67.2%                      31,133,690       28.0%
John Pittenger (15)...........................            0                    0.0%                      40,000,000       50.0%
PF Telecom Holdings LLC (16)..................            0                    0.0%                      40,000,000       50.0%
UBS Capital II LLC (17).......................      300,000                   24.0%                      11,119,174       12.2%
David Taylor (18).............................            0                    0.0%                         533,334          *
John Warta (19)...............................            0                    0.0%                      40,000,000       50.0%
All executive officers and directors as a
  group
  (15 members) (20)...........................    1,140,000                   91.2%                     122,980,198      100.0%

------------------------

*   Less than 1.0%.

(1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentages of our common stock outstanding are based upon 80,000,000 shares outstanding as of March 31, 2000, except for certain parties who hold options, warrants or convertible securities that are exercisable or convertible into shares of common stock within 60 days of March 31, 2000. The percentages for those parties who hold options, warrants or convertible securities that are exercisable or convertible within 60 days of March 31, 2000 are based on the sum of 80,000,000 shares outstanding plus the number of shares of common stock subject to options, warrants or convertible securities that are exercisable or convertible within 60 days of March 31, 2000 held by them and no other person, as indicated in the following notes. The numbers of shares of common stock beneficially owned has been determined for purposes of these two columns assuming the conversion of 1,250,000 shares of our senior preferred stock and the exercise of options and warrants exercisable into shares of common stock within 60 days of March 31, 2000. These numbers of shares of common stock do not include (a) warrants and options that are exercisable into shares of common stock after 60 days from March 31, 2000, (b) warrants to purchase shares of common stock issued to Odyssey (as defined in footnote
    (14) below) and its co-investors, (c) warrants to purchase shares of common stock issued to PF Telecom Holdings LLC and Koch Telecom Ventures, Inc. and
    (d) warrants to purchase shares of common stock issued to Credit Suisse First Boston and UBS Warburg LLC in connection with the interim credit facility, that were subsequently cancelled upon the consummation of the units offering. See "Certain Relationships and Related Party Transactions."

(2) Consists of 14,141,414 shares (subject to increase due to adjustments based on the increases in the liquidation preference of our senior preferred stock) of common stock issuable upon exercise of warrants exercisable within 60 days of March 31, 2000. The address of AT&T Corp. is 295 North Maple Avenue, Basking Ridge, New Jersey 07920.

(3) Consists of (a) 300,000 shares of senior preferred stock and 11,119,174 shares of common stock issuable upon conversion of the senior preferred stock, as of March 31, 2000, deemed to be beneficially owned by UBS Capital II LLC and (b) 2,500 shares of senior preferred stock and 92,660 shares of common stock issuable upon conversion of the senior preferred stock, as of March 31, 2000, indirectly held by Mr. Aziz through PF Coinvestment II, LLC, an entity controlled by Odyssey Investment Partners, LLC (see footnote (14) below). Mr. Aziz is a managing director of UBS Warburg LLC, which may be considered to be an affiliate of UBS Capital II LLC. As a result, Mr. Aziz may be deemed to share voting and investment power with respect to the shares referred to in clause (a) of the first sentence of this footnote. Mr. Aziz disclaims beneficial ownership of all of the shares referred to in clauses (a) and (b) above.

(4) Consists of 40,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2000.

(5) Consists of 40,000,000 shares of common stock beneficially owned by Koch Telecom Ventures, Inc. Mr. Damiris is a Vice President and Director of Koch Telecom Ventures, Inc. and a Vice President of Koch Ventures, Inc., the parent company of Koch Telecom Ventures, Inc. As a result, Mr. Damiris may be deemed to share voting and investment power with respect to the shares deemed to be owned by Koch Telecom Ventures, Inc. Mr. Damiris disclaims beneficial ownership of these shares.

(6) Consists of (a) 110,000 shares of senior preferred stock and 4,077,030 shares of common stock issuable upon conversion of the senior preferred stock, as of March 31, 2000 held by First Union Capital Partners, LLC and
    (b) 2,828,282 shares of common stock issuable upon exercise of warrants exercisable within 60 days of March 31, 2000 held by First Union Investors, Inc. First Union Capital Partners, LLC and First Union Investors, Inc. are wholly-owned subsidiaries of First Union Corporation. The address of First Union Corporation is 301 South College St., Charlotte, North Carolina 28288.

(7) Does not include the 40,000,000 shares of common stock beneficially owned by PF Telecom Holdings LLC. See footnote (16) below.

(8) The address of Koch Telecom Ventures, Inc. is 4111 East 37th Street North, Wichita, Kansas 67220.

(9) Consists of 840,000 shares of senior preferred stock and 31,133,690 shares of common stock issuable upon conversion of the senior preferred stock, as of March 31, 2000, deemed to be beneficially owned by Odyssey (as defined in footnote (14) below). Mr. Kwait is a managing member of Odyssey Capital Partners, LLC and Odyssey Investment Partners, LLC. As a result, Mr. Kwait may be deemed to share voting and investment power with respect to these shares. Mr. Kwait disclaims beneficial ownership of these shares.

(10) Consists of 100,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2000.

(11) Consists of 840,000 shares of senior preferred stock and 31,133,690 shares of common stock issuable upon conversion of the senior preferred stock, as of March 31, 2000, deemed to be beneficially owned by Odyssey (as defined in the footnote (14) below). Mr. Mirza is a managing member of Odyssey Capital Partners, LLC and Odyssey Investment Partners, LLC. As a result, Mr. Mirza may be deemed to share voting and investment power with respect to these shares. Mr. Mirza disclaims beneficial ownership of these shares.

(12) Consists of 40,000,000 shares of common stock beneficially owned by Koch Telecom Ventures, Inc. Mr. Moeller is Chairman of the Board of Directors of Koch Ventures, Inc., the parent company of Koch Telecom Ventures, Inc. As a result, Mr. Moeller may be deemed to share voting and investment power with respect to the shares deemed to be owned by Koch Telecom Ventures, Inc. Mr. Moeller disclaims beneficial ownership of these shares.

(13) Consists of 300,000 shares of senior preferred stock and 11,119,174 shares of common stock issuable upon conversion of the senior preferred stock, as of March 31, 2000, deemed to be beneficially owned by UBS Capital II LLC. Mr. Moore is a principal of UBS Capital LLC, which is an affiliate of UBS Capital II LLC. As a result, Mr. Moore may be deemed to share voting and investment power with respect to these shares. Mr. Moore disclaims beneficial ownership of these shares.

(14) Consists of 840,000 shares of senior preferred stock and 31,133,690 shares of common stock issuable upon conversion of the senior preferred stock, as of March 31, 2000, owned in the aggregate by Odyssey Investment Partners, LP (the "Fund"), Odyssey Coinvestors, LLC ("Coinvestors"), PF Coinvestment, LLC ("PF I") and PF Coinvestment II, LLC ("PF II" and, together with the Fund, Coinvestors and PF I, "Odyssey"). Odyssey Capital Partners, LLC is the general partner of the Fund. Odyssey Investment Partners, LLC is the manager of the Fund and the managing member of each of Coinvestors, PF I and PF II. The principal business address for Odyssey is 280 Park Avenue, West Tower, 38th Floor, New York, New York 10017. Brian Kwait, Muzzafar Mirza, Paul D. Barnett, Stephen Berger and William Hopkins are managing members of Odyssey Capital Partners, LLC and Odyssey Investment Partners, LLC and, therefore, may each be deemed to share voting and investment power with respect to the shares deemed to be owned by Odyssey. Each of them disclaims beneficial ownership of these shares.

(15) Consists of 40,000,000 shares of common stock beneficially owned by Koch Telecom Ventures, Inc. Mr. Pittenger is President and a Director of Koch Telecom Ventures, Inc. and Koch Ventures, Inc., the parent company of Koch Telecom Ventures, Inc. As a result, Mr. Pittenger may be deemed to share voting and investment power with respect to the shares deemed to be owned by Koch Telecom Ventures, Inc. Mr. Pittenger disclaims beneficial ownership of these shares.

(16) The address of PF Telecom Holdings LLC is 1701 Broadway Street, Suite 358, Vancouver, Washington 98663. John Warta and his spouse directly and indirectly own approximately 58% of the outstanding membership interests of PF Telecom Holdings LLC and Stephen Irwin's children and spouse, Karen Irwin, indirectly own approximately 19% of the outstanding membership interests of PF Telecom Holdings LLC.

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
(17) Consists of 300,000 shares of senior preferred stock and 11,119,174 shares of common stock issuable upon conversion of the senior preferred stock, as of March 31, 2000. UBS Capital II LLC may be considered to be an affiliate of UBS Warburg LLC. The address of UBS Capital II LLC is 299 Park Avenue, New York, New York 10171.

(18) Consists of 533,334 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2000.

(19) Consists of 40,000,000 shares of common stock beneficially owned by PF Telecom Holdings LLC. John Warta and Georgiana Warta, his spouse, directly and indirectly own approximately 58% of the outstanding membership interests of PF Telecom Holdings LLC.

(20) As described (a) in footnotes (9), (11) and (14), Messrs. Kwait and Mirza may each be deemed to share investment and voting power with respect to 840,000 shares of senior preferred stock and 31,133,690 shares of common stock issuable upon conversion of the senior preferred stock, as of March 31, 2000, deemed to be beneficially owned by Odyssey (as defined), (b) in footnotes (3), (13) and (17), Messrs. Aziz and Moore may be deemed to share investment and voting power with respect to 300,000 shares of senior preferred stock and 11,119,174 shares of common stock issuable upon conversion of the senior preferred stock, as of March 31, 2000 deemed to be beneficially owned by UBS Capital II LLC, (c) in footnote (3), Mr. Aziz may be deemed to beneficially own 2,500 shares of senior preferred stock and 92,660 shares of common stock held by PF Coinvestment II, LLC, an entity controlled by Odyssey and (d) in footnotes (5), (12) and (15), Messrs. Damiris, Moeller and Pittenger may be deemed to share voting and investment power with respect to 40,000,000 shares of common stock beneficially owned by Koch Telecom Ventures, Inc. Each of Messrs. Kwait, Mirza, Aziz, Moore, Damiris, Moeller and Pittenger disclaims ownership of these shares. Excluding such shares, all officers and directors as a group beneficially own no shares of senior preferred stock or 0.0% and 40,727,334 shares of common stock or 50.5%.

STOCKHOLDERS AGREEMENT

    In connection with the Odyssey equity investment, with the exception of AT&T, each holder of our outstanding shares of common stock and senior preferred stock and warrants to purchase shares of common stock is a party to a stockholders agreement, dated as of October 29, 1999, as amended, by among these stockholders and us.

    The stockholders agreement contains transfer restrictions that limit the ability of our stockholders to transfer our securities. Until the earlier of the second anniversary of the stockholders agreement and the date on which, or 180 days after the date on which in the case of First Union, our equity is actively publicly traded, no stockholder shall transfer any interests in our securities, subject to certain exceptions. Odyssey and its affiliates are permitted for one year to transfer a portion of our securities to certain pre-approved investment partners. All transferees of our securities will be required to acknowledge in writing that their securities are subject to the provisions of the stockholders agreement.

    The stockholders agreement requires that each of the parties thereto vote all of its securities to cause to be elected to our board of directors, (1) two designees of Odyssey Investment Partners; (2) three designees of PF Telecom Holdings LLC; (3) three designees of Koch Telecom Ventures, Inc.; (4) one designee of UBS Capital II LLC and (5) our chief executive officer. Messrs. Mirza and Kwait are the Odyssey designees. Messrs. Aziz, Irwin and Warta are the PF Telecom designees. Messrs. Damiris, Moeller and Pittenger are the Koch Telecom designees. Mr. Moore is the designee of UBS Capital. The right of each of Odyssey, PF Telecom and Koch Telecom to designate members of our board of directors will be reduced by one, if any of them and their respective affiliates own less than 50% of their initial holdings (as determined therein) of our securities and the right will terminate if any them and their respective affiliates own less than 25% of their initial holdings. Notwithstanding the foregoing, the right of Odyssey to designate two directors will not be abridged, if at all, prior to the first anniversary of the stockholders agreement. UBS Capital's right to designate one member of our board of directors will terminate if UBS Capital and its affiliates own less than 50% of its initial holdings of our securities. Upon termination of UBS Capital's right to designate a board member, each of PF Telecom and Koch Telecom will have their right to designate a board member reduced by one.

    The stockholders agreement contains protection provisions, whereby we will be required to obtain the consent of each of the Odyssey directors, PF Telecom directors and Koch Telecom directors to consummate the following transactions:

    - any increase or decrease in the number of shares of our capital stock or the capital stock of our subsidiaries issued or authorized;

    - the creation (by reclassification or otherwise) of any new class or series of capital stock by us or any of our subsidiaries;

    - any amendment or waiver of our or any of our subsidiaries' certificates of incorporation or bylaws;

    - any sale, merger, acquisition or consolidation (other than pursuant to the company sale right described therein) involving us or any of our subsidiaries in excess of $10.0 million in value;

    - any financing arrangement in excess of $10.0 million;

    - the approval of each business plan and annual budget of ours or any of our subsidiaries;

    - the approval of changes to the business plan or any amendments to our annual budget or the annual budget of any of our subsidiaries, in either case, that involve increases in expenditures in excess of $10.0 million in the aggregate;

    - the entering into or amendment of any partnership or joint venture arrangement or making any other debt or equity investment in any other entity or form any new subsidiary or affiliate involving an investment, performance of services or delivery of goods or materials of an amount or value in excess of $10.0 million;

    - any other contract or any amendment to existing contracts (other than any agreement with Koch Telecom and its affiliates), including any contract involving performance of services or delivery of goods or materials by us or any of our subsidiaries of an amount or value in excess of $10.0 million or having an effect in excess of $10.0 million on our value or the value of any of our subsidiaries;

    - any sale of assets for a price in excess of $10.0 million;

    - any redemption, purchase or other acquisition of our capital stock;

    - the adoption or amendment of any management incentive plan, including the granting of awards pursuant to such plan and the terms and conditions of such awards (including, without limitation, vesting and expiration provisions);

    - entry into any new line or type of business;

    - the resolution or settlement of any third-party claim in excess of $10.0 million; or

    - the election of each of the members of the board of directors of each of our subsidiaries.

    In addition to other approvals we will be required to receive in certain situations, we will also be required to obtain the consent of the majority of our board of directors, to consummate the following transactions:

    - any sale, merger, acquisition or consolidation (other than pursuant to the company sale right described therein) involving us or any of our subsidiaries that is in excess of $5.0 million and less than or equal to $10.0 million in value;

    - any financing arrangement in excess of $5.0 million and less than or equal to $10.0 million;

    - the approval of changes to the business plan or any amendments to our annual budget or the annual budget of any of our subsidiaries, in either case, that involve increases in expenditures that are in excess of $5.0 million in the aggregate and less than or equal to $10.0 million in the aggregate;

    - enter into or amend any partnership or joint venture arrangement or make any other debt or equity investment in any other entity or form any new subsidiary or affiliate involving an investment, performance of services or delivery of goods or materials of an amount or value in excess of $5.0 million and less than or equal to $10.0 million;

    - any other contract or any amendment to existing contracts (other than any agreement with Koch Telecom and its affiliates), including any contract involving performance of services or delivery of goods or materials by us or any of our subsidiaries of an amount or value in excess of $5.0 million and less than or equal to $10.0 million or having an effect on our value or the value of any of our subsidiaries in excess of $5.0 million and less than or equal to $10.0 million;

    - any sale of assets for a price in excess of $5.0 million and less than or equal to $10.0 million; or

    - the resolution or settlement of any third-party claim in excess of $5.0 million and less than or equal to $10.0 million.

    In addition, the stockholders agreement grants:

    (1) a right of first refusal to Odyssey, PF Telecom, Koch Telecom, UBS Capital and any other Odyssey co-investors and each of their respective affiliates on certain proposed transfers of our securities by any stockholder;

    (2) tag-along rights to each stockholder on certain transfers of our securities by any stockholder, other than First Union and transfers of warrants issued pursuant to the interim credit facility;

    (3) Odyssey and us the right to drag-along all of our stockholders if there is a sale of our company;

    (4) each of Odyssey, PF Telecom and Koch Telecom, the right, after 180 days from the effective date of our initial public offering, to make two demands to us to register their securities, or one demand in the case of UBS Capital;

    (5) certain stockholders piggy-back registration rights after our initial public offering;

    (6) preemptive rights to Odyssey, PF Telecom, Koch Telecom, UBS Capital and any other Odyssey co-investors and each of their respective affiliates on any proposed issuances by us of capital stock to our affiliates; and

    (7) Odyssey the right, at any time after the fifth anniversary of the stockholders agreement and prior to the date that the Company's equity is actively publicly traded, to initiate a sale of our company, provided that Odyssey gives notice to PF Telecom and Koch Telecom of any initiation and allow them to make an offer to purchase our company, subject to the terms and conditions listed in the stockholders agreement.

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              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

ODYSSEY EQUITY INVESTMENT AND RELATED TRANSACTIONS

    On October 29, 1999, we entered into a subscription agreement with Odyssey Investment Partners Fund, LP, Odyssey Coinvestors, LLC and UBS Capital II LLC (which may be considered to be an affiliate of UBS Warburg LLC, one of the initial purchasers of this offering). Pursuant to this agreement, the Odyssey entities and UBS Capital committed to purchase up to an aggregate of $125.0 million or 1,250,000 shares of our Series A senior cumulative convertible preferred stock and warrants to purchase shares of our common stock. The subscription agreement contains customary provisions, including representations and warranties with the respect to the condition and operation of our business. On October 29, 1999, the Odyssey entities invested $34.0 million of their $95.0 million commitment and UBS Capital invested over $10.0 million of its $30.0 million commitment. The remainder of the outstanding commitments under the subscription agreement was funded on May 10, 2000.

    In connection with the Odyssey equity investment, UBS Warburg LLC performed certain financial advisory services for us and received customary compensation. In addition, as part of the Odyssey equity investment, we paid to Odyssey Investment Partners Fund, LP a fee of $2.5 million in cash. Two of our directors, Muzzafar Mirza and Brian Kwait, are managing members of Odyssey Capital Partners, LLC and Odyssey Investment Partners, LLC. Odyssey Capital Partners, LLC is the general partner of Odyssey Investment Partners Fund, LP. Odyssey Investment Partners, LLC is the manager of Odyssey Investment Partners Fund, LP.

    In connection with the Odyssey equity investment, we entered into a stockholders agreement with each holder of our outstanding shares of common stock and senior preferred stock and warrants to purchase shares of common stock, with the exception of AT&T. See "Security Ownership of Certain Beneficial Owners and Management--Stockholders Agreement."

    As part of the consideration of the subscription agreement, we issued to Odyssey and the other purchasers named therein warrants to purchase up to 14.0% of our common stock calculated on a fully diluted basis at an exercise price of $0.01 per share. These warrants vest and become exercisable if, within two years and nine months of October 29, 1999, we do not meet a targeted level of sales, leases, IRUs and swaps of dark fiber and conduit. If we do not meet this target level, these dark fiber warrants will vest and become automatically exercisable into a number of shares of common stock up to a maximum of 14% of the fully diluted common stock, depending upon how far our actual sales, leases and swaps of dark fiber and conduit have deviated from the target level. In addition, if within five years of the initial issuance of the dark fiber warrants the holder of any dark fiber warrant achieves cash proceeds from the sales of senior preferred stock and common stock equal to a five times return of their investment, the unexercised portion of the dark fiber warrant shall automatically terminate. These dark fiber warrants expire on the date of the final maturity of the notes offered hereby.

    As part of the Odyssey equity investment, we issued to PF Telecom and Koch Telecom, warrants to purchase up to an aggregate of 20,202,024 shares of our common stock at an exercise price of $2.8125 per share. These warrants will vest and become exercisable if Odyssey and the other purchasers of senior preferred stock achieve certain realization events that exceed specified hurdle rates. Warrants exercisable for a total of 5,381,820 shares of common stock would vest if the rate of return to Odyssey and the other investors exceeds four times their original investment and another 5,381,820 shares of common stock would vest if the rate of return exceeds five times their original investment. Warrants exercisable for a total 5,397,980 shares and 4,040,404 shares of common stock would vest if the rate of return to Odyssey and the other investors exceeds six times and seven times their original investment, respectively. These warrants expire on December 28, 2005.

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DEBT FINANCINGS

    On October 29, 1999, we entered into an interim unsecured credit facility with affiliates of UBS Warburg LLC and with Credit Suisse First Boston Corporation, the initial purchasers in the units offering, providing for borrowings of up to $225.0 million. Outstanding borrowings under the interim credit facility were repaid by the proceeds of the units offering and the facility was terminated. In connection with the interim credit facility, we issued to UBS Warburg LLC and Credit Suisse First Boston warrants to purchase an aggregate 1,728,396 shares of our common stock at an exercise price of $0.01 per share. These warrants were cancelled on May 10, 2000. In connection with the interim credit facility, UBS Warburg LLC and Credit Suisse First Boston performed certain financial advisory services for us and received customary compensation. In addition, pursuant to the interim credit facility we entered into an agreement, whereby we agreed to engage UBS Warburg LLC and Credit Suisse First Boston Corporation as initial purchasers in connection with the units offering. This agreement terminated upon the consummation of the units offering.

    On October 29, 1999, our wholly-owned subsidiary, PF.Net Corp. entered into a secured credit facility with Lucent providing for borrowings of up to $350.0 million, subject to certain conditions. On March 31, 2000, we entered into a credit facility with First Union National Bank to replace the Lucent facility through an assignment of the Lucent credit facility, as amended, to First Union. The First Union facility provides that availability thereunder may be increased to $475.0 million if we receive additional commitments for $125.0 million. See "Description of Other Indebtedness--The Credit Facility."

    In addition, on October 29, 1999 PF.Net Corp. entered into the AT&T agreement with AT&T Corp. and the Fiber Networks Development Agreement with Sea Breeze Communication Company, an affiliate of Koch Telecom Ventures, Inc. Koch Telecom is a significant stockholder of ours. See "Material Agreements--Koch Agreement."

TAX ALLOCATION AGREEMENT

    On October 29, 1999, we entered into a tax allocation agreement with our wholly-owned subsidiary PF.Net Corp. Pursuant to the tax allocation agreement, PF.Net Corp. is obligated to make payments to us in an amount equal to the amount of income taxes that PF.Net Corp. would have owed on behalf of PF.Net Corp. and its subsidiaries in respect of federal and state income taxes if PF.Net Corp. and its subsidiaries were, for tax purposes, a separate consolidated group. In addition, we are obligated to make payments to PF.Net Corp. in an amount equal to the amount by which the income tax liability that we would have had if PF.Net Corp. and its subsidiaries were not part of our consolidated group exceeds the consolidated federal income tax liability of our consolidated group, including PF.Net Corp. and its subsidiaries.

PF TELECOM SECONDMENT AGREEMENT

    One of our investors, PF Telecom Holdings LLC, which, without giving effect to the exercise of any options or warrants, owns approximately 32% of our outstanding capital stock, and our wholly-owned subsidiary, PF.Net Corp., entered into a Master Secondment Agreement dated November 1, 1999. The term of the agreement lasts until August 1, 2000 and may be extended after that date by mutual consent on a month-to-month basis. The agreement provides that PF Telecom will loan its employees Brandon Drake, Geoffrey Warta, George Warta, Jinger Jacobson, Lauren Lahman, Lisa Chow, Matthew Wetzel, Mona Chambers, Nate Stiles and Paul Macri to PF.Net Corp. Geoffrey Warta and George Warta are both the sons of John Warta, one of our directors, and brothers of Clint Warta and Greg Warta, two of our executive officers. PF Telecom may loan other employees to PF.Net Corp. by amending this agreement. Pursuant to this provision, PF Telecom has additionally loaned its employees Patty Hook, Karmen Williams and Steve Mellmer to PF.Net Corp. The seconded employees

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are the borrowed servants of PF. Net Corp., but will remain employees of PF
Telecom. PF.Net Corp. has the exclusive direction and control of the seconded employees and has the right to assign any seconded employee to work for an affiliate of PF.Net Corp with the prior consent of PF Telecom. PF Telecom does not have the right to direct or control the seconded employees. PF.Net Corp. may terminate a secondment of an employee and may, with the consent of PF Telecom, make an offer of employment to any seconded employee. PF.Net Corp. will indemnify PF Telecom for any liability arising out of the performance of services under the secondment agreement. PF.Net Corp. will reimburse PF Telecom for all employment and incidental costs of the seconded employees. PF.Net Corp. agreed to provide office and other work resources for the seconded employees as soon as possible, and in no event, more than 60 days from the execution date. Until PF.Net Corp. provides these work resources, PF Telecom will provide them at PF.Net Corp.'s expense. PF Telecom and PF.Net Corp. will not be deemed affiliates of one another solely due to this agreement.

OTHER RELATED PARTY TRANSACTIONS

    Sharyar Aziz, one of our directors, is a Managing Director of UBS Warburg LLC, one of the initial purchasers of the units offering and a joint lead arranger under our interim credit facility. Charles W. Moore, one of our directors, is a Principal of UBS Capital LLC, which may be considered to be an affiliate of UBS Warburg LLC. UBS Warburg LLC performed certain financial advisory services for us in connection with the Odyssey equity investment and the interim credit facility and received customary compensation.

    Stephen Irwin, one of our directors, is of counsel to the law firm of Olshan Grundman Frome Rosenzweig & Wolosky LLP, which has performed legal services for our company. In connection with these services, Olshan Grundman received fees for legal services for fiscal 1999 and will receive fees for legal services for fiscal 2000. Stephen Irwin does not share in the fees we pay to Olshan Grundman. In addition, Stephen Irwin's children and spouse indirectly own approximately 19% of the outstanding membership interests of PF Telecom Holdings LLC. Our wholly-owned subsidiary entered into a secondment agreement with PF Telecom Holdings LLC. See "--PF Telecom Secondment Agreement."

    Joseph W. Moeller, one of our directors, is President and Chief Operating Officer of Koch Industries, Inc., John C. Pittenger, one of our directors, is President of Koch Ventures, Inc. and George Damiris, one of our directors, is a Managing Director of Koch Ventures, Inc. Our wholly-owned subsidiary has entered into the Amended and Restated Fiber Networks Development Agreement with Sea Breeze Communication Company, an affiliate of Koch Ventures, Inc. and Koch Industries, Inc. As part of that agreement, we paid Sea Breeze Communication Company $225,000 and have agreed to pay Sea Breeze Communication Company four annual payments of $375,000 plus out-of-pocket expenses for consulting services. See "Description of Material Agreements--Koch Agreement." In connection with the Koch agreement, we issued an unsecured subordinated note for $10.0 million to Koch Telecom Ventures, Inc., a subsidiary of Koch Ventures, Inc. and Koch Industries, Inc. See "Description of Other Indebtedness--Koch Note."

    John Warta, one of our directors, and his spouse directly and indirectly own approximately 58% of the outstanding membership interests of PF Telecom Holdings LLC. Our wholly-owned subsidiary entered into a secondment agreement with PF Telecom Holdings LLC. See "--PF Telecom Secondment Agreement." In addition, John Warta owns 49% of Green Arbor Development, Inc., a corporation that leases office space to us in Washougal, Washington pursuant to a five-year lease entered into on June 15, 1999. Pursuant to this lease we have paid and will continue to pay Green Arbor Development, Inc. $4,000 a month, subject to increase if we lease additional space from them.

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                          DESCRIPTION OF CAPITAL STOCK

    Our certificate of incorporation authorizes 400,000,000 shares of common stock, par value $0.01 per share, and 1,250,000 shares of preferred stock, par value $0.01 per share. We have designated all of the shares of our preferred stock as Series A senior convertible preferred stock.

    As of March 31, 2000, assuming the Odyssey equity investment had been fully funded, there were issued and outstanding 80,000,000 shares of common stock and 1,250,000 shares of senior preferred stock after giving effect to the two-for-one stock split of our common stock which occurred on April 3, 2000. We have not issued any other shares of our capital stock.

    With the exception of AT&T, each holder of our outstanding shares of common stock and senior preferred stock and warrants to purchase shares of common stock is a party to a stockholders agreement, dated as of October 29, 1999, as amended, by and among these stockholders and us. See "Security Ownership of Certain Beneficial Owners and Management--Stockholders Agreement."

COMMON STOCK

    All shares of our common stock now outstanding are fully paid and non-assessable. The holders of common stock:

    - subject to preferences that may be applicable to the preferred stock, have equal and ratable rights to dividends from funds legally available for distribution, when, as and if declared by our board of directors;

    - are entitled to share ratably in all of the assets of our company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of our company;

    - do not have subscription or conversion rights (there are no redemption or sinking fund provisions applicable to the common stock); and

    - are entitled to one vote for each share of common stock held on all matters as to which holders of common stock shall be entitled to vote.

    The rights and preferences of holders of common stock are subject to the rights of the preferred stock currently issued and outstanding or issued and outstanding in the future.

SENIOR PREFERRED STOCK

    The senior preferred stock has certain dividend, liquidation, redemption, change of control and voting rights. The senior preferred stock has an initial liquidation preference of $100 per share or $125.0 million in the aggregate. The holders of senior preferred stock are entitled to receive dividends at the rate of 10% per annum compounded quarterly, payable in increases in the liquidation preference of the preferred stock. Each share of senior preferred stock is convertible into shares of our common stock at the option of the holder thereof by dividing the sum of the liquidation preference plus accrued dividends by the conversion price then in effect. The initial conversion price of the senior preferred stock is $5.6250 per share and was adjusted to $2.8125 per share as a result of our two-for-one stock split.

    Each share of senior preferred stock is mandatorily redeemable by us 91 days after the final maturity of the notes, at a price equal to the liquidation preference per share of senior preferred stock plus accrued dividends. Holders of the shares of senior preferred stock shall be entitled to the number of votes equal to the number of full shares of common stock into which such shares of senior preferred stock is then convertible. The senior preferred stock shall vote on all matters voted on by holders of common stock, voting together with the common stock as a single class. The number of shares issued upon exercise of the senior preferred stock and the conversion price are subject to anti-dilution adjustments in some circumstances.

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    Upon the occurrence of a change of control, other than a change of control that has been unanimously approved by the board members nominated by Odyssey and UBS Capital pursuant to the stockholders agreement, the holders of shares of senior preferred stock shall be entitled to require us to repurchase all or any part of such holder's shares at a purchase price in cash equal to 101% of the aggregate liquidation preference plus accrued dividends. A default in the performance of this covenant will entitle the holders of a majority of the shares of the senior preferred stock to elect a majority of our board of directors.

    In addition, we may not, without the affirmative vote of the holders of a majority of the shares of senior preferred stock:

    (1) alter or amend our certificate of incorporation (including the certificate of designations of the senior preferred stock) or bylaws which adversely affects the rights of the holders of the senior preferred stock,

    (2) effect any authorization, issuance or creation of, or increase in the amount of certain securities that are junior to the senior preferred stock (other than our common stock),

    (3) effect any authorization, issuance or creation of, or increase in the amount of securities that are on parity with the senior preferred stock,

    (4) effect any authorization, issuance or creation of, or increase in the amount of securities that rank senior to the senior preferred stock or

    (5) effect any amendment to the terms of the warrants granted to AT&T, First Union, Odyssey and its co-investors, Koch Telecom or PF Telecom that adversely affects the holders of the senior preferred stock.

    We may not, without the consent of each affected holder of senior preferred stock, effect an amendment or waiver that:

    (1) alters the voting rights of the senior preferred stock or reduces the number of shares of senior preferred stock whose holders must consent to an amendment, supplement or waiver,

    (2) reduces the liquidation preference of any share of senior preferred stock,

    (3) reduces the conversion rate or the rate of or change of time for payment of dividends on any share of senior preferred stock,

    (4) alter the senior preferred stock's mandatory redemption provisions, or

    (5) make any change in the foregoing amendment and waiver provisions.

REGISTRATION RIGHTS AND PREEMPTIVE RIGHTS

    We have granted registration rights and preemptive rights to certain stockholders pursuant to the stockholders agreement. See "Security Ownership of Certain Beneficial Owners and Management--Stockholders Agreement." In addition we have granted registration rights and preemptive rights to AT&T Corp. in connection with the issuance of warrants to AT&T Corp. See "Description of Material Agreements--AT&T Fiber Optic System Agreement--AT&T Warrant."

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    We are a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law. Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder, subject to certain exceptions such as transactions done with the approval of the board of directors and of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder. The existence of this provision would be expected to have an anti-takeover effect, including possibly discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

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                       DESCRIPTION OF OTHER INDEBTEDNESS

THE CREDIT FACILITY

    On October 29, 1999, our wholly-owned subsidiary, PF.Net Corp., entered into a credit agreement with Lucent providing for borrowings of up to $350.0 million. On March 31, 2000 all of the commitments of Lucent under this credit agreement were assigned by Lucent to First Union National Bank and the credit agreement was amended. As amended, the First Union credit agreement provides that availability thereunder may be increased to $475.0 million if we receive additional commitments for $125.0 million. Borrowings under the credit facility bear interest, at PF.Net Corp.'s option, at the following rates per annum: (1) LIBOR plus an applicable margin ranging between 3.25% to 4.25% per annum based on PF.Net Corp.'s consolidated leverage ratio or (2) a base rate, which is equal to the greater of (A) the current prime rate of certain banks or (B) the current U.S. federal funds rate plus 0.5% per annum, plus an applicable margin, ranging from 2.00% to 3.00% per annum based on PF.Net Corp.'s consolidated leverage ratio. The credit facility matures on December 31, 2006.

    The credit facility is comprised of a term loan facility and a reducing revolving credit facility. The term loan facility provides for borrowings of up to $200.0 million and the revolving credit facility provides for borrowings of up to $150.0 million.

    PF.Net Corp. is required to repay borrowings outstanding under the term loan facility at the end of each fiscal quarter commencing with the quarter ending September 30, 2002 in an amount equal to 2.50% of the sum of all loans made under the facility (including amounts previously repaid or prepaid), increasing over time to 10.0% for the quarters ending September 30, 2006 and December 31, 2006. The financing commitments under the revolving credit facility will be reduced at the end of each fiscal quarter commencing with the quarter ending March 31, 2003, in an amount equal to 2.50% of the initial revolving commitment, increasing over time to 10.0% for the quarters ending September 30, 2006 and December 31, 2006.

    The term loans are available for borrowing until April 29, 2002 in amounts not greater than 125% of the aggregate purchase price of products and services purchased from Lucent under the Lucent supply agreement or purchased for use in connection with the network from any other vendor. The portion of the term loan availability equal to 100% of this purchase price must be used either to pay purchase price payments that are unpaid or to reimburse us for purchase price payments that we have made within the preceding 24 months from other funds. Any remaining percentage of the term loan availability that is above 100% but less than or equal to 125% of that aggregate purchase price and the $150.0 million revolving credit facility may be used for capital expenditures associated with our network development, for operating expenses related to the network and other working capital expenses, for payment of interest on our indebtedness and for fees due in connection with the credit facility, all in accordance with our annual business plan. The revolving credit facility becomes available for borrowing provided that the gross proceeds of the units offering and the funding of the Odyssey equity investment are contributed to PF.Net Corp. as cash equity, subject to certain exceptions.

    The term loan facility gives PF.Net Corp. the right to increase the aggregate amount of term loan financing made available under the facility by an aggregate amount not to exceed $125.0 million if commitments for the increase are received by PF.Net Corp. from existing lenders or new lenders under the credit facility. No existing lender is committed to provide any such increase.

    PF.Net Corp. may prepay any loans under the credit facility without penalty or premium, except for payment of any LIBOR breakage costs and any applicable tax indemnity. The credit facility requires that PF.Net Corp. prepay any outstanding loans using 50% of the net proceeds in respect of (a) certain asset sales, (b) cash received upon certain dispositions by PF.Net Corp. or its subsidiaries of unused or "dark" fiber optic strands or unused conduit in excess of $225.0 million in the aggregate, (c) cash or other consideration received in any fiber swap, or (d) any casualty or other insured loss to, or taking

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under eminent domain or similar proceeding of, any property, in each case in the event that PF.Net does not reinvest such net proceeds promptly and in any case within 180 days. In addition, beginning upon the earlier of (a) the fiscal year ending December 31, 2003 and (b) the fiscal quarter in which PF.Net Corp.'s consolidated EBITDA is positive for two prior consecutive fiscal quarters (but no earlier than the fiscal quarter ending October 31, 2002), PF.Net Corp. will be required to prepay outstanding loans in an amount equal to 50% of excess cash flow in the event that PF.Net Corp. exceeds a specified consolidated leverage ratio, and could be required to prepay an amount equal to 100% of excess cash flow in any year in which certain defaults under the credit agreement took place. Funds borrowed and required to be repaid or prepaid under the revolving credit facility are not available for reborrowing, but the revolving credit facility is available for reborrowing until maturity. As of December 31, 1999 there were no borrowings outstanding under the credit facility.

    Our obligations under the credit facility are secured by a first-priority lien on (1) 100% of the issued and outstanding capital stock of PF.Net Corp. and all of its subsidiaries and (2) substantially all other present and future assets and properties of PF.Net Corp. and its subsidiaries, other than real estate interests, the assets and properties of PF.Net Network Services, PF.Net Virginia, LLC and PF.Net Virginia Corp. and certain other excluded assets.

    The credit facility is guaranteed by PF.Net Communications and all existing subsidiaries of PF.Net Corp. and all later acquired direct and indirect subsidiaries of PF.Net Corp. are required to become guarantors. The guaranty by PF.Net Communications is secured by the capital stock of PF.Net Corp. held by PF.Net Communications.

    Under the credit facility, PF.Net Corp. and its subsidiaries are subject to customary affirmative covenants that require PF.Net Corp. and its subsidiaries, among other things, to enter into interest rate and similar hedging agreements.

    The credit facility requires the borrower, our wholly-owned subsidiary PF.Net Corp., and its subsidiaries to:

    - achieve minimum route miles and segments/links of our network in accordance with the AT&T agreement;

    - obtain minimum cumulative revenue and proceeds from the sale, lease or other disposition of unused or "dark" fiber strands or unused conduit sales, and fiber swaps;

    - achieve minimum consolidated operating revenues;

    - achieve minimum consolidated EBITDA and maintain maximum total leverage (debt to capital) and consolidated leverage (debt to EBITDA) ratios; and

    - maintain minimum debt service coverage and fixed charge coverage ratios.

    The credit facility also requires PF.Net Corp. and its subsidiaries to comply with restrictive covenants. One of the restrictive covenants prohibits PF.Net Corp. from making dividends or distributions to us, except that:

    (1) so long as no payment, bankruptcy or insolvency default has occurred and is continuing under the credit facility and, from and after April 29, 2002, no "blockage period" is in effect, PF.Net Corp. may distribute to us cash sufficient for us to pay (a) interest on the notes, (b) transaction fees and expenses in connection with our interim credit facility, the units offering and the Odyssey equity investment and (c) our operating and administrative expenses and

    (2) PF.Net Corp. may distribute to us cash sufficient for us to pay our allocated taxes. If PF.Net Corp. is in continuing default under any of the covenants described in the preceding paragraph (other than the covenant described in the first bullet point thereof), the administrative agent for the lenders

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may institute a "blockage period" for a period not exceeding 179 days and ending immediately upon cure or waiver of the breach.

    No more than one blockage period may be put into effect during any 365-day period, and no breach that existed at the beginning of a blockage period may be made the basis for the commencement of any other blockage period unless the breach has been cured for at least 90 days.

    Other restrictive covenants in the credit facility restrict the ability of PF.Net Corp. and its subsidiaries to:

    - incur additional indebtedness;

    - incur liens;

    - effect fundamental changes, including liquidations, certain mergers, consolidations and acquisitions where we are not the surviving entity;

    - make investments, loans, guarantees, advances and acquisitions;

    - effect sales, transfers and dispositions of assets and collateral;

    - effect sale-leaseback transactions; and

    - repurchase equity and prepay subordinated obligations.

    Events of default under the credit facility include, without limitation, nonpayment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, defaults under certain other material indebtedness and agreements, termination of the AT&T agreement by AT&T or the occurrence of certain defaults by AT&T under the AT&T agreement, certain bankruptcy and insolvency events, material judgments and liabilities, loss of perfection on liens on a material portion of the collateral, defaults or judgments under ERISA, a loss, revocation, suspension or material impairment of any material license, a change of control of PF.Net Communications, a merger or consolidation of PF.Net Communications with or into another entity (in which we are not the surviving entity) or the sale of all or substantially all of our assets, the issuance of any ownership interest in PF.Net Corp., the amendment of certain material agreements without the consent of the required lenders under the credit facility, and the failure of PF.Net Communications to apply the proceeds of this offering as specified by the credit facility (which requires that proceeds be used to repay our interim credit facility and pay related transaction fees and expenses and contribute the remainder as common equity to our subsidiary PF.Net Corp.).

KOCH NOTE

    On October 29, 1999, we issued a non-negotiable, unsecured subordinated note for $10.0 million to Koch Telecom Ventures, Inc. as consideration for entering into the Koch agreement. The Koch note matures 10 years and 91 days after the closing date of this offering. The Koch note currently bears interest at a rate equal to the interest rate applicable to the interim credit facility. After the consummation of the sale of these notes, the Koch note will bear interest at a rate equal to the interest rate on these notes.

    Interest on the Koch note is payable semi-annually in arrears on February 1 and November 1 of each year, commencing on February 1, 2000 and is compounded quarterly. Interest is payable by converting the accrued and unpaid interest on each interest payment date into additional principal.

    Principal of and accrued and unpaid interest on the Koch note shall be mandatorily repaid by us in cash upon (1) any change of control, as defined in the indenture governing the notes and (2) the consummation of a qualified equity offering. A qualified equity offering is any offering or series of offerings of equity securities by us whether pursuant to (1) an effective registration statement under the

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Securities Act of 1933 or (2) a private placement, that would result in aggregate cash proceeds to us or any of our subsidiaries of at least $50.0 million exclusive of underwriters' fees, discounts and other expenses.

    The payment of principal of and interest on the Koch note will be subordinated to the prior payment in full of all our existing and future senior debt. Senior debt means all obligations with respect to the loans under the interim credit facility, the notes and any of our other indebtedness that is expressly senior in right of payment to the Koch note, including principal, interest, premium, penalty, indemnities, fees and expenses, and interest accruing subsequent to the filing of a bankruptcy petition at the rate provided for in the documents governing the senior debt.

    The holders of senior debt will be entitled to receive payment in full in cash of all amounts due or to become due in respect of senior debt before the holder of the Koch note will be entitled to receive any payment (except, in any case, in respect of any interest payments that will be converted into principal), in the event of any distribution to our creditors in any dissolution, insolvency, liquidation or reorganization with respect to our company. Upon any such proceeding, any payment or distribution of our assets of any kind or character, whether in cash, property or securities (except, in any case, in respect of any interest payments that will be converted into principal), to which the holder of the Koch note would be entitled will be paid by us or by liquidating trustee, agent or other person making such payment or distribution, or the holder of the Koch note if any payment is received by it, directly to the holders of senior debt or their representative, to the extent necessary to make payment in full on all senior debt remaining unpaid, after giving effect to any concurrent payments or distributions to the holders of senior debt.

    We may not make any payment in respect of the Koch note, except interest that will be converted into principal if:

(1) a payment default on senior debt occurs and is continuing; or

(2) any other default occurs and is continuing on senior debt that permits holders of the senior debt to accelerate its maturity and the holder of the Koch note receives a payment blockage notice of such default from any agent under any document governing senior debt.

    Payments on the notes may and shall be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in case of a nonpayment default, unless such default is remedied or cured, 179 days after the date on which the applicable payment blockage notice is given to us and the holder of the Koch note.

    No more than one payment blockage notice may be given within one calendar year. An event of default on senior debt that existed on the date of delivery of any payment blockage notice shall not be the basis for a subsequent payment blockage notice.

    The events of default under the Koch note include nonpayment of principal or interest, violation of covenants, cross default to senior debt with an aggregate principal amount of $10.0 million or more, bankruptcy and insolvency events and material judgments.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

    You can find the definitions of certain terms used in this description under the subheading "--Certain Definitions." In this description:

    - "PF.Net" refers only to PF.Net Communications, Inc. and its successors and not to any of its subsidiaries; and

    - "notes" means the exchange notes and the old notes, in each case outstanding at any given time and issued under the indenture.

    The old notes were, and the exchange notes will be, issued under an indenture between PF.Net and United States Trust Company of New York, as trustee. The terms of the exchange notes are identical in all material respects to the old notes except that, upon completion of the exchange offer, the exchange notes will be:

    - registered under the Securities Act, and

    - free of any covenants regarding exchange registration rights.

    The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

    The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of these notes. We have filed a copy of the indenture as an exhibit to the registration statement which includes this prospectus.

    The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

    The notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiple of $1,000. Initially, the trustee will act as paying agent and registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the trustee's corporate trust office. No service charge shall be made for any registration of transfer or exchange of notes, but PF.Net may require payment of a sum sufficient to cover any transfer tax, assessment or other similar governmental charge payable in connection therewith. PF.Net will pay principal (and premium, if any) on the notes at the trustee's corporate office in New York, New York. At PF.Net's option, interest may be paid at the trustee's corporate trust office or by wire transfer of immediately available funds to the accounts specified by the Holders or, if no such account is specified, by check mailed to the registered addresses of Holders. Any old notes that remain outstanding after the completion of the exchange offer, together with the exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture.

BRIEF DESCRIPTION OF THE NOTES

    These notes:

    - are general unsecured obligations of PF.Net;

    - are PARI PASSU in right of payment with all existing and future unsecured senior Indebtedness of PF.Net; and

    - are senior in right of payment to any future subordinated Indebtedness of PF.Net.

    In addition, the notes will be effectively subordinated in right of payment to all existing and future secured Indebtedness of PF.Net to the extent of the value of the assets securing such Indebtedness.

Although the indenture will contain limitations on the amount of additional Indebtedness that PF.Net and its Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in certain cases, such Indebtedness may be secured Indebtedness. As of March 31, 2000, on a pro forma basis after giving effect to the units offering and the application of the net proceeds therefrom, PF.Net would have had [no] secured Indebtedness, and $350.0 million would have been available for future borrowings by PF.Net's Subsidiaries under the First Union Facility.

    All of the operations of PF.Net will be conducted through its Subsidiaries, and PF.Net will therefore depend on the cash flow from those entities to meet is obligations. PF.Net's Subsidiaries have no obligation to pay amounts due on the notes and have not guaranteed the notes. In addition, PF.Net's ability to access the cash flow of its Subsidiaries will be subject to substantial restrictions. See "Description of Other Indebtedness." As a result, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of such Subsidiaries. See "Risk Factors--Subordination." Although the indenture will limit the occurrence of Indebtedness and the issuance of Preferred Stock by certain of PF.Net's Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the indenture will not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness or Preferred Stock under the indenture. See "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness." As of March 31, 2000, on a pro forma basis after giving effect to the units offering and the application of the net proceeds therefrom, PF.Net's Subsidiaries would have had approximately $39.3 million of Indebtedness and other liabilities (including trade payables) outstanding.

PRINCIPAL, MATURITY AND INTEREST

    The notes will be general unsecured obligations of PF.Net and will mature on May 15, 2010. The notes will bear interest at the rate PER ANNUM shown on the cover page hereof from May 15, 2000, or from the most recent date to which interest has been paid or provided for, payable semiannually in cash on each May 15 and November 15, commencing November 15, 2000, to the Persons who are Holders at the close of business on the May 1 and November 1 immediately preceding the applicable interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months and, in the case of a partial month, the actual number of days elapsed. The notes will not be entitled to the benefit of any mandatory sinking fund.

    The indenture provides for the issuance of additional notes having identical terms and conditions to the notes offered hereby (the "Additional Notes"), subject to compliance with the covenants contained in the indenture. Any Additional Notes will be part of the same issue as the notes offered hereby and will vote on all matters with the notes offered hereby. For purposes of this "Description of Exchange Notes," reference to the notes does not include Additional Notes.

OPTIONAL REDEMPTION

    At any time prior to May 15, 2003, PF.Net may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 113.75% of the principal amount of the notes redeemed, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings; PROVIDED that:

    (1) at least 65% of the notes issued under the indenture remain outstanding immediately after the occurrence of such redemption (excluding notes held by PF.Net and its Subsidiaries); and

    (2) the notice of such redemption occurs within 30 days of the date of the closing of such Qualified Equity Offering.

    Except pursuant to the preceding paragraph, the notes will not be redeemable at PF.Net's option prior to May 15, 2005.

    On or after May 15, 2005, PF.Net may redeem all or a part of these notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:


YEAR                                                          PERCENTAGE
----                                                          ----------
2005........................................................    106.875%
2006........................................................    104.583%
2007........................................................    102.291%
2008 and thereafter.........................................    100.000%

    In the case of any partial redemption, the trustee will select the notes or portions thereof as follows:

    (1) in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not then listed on a national securities exchange, on a PRO RATA basis, by lot or

    (2) by such other method as the trustee in its sole discretion shall deem to be fair and appropriate, although no note of $1,000 in principal amount or less shall be redeemed in part.

    Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as PF.Net has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the indenture.

CHANGE OF CONTROL

    If a Change of Control occurs, each Holder will have the right to require that PF.Net purchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), as provided below.

    Within 60 days following any Change of Control, PF.Net shall mail a notice to each Holder by first-class mail, with a copy to the trustee (the "Change of Control Offer"), stating:

    (1) that a Change of Control has occurred and that such Holder has the right to require PF.Net to purchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date);

    (2) the circumstances and relevant facts regarding such Change of Control;

    (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

    (4) the instructions determined by PF.Net, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.

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
    Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender such note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

    PF.Net shall comply, to the extent applicable, with the requirements of
Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any other securities laws or regulations in connection with the purchase of notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, PF.Net shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

    If a Holder's notes are called for redemption by PF.Net pursuant to its option to redeem notes as described under "--Optional Redemption" prior to the date on which PF.Net would be obligated to pay for such notes tendered pursuant to a Change of Control Offer, such Holder will be entitled to receive only the redemption price. PF.Net will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by PF.Net and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

    The Change of Control purchase feature is a result of negotiations between PF.Net and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that PF.Net would decide to do so in the future. Subject to the limitations discussed below, PF.Net could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect PF.Net's capital structure or credit ratings. Restrictions on the ability of PF.Net to incur additional Indebtedness are contained in the covenants described under "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness," "--Limitation on Liens" and "--Limitation on Sale/Leaseback Transactions." Such restrictions can be waived only with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

    Future Indebtedness of PF.Net and its Subsidiaries may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be purchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require PF.Net to purchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on PF.Net. Finally, PF.Net's ability to pay cash to the Holders of notes seeking to accept a Change of Control Offer will be limited by PF.Net's then existing financial resources. In the event PF.Net is required to purchase outstanding notes pursuant to a Change of Control Offer, PF.Net expects it would seek third party financing to the extent it does not have available funds to make any required purchases. There can be no assurance, however, that PF.Net would be able to obtain such financing.

    One of the events that will constitute a Change of Control is the sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the assets of PF.Net and its Subsidiaries, taken as a whole. The indenture will be governed by New York law, and there is no established definition under New York law of "substantially all" of the assets of a corporation. Accordingly, if PF.Net were to engage in a transaction in which it disposed of less than all of its assets, a question of interpretation could arise as to whether such disposition was of "substantially all" of its assets and whether PF.Net would be required to make a Change of Control Offer.

    The existence of a Holder's right to require PF.Net to offer to purchase such Holder's notes upon a Change of Control may deter a third party from acquiring PF.Net in a transaction which constitutes a Change of Control. The provisions under the indenture relative to PF.Net's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes then outstanding.

CERTAIN COVENANTS

    LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS.

    (a) PF.Net will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness; PROVIDED, HOWEVER, that PF.Net may Incur Indebtedness, and a Restricted Subsidiary may Incur Acquired Indebtedness, if no Default shall have occurred and be continuing at the time of or as a consequence of the Incurrence of the Indebtedness and if, on the date of such Incurrence and after giving effect thereto, the Consolidated Leverage Ratio would be less than 5.5 to 1 (this proviso, the "Leverage Ratio Exception").

    (b) The foregoing paragraph (a) shall not prohibit the Incurrence of any or all of the following Indebtedness (collectively, "Permitted Indebtedness"):

    (1) Indebtedness under the notes issued on the Issue Date and the related exchange notes, and any Guarantees thereof;

    (2) Indebtedness under one or more Credit Agreements in an aggregate principal amount (including amounts outstanding at the Issue Date other than amounts outstanding under the First Union Facility) not to exceed $350.0 million at any one time outstanding, less any repayments actually made thereunder with the Net Proceeds of Asset Sales in accordance with clause (1) of the second paragraph of the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock";

    (3) Indebtedness Incurred by PF.Net under the Koch Note;

    (4) Indebtedness outstanding on the Issue Date (including amounts outstanding under the First Union Facility but excluding other Indebtedness permitted by clause (1), (2) or (3) above);

    (5) Interest Swap Obligations Incurred by PF.Net or any of its Restricted Subsidiaries covering Indebtedness Incurred by PF.Net or any of its Restricted Subsidiaries and Interest Swap Obligations Incurred by any Restricted Subsidiary covering Indebtedness Incurred by such Restricted Subsidiary; PROVIDED, HOWEVER, that such Interest Swap Obligations are entered into to protect PF.Net and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness permitted to be Incurred under the indenture and not for speculative purposes, and the notional principal amount of any such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

    (6) (A) Indebtedness (other than obligations for money borrowed) Incurred by PF.Net or any of its Restricted Subsidiaries represented by letters of credit for the account of PF.Net or such Restricted Subsidiary, as the case may be, issued (x) in the ordinary course of business of PF.Net or such Restricted Subsidiary or (y) to provide security for workers' compensation claims or payment obligations in connection with self-insurance or similar requirements, and (B) other Indebtedness (other than obligations for money borrowed) in order to finance insurance premiums and with respect to workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by PF.Net or any of its Restricted Subsidiaries in the ordinary course of business;

    (7) Indebtedness owed to a Restricted Subsidiary or PF.Net by any Restricted Subsidiary or PF.Net; PROVIDED, HOWEVER, that if as of any date any Person other than PF.Net or a Restricted

       Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, PF.Net or such Restricted Subsidiary, as the case may be, shall be deemed to have Incurred Indebtedness not permitted by this clause (7);

    (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; PROVIDED that such Indebtedness is extinguished within five business days of Incurrence;

    (9) Indebtedness Incurred by PF.Net after the Issue Date in an amount which, when taken together with the amount of any other Indebtedness Incurred after the Issue Date pursuant to this clause (9), does not exceed the sum of two times (a) the Net Cash Proceeds, plus (b) the Fair Market Value of any Telecommunications Asset and Capital Stock in any Person primarily engaged in a Telecommunications Business, in each case received by PF.Net after the Issue Date as a capital contribution from, or from the issuance and sale of its Qualified Capital Stock to, any Person (other than a Disqualified Person) but only to the extent that such Net Cash Proceeds have not been used pursuant to paragraph (a)(3)(B) or paragraph (b)(1) of the covenant described under "--Limitation on Restricted Payments" to make a Restricted Payment; PROVIDED, HOWEVER, that any such Indebtedness (other than any Additional Notes) Incurred pursuant to this clause (9) shall not mature prior to the Stated Maturity of the notes and have an Average Life longer than the Average Life of the notes;

    (10) the guarantee by PF.Net or any Restricted Subsidiary of Indebtedness Incurred by PF.Net or any of the Restricted Subsidiaries that was permitted to be Incurred by another provision of this covenant;

    (11) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (3), (4) or (9) above or this clause (11);

    (12) Permitted ROW Indebtedness in an aggregate amount not to exceed $10.0 million at any one time outstanding;

    (13) Vendor Financing Indebtedness;

    (14) indemnification, adjustment of purchase price, earn-out or similar obligations, in each case not constituting obligations for money borrowed and Incurred in connection with the disposition of any business or assets of PF.Net or any of its Restricted Subsidiaries (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition and in an aggregate amount not to exceed the gross proceeds actually received by PF.Net or such Restricted Subsidiary in connection with such disposition); and

    (15) other Indebtedness in an aggregate amount not to exceed $15.0 million at any one time outstanding.

    (c) Notwithstanding the proceeding, PF.Net shall not Incur any Indebtedness pursuant to the preceeding paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the notes to at least the same extent as such Subordinated Obligations.

    (d) For purposes of determining compliance with this "--Limitation on Incurrence of Additional Indebtedness" covenant,

    (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, PF.Net, in its sole discretion, will classify such item or later reclassify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses,

    (2) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above, and

    (3) notwithstanding any other provision of this "--Limitation Incurrence of Additional Indebtedness" covenant, the maximum amount of Indebtedness that PF.Net or a Restricted Subsidiary may Incur shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

    For the purposes of determining the amount of Indebtedness outstanding at any time, Guarantees with respect to Indebtedness otherwise included in the determination of such amount shall not be included.

    (e) PF.Net will not in any event Incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of PF.Net unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the notes to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of PF.Net.

    LIMITATION ON RESTRICTED PAYMENTS.

    (a) PF.Net will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if at the time PF.Net or such Restricted Subsidiary makes, and after giving effect to, such Restricted
Payment:

    (1) a Default shall have occurred and be continuing (or would result therefrom);

    (2) PF.Net is not able to Incur an additional $1.00 of Indebtedness pursuant to the Leverage Ratio Exception; or

    (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date (other than Restricted Payments made pursuant to paragraph (b)(1), (2), (4), (5), (6), (7), (8) or (9) below)
       would exceed the sum of (without duplication):

       (A) 50% of the Consolidated Net Income of PF.Net for the period (taken as one accounting period) from October 1, 2001 to the end of PF.Net's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit);

       (B) the aggregate net proceeds (including the Fair Market Value of property other than cash) received by PF.Net from the issuance and sale of Qualified Capital Stock subsequent to the Issue Date (other than an issuance or sale (x) to a Disqualified Person or (y) that served as the basis for an Incurrence of Indebtedness pursuant to paragraph (b)(9) of the covenant described under "--Limitation on Incurrence of Additional Indebtedness" or (z) that served as the basis for the making of an Investment pursuant to paragraph (b)(5) below);

       (C) the amount by which Indebtedness of PF.Net or any Restricted Subsidiary Incurred after the Issue Date is reduced on PF.Net's consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of PF.Net) of such Indebtedness into Qualified Capital Stock PLUS the net proceeds (including the Fair Market Value of property other than cash) received by PF.Net from the issuance and sale of convertible or exchangeable Disqualified Capital Stock that has been converted into or exchanged for Qualified Capital Stock (other than Disqualified Capital Stock sold to a Subsidiary of PF.Net), in each case, LESS the amount of any cash, or the Fair Market Value of any other property, distributed by PF.Net or any Restricted Subsidiary upon such conversion or exchange;

       (D) 100% of the aggregate net proceeds (including the Fair Market Value of property other than cash) received by PF.Net or any of its Restricted Subsidiaries upon the sale or other disposition of any Investment (which shall with respect to any sale or other disposition of any Permitted Investment include only the gain thereon) made by PF.Net and its Restricted Subsidiaries since the Issue Date; and

       (E) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to PF.Net or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to PF.Net's equity interest in such Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary.

    (b) The provisions of the preceeding paragraph (a) shall not prohibit:

    (1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent issuance and sale of Qualified Capital Stock and any Investment to the extent paid for with Qualified Capital Stock; PROVIDED, HOWEVER, that the Net Cash Proceeds from any such issuance and sale used to make such Restricted Payment shall be excluded from the calculation of amounts under paragraph (a)(3)(B) above;

    (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations in whole or in part (including premium, if any, and accrued and unpaid interest) made by exchange for, or out of the net cash proceeds of the substantially concurrent Incurrence of Subordinated Indebtedness of PF.Net which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Incurrence of Additional Indebtedness";

    (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant;

    (4) the repurchase or other acquisition of shares of, or options to purchase shares of, common stock of PF.Net or any of its Subsidiaries from employees, former employees, directors or former directors of PF.Net or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors); PROVIDED, HOWEVER, that all such repurchases or other acquisitions pursuant to this clause (4) shall not exceed $3.0 million in any fiscal year PLUS amounts not previously used (which amount shall in any case be increased by the amount of any net cash proceeds received from the sale since the Issue Date of Qualified Capital Stock to members of PF.Net's management team that have not otherwise been applied to the payment of Restricted Payments pursuant to the terms of clause (3) of the immediately preceding paragraph and by the cash proceeds of any "key-man" life insurance policies which are used to make such redemptions or repurchases of stock from the related estate); PROVIDED, FURTHER, that the cancellation of Indebtedness owing to PF.Net from members of management of PF.Net or any of its Restricted Subsidiaries in connection with any repurchase of Capital Stock of PF.Net (or warrants or options or rights to acquire such Capital Stock) will not be deemed to constitute a Restricted Payment under the indenture;

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    (5) Investments made by PF.Net or any of its Restricted Subsidiaries in any entity that has as its primary business the ownership and operation of a Telecommunications Business; PROVIDED that after giving effect to such Investment, (x) the aggregate amount of Investments then outstanding pursuant to this clause (5) plus any Designated Noncash Consideration received by PF.Net pursuant to paragraph (a)(2)(E) of the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock" that is then outstanding shall not exceed the sum of 5% of the Total Assets of PF.Net plus the Net Cash Proceeds received by PF.Net from the issuance and sale of Qualified Capital Stock subsequent to the Issue Date (other than an issuance or sale (A) to a Disqualified Person or (B) that served as the basis of an Incurrence of Indebtedness pursuant to paragraph (b)(9) of the covenant described under "--Limitation on Incurrence of Additional Indebtedness") and (y) such Investment shall not cause PF.Net (i) to own less than 24 fibers per route mile (unless PF.Net owns at least 12 fibers and one empty conduit) or (ii) to own less than 12 fibers and one empty conduit per route mile (unless PF.Net owns at least 24 fibers), in each case, on every Segment of the Network constructed or developed by PF.Net that was part of the Project and that has been completed as of the date of such Investment;

    (6) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) issued after the Issue Date; PROVIDED that, at the time of such issuance, PF.Net, after giving effect to such issuance on a pro forma basis, would be able to Incur an additional $1.00 of Indebtedness pursuant to the Leverage Ratio Exception;

    (7) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; PROVIDED that the net proceeds thereof are not included in the calculation of amounts under paragraph (a)(3)(B) above;

    (8) prepayment of the Koch Note in accordance with its terms as in effect on the Issue Date; PROVIDED, HOWEVER, that any proceeds from the issuance and sale of Capital Stock which are used to prepay the Koch Note shall be excluded from the calculation of amounts under paragraph (a)(3)(B) above; or

    (9) other Restricted Payments in an aggregate amount not to exceed $10.0 million.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES.

    PF.Net will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (a) pay dividends or make any other distributions on or in respect of its Capital Stock;

    (b) make loans or advances or pay any Indebtedness or other obligation owed to PF.Net or any other Restricted Subsidiary; or

    (c) transfer any of its property or assets to PF.Net or any other Restricted Subsidiary (the payments, distributions, loans, advances and transfers described in (a), (b) and (c) being called the "Subsidiary Distributions").

    However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

    (1) applicable law;

    (2) any encumbrance or restriction applicable to a Restricted Subsidiary that is contained in any Indebtedness or preferred stock outstanding on the Issue Date or permitted to be issued or incurred under the indenture; PROVIDED that any such restrictions are ordinary and customary with respect to the type of indebtedness being Incurred or preferred stock being issued (under

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       the relevant circumstances) and do not, in the good faith judgment of the
       Board of Directors, materially impair PF.Net's ability to make payments on the notes when due;

    (3) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which it became a Restricted Subsidiary (other than Indebtedness Incurred in contemplation of or in connection with such Restricted Subsidiary becoming a Subsidiary of PF.Net) and outstanding on such date;

    (4) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (2) or (3) of this covenant or this clause (4) or contained in any amendment to an agreement referred to in clause (2) or (3) of this covenant or this clause (4); PROVIDED, HOWEVER, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are not materially less favorable to the Holders, as determined by the Board of Directors in good faith, than encumbrances and restrictions with respect to such Restricted Subsidiary contained in the applicable predecessor agreements;

    (5) the notes or the indenture;

    (6) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary;

    (7) any restriction or encumbrance contained in contracts for sale of assets permitted by the indenture in respect of the assets being sold pursuant to such contracts pending the close of such sale, which encumbrance or restriction is not applicable to any asset other than the asset being sold pursuant to such contract; and

    (8) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

    LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK.

    (a) PF.Net will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

    (1) PF.Net or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (including the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Sale; and

    (2) at least 75% of the consideration received by PF.Net or such Restricted Subsidiary therefor is in the form of:

       (A) cash;

       (B) Cash Equivalents;

       (C) assumption of liabilities (as shown on PF.Net's or such Restricted Subsidiary's most recent balance sheet) of PF.Net or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) by the transferee of any such assets;

       (D) any notes or other obligations received by PF.Net or any such Restricted Subsidiary from such transferee that are converted by PF.Net or such Restricted Subsidiary into cash within 90 days of the receipt thereof (to the extent of the cash received);

       (E) any Designated Noncash Consideration received by PF.Net or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, when taken together with all other Designated Noncash Consideration received pursuant to this clause (E) that is then outstanding and all Investments made pursuant to clause (b)(5) of the covenant described under "--Limitation on Restricted Payments" that are then

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           outstanding, not to exceed 5% of the Total Assets of PF.Net at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value);

       (F) Telecommunications Assets and Capital Stock in any Person primarily engaged in the Telecommunications Business; or

       (G) any combination of the foregoing.

    Within 365 days after the receipt of any Net Available Cash from an Asset Sale, PF.Net or such Restricted Subsidiary, as the case may be, may apply such Net Available Cash at its option:

    (1) to repay or retire

       (a) secured Indebtedness Incurred by PF.Net, including Indebtedness under Credit Agreements, or

       (b) Indebtedness Incurred by any Restricted Subsidiary (in each case other than any Indebtedness owed to PF.Net or any Restricted Subsidiary); or

    (2) to acquire Telecommunications Assets or Capital Stock in any Person primarily engaged in the Telecommunications Business or to make a capital expenditure or to design, improve or expand the Network.

Pending the final application of any such Net Available Cash, PF.Net may temporarily reduce revolving credit borrowings or otherwise invest such Net Available Cash in Cash Equivalents.

    Any Net Available Cash from Asset Sales that is not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $5.0 million, PF.Net will make an offer to purchase to all Holders of notes and all holders of other Indebtedness that is PARI PASSU with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other PARI PASSU Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any such offer to purchase will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, thereon to the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of such an offer to purchase, PF.Net may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other Indebtedness that is PARI PASSU with the notes tendered into such offer to purchase exceeds the amount of Excess Proceeds, the trustee shall select the notes and such other Indebtedness that is pari passu to the notes to be purchased on a PRO RATA basis. Upon completion of each offer to purchase pursuant to this covenant, the amount of Excess Proceeds shall be reset at zero.

    (b) PF.Net shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, PF.Net shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

    LIMITATION ON AFFILIATE TRANSACTIONS.

    (a) PF.Net will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an "Affiliate Transaction") other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of PF.Net or such Subsidiary. All Affiliate

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Transactions (and each series of related Affiliate Transactions) other than those permitted under clause (b) below involving aggregate payments or other property with a Fair Market Value in excess of $2.5 million shall be approved prior to the consummation thereof by a majority of the disinterested members of the Board of Directors, such approval to be evidenced by a board resolution stating that the Board of Directors has determined that such transaction complies with the foregoing provisions. In the event of any Affiliate Transaction (or series of related Affiliate Transactions) other than those permitted under clause (b) below involving aggregate payments or other property with a Fair Market Value in excess of $10.0 million, PF.Net shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to PF.Net or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor.

    (b) The restrictions set forth in the preceding paragraph (a) will not prohibit:

    (1) any Restricted Payment or Permitted Investment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments";

    (2) reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, employees, agents or consultants of PF.Net or any Restricted Subsidiary as determined in good faith by the Board of Directors;

    (3) the payment of customary annual management, consulting and advisory fees and related expenses to Odyssey made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by the Board of Directors;

    (4) transactions exclusively between or among PF.Net and/or one or more Restricted Subsidiaries or exclusively between or among Restricted Subsidiaries;

    (5) any agreement as in effect on the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) so long as any such amendment is not more disadvantageous to PF.Net and its Subsidiaries, as the case may be, in any material respect than the original agreement as in effect on the Issue Date;

    (6) loans and advances to employees and officers of PF.Net and its Restricted Subsidiaries for bona fide business purposes, which loans and advances are approved by a majority of the disinterested members of the Board of Directors;

    (7) the issuance or sale of any Qualified Capital Stock; and

    (8) the existence of, or the performance by PF.Net or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; PROVIDED, HOWEVER, that the existence of, or the performance by PF.Net or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (8) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the holders of the notes in any material respect.

    LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED
     SUBSIDIARIES.

    PF.Net will not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue, sell or otherwise dispose of any shares of its Capital Stock except:

    (1) to PF.Net or a Restricted Subsidiary;

    (2) directors' qualifying shares;

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    (3) in accordance with the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock" so long as immediately after giving effect to such issuance, sale or other disposition, PF.Net directly or indirectly retains at least 51% of the Capital Stock of such Restricted Subsidiary; or

    (4) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "--Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition.

    LIMITATION ON LIENS.

    PF.Net will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien securing Indebtedness or trade payables on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

    The preceding shall not prohibit any of the following:

    (1) Liens existing prior to the Issue Date;

    (2) Liens securing Indebtedness under Credit Agreements;

    (3) Liens on property or shares of Capital Stock of any Person at the time such Person becomes a Subsidiary of PF.Net; PROVIDED, HOWEVER, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such Person becoming such a Subsidiary; PROVIDED FURTHER, HOWEVER, that such Liens may not extend to any other property owned by PF.Net or any of its Restricted Subsidiaries;

    (4) Liens on property at the time PF.Net or any of its Restricted Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into PF.Net or any of its Restricted Subsidiaries and including Liens created by other Persons affecting any easement, indefeasible right to use or other property right granted to PF.Net or any Restricted Subsidiary; PROVIDED, HOWEVER, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; PROVIDED FURTHER, HOWEVER, that the Liens may not extend to any other property owned by PF.Net or any of its Restricted Subsidiaries; and

    (5) Liens to secure any Refinancing Indebtedness (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (1), (2), (3) or (4); PROVIDED, HOWEVER, that such new Lien shall be limited to all or part of the same kind(s) of property that secured the original Lien (plus improvements to or on such property).

    LIMITATION ON SALE/LEASEBACK TRANSACTIONS.

    PF.Net will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale/Leaseback Transaction with respect to any property unless:

    (1) PF.Net or such Subsidiary would be entitled to (a) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "--Limitation on Incurrence of Additional Indebtedness" and (b) create a Lien on such property securing such Attributable Debt without equally and ratably securing the notes pursuant to the covenant described under "--Limitation on Liens";

    (2) the net proceeds received by PF.Net or any Restricted Subsidiary in connection with such Sale/ Leaseback Transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors) of such property; and

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    (3) PF.Net applies the proceeds of such transaction in compliance with the covenant described under "--Limitation on Sale of Assets and Subsidiary Stock."

    LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES.

    PF.Net will not cause or permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of PF.Net other than Indebtedness under any Credit Agreement Incurred in compliance with paragraph (b)(2) or
(b)(13) of the covenant described under "--Limitation on Incurrence of Additional Indebtedness" ("Guaranteed Indebtedness"), unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture pursuant to which such Restricted Subsidiary Guarantees (a "Subsidiary Guarantee") all of PF.Net's obligations under the notes and the indenture. If the Guaranteed Indebtedness is (A) PARI PASSU with the notes, then the Guarantee of such Guaranteed Indebtedness shall be PARI PASSU with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

    Any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

    (1) any sale, exchange or transfer, to any Person not an Affiliate of PF.Net, of all of the Capital Stock of PF.Net or any Restricted Subsidiary in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is made in accordance with the indenture) or

    (2) the release or discharge of the guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

    SEC REPORTS.

    PF.Net will at all times provide the trustee and Holders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so provided at the times specified for the filing of such information, documents and reports under such Sections. In addition, on and after the date of the consummation of the Registered Exchange Offer, PF.Net shall file all such information, documents and other reports with the SEC at the times specified for the filing of such information, documents and reports under such Sections (to the extent the SEC will accept such a filing). PF.Net will also comply with the other provisions of TIA Section 314(a).

    In addition, for so long as any notes remain outstanding, PF.Net will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holders of notes, if not obtainable from the SEC, information of the type that would be filed with the SEC pursuant to the foregoing provisions, upon the request of any such holder.

    LIMITATION ON BUSINESS ACTIVITIES.

    PF.Net will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, engage in any business other than the Telecommunications Business, except to the extent that any such business or businesses, when taken together, are not material to PF.Net and its Restricted Subsidiaries, taken as a whole.

    MERGER AND CONSOLIDATION.

    PF.Net will not consolidate with or merge with or into any other Person, and PF.Net will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell, or convey, transfer or lease, in

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one transaction or a series of transactions, all or substantially all of the assets of PF.Net and the Restricted Subsidiaries, taken as a whole, to any Person, unless:

    (1) (a) PF.Net shall be the Surviving Person or the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (b) the Successor Company (if not PF.Net) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of PF.Net under the notes, the indenture and the Registration Rights Agreement;

    (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

    (3) immediately after giving effect to such transaction, either (a) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to the Leverage Ratio Exception, or (b) the Successor Company has a Consolidated Leverage Ratio that is no higher than that of PF.Net immediately prior to giving effect to such transaction; and

    (4) PF.Net shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

    The Successor Company shall be the successor to PF.Net and shall succeed to, and be substituted for, and may exercise every right and power of, PF.Net under the indenture, but the predecessor PF.Net in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the notes.

DEFAULTS

    Each of the following is an Event of Default:

    (1) a default in the payment of interest on any note when due, continued for 30 days;

    (2) a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise;

    (3) the failure by PF.Net to comply with its obligations under "--Certain Covenants--Merger and Consolidation" above or to comply with any of its obligations to make or consummate an offer to purchase the notes as described in the covenants described under "--Change of Control" or under "--Limitation on Sales of Assets and Subsidiary Stock";

    (4) the failure by PF.Net to comply for 60 days after notice with its other agreements contained in the indenture;

    (5) Indebtedness of PF.Net or any Restricted Subsidiary not being paid at final maturity plus any applicable grace period or being accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the "cross acceleration provision");

    (6) certain events of bankruptcy, insolvency or reorganization of PF.Net or a Restricted Subsidiary (the "bankruptcy provisions"); and

    (7) any final, non-appealable judgment or decree for the payment of money in excess of $10.0 million is entered against PF.Net or any Restricted Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, paid, waived or stayed (the "judgment default provision");

PROVIDED, HOWEVER, that a default under clause (4) or (7) will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes notify PF.Net of the default and PF.Net does not cure such default within the time specified after receipt of such notice.

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    If an Event of Default (other than an Event of Default specified in clause (6) above with respect to PF.Net) occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in clause (6) above with respect to PF.Net occurs and is continuing, the principal of and premium, if any, and accrued and unpaid interest on all the outstanding notes will IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

    Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

    (1) such holder has previously given the trustee notice that an Event of Default is continuing;

    (2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

    (3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

    (4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

    (5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the trustee in personal liability.

    If a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, PF.Net is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. PF.Net also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action PF.Net is taking or proposes to take in respect thereof.

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SATISFACTION AND DISCHARGE

    The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when

    (1) either:

       (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by PF.Net and thereafter repaid to PF.Net or discharged from such trust) have been delivered to the trustee for cancellation or

       (b) all notes not theretofore delivered to the trustee for cancellation
           (x) have become due and payable, (y) will become due and payable within six months, or (z) have been called for redemption, and PF.Net has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from PF.Net directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

    (2) PF.Net has paid all other sums payable under the indenture by it.

    The trustee will acknowledge the satisfaction and discharge of the indenture if PF.Net has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been met.

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, no amendment may, among other things:

    (1) reduce the amount of notes whose holders must consent to an amendment;

    (2) reduce the rate of or change the time for payment of interest on any note;

    (3) reduce the principal of or change the Stated Maturity of any note;

    (4) reduce the amount payable upon the redemption or purchase by PF.Net of any note or change the time at which any note may be redeemed or purchased by PF.Net;

    (5) make any note payable in money other than that stated in the note;

    (6) impair the right of any holder of the notes to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes;

    (7) waive a Default in the payment of principal or interest on any note (except that holders of at least a majority in aggregate principal amount of the then outstanding notes may (x) rescind

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       an acceleration of the notes that resulted from a non-payment default and
       (y) waive the payment default that resulted from such acceleration);

    (8) make any change in the amendment provisions which require each holder's consent or in the waiver provisions; or

    (9) change the ranking of the notes.

    Without the consent of any holder of the notes, PF.Net and trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of PF.net under the indenture, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the notes, to secure the notes, to add to the covenants of PF.Net for the benefit of the holders of the notes or to surrender any right or power conferred upon PF.Net, to make any change that does not adversely affect the rights of any holder of the notes or to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA.

    In determining whether the holders of the required principal amount of notes have concurred in any direction, waiver or consent, including relating to any amendment or in any bankruptcy, insolvency or other similar proceeding, notes owned by PF.Net or any of its Affiliates shall be disregarded. For purposes of the preceding sentence only, so long as Koch Industries, Inc. is an Affiliate of PF.Net, any present or former direct or indirect shareholder of Koch
Industries, Inc. and any associate or affiliate of a present or former direct or indirect shareholder of Koch Industries, Inc. shall also be deemed to be an Affiliate of PF.Net. For the purposes of determining whether the trustee shall be protected in relying on any such direction, waiver or consent, including relating to any amendment or in any bankruptcy, insolvency or other similar proceeding, only notes that the trustee actually knows are so owned shall be disregarded. In addition, in any bankruptcy, insolvency or other similar proceeding and only to the extent not inconsistent with the laws applicable thereto, for so long as Koch Industries, Inc. is an Affiliate of PF.Net, no present or former direct or indirect shareholder of Koch Industries, Inc. or any associate or affiliate of a present or former direct or indirect shareholder of Koch Industries, Inc. (other than Koch Industries, Inc. and its direct and indirect subsidiaries) shall be allowed to vote his or her interest in any note in any such proceeding.

    The consent of the holders of the notes will not be necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the indenture becomes effective, PF.Net will be required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

    PF.Net at any time may terminate all its obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. PF.Net at any time may terminate its obligations under "Change of Control" and under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant

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Subsidiaries, the judgment default provision and the security default provision described under "--Defaults" above and the limitations contained in clause (3) and (4) under "--Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

    PF.Net may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If PF.Net exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If PF.Net exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6) (with respect only to Significant Subsidiaries) or (7) under "--Defaults" above or because of the failure of PF.Net to comply with clause (3) or (4) under "--Certain Covenants--Merger and Consolidation" above.

    In order to exercise either defeasance option, PF.Net must irrevocably deposit in trust (the "defeasance trust") with the trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

    United States Trust Company of New York is to be the trustee under the indenture and has been appointed by PF.Net as registrar and paying agent with regard to the notes.

    There are certain limitations on the rights of the trustee, should it become a creditor of PF.Net, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; PROVIDED, HOWEVER, that if it acquires any conflicting interest it must either eliminate such conflict within 90 days or apply to the SEC for permission to continue or resign.

    The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture will provide that if an Event of Default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of its own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.

OBLIGATIONS OF PF.NET

    Each of PF.Net and the trustee on behalf of the holders acknowledge that the notes are obligations of PF.Net only, without recourse to any of its officers or directors or to holders of its capital stock or any of their Affiliates other than PF.Net, and that, in the event of a substantive consolidation, the holders (or the trustee on behalf of the holders) will have no creditor's claim on the business or assets of the subsidiaries of PF.Net.

GOVERNING LAW

    The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

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CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED INDEBTEDNESS" means, with respect to any specified Person, indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a subsidiary of such specified Person, so long as such indebtedness was not incurred in connection with, or in contemplation of, such other Person's merger with or into, or becoming a subsidiary of, such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants--Limitation on Restricted Payments," and "--Certain Covenants--Limitation on Affiliate Transactions" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10.0% or more of the total voting power of the Voting Stock (on a fully diluted basis) of PF.Net or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof. Notwithstanding the foregoing, none of UBS Warburg LLC, Credit Suisse First Boston Corporation or their Affiliates shall be considered an Affiliate of PF.Net, and none of Lucent, AT&T and First Union National Bank shall be considered an Affiliate of PF.Net unless they actually control the management and policymaking of PF.Net.

    "ASSET SALE" means:

    (1) the sale, lease, conveyance or other disposition of any assets or rights other than any sale, lease, transfer, conveyance or other disposition of telecommunications capacity, transmission rights, or other telecommunications services provided over PF.Net's network in the ordinary course of business (it being understood that transfers of fiber capacity in exchange for fiber capacity shall be treated as made in the ordinary course of business); and

    (2) the issuance of Capital Stock by any of PF.Net's Restricted Subsidiaries or the sale of Capital Stock in any of its Subsidiaries;

PROVIDED that the sale, conveyance or other disposition of all or substantially all of the assets of PF.Net and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the indenture described above under the caption "Change of Control" and/or the provisions described above under the caption "Certain Covenants--Merger and Consolidation" and not by provisions described under "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock."

    Notwithstanding the foregoing, the following items shall not be deemed Asset
Sales:

    (1) any single transaction or series of related transactions that:
       (a) involves assets having a fair market value of less than $1.0 million, or (b) results in net proceeds to PF.Net and its Restricted Subsidiaries of less than $1.0 million;

    (2) a transfer of assets between or among PF.Net and its Restricted Subsidiaries or between or among Restricted Subsidiaries;

    (3) an issuance of Equity Interests by a Restricted Subsidiary to PF.Net or to a Restricted Subsidiary;

    (4) a Permitted Investment or a Restricted Payment that is permitted by the covenant described above under the caption "Certain Covenants--Limitation on Restricted Payments";

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    (5) Permitted Telecommunications Asset Dispositions;

    (6) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business;

    (7) disposals or replacements of obsolete equipment, inventory or other assets in the ordinary course of business; and

    (8) any sale or licensing of intellectual property.

    "AT&T" means AT&T Corp., a New York corporation, and its Affiliates.

    "AT&T AGREEMENT" means that certain fiber optic system agreement, dated as of October 29, 1999, between Opco and AT&T, including all schedules thereto, and together with all agreements the forms of which are attached as exhibits thereto, as such fiber optic system agreement and such other agreements are in effect on the date of the indenture or as thereafter amended, modified or supplemented in compliance with the terms of the indenture.

    "ATTRIBUTABLE DEBT" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

    "AVERAGE LIFE" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

    (1) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

    (2) the sum of all such payments.

    "BOARD OF DIRECTORS" means the Board of Directors of PF.Net.

    "BUSINESS DAY" means each day which is not a Legal Holiday.

    "CAPITALIZED LEASE OBLIGATION" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

    "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "CASH EQUIVALENTS" means, as at any date of determination:

    (1) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States or
       (b) issued by any agency of the United States, the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date;

    (2) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from either S&P or Moody's;

    (3) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's;

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    (4) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100.0 million;

    (5) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (1) and (2) above, (b) has net assets of not less than $500.0 million, and (c) has the highest rating obtainable from either S&P or Moody's;

    (6) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

    (7) Investment Grade Securities; and

    (8) investments in money market funds that invest substantially all their assets in securities of the types described in clause (1) through
       (7) above.

    "CERTIFICATE OF DESIGNATIONS" means the certificate of designations relating to the New Preferred Stock as in effect on the date of the indenture.

    "CHANGE OF CONTROL" means the occurrence of one or more of the following events:

    (1) (a) any sale, lease, exchange or other transfer of all or substantially all of the assets of PF.Net and its Restricted Subsidiaries (determined on a consolidated basis) to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (other than the Permitted Holders or any Permitted Group) or (b) any consolidation or merger by PF.Net with or into another Person or the consolidation or merger of another Person with or into PF.Net, in any case under this clause (1), in one transaction or a series of related transactions in which immediately after the consummation thereof, holders of the Capital Stock of PF.Net immediately prior to such consummation shall cease to own a majority of the voting power of the Capital Stock of PF.Net or the surviving or transferee entity if other than PF.Net;

    (2) the approval by the holders of Capital Stock of PF.Net of any plan or proposal for the liquidation or dissolution of PF.Net (whether or not otherwise in compliance with the provisions of the indenture);

    (3) any Person or Group (other than the Permitted Holders or any Permitted Group) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of PF.Net; or

    (4) during any consecutive two-year period calculated in accordance with GAAP, individuals who at the beginning of such period constituted the Board of Directors of PF.Net (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of PF.Net was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than by action of holders of the New Preferred Stock) to constitute a majority of the Board of Directors of PF.Net then in office.

    "CODE" means the Internal Revenue Code of 1986, as amended.

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    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense of PF.Net and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by PF.Net or its Restricted Subsidiaries, without duplication:

    (1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

    (2) amortization of debt discount and debt issuance cost (other than those on PF.Net's consolidated balance sheet on the Issue Date);

    (3) capitalized interest;

    (4) non-cash interest expenses;

    (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

    (6) net costs associated with Interest Swap Obligations (including amortization of fees);

    (7) Preferred Stock dividends paid by any Restricted Subsidiary other than to PF.Net or another Restricted Subsidiary, but only to the extent paid in cash; and

    (8) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) PF.Net or any Restricted Subsidiary.

    "CONSOLIDATED LEVERAGE RATIO" as of any date of determination means the ratio of (a) the aggregate amount of Indebtedness of PF.Net and its Restricted Subsidiaries as of such date of determination to (b) EBITDA for the four most recent consecutive fiscal quarters ending at least 45 days prior to such date of determination (such four fiscal quarters being herein called the "Reference Period"); PROVIDED, HOWEVER, that

    (1) if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (other than ordinary working capital borrowings under any revolving credit agreement), the aggregate amount of Indebtedness shall be calculated on a pro forma basis; and

    (2) if PF.Net or any Restricted Subsidiary shall have in any manner
       (a) acquired (through an acquisition or the commencement of activities constituting such operating business) or (b) disposed of (by way of an asset sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Reference Period or after the end of such period and on or prior to such date of determination, such calculation will be made on a pro forma basis (including after giving effect to pro forma cost savings and expenses) in accordance with Regulation S-X under the Exchange Act as if, in the case of an acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Reference Period and, in the case of an asset sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Reference Period.

    "CONSOLIDATED NET INCOME" means, for any period, the net income of PF.Net and its consolidated Subsidiaries prior to any provision for preferred stock dividends; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income:

    (1) any net income (or loss) of any Person (other than PF.Net) if such Person is not a Restricted Subsidiary, except that subject to the exclusion contained in clause (4) below, PF.Net's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to PF.Net or a Restricted Subsidiary as a dividend or other distribution (subject,

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       in the case of a dividend or other distribution paid to a Restricted
       Subsidiary, to the limitations contained in clause (3) below);

    (2) any net income (or loss) of any Person acquired by PF.Net or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

    (3) other than for purposes of the Leverage Ratio Exception only, any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to PF.Net, except that (A) subject to the exclusions contained in clauses (4) through (10) below, PF.Net's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that such Restricted Subsidiary could have paid in dividends or distributions during such period to PF.Net or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause applicable to such other Restricted Subsidiary) and (B) PF.Net's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

    (4) gains and losses realized upon the sale or other disposition of any assets of PF.Net, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gains and losses realized upon the sale or other disposition of any Capital Stock of any Person in each case, and the related tax effect according to GAAP;

    (5) extraordinary gains and extraordinary losses and the related tax effect according to GAAP;

    (6) the cumulative effect of a change in accounting principles;

    (7) any non-cash compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction;

    (8) any non-cash charge, expense or income associated with the increase or decrease in value of Capital Stock of PF.Net or warrants or options to purchase such Capital Stock, in each case which are required to be repurchased by PF.Net upon the occurrence of certain events, which charge, expense or income is required by the consensus of the Emerging Issues Task Force of the Financial Accounting Standards Board on EITF Issue No. 00-7;

    (9) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP; and

    (10) dividends paid to holders of Designated Preferred Stock pursuant to clause (b)(6) of "--Certain Covenants--Limitation on Restricted Payments."

    Notwithstanding the foregoing, for the purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to PF.Net or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

    "CREDIT AGREEMENT" means one or more credit agreements entered into by PF.Net and/or one or more of its Restricted Subsidiaries with one or more banks, other financial institutions or vendors that extend credit, providing for senior term loans, senior revolving credit loans and/or senior letters of credit to PF.Net and/or such Restricted Subsidiaries, as amended, extended, renewed, restated, supplemented or Refinanced or otherwise modified, in whole or in part, from time to time, together with any related promissory notes, guarantees and security documents, including the First Union Facility.

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    "DEBT SECURITIES" means any debt securities issued by PF.Net in a public offering or a private placement.

    "DEFAULT" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "DESIGNATED NONCASH CONSIDERATION" means any noncash consideration received by PF.Net or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as such pursuant to an officers' certificate executed by the principal executive officer and the principal financial officer of PF.Net or such Restricted Subsidiary at the time of such Asset Sale. An item of Designated Noncash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents. At the time of receipt of any Designated Noncash Consideration, PF.Net or the applicable Restricted Subsidiary shall deliver an officers' certificate to the trustee which shall state the Fair Market Value of such Designated Noncash Consideration and the basis of such valuation.

    "DESIGNATED PREFERRED STOCK" means Preferred Stock that is designated as Designated Preferred Stock on the issue date thereof pursuant to an officers' certificate executed by the principal executive officer and the principal financial officer of PF.Net, the cash proceeds of which are excluded from the calculation set forth in clause (a)(3)(B) of "--Certain Covenants--Limitation on Restricted Payments."

    "DISQUALIFIED CAPITAL STOCK" means that portion of any Capital Stock of PF.Net which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof on or prior to the date which is 91 days after the Stated Maturity of the notes; PROVIDED, HOWEVER, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of a "change of control" shall not constitute Disqualified Capital Stock if
(x) the "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under "--Certain Covenants--Change of Control" and
(y) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto (it being understood that the New Preferred Stock issued pursuant to the Certificate of Designations as in effect on the Issue Date shall not constitute Disqualified Capital Stock).

    "DISQUALIFIED PERSON" means a Subsidiary of PF.Net or an employee stock ownership plan or a trust established by PF.Net or any of its Subsidiaries for the benefit of their employees.

    "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income:

    (1) all income tax expense of PF.Net and its consolidated Restricted Subsidiaries,

    (2) depreciation expense of PF.Net and its consolidated Restricted Subsidiaries,

    (3) amortization expense of PF.Net and its consolidated Restricted Subsidiaries and

    (4) all other non-cash charges of PF.Net and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors acting reasonably and in good faith; PROVIDED, HOWEVER, that:

    (1) if the Fair Market Value as determined by the Board of Directors for any transaction or series of related transactions exceeds $2.5 million, such determination shall be evidenced by a resolution of the Board of Directors delivered to the trustee, and

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    (2) for purposes of the covenants described under "Certain
       Covenants--Limitation on Restricted Payments" and "--Limitation on Transactions with Affiliates," if the Fair Market Value as determined by the Board of Directors for any transaction or series of related transactions exceeds $10.0 million, such determination shall be evidenced by a determination of an Independent Financial Advisor.

    "FIRST UNION FACILITY" means the senior secured credit agreement, dated as of October 29, 1999, among Opco, as borrower, the lenders party thereto, Lucent, as administrative agent, and Lucent, as syndication agent, including all schedules thereto, and together with all agreements the forms of which are attached as exhibits thereto, as assigned to First Union National Bank on March 31, 2000, as such credit agreement and such other agreements are in effect on the date of the indenture or as thereafter amended, modified or supplemented in compliance with the terms of the indenture.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in

    (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

    (2) statements and pronouncements of the Financial Accounting Standards
       Board,

    (3) such other statements by such other entity as approved by a significant segment of the accounting profession and

    (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

    "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

    "HOLDER" or "NOTEHOLDER" means the Person in whose name a note is registered on the registrar's books.

    "INCUR" means issue, assume, guarantee, incur or otherwise become liable for; PROVIDED, HOWEVER, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security, the accrual of interest or the payment of interest or the payment of dividends on any Indebtedness in the form of additional Indebtedness with the same terms shall not be deemed the Incurrence of Indebtedness.

    "INDEBTEDNESS" means, with respect to any Person on any date of determination (without duplication):

    (1) all indebtedness, obligations and liabilities of such Person for borrowed money;

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    (2) all indebtedness, obligations and liabilities of such Person evidenced by bonds, debentures or notes;

    (3) all Capitalized Lease Obligations of such Person;

    (4) all obligations and liabilities of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all indebtedness, obligations and liabilities of such Person under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

    (5) all indebtedness, obligations and liabilities for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

    (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

    (7) all indebtedness, obligations and liabilities of any other Person of the type referred to in clauses (1) through (6) above which are secured by any lien on any property or asset of such Person, the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Indebtedness so secured;

    (8) the net amount of all indebtedness, obligations and liabilities under Interest Swap Agreements of such Person; and

    (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

    For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

    The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; PROVIDED, HOWEVER, that the amount outstanding at any time of any Indebtedness issued with original issue discount is the amount of the liability in respect thereof determined in accordance with GAAP.

    "INDEPENDENT FINANCIAL ADVISOR" means a nationally recognized investment banking, accounting or appraisal firm (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in PF.Net and (2) which, in the judgment of the Board of Directors, is otherwise independent and qualified to perform the task for which it is to be engaged.

    "INTEREST SWAP OBLIGATIONS" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

    "INVESTMENT" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar

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arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments," (1) "Investment" shall include the portion (proportionate to PF.Net's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of PF.Net at the time that such Subsidiary is designated an Unrestricted Subsidiary; and (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

    "INVESTMENT GRADE SECURITIES" means publicly traded debt securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the two highest rating categories by either S&P or Moody's.

    "ISSUE DATE" means the date on which the notes are originally issued.

    "KOCH" means Koch Telecom Ventures, Inc., a Delaware corporation, and its controlled Affiliates.

    "KOCH NOTE" means the promissory note issued by PF.Net to Koch Telecom Ventures, Inc. on October 29, 1999, in the principal amount of $10.0 million, as in effect on the date thereof (together with any additional notes (in substantially the form of such original note) issued as pay-in-kind interest thereon).

    "LIEN" means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

    "LUCENT" means Lucent Technologies Inc., a Delaware corporation, and its Affiliates.

    "MOODY'S" means Moody's Investors Service, Inc.

    "NET AVAILABLE CASH" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by PF.Net or any of its Subsidiaries from such Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale) net of:

    (1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions),

    (2) taxes paid or payable in respect of such Asset Sale,

    (3) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,

    (4) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale and

    (5) the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the property or other assets disposed in such Asset Sale and retained by PF.Net or any Restricted Subsidiary after such Asset Sale.

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    "NET CASH PROCEEDS" means, with respect to any issuance or sale of Capital
Stock, the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discount or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "NETWORK" means the fiber optic telecommunications terrestrial network constructed or owned from time to time by PF.Net and its Restricted Subsidiaries.

    "NEW PREFERRED STOCK" means any and all shares of Series A Preferred Stock of PF.Net issued pursuant to the Certificate of Designations.

    "ODYSSEY" means Odyssey Investment Partners Fund, LP, a Delaware limited partnership, and its controlled Affiliates.

    "OPCO" means PF.Net Corp., a Delaware corporation and a Wholly Owned Subsidiary of PF.Net.

    "PERMITTED GROUP" means any group of investors that is deemed to be a "person" (as such term is used in Section 13(d)(3) of the Exchange Act) by virtue of the Stockholders Agreement, as the same may be amended, modified or supplemented from time to time, PROVIDED that no single Person (together with its Affiliates), other than the Permitted Holders, is the "beneficial owner" (as such term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of the voting power of the issued and outstanding Capital Stock of PF.Net (as applicable) that is "beneficially owned" (as defined above) by such group of investors.

    "PERMITTED HOLDERS" means Koch, Odyssey, John Warta, Stephen Irwin and Related Parties of John Warta or Stephen Irwin.

    "PERMITTED INDEBTEDNESS" has the meaning set forth in "--Limitation on Incurrence of Additional Indebtedness."

    "PERMITTED INVESTMENT" means:

    (1) Investments by PF.Net or any Restricted Subsidiary in Restricted Subsidiaries of PF.Net and Investments by PF.Net or any Restricted Subsidiary of PF.Net in any Person that is or will become immediately after such Investment a Restricted Subsidiary of PF.Net or that will merge or consolidate into PF.Net or a Restricted Subsidiary of PF.Net;

    (2) Investments in PF.Net by any Restricted Subsidiary of PF.Net;

    (3) loans and advances to employees and officers of PF.Net and the Restricted Subsidiaries for bona fide business purposes not in excess of $7.5 million at any one time outstanding;

    (4) Interest Swap Obligations in compliance with paragraph (b)(5) under the covenant described under "--Limitation on Incurrence of Additional Indebtedness";

    (5) Investments made by PF.Net or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock";

    (6) Guarantees Incurred pursuant to paragraph (b)(1), (2), (13) or
       (15) under the covenant described under the "--Limitation on Incurrence of Additional Indebtedness";

    (7) Cash Equivalents;

    (8) receivables owing to PF.Net or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as PF.Net or any such Restricted Subsidiary deems reasonable under the circumstances;

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    (9) payroll, travel and similar advances to employees and directors to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP and that are made in the ordinary course of business;

    (10) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to PF.Net or any Restricted Subsidiary or in satisfaction of judgments; and

    (11) other Investments in an aggregate amount not to exceed $25.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value).

    Upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, PF.Net shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to
(x) PF.Net's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to PF.Net's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation.

    "PERMITTED LIENS" means the following types of Liens:

    (1) statutory Liens of landlords or of mortgagees of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings and as to which PF.Net or its Restricted Subsidiaries, as the case may be, shall have set aside on its books such reserves as may be required pursuant to GAAP;

    (2) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

    (3) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

    (4) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

    (5) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of PF.Net or any of its Restricted Subsidiaries, including rights of offset and set-off;

    (6) Liens securing Interest Swap Obligations permitted under clause (5) of paragraph (b) of the covenant described under "--Limitation on Incurrence of Additional Indebtedness";

    (7) Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business;

    (8) Liens securing Indebtedness of any Restricted Subsidiary that was permitted by the indenture to be incurred;

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    (9) Liens incurred in the ordinary course of business of PF.Net or any
       Restricted Subsidiary with respect to obligations (other than Indebtedness) that do not in the aggregate exceed $5.0 million at any one time outstanding; and

    (10) any extension or renewal, or successive extensions or renewals, in whole or in part, of Liens permitted pursuant to the foregoing clauses
       (1) through (9); PROVIDED that no such extension or renewal Lien shall
       (a) secure more than the amount of Indebtedness or other obligations secured by the Lien being so extended or renewed or (b) extend to any property or assets not subject to the Lien being so extended or renewed.

    "PERMITTED ROW INDEBTEDNESS" means Indebtedness evidencing the deferred obligation to the seller of any right-of-way on which any Segment of the Network is being constructed to pay the purchase price for such right-of-way.

    "PERMITTED TELECOMMUNICATIONS ASSET DISPOSITION" means the transfer, conveyance, sale, lease or grant of an indefeasible right-of-use or other disposition (each, a "Disposition") in the ordinary course of business of fiber, conduit, rights in fiber or conduit or associated infrastructure of the Network that, in the case of the sale of dark fiber, shall not cause PF.Net (x) to own less than 24 fibers per route mile (unless PF.Net owns at least 12 fibers and one empty conduit) or (y) to own less than 12 fibers and one empty conduit per route mile (unless PF.Net owns at least 24 fibers), in each case, on every Segment of the Network constructed or developed by PF.Net that was part of the Project and that has been completed as of the date of such Disposition.

    "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "PREFERRED STOCK" as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

    "PRINCIPAL" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

    "PROJECT" means the construction, maintenance or operation of approximately 6,400 route miles (including 5,000 miles under the AT&T Agreement) of telecommunications-related network infrastructure, components, equipment and other devices as described in the final offering memorandum relating to the notes, and activities related thereto.

    "QUALIFIED CAPITAL STOCK" means any Capital Stock of PF.Net that is not Disqualified Capital Stock.

    "QUALIFIED EQUITY OFFERING" means any offering of common stock of PF.Net to Persons other than Affiliates of PF.Net and other than holders of Capital Stock of PF.Net on the Issue Date; provided that the net proceeds received by PF.Net from such offering are not less than $75.0 million.

    "REFINANCE" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

    "REFINANCING INDEBTEDNESS" means Indebtedness that Refinances any Indebtedness of PF.Net or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the indenture, including Indebtedness that Refinances Refinancing Indebtedness; PROVIDED, HOWEVER, that (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the

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Indebtedness being Refinanced and (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; PROVIDED FURTHER, HOWEVER, that Refinancing Indebtedness shall not include
(x) Indebtedness of a Subsidiary that Refinances Indebtedness of PF.Net (except to the extent such Refinanced Indebtedness was guaranteed by such Subsidiary) or
(y) Indebtedness of PF.Net or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

    "RELATED PARTIES" means:

    (a)(1)any spouse, sibling, parent or child of such Permitted Holder; or

      (2)the estate of any Permitted Holder during any period in which such estate holds Capital Stock of PF.Net for the benefit of any Person referred to in clause (a)(1); or

    (b) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of, or the sole managing partner or managing member of which is, one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (a).

    "RESTRICTED PAYMENT" with respect to any Person means:

    (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Capital Stock) and dividends or distributions payable solely to PF.Net or a Restricted Subsidiary, and other than PRO RATA dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

    (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of PF.Net held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of PF.Net (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Qualified Capital Stock);

    (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or

    (4) the making of any Investment (other than a Permitted Investment).

    "RESTRICTED SUBSIDIARY" means any Subsidiary of PF.Net that at the time of determination is not an Unrestricted Subsidiary.

    "SALE/LEASEBACK TRANSACTION" means an arrangement relating to property now owned or hereafter acquired, whereby PF.Net or a Restricted Subsidiary transfers such property to a Person and PF.Net or a Restricted Subsidiary leases it from such Person, and PF.Net or such Restricted Subsidiary is required GAAP to capitalize such arrangement.

    "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

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    "SEC" means the Securities and Exchange Commission.

    "SEGMENT" means (x) with respect to the intercity portions of the Network, the through-portion of the Network between two local networks and (y) with respect to a local portion of the Network, the entire through-portion of the Network, excluding the spurs which branch off the through-portion.

    "SIGNIFICANT SUBSIDIARY" means:

    (1) any Restricted Subsidiary that would be a "significant subsidiary" of PF.Net within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act or

    (2) any group of Restricted Subsidiaries that together would constitute a Restricted Subsidiary.

    "STATED MATURITY" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

    "STOCKHOLDERS AGREEMENT" means the stockholders agreement dated as of October 29, 1999, among PF.Net, John Warta, Georgiana Warta, Karen Irwin, Treg Ventures LLC, Koch Telecom Ventures, Inc., PF Telecom Holdings, LLC, GLW Ventures LLC, Odyssey Coinvestors, LLC, Odyssey Investment Partners Fund, LP, UBS Warburg LLC, UBS Capital II LLC, Credit Suisse First Boston, and Lucent Technologies Inc. as such agreement is in effect on the Issue Date or as thereafter amended, modified or supplemented in compliance with the indenture.

    "SUBORDINATED OBLIGATION" means the principal amount of any Indebtedness of PF.Net (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.

    "SUBSIDIARY" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person,
(2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person.

    "TELECOMMUNICATIONS ASSETS" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

    "TELECOMMUNICATIONS BUSINESS" means the business of

    (1) transmitting or providing services relating to the transmission of voice, video or data through owned or leased transmission facilities,

    (2) constructing, installing, maintaining, creating, developing or marketing communications-related network infrastructure, components, equipment, software and other devices for use in a telecommunications business and/or any business related or incidental thereto, and

    (3) evaluating, participating or pursuing any other activity or opportunity that is ancillary or reasonably related to those identified in clause (1) or (2) above.

    "TOTAL ASSETS" of PF.Net as of any date means the total amount of assets of PF.Net and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less goodwill and unamortized debt discount.

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
    "UNRESTRICTED SUBSIDIARY" means:

    (1) any Subsidiary of PF.Net that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

    (2) any Subsidiary of an Unrestricted Subsidiary.

    The Board of Directors may designate any Subsidiary of PF.Net (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, PF.Net or any other Subsidiary of PF.Net that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED in any case that either (a) the Subsidiary to be so designated has total assets of $1,000 or less or (b) if such Subsidiary has assets of more than $1,000, such designation would be permitted under the covenant described under "--Certain Covenants--Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation (x) if such Subsidiary had any Indebtedness outstanding at the time of such designation, PF.Net could Incur $1.00 of additional Indebtedness under the Leverage Ratio Exception and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

    "U.S. GOVERNMENT OBLIGATIONS" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

    "VENDOR FINANCING INDEBTEDNESS" means Indebtedness of PF.Net or any of its Restricted Subsidiaries Incurred by PF.Net or any of its Restricted Subsidiaries the proceeds of which are used to finance all or any part of the cost of construction, engineering, acquisition, installation, development or improvement by PF.Net or any Restricted Subsidiary of any Telecommunications Assets and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be refinanced, amended, supplemented, modified or restated from time to time; PROVIDED that the amount of any Incurrence or refinancing thereof does not exceed 100% of the aggregate cost (determined in accordance with GAAP by the Board of Directors in good faith) of the construction, acquisition, development, engineering, installation and improvement of the applicable Telecommunications Assets. Vendor Financing Indebtedness shall not include (1) any Indebtedness to fund interest or other similar finance charges made available by any vendor or lessor or
(2) any subordinated Indebtedness.

    "VOTING STOCK" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

    "WHOLLY OWNED SUBSIDIARY" means a Restricted Subsidiary of PF.Net, all the Capital Stock of which (other than directors' qualifying shares) is owned by PF.Net or one or more Wholly Owned Subsidiaries.

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                         BOOK-ENTRY, DELIVERY AND FORM

    The certificates representing the exchange notes will be issued in fully registered form without interest coupons. Except as described herein under the heading "Certificated Securities," exchange notes will initially be represented by a permanent global exchange note in fully registered form without interest coupons and will be deposited with the trustee as custodian for the Depository Trust Company and registered in the name of a nominee of such depositary.

THE GLOBAL NOTE

    We expect that according to procedures established by the Depository Trust Company (A) upon the issuance of the global note, the Depository Trust Company or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by the global note to the respective accounts of persons who have accounts with that depositary and
(B) ownership of beneficial interests in the global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository Trust Company or its nominee and the records of participants. Ownership of beneficial interests in the global notes will be limited to persons who have accounts with the Depository Trust Company ("participants") or persons who hold interests through participants.

    So long as the Depository Trust Company, or its nominee, is the registered owner or holder of the exchange notes, the Depository Trust Company or that nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the global note for all purposes under the indenture. No beneficial owner of an interest in the global note will be able to transfer that interest except in accordance with the Depository Trust Company's procedures, in addition to those provided for under the indenture.

    Payments of the principal of, premium, if any, and interest on, the global note will be made to the Depository Trust Company or its nominee, as the case may be, as the registered owner of that global note. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

    We expect that the Depository Trust Company or its nominee, upon receipt of any payment of principal, premium, if any, or interest on the global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of the Depository Trust Company or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through those participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Those payments will be the responsibility of those participants.

    Transfers between participants in the Depository Trust Company will be effected in the ordinary way through DTC's same-day funds system in accordance with the Depository Trust Company rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell exchange notes to persons in states that require physical delivery of the exchange notes, or to pledge such securities, that holder must transfer its interest in the global note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

    The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of exchange notes, including the presentation of exchange notes for exchange as described below, only at the direction of one or more participants to whose accounts the the Depository Trust Company interests in the global note are credited and only in respect of that portion of the aggregate principal amount of exchange notes as to which that participant or those participants has or have given that direction. However, if there is an event of default under the indenture applicable to the global note, the Depository Trust Company will exchange the global note for Certificated Securities, which it will distribute to its participants.

    Although the Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of the Depository Trust Company, it is under no obligation to perform those procedures and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by the Depository Trust Company or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES

    Certificated securities shall be issued in exchange for the old notes in the exchange offer or for beneficial interest in the global note, in each case, if requested by a Holder of such old note or such beneficial interests, respectively. In addition, certificated securities shall be issued in exchange for beneficial interests in the global note if the Depository Trust Company is at any time unwilling or unable to continue as a depositary for the global note and a successor depositary is not appointed by us within 90 days.

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                  IMPORTANT FEDERAL INCOME TAX CONSIDERATIONS

SCOPE OF DISCUSSION

    This general discussion of certain United States federal income and estate tax consequences of the exchange of old notes for exchange notes and the ownership and disposition of notes applies to you if you acquire the old notes at original issue for cash and hold the notes, as a "capital asset," generally, for investment, under Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the United States tax treatment of your investment in the notes. For example, special rules not discussed here may apply to you if you are:

    - a broker-dealer, a dealer in securities or a financial institution;

    - a flow-through entity (such as a partnership or an S corporation);

    - an insurance company;

    - a tax-exempt organization;

    - subject to the alternative minimum tax provisions of the Code;

    - holding the notes as part of a hedge, straddle or other risk reduction or constructive sale transaction;

    - a nonresident alien or foreign corporation subject to net-basis United States federal income tax on income or gain derived from a note because such income or gain is effectively connected with the conduct of a United States trade or business; or

    - a United States expatriate.

    This discussion only represents our best attempt to describe certain federal income tax consequences that may apply to you based on current United States federal tax law. This discussion may in the end inaccurately describe the federal income tax consequences which are applicable to you because the law may change, possibly retroactively, and because the Internal Revenue Service (the "IRS") or any court may disagree with this discussion.

    THIS SUMMARY MAY NOT COVER YOUR PARTICULAR CIRCUMSTANCES BECAUSE IT DOES NOT CONSIDER FOREIGN, STATE OR LOCAL TAX RULES, DISREGARDS CERTAIN FEDERAL TAX RULES, AND DOES NOT DESCRIBE FUTURE CHANGES IN FEDERAL TAX RULES. PLEASE CONSULT YOUR TAX ADVISOR RATHER THAN RELYING ON THIS GENERAL DESCRIPTION.

UNITED STATES HOLDERS

    If you are a "United States Holder," as defined below, this section applies to you. Otherwise, the next section, "Non-United States Holders," applies to you.

DEFINITION OF UNITED STATES HOLDER

    You are a "United States Holder" if you hold the notes and you are:

    - a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

    - a corporation created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

    - an estate, the income of which is subject to United States federal income tax regardless of its source; or

    - a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

DETERMINATION OF THE ISSUE PRICE OF THE NOTES

    For United States federal income tax purposes, a note will be treated as issued as part of an investment unit comprised of a note and a warrant (including the right to receive additional warrants). The issue price of each unit will be the first price at which a substantial portion of the units are sold in the offering (excluding sales to bond houses, brokers or similar persons acting in the capacity of the underwriter, placement agent or wholesaler). The issue price of each unit is required to be allocated between the notes and the warrants based on their respective fair market values at the time of issuance. Your initial basis in each of the notes is equal to the amount allocated to such notes. We intend to treat $764.00 of the issue price of a unit as allocable to the note. We intend to file information returns with the IRS based on such allocation.

    Our allocation of the issue price is binding on you for federal income tax purposes unless you disclose the use of a different allocation in your federal income tax return for the year in which the units was acquired. However, our allocation is not binding to the IRS, and there can be no assurance that the IRS will not challenge such allocation. If the IRS successfully asserts that the issue price of a note is less than the amount allocated by us, there will be a greater amount of original issue discount accruing under the note.

EXCHANGE

    The exchange of old notes for exchange notes under the terms of the exchange offer should not constitute a taxable exchange. As a result, a holder
(A) should not recognize taxable gain or loss as a result of exchanging old notes for exchange notes under the terms of the exchange offer, (B) the holding period of the exchange notes should include the holding period of the old notes exchanged for the exchange notes and (C) the adjusted tax basis of the exchange notes should be the same as the adjusted tax basis, immediately before the exchange of the old notes for the exchange notes.

TAXATION OF STATED INTEREST

    You must generally include the stated interest on the notes in ordinary income:

    - when it accrues, if you use the accrual method of accounting for United States federal income tax purposes; or

    - when you receive it, if you use the cash method of accounting for United States federal income tax purposes.

ORIGINAL ISSUE DISCOUNT

    The notes are issued with original issue discount ("OID") for United States federal income tax purposes. The amount of OID on a note equals the excess of the "stated redemption price at maturity" of a note over its "issue price." As discussed above, the "issue price" of each note will be that portion of the issue price of the unit that is allocated to the note (i.e., $764). The "stated redemption price at maturity" of a note is the sum of its principal amount plus all other payments thereunder, other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. The stated interest payable on the notes will be qualified stated interest.

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
    Since the notes are issued with OID, you (whether you report on the cash or accrual basis of accounting for tax purposes) will be required to include in taxable income for any particular taxable year the daily portion of the OID described in the preceding paragraph that accrues on the note for each day during the taxable year on which you hold the note. Thus, you will be required to include OID in income in advance of the receipt of the cash to which such OID is attributable. The daily portion is determined by allocating to each day of an accrual period (generally, the period between interest payments or compounding dates) a pro rata portion of the OID allocable to such accrual period. The amount of OID that will accrue during an accrual period is the product of the "adjusted issue price" of the note at the beginning of an accrual period multiplied by the yield to maturity of the note less the amount of qualified stated interest allocable to such accrual period. The "adjusted issue price" of a note at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of OID that has accrued on the note in all prior accrual periods, and decreased by any payments made during all prior accrual periods other than qualified stated interest.

SALE OR OTHER TAXABLE DISPOSITION OF THE NOTES

    You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of your gain or loss equals the difference, if any, between the amount you receive for the note (in cash or other property, valued at fair market value), minus the amount attributable to accrued interest on the note, minus your adjusted tax basis in the note. Your initial tax basis in a note equals the price you paid for the note (i.e., the portion of the price paid for a unit that was allocated to the note) and will subsequently be increased by the OID includible in your taxable income under the rules described in "--Original Issue Discount," above, and will be reduced by any payments received on the note other than qualified stated interest.

    Your gain or loss will generally be a long-term capital gain or loss if you have held the note for more than one year. Otherwise, it will be a short-term capital gain or loss. Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary interest income.

BACKUP WITHHOLDING

    You may be subject to a 31% backup withholding tax when you receive interest payments on the note or proceeds upon the sale or other disposition of a note. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. In addition, the 31% backup withholding tax will not apply to you if you provide your taxpayer identification number ("TIN") in the prescribed manner unless:

    - the IRS notifies us or our agent that the TIN you provided is incorrect;

    - you fail to report interest and dividend payments that you receive on your tax return and the IRS notifies us or our agent that withholding is required; or

    - you fail to certify under penalties of perjury that you are not subject to backup withholding.

    If the 31% backup withholding tax does apply to you, you may use the amounts withheld as a refund or credit against your United States federal income tax liability as long as you provide certain information to the IRS.

NON-UNITED STATES HOLDERS

DEFINITION OF NON-UNITED STATES HOLDER

    A "Non-United States Holder" is any person other than a United States Holder. Please note that if you are subject to United States federal income tax on a net basis on income or gain with respect to a note because such income or gain is effectively connected with the conduct of a United States trade or business, this disclosure does not cover the United States federal tax rules that apply to you.

STATED INTEREST AND OID ON THE NOTES

    PORTFOLIO INTEREST EXEMPTION. You will generally not have to pay United States federal income tax on stated interest or OID paid on the notes because of the "portfolio interest exemption" if either:

    - you represent that you are not a United States person for United States federal income tax purposes and you provide your name and address to us or our paying agent on a properly executed IRS Form W-8 (or a suitable substitute form) signed under penalties of perjury; or

    - a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the Note on your behalf, certifies to us or our agent under penalties of perjury that it has received IRS Form W-8 (or a suitable substitute) from you or from another qualifying financial institution intermediary, and provides a copy to us or our agent.

    You will not, however, qualify for the portfolio interest exemption described above if:

    - you own, actually or constructively, 10% or more of the total combined voting power of all classes of our capital stock;

    - you are a controlled foreign corporation with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Code;

    - you are a bank receiving interest described in Section 881(c)(3)(A) of the Code.

    WITHHOLDING TAX IF THE INTEREST IS NOT PORTFOLIO INTEREST. If you do not claim, or do not qualify for, the benefit of the portfolio interest exemption, you may be subject to a 30% withholding tax on interest payments made on the notes. However, you may be able to claim the benefit of a reduced withholding tax rate under an applicable income tax treaty. The required information for claiming treaty benefits is generally submitted, under current regulations, on Form 1001. Successor forms will require additional information, as discussed below under the heading "Non-United States Holders--New Withholding Regulations."

    SALE OR OTHER DISPOSITION OF THE NOTES. You will generally not be subject to United States federal income tax or withholding tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of a note. You may, however, be subject to tax on such gain if you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition, in which case you may have to pay a United States federal income tax of 30% (or a reduced treaty rate) on such gain.

    UNITED STATES FEDERAL ESTATE TAXES. If you qualify for the portfolio interest exemption under the rules described above when you die, the notes will not be included in your estate for United States federal estate tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    PAYMENTS FROM UNITED STATES OFFICE. If you receive payments made in respect of a note directly from us or through the United States office of a custodian, nominee, agent or broker, there is a possibility that you will be subject to both backup withholding at a rate of 31% and information reporting.

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
    With respect to interest made, however, backup withholding and information reporting will not apply if you certify, generally on a Form W-8 or substitute form, that you are not a United States person in the manner described above under the heading "Non-United States Holders--Interest."

    Moreover, with respect to proceeds received on the sale, exchange, redemption, or other disposition of a note backup withholding or information reporting generally will not apply if you properly provide, generally on Form W-8 or a substitute form, a statement that you are an "exempt foreign person" for purposes of the broker reporting rules, and other required information. If you are not subject to United States federal income or withholding tax on the sale or other disposition of a note, as described above under the heading "Non-United States--Sale or Other Disposition of the notes you will generally qualify as an "exempt foreign person" for purposes of the broker reporting rules.

    PAYMENTS FROM FOREIGN OFFICE. If payments are made to you outside the United States by or through the foreign office of your foreign custodian, nominee or other agent, or if you receive the proceeds of the sale of a note through a foreign office of a "broker," as defined in the pertinent United States Treasury Regulations, you will generally not be subject to backup withholding or information reporting. You will, however, be subject to backup withholding and information reporting if the foreign custodian, nominee, agent or broker has actual knowledge or reason to know that the payee is a United States person. You will also be subject to information reporting, but not backup withholding, if the payment is made by a foreign office of a custodian, nominee, agent or broker that is a United States person or a controlled foreign corporation for United States federal income tax purposes, or that derives 50% or more of its gross income from the conduct of a United States trade or business for a specified three year period, unless the broker has in its records documentary evidence that you are a Non-United States Holder and certain other conditions are met.

    REFUNDS. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the IRS.

    NEW WITHHOLDING REGULATIONS. New regulations relating to withholding tax on income paid to foreign persons (the "New Withholding Regulations") will generally be effective for payments made after December 31, 2000, subject to certain transition rules. The New Withholding Regulations modify and, in general, unify the way in which you establish your status as a non-United States "beneficial owner" eligible for withholding exemptions including the portfolio interest exemption, a reduced treaty rate or an exemption from backup withholding. For example, the new regulations will require new forms, which you will generally have to provide earlier than you would have had to provide replacements for expiring existing forms.

    The New Withholding Regulations clarify withholding agents' reliance standards. They also require additional certifications for claiming treaty benefits. The New Withholding Regulations also provide somewhat different procedures for foreign intermediaries and flow-through entities (such as foreign partnerships) to claim the benefit of applicable exemptions on behalf of non-United States beneficial owners for which or for whom they receive payments.

    When you purchase the notes, you will be required to submit certification that complies with the temporary Treasury Regulations in order to obtain an available exemption from or reduction in withholding tax. The New Withholding Regulations provide that certifications satisfying the requirements of the New Withholding Regulations will be deemed to satisfy the requirement of the Treasury Regulations now in effect. If you are a Non-United States Holder claiming benefit under an income tax treaty, you should be aware that you may be required to obtain a taxpayer identification number and to certify your eligibility under the applicable treaty's limitations on benefits article in order to comply with the New Withholding Regulations' certification requirements.

    THE NEW WITHHOLDING REGULATIONS ARE COMPLEX, AND THIS SUMMARY DOES NOT COMPLETELY DESCRIBE THEM. PLEASE CONSULT YOUR TAX ADVISOR TO DETERMINE HOW THE NEW WITHHOLDING REGULATIONS WILL AFFECT YOUR PARTICULAR CIRCUMSTANCES.

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                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in the resales of exchange notes received in exchange for old notes where those old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in any such resale.

    We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of old notes including any broker-dealers, and certain parties related to such holders, against certain types of liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the securities offered hereby is being passed upon for us by Latham & Watkins, New York, New York. The partners of Latham & Watkins hold an indirect equity interest in PF.Net Communications, Inc.

                              INDEPENDENT AUDITORS

    The consolidated financial statements of PF.Net Communications, Inc. and its subsidiaries as of December 31, 1999 and 1998, and for the period from November 30, 1998 (date of inception) to December 31, 1998 and for the year ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which expresses an unqualified opinion and includes explanatory paragraphs regarding PF.Net Communications, Inc.'s development stage status and the reclassification of put warrants from equity to a liability.

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                         INDEX TO FINANCIAL STATEMENTS


PF.NET COMMUNICATIONS, INC.

Report of Deloitte & Touche LLP, Independent Auditors.......  F-2

Consolidated Balance Sheets as of March 31, 2000 (unaudited)
  and December 31, 1999 and 1998............................  F-3

Consolidated Statements of Operations for the period from
  November 30, 1998 (date of inception) to March 31, 2000
  (unaudited), for the three months ended March 31, 1999 and
  2000, for the year ended December 31, 1999, and for the
  period from November 30, 1998 (date of inception) to
  December 31, 1998.........................................  F-4

Consolidated Statement of Stockholders' (Deficit) Equity for
  the period from November 30, 1998 (date of inception) to
  March 31, 2000 (unaudited), for the year ended December
  31, 1999, and for the period from November 30, 1998 (date
  of inception) to December 31, 1998........................  F-5

Consolidated Statements of Cash Flows for the period from
  November 30, 1998 (date of inception) to March 31, 2000
  (unaudited), for the three months ended March 31, 1999 and
  2000 (unaudited), for the year ended December 31, 1999,
  and for the period from November 30, 1998 (date of
  inception) to December 31, 1998...........................  F-6

Notes to Consolidated Financial Statements for the period
  from November 30, 1998 (date of inception) to March 31,
  2000 (unaudited), for the three months ended March 31,
  1999 and 2000 (unaudited), for the year ended December 31,
  1999, and for the period from November 30, 1998 (date of
  inception) to December 31, 1998...........................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
PF.Net Communications, Inc. and Subsidiaries

    We have audited the accompanying consolidated balance sheets of PF.Net Communications, Inc. and subsidiaries (A Development Stage Company) (the Company) as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for the year ended December 31, 1999, and for the period from November 30, 1998 (date of inception) to December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of PF.Net Communications, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the year ended December 31, 1999, and for the period from November 30, 1998 (date of inception) to December 31, 1998, in conformity with accounting principles generally accepted in the United States of America.

    The Company was in the development stage at December 31, 1999 and 1998. As discussed in Note 1 to the financial statements, successful completion of the Company's development program and, ultimately, the attainment of profitable operations are dependent on future events, including the Company's ability to obtain adequate financing, the development of an internal infrastructure and management information systems, and the successful completion of and sufficient revenue from its fiber-optic network.

    As described in Note 1 to the financial statements, the Company has reclassified $25,764,000 of put warrants from equity to a liability.

Costa Mesa, California
April 3, 2000

                  PF.NET COMMUNICATIONS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                       CONSOLIDATED BALANCE SHEETS AS OF
            DECEMBER 31, 1998, 1999, AND MARCH 31, 2000 (UNAUDITED)

                                                              DECEMBER 31,
                                                         -----------------------    MARCH 31,
                                                           1998         1999           2000
                                                         --------   ------------   ------------
                                                                                   (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents..............................  $     --   $107,597,674   $ 94,107,040
Accounts receivable....................................                    9,475         32,131
Prepaid expenses.......................................                  155,100        397,437
                                                         --------   ------------   ------------
    Total current assets...............................              107,762,249     94,536,608
PROPERTY AND EQUIPMENT, net (Note 3)...................   413,618     44,120,563     73,828,162
DEFERRED FINANCING COSTS, net (Note 5).................               21,410,355     21,696,930
OTHER ASSETS...........................................                   23,635         12,555
                                                         --------   ------------   ------------
                                                         $413,618   $173,316,802   $190,074,255
                                                         ========   ============   ============
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable.......................................  $     --   $  2,277,456   $  8,881,860
Accrued liabilities (Note 4)...........................                2,276,630      5,653,318
Accrued interest payable...............................                1,797,202        828,588
Fiber-optic network obligation (Note 11)...............               22,752,982     18,462,982
Customer advances......................................                    4,880      4,854,880
Current portion of capital lease obligations (Note
  10)..................................................                    6,713          6,905
                                                         --------   ------------   ------------
    Total current liabilities..........................               29,115,863     38,688,533
CAPITAL LEASE OBLIGATIONS (Note 10)....................                   10,904          9,105
LONG-TERM DEBT, net of debt discount of $4,654,625
  (2000) and $4,776,050 (1999) (Note 6)................               61,923,950     62,045,375
OTHER LONG-TERM LIABILITIES............................                                 564,878
NOTE PAYABLE TO AFFILIATE (Note 11)....................               10,231,333     10,597,935
COMMITMENTS AND CONTINGENCIES (Note 10)
REDEEMABLE CONVERTIBLE SENIOR PREFERRED STOCK;
  1,250,000 shares authorized; $100 per share; 522,431
  (2000) and 447,368 (1999) shares issued and
  outstanding; liquidation preference of $54,504,200
  (2000) and $45,482,400 (1999) (Note 7)...............               36,541,763     45,639,363
PUT WARRANTS (Note 7)..................................               25,764,000     68,000,000
STOCKHOLDERS' (DEFICIT) EQUITY (Notes 5, 6, and 8):
Common stock, $.01 par value, 400,000,000 shares
  authorized; 4,965,992 (1998) 80,000,000 (1999 and
  2000) shares issued and outstanding..................    24,830        800,000        800,000
Additional paid-in capital.............................   510,218      9,170,591     12,042,591
Unearned compensation..................................                 (905,040)    (3,702,724)
Warrants...............................................                9,713,000      9,713,000
Deficit accumulated during development stage...........  (121,430)    (9,049,562)   (54,323,801)
                                                         --------   ------------   ------------
    Total stockholders' (deficit) equity...............   413,618      9,728,989    (35,470,934)
                                                         --------   ------------   ------------
                                                         $413,618   $173,316,802   $190,074,255
                                                         ========   ============   ============

                See accompanying notes to financial statements.

                  PF.NET COMMUNICATIONS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

          FOR THE PERIOD FROM NOVEMBER 30, 1998 (DATE OF INCEPTION) TO
            DECEMBER 31, 1998, FOR THE YEAR ENDED DECEMBER 31, 1999,
      FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 (UNAUDITED), AND
           FOR THE PERIOD FROM NOVEMBER 30, 1998 (DATE OF INCEPTION)
                         TO MARCH 31, 2000 (UNAUDITED)

                                                                   THREE MONTHS ENDED
                                 INCEPTION TO    YEAR ENDED            MARCH 31,            INCEPTION TO
                                 DECEMBER 31,   DECEMBER 31,   --------------------------    MARCH 31,
                                     1998           1999          1999           2000           2000
                                 ------------   ------------   -----------   ------------   ------------
                                                               (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
REVENUE:
Communications services........    $      --    $    79,851     $      --    $     28,425   $    108,276
OPERATING EXPENSES:
Access and network
  operations...................                      56,315                        21,789         78,104
Selling, general, and
  administration expenses......      120,785      5,769,108       692,989       2,035,955      7,925,848
Depreciation and
  amortization.................          645        415,703           586          71,314        487,662
                                   ---------    -----------     ---------    ------------   ------------
  Total operating expenses.....      121,430      6,241,126       693,575       2,129,058      8,491,614
                                   ---------    -----------     ---------    ------------   ------------
NET OPERATING LOSS.............     (121,430)    (6,161,275)     (693,575)     (2,100,633)    (8,383,338)
INCREASE IN FAIR VALUE OF PUT
  WARRANTS (Note 7)............                                               (42,236,000)   (42,236,000)
INTEREST INCOME................                     988,381                     1,429,053      2,417,434
INTEREST EXPENSE...............                  (2,856,138)                     (775,391)    (3,631,529)
                                   ---------    -----------     ---------    ------------   ------------
NET LOSS BEFORE INCOME TAXES...     (121,430)    (8,029,032)     (693,575)    (43,682,971)   (51,833,433)
PROVISION FOR INCOME TAXES
  (Note 9).....................                      (2,000)                                      (2,000)
                                   ---------    -----------     ---------    ------------   ------------
NET LOSS.......................     (121,430)    (8,031,032)     (693,575)    (43,682,971)   (51,835,433)
ACCRETION OF PREFERRED STOCK
  DIVIDENDS AND OFFERING
  COSTS........................                    (897,100)                   (1,591,268)    (2,488,368)
                                   ---------    -----------     ---------    ------------   ------------
NET LOSS APPLICABLE TO COMMON
  STOCK........................    $(121,430)   $(8,928,132)    $(693,575)   $(45,274,239)  $(54,323,801)
                                   =========    ===========     =========    ============   ============
BASIC AND DILUTED LOSS PER
  SHARE........................    $   (0.02)   $     (0.22)    $   (0.09)   $      (0.57)  $      (1.26)
                                   =========    ===========     =========    ============   ============
BASIC AND DILUTED WEIGHTED
  AVERAGE SHARES OUTSTANDING...    4,966,000     40,855,000     7,517,000      80,000,000     43,249,000
                                   =========    ===========     =========    ============   ============

                See accompanying notes to financial statements.

                  PF.NET COMMUNICATIONS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           CONSOLIDATED STATEMENTS OF STOCKHOLDER'S (DEFICIT) EQUITY

          FOR THE PERIOD FROM NOVEMBER 30, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998, THE YEAR ENDED DECEMBER 31, 1999, AND THE
                 THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)

                                                                                                        DEFICIT
                                                                                                      ACCUMULATED
                                        COMMON STOCK        ADDITIONAL                                   DURING
                                    ---------------------     PAID-IN       UNEARNED                  DEVELOPMENT
                                      SHARES      AMOUNT      CAPITAL     COMPENSATION    WARRANTS       STAGE          TOTAL
                                    ----------   --------   -----------   ------------   ----------   ------------   ------------
BALANCE, November 30, 1998........          --   $     --   $        --   $        --    $       --   $         --   $         --

Contribution of capital...........   4,965,992     49,660       485,388                                                   535,048
Net loss..........................                                                                        (121,430)      (121,430)
                                    ----------   --------   -----------   -----------    ----------   ------------   ------------
BALANCE, December 31, 1998........   4,965,992     49,660       485,388                                   (121,430)       413,618

Accretion of preferred stock
  dividend and offering costs.....                                                                        (897,100)      (897,100)
Contribution of capital...........  75,034,008    750,340     7,334,003                                                 8,084,343
Issuance of warrants..............                                                        9,713,000                     9,713,000
Compensatory stock option
  grants..........................                            1,351,200      (905,040)                                    446,160
Net loss..........................                                                                      (8,031,032)    (8,031,032)
                                    ----------   --------   -----------   -----------    ----------   ------------   ------------
BALANCE, December 31, 1999........  80,000,000    800,000     9,170,591      (905,040)    9,713,000     (9,049,562)     9,728,989

Compensatory stock option grants
  (unaudited).....................                            2,872,000    (2,872,000)
Amortization of unearned
  compensation (unaudited)........                                             74,316                                      74,316
Accretion of preferred stock
  dividend and offering costs
  (unaudited).....................                                                                      (1,591,268)    (1,591,268)
Net loss (unaudited)..............                                                                     (43,682,971)   (43,682,971)
                                    ----------   --------   -----------   -----------    ----------   ------------   ------------
BALANCE, March 31, 2000
  (unaudited).....................  80,000,000   $800,000   $12,042,591   $(3,702,724)   $9,713,000   $(54,323,801)  $(35,470,934)
                                    ==========   ========   ===========   ===========    ==========   ============   ============

                See accompanying notes to financial statements.

                  PF.NET COMMUNICATIONS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

          FOR THE PERIOD FROM NOVEMBER 30, 1998 (DATE OF INCEPTION) TO
            DECEMBER 31, 1998, FOR THE YEAR ENDED DECEMBER 31, 1999,
      FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 (UNAUDITED), AND
           FOR THE PERIOD FROM NOVEMBER 30, 1998 (DATE OF INCEPTION)
                         TO MARCH 31, 2000 (UNAUDITED)

                                                                                            THREE MONTHS ENDED
                                                          INCEPTION TO    YEAR ENDED            MARCH 31,            INCEPTION TO
                                                          DECEMBER 31,   DECEMBER 31,   --------------------------    MARCH 31,
                                                              1998           1999          1999           2000           2000
                                                          ------------   ------------   -----------   ------------   ------------
                                                                                        (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..............................................   $(121,430)    $(8,031,032)    $(693,575)   $(43,682,971)  $(51,835,433)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Increase in redemption value of put warrants........                                                42,236,000     42,236,000
    Accrued interest on note payable to affiliate.......                                                   366,602        366,602
    Services paid for by affiliates (Note 8)............     120,785       1,899,483       692,989                      2,020,268
    Amortization of debt discount.......................                      80,950                       659,115        740,065
    Depreciation and amortization.......................         645         415,703           586          71,314        487,662
    Stock-based compensation expense....................                     446,160                        74,316        520,476
    Net changes in operating assets and liabilities:
      Accounts receivable...............................                      (9,475)                      (22,656)       (32,131)
      Prepaid expenses..................................                    (155,100)                     (242,337)      (397,437)
      Other assets......................................                     (26,442)                       11,080        (15,362)
      Accounts payable..................................                   2,277,456                    (1,824,443)       453,013
      Accrued liabilities and interest payable..........                   2,823,832                    (3,224,990)      (401,158)
      Customer advances.................................                       4,880                     4,850,000      4,854,880
      Other long-term liabilities.......................                                                   564,878        564,878
                                                           ---------     ------------    ---------    ------------   ------------
        Net cash used in operating activities...........                    (273,585)                     (164,092)      (437,677)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment......................                  (3,032,798)                  (20,007,002)   (23,039,800)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash paid for deferred financing fees...................                 (16,929,612)                     (824,265)   (17,753,877)
Payment on obligations under capital leases.............                      (3,976)                       (1,607)        (5,583)
Contribution of capital.................................                   1,490,000                                    1,490,000
Proceeds from bridge notes payable......................                  66,700,000                                   66,700,000
Proceeds from the issuance of redeemable convertible
  senior preferred stock, net...........................                  36,894,663                     7,506,332     44,400,995
Proceeds received under network obligation..............                  22,752,982                                   22,752,982
                                                           ---------     ------------    ---------    ------------   ------------
        Net cash provided by financing activities.......                 110,904,057                     6,680,460    117,584,517
                                                           ---------     ------------    ---------    ------------   ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........   $      --     $107,597,674    $      --    $(13,490,634)  $ 94,107,040
CASH AND CASH EQUIVALENTS,
  beginning of period...................................                                               107,597,674
                                                           ---------     ------------    ---------    ------------   ------------
CASH AND CASH EQUIVALENTS,
  end of period.........................................   $      --     $107,597,674    $      --    $ 94,107,040   $ 94,107,040
                                                           =========     ============    =========    ============   ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION--Cash
  paid during the period for interest...................   $      --     $   746,259     $      --    $  4,790,810   $  5,537,069
                                                           =========     ============    =========    ============   ============
SCHEDULE OF NONCASH INVESTING AND FINANCING
  TRANSACTIONS:
Contractual obligations incurred for the acquisition of
  equipment.............................................   $      --     $    21,593     $      --    $         --   $     21,593
                                                           =========     ============    =========    ============   ============
Increase in network construction-in-progress paid for by
  affiliates (Notes 3 and 8)............................   $ 414,263     $ 4,694,860     $ 156,257    $         --   $  5,109,123
                                                           =========     ============    =========    ============   ============
Issuance of warrants in connection with construction of
  network...............................................   $      --     $25,764,000     $      --    $         --   $ 25,764,000
                                                           =========     ============    =========    ============   ============
Issuance of warrants in connection with debt
  financing.............................................   $      --     $ 9,713,000     $      --    $         --   $  9,713,000
                                                           =========     ============    =========    ============   ============
Contractual obligation incurred for network
  construction-in-progress (Notes 3 and 11).............   $      --     $10,231,333     $      --    $         --   $ 10,231,333
                                                           =========     ============    =========    ============   ============
Increase in accrued liabilities and preferred stock
  issuance fees.........................................   $      --     $ 1,250,000     $      --    $         --   $  1,250,000
                                                           =========     ============    =========    ============   ============
Reduction in property and equipment, and fiber-optic
  network obligation....................................   $      --     $        --     $      --    $  4,290,000   $  4,290,000
                                                           =========     ============    =========    ============   ============
Increase in property and equipment, accounts payable,
  and accrued interest and expenses.....................   $      --     $        --     $      --    $ 14,064,911   $ 14,064,911
                                                           =========     ============    =========    ============   ============

                See accompanying notes to financial statements.

                  PF.NET COMMUNICATIONS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



           FOR THE PERIOD FROM NOVEMBER 30, 1998 (DATE OF INCEPTION)
              TO MARCH 31, 2000 (UNAUDITED), FOR THE THREE MONTHS
         ENDED MARCH 31, 1999 AND 2000 (UNAUDITED), FOR THE YEAR ENDED
          DECEMBER 31, 1999, AND FOR THE PERIOD FROM NOVEMBER 30, 1998
                    (DATE OF INCEPTION) TO DECEMBER 31, 1998


1. BUSINESS AND BASIS OF PRESENTATION

    BASIS OF PRESENTATION--On November 30, 1998 (date of inception), Koch Ventures, Inc. and PF Telecom Holdings, LLC (PF Telecom) formed PF.Net LLC, a Delaware limited liability company (PF.Net). Koch Ventures, Inc. subsequently assigned its ownership interest to Koch Telecom Ventures, Inc. (Koch). In October 1999, the equity members reincorporated PF.Net in Delaware as a C corporation and formed PF.Net Holdings, Limited, a Delaware corporation (PF.Net Holdings). Concurrently, PF.Net was merged with and into PF.Net Holdings. The accompanying consolidated financial statements and footnotes have been restated to reflect this reorganization, which has been accounted for on a basis similar to a pooling of interests. Subsequent to December 31, 1999, PF.Net Holdings, Limited changed its name to PF.Net Communications, Inc.

    The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

    PRINCIPLES OF CONSOLIDATION--The accompanying consolidated financial statements include the accounts of PF.Net Communications, Inc. and its wholly owned subsidiaries (collectively, the Company). All significant intercompany balances have been eliminated.

    INTERIM FINANCIAL DATA--The interim financial data as of March 31, 2000, and for the three month periods ended March 31, 1999 and 2000, is unaudited. The information reflects all adjustments, consisting of only normal recurring adjustments that, in the opinion of management, are necessary to present fairly the financial position and results of operations of the Company for the periods indicated. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

    The notes to the consolidated financial statements were originally prepared for the period November 30, 1998 (date of inception) to December 31, 1998 and for the year ended December 31, 1999. The notes have been updated to include certain transactions transpiring subsequent to December 31, 1999. (See Note 12 "Subsequent Events.")

    RECLASSIFICATION--In connection with the preparation of a registration statement on Form S-4, the Company has reclassified $25,764,000 for the AT&T put warrants from equity to a liability to comply with regulations of the Securities and Exchange Commission. Future changes to the fair value of the put warrants will be recognized in earnings (See Note 7).

    BUSINESS--The Company was formed for the purpose of developing and constructing a fiber-optic network (the Network) for other communications providers as well as for the Company's own use. Upon completion of the Network, the Company will provide fiber-optic communications infrastructure to wholesale communications carriers, Internet service providers (ISPs), corporations with enterprise network needs and governmental entities.

    The Company is currently in the development stage with minimal revenue from operations. Successful completion of the Company's development program and, ultimately, the attainment of

                  PF.NET COMMUNICATIONS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



           FOR THE PERIOD FROM NOVEMBER 30, 1998 (DATE OF INCEPTION)
              TO MARCH 31, 2000 (UNAUDITED), FOR THE THREE MONTHS
         ENDED MARCH 31, 1999 AND 2000 (UNAUDITED), FOR THE YEAR ENDED
          DECEMBER 31, 1999, AND FOR THE PERIOD FROM NOVEMBER 30, 1998
                    (DATE OF INCEPTION) TO DECEMBER 31, 1998


1. BUSINESS AND BASIS OF PRESENTATION (CONTINUED) profitable operations are dependent on future events, including the Company's ability to obtain adequate financing, the development of an internal infrastructure and management information systems, and the successful completion of and sufficient revenue from the Network.

    The Company's start-up operations have generated operating losses since inception. The Company anticipates that it will incur additional operating losses during the construction of the Network.

    THE NETWORK--The Company's ability to achieve its strategic objective will depend in large part upon the successful, timely, and cost-effective completion of the Network, as well as on achieving substantial traffic volumes on the Network. The construction of the Network will be affected by a variety of factors, uncertainties, and contingencies. Many of these factors are beyond the Company's control. There can be no assurance that the entire Network will be completed as planned for the currently estimated costs and time frame or at all. There can be no assurance that the actual construction costs or time required to complete the Network will not substantially exceed the Company's current estimates.

    The successful and timely completion of the Network will depend, among other things, upon the Company's ability to (i) remain in compliance with its current debt agreements, (ii) obtain additional capital and financing, as required, at reasonable costs and on satisfactory terms and conditions, (iii) effectively and efficiently manage the construction of the route segments, and (iv) access markets and enter into contracts to sell or swap dark fiber or lease high-volume capacity on the Network. Successful completion of the Network also will depend upon the timely performance by third-party contractors of their obligations. There can be no assurance that the Company will remain in compliance with its current debt agreements, obtain additional capital and financing as required, successfully manage construction, or sell fiber and capacity to additional customers.

    Any of the foregoing may significantly delay or prevent completion of the Network, which would have a material adverse effect on the Company's financial condition and results of operations and its ability to continue as a going concern.

    In January 2000, the Company began construction, consisting of the installation of conduit, on three routes with terminal points in Texas, Florida, and Virginia.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    COMMUNICATIONS SERVICES REVENUE--The Company records revenue from communications services as the services are provided. Amounts billed in advance of the service period are recorded as deferred revenue.

    NETWORK CONSTRUCTION IN PROGRESS--Network construction costs include all direct material and labor costs and those indirect costs related to network development. General and administrative costs are charged to expense as incurred. Interest is capitalized in connection with the construction of the

                  PF.NET COMMUNICATIONS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



           FOR THE PERIOD FROM NOVEMBER 30, 1998 (DATE OF INCEPTION)
              TO MARCH 31, 2000 (UNAUDITED), FOR THE THREE MONTHS
         ENDED MARCH 31, 1999 AND 2000 (UNAUDITED), FOR THE YEAR ENDED
          DECEMBER 31, 1999, AND FOR THE PERIOD FROM NOVEMBER 30, 1998
                    (DATE OF INCEPTION) TO DECEMBER 31, 1998


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Network. For the three months ended March 31, 2000 approximately $4,248,000 of interest cost was capitalized. No amounts were capitalized in previous periods.

    CASH AND CASH EQUIVALENTS--The Company classifies cash on hand, deposits in banks, commercial paper, money market accounts, and other highly liquid investments with an original maturity of three months or less as cash and cash equivalents.

    PROPERTY AND EQUIPMENT--Property and equipment is stated at cost. Depreciation of equipment is computed on a straight-line basis over the estimated useful lives of these assets. Leasehold improvements are amortized over the lesser of the useful lives of the assets or the lease term.

    The useful lives of property and equipment are as follows:

Office equipment............................................  3 to 7 years
Capital leases and leasehold improvements...................  Lease term

    DEFERRED FINANCING COSTS--Deferred finance costs are amortized to interest expense over the life of the respective financing agreement utilizing the effective interest method.

    IMPAIRMENT OF LONG-LIVED ASSETS--The Company reviews its long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. This review consists of a comparison of the carrying value of the assets with the assets' expected future undiscounted cash flows. If the expected future cash flows exceed the carrying value of the asset, no impairment is recognized. If the carrying value of the asset exceeds the expected future cash flows, an impairment exists and is measured by the excess of the carrying value over the fair value of the asset.

    CUSTOMER ADVANCES--Customer advances principally consists of cash received in advance from customers for the production of the fiber-optic network
(Note 12).

    MANAGEMENT ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--Statement of Financial Accounting Standards (SFAS) No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS No. 107 as financial instruments. Financial Instruments are generally defined by SFAS No. 107 as cash, evidence of ownership interest in equity, or a contractual obligation that both conveys to one entity a right to receive cash or other financial instruments from another entity and imposes on the other entity the obligation to deliver cash or other

                  PF.NET COMMUNICATIONS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



           FOR THE PERIOD FROM NOVEMBER 30, 1998 (DATE OF INCEPTION)
              TO MARCH 31, 2000 (UNAUDITED), FOR THE THREE MONTHS
         ENDED MARCH 31, 1999 AND 2000 (UNAUDITED), FOR THE YEAR ENDED
          DECEMBER 31, 1999, AND FOR THE PERIOD FROM NOVEMBER 30, 1998
                    (DATE OF INCEPTION) TO DECEMBER 31, 1998


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) financial instruments to the first entity. Management believes that the carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate fair value because of the short maturity of these financial instruments. The carrying value of the Company's long-term debt obligations approximates fair value based upon borrowing rates offered to the Company. The Company's financial instruments that are exposed to concentration of credit risk consist primarily of cash and cash equivalents, principally through one financial institution, that are uninsured or are in excess of the federally insured limits.

    COMPREHENSIVE LOSS--In 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which established standards for the reporting and displaying of comprehensive income and its components. For the periods presented, there was no difference between the Company's net loss applicable to common stock and comprehensive loss.

    INCOME TAXES--Income taxes are accounted for in accordance with SFAS
No. 109, ACCOUNTING FOR INCOME TAXES. This statement requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In the event the future consequences of differences between financial reporting basis and tax basis of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

    NET LOSS PER COMMON SHARE--The Company calculates earnings per share pursuant to SFAS No. 128, EARNINGS PER SHARE (EPS). SFAS No. 128 requires the Company to report basic EPS, as defined therein, which excludes the effect of potentially dilutive securities, and diluted EPS, as defined therein, which includes potentially dilutive securities. Common stock equivalents have been excluded from the calculation of diluted EPS in loss periods as the effect is anti-dilutive.

    STOCK-BASED COMPENSATION--As permitted by SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company uses the intrinsic method under Accounting Principles Board (APB) Opinion No. 25 for measurement and recognition of employee stock-based transactions.

    NEW ACCOUNTING PRONOUNCEMENTS--In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVES AND HEDGING ACTIVITIES. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statements of financial position and measure those instruments at fair value. SFAS No. 133 must be implemented by the Company for the fiscal year ending December 31, 2001. The effects of SFAS No. 133 on the Company's financial statements have not yet been determined.

                  PF.NET COMMUNICATIONS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



           FOR THE PERIOD FROM NOVEMBER 30, 1998 (DATE OF INCEPTION)
              TO MARCH 31, 2000 (UNAUDITED), FOR THE THREE MONTHS
         ENDED MARCH 31, 1999 AND 2000 (UNAUDITED), FOR THE YEAR ENDED
          DECEMBER 31, 1999, AND FOR THE PERIOD FROM NOVEMBER 30, 1998
                    (DATE OF INCEPTION) TO DECEMBER 31, 1998


3. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                              DECEMBER 31,
                                                        -------------------------    MARCH 31,
                                                           1998          1999          2000
                                                        -----------   -----------   -----------
                                                                                    (UNAUDITED)
Office equipment......................................  $     6,825   $   811,414   $ 1,282,076
Network construction in progress (Notes 8 and 11).....      407,438    43,346,788    72,658,039
                                                        -----------   -----------   -----------
                                                            414,263    44,158,202    73,940,115
Less accumulated depreciation.........................         (645)      (37,639)     (111,953)
                                                        -----------   -----------   -----------
                                                        $   413,618   $44,120,563   $73,828,162
                                                        ===========   ===========   ===========

4. ACCRUED LIABILITIES

    Accrued liabilities consist of the following (none for 1998):

                                                              DECEMBER 31,    MARCH 31,
                                                                  1999          2000
                                                              ------------   -----------
                                                                             (UNAUDITED)
Accrued payroll and compensation............................   $   86,832    $  206,785
Other accrued liabilities...................................    2,189,798     5,446,533
                                                               ----------    ----------
                                                               $2,276,630    $5,653,318
                                                               ==========    ==========

5. LINE OF CREDIT

    The Company has a credit facility with Lucent Technologies, Inc. (Lucent) providing for borrowings of $350,000,000 in the form of two term loan facilities, maturing December 31, 2006. The Tranche A facility provides for borrowings of up to $200,000,000, and the Tranche B facility provides for borrowings of up to $150,000,000. The Tranche A facility is comprised of two subfacilities (i) $160,000,000 available for the purchase of products and services from Lucent and (ii) $40,000,000 available to finance general capital expenditures associated with the Company developing its network, as defined. The Tranche B facility provides for borrowings for general capital expenditures associated with the development of the network and working capital needs, and becomes available after the Company has received gross proceeds of at least $350,000,000 of external financing. Borrowings under the credit facility bear interest at a variable rate based on either (i) LIBOR (5.8% at December 31, 1999) plus 4.75%, or (ii) the higher of (a) the current prime rate of certain banks, or (b) the current U.S. federal funds rate plus 1.5%, plus 3.75%. Additionally, the credit facility provides for interest on the unused portion of the facility, calculated at 1.5% per annum. As of December 31, 1999, there were no outstanding borrowings pursuant to this credit facility. The credit facility is subject to certain

                  PF.NET COMMUNICATIONS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



           FOR THE PERIOD FROM NOVEMBER 30, 1998 (DATE OF INCEPTION)
              TO MARCH 31, 2000 (UNAUDITED), FOR THE THREE MONTHS
         ENDED MARCH 31, 1999 AND 2000 (UNAUDITED), FOR THE YEAR ENDED
          DECEMBER 31, 1999, AND FOR THE PERIOD FROM NOVEMBER 30, 1998
                    (DATE OF INCEPTION) TO DECEMBER 31, 1998


5. LINE OF CREDIT (CONTINUED)
restrictive covenants including minimum operating results before interest, taxes, depreciation and amortization and certain debt to equity ratios. The Company was in compliance with these covenants as of December 31, 1999.

    In consideration of the credit facility, the Company granted to Lucent a warrant to purchase 2,828,282 shares of the Company's common stock at $3.51 per share, which the Company believed to be in excess of the fair market value of the stock at the date of grant. The warrant expires December 31, 2006. The Company has recorded the fair value of these warrants, $4,856,000, as a deferred financing cost, which will be amortized over the term of the credit facility. (See Note 12.)

6. LONG-TERM DEBT

    On October 29, 1999, the Company entered into a loan agreement (the Bridge Loan Agreement) with Warburg Dillon Read and Credit Suisse First Boston, acting as agents for various lenders (collectively, the Lenders). The Bridge Loan Agreement provides for borrowings not to exceed $225,000,000 and is a predecessor facility to a permanent financing in the same amount planned to occur in fiscal 2000. Borrowings pursuant to the Bridge Loan Agreement are unsecured and provide for interest at LIBOR, plus a margin of 8.0%, increasing 0.5% each 90 days, up to a maximum of an additional 2%. The Bridge Loan Agreement will automatically terminate (the termination date) at the earlier of October 29, 2000, or the date at which the Company completes the sale of certain debt securities, as defined. At the termination date, borrowings, at the Company's option, will either be repaid or converted to exchange notes or a term loan due in October 2009. As of December 31, 1999, there was $66,700,000 outstanding under the Bridge Loan Agreement.

    In connection with the Bridge Loan Agreement, the Company entered into a warrant agreement, providing the Lenders the right to purchase shares of the Company's common stock at $0.01 per share. The amount of shares granted pursuant to the warrant agreement is contingent upon the length of time the borrowings under the Bridge Loan Agreement are outstanding. Through January 31, 2000, warrants to purchase 1,728,396 shares of the Company's common stock have been granted. A significant number of additional warrants will be granted if the borrowings under the Bridge Loan Agreement are not repaid by October 31, 2000.

    As shares under the warrant agreement are granted, the Company will record the fair value of the warrants as a debt discount and amortize such discount to interest expense over the period earned. As the Company has not repaid the outstanding borrowings under the Bridge Loan Agreement, the Company recorded the fair value of the initial 1,728,396 share grant, $4,857,000, as a debt discount, and is amortizing such discount over 10 years. The fair value of the warrants was determined based on a value of $2.81 per share of common stock, less the exercise price of $0.01 per share. The warrants expire October 31, 2009. (See
Note 12.)

                  PF.NET COMMUNICATIONS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



           FOR THE PERIOD FROM NOVEMBER 30, 1998 (DATE OF INCEPTION)
              TO MARCH 31, 2000 (UNAUDITED), FOR THE THREE MONTHS
         ENDED MARCH 31, 1999 AND 2000 (UNAUDITED), FOR THE YEAR ENDED
          DECEMBER 31, 1999, AND FOR THE PERIOD FROM NOVEMBER 30, 1998
                    (DATE OF INCEPTION) TO DECEMBER 31, 1998


7. REDEEMABLE SECURITIES

    REDEEMABLE CONVERTIBLE SENIOR PREFERRED STOCK--In October 1999, the Company issued 447,368 shares of redeemable convertible senior preferred stock (Preferred Stock) for $35,644,663, net of offering costs of $9,092,137. The Preferred Stock is convertible at the option of the holder at any time into such number of common shares determined by dividing the liquidation preference value by the conversion price ($2.81 per share). The Preferred Stock may convert to common upon the consummation of a firm commitment for an underwritten public offering by the Company of its common stock with the written consent of the holders of at least a majority of the shares of Preferred Stock. The Preferred Stock further provides for mandatory redemption by the Company of all outstanding shares at the liquidation preference amount on the earlier of
(1) February 1, 2011, or (2) 91 days after the maturity of the exchange notes or term loans under the Bridge Loan Agreement or the senior notes to be offered in a high-yield offering, as applicable. The Preferred Stock has a liquidation preference of $100 per share increased by any unpaid dividends. Dividends on the Preferred Stock are cumulative from the date of issuance at an annual rate equal to the liquidation preference times 10% compounded quarterly, payable in increases in the liquidation preference of the Preferred Stock. As of December 31, 1999, the aggregate liquidation preference of the Preferred Stock, including cumulative dividends ($745,600) was approximately $45,482,400. The holders of Preferred Stock are entitled to vote on all matters submitted to a vote of the holders of common stock. The Preferred Stock is senior to the Company's common stock with respect to dividend distributions and distributions on liquidation.

    In connection with the issuance of Preferred Stock, the Company granted to the initial holders of Preferred Stock a warrant to purchase shares of the Company's common stock at $0.01 per share. The number of shares to be issued under the warrant, if any, is dependent on the Company meeting certain sales criteria through April 30, 2002, as defined. To the extent that the sales criteria are met by the Company, the warrants will become null and void. The Company will record the fair value of these warrants, if any, when the number of shares becomes reasonably determinable.

    On October 29, 1999, and in connection with the issuance of Preferred Stock, the Company issued warrants to PF Telecom and Koch to purchase up to a maximum of 20,202,024 shares of the Company's common stock at $2.81 per share, the estimated fair value of the common stock at the date of grant. The number of shares that will become exercisable under the warrant, if any, is dependent on the Company completing certain equity transactions, as defined. The warrants expire on December 28, 2005. The Company will record the fair value of these warrants, as equity issuance costs, when the number of shares becomes reasonably determinable and probable of issuance.

    PUT WARRANTS--In connection with a network construction agreement with AT&T (Note 11), the Company issued a warrant to AT&T (the Put Warrants) to purchase 14,141,414 shares of the Company's common stock at $2.81 per share, the estimated fair value of the Company's common stock at the date of grant. In the event that the Company does not complete an initial public offering by October 29, 2004, the holder of the warrants shall have the right to require the Company to repurchase

                  PF.NET COMMUNICATIONS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



           FOR THE PERIOD FROM NOVEMBER 30, 1998 (DATE OF INCEPTION)
              TO MARCH 31, 2000 (UNAUDITED), FOR THE THREE MONTHS
         ENDED MARCH 31, 1999 AND 2000 (UNAUDITED), FOR THE YEAR ENDED
          DECEMBER 31, 1999, AND FOR THE PERIOD FROM NOVEMBER 30, 1998
                    (DATE OF INCEPTION) TO DECEMBER 31, 1998


7. REDEEMABLE SECURITIES (CONTINUED)
the unexercised shares at the difference between the warrant exercise price and the fair market price of the stock at the date of repurchase. The warrants expire October 29, 2004 or October 29, 2006, in the event the Company has not completed an initial public offering by October 29, 2004. The Company has recorded the initial fair value of these warrants upon issuance, $25,764,000, as network construction-in-process and a corresponding liability. The Company will recognize future changes to the fair market value of the Put Warrants in earnings. For the three months ended March 31, 2000, the Company recorded a non-cash charge of $42,236,000 to reflect the increase in the fair value of the Put Warrants (unaudited).

8. STOCKHOLDERS' EQUITY

    COMMON STOCK--For the year ended December 31, 1999, and the period from November 30, 1998 (date of inception) to December 31, 1998, the equity members of PF.Net contributed $8,084,343 and $535,048 to the Company, respectively, of which $7,129,391 was in the form of salary and services paid for at cost by the individual affiliated companies for the development of the network. As discussed in Note 1, PF.Net was merged with and into PF.Net Holdings, Limited in October 1999.

    STOCK OPTIONS--For the year ended December 31, 1999, the Company granted certain employees options to purchase 2,930,000 shares of the Company's common stock at prices ranging from $1.97 to $2.81 per share. The intrinsic value of the options granted below fair value, $1,351,200, will be recorded as compensation over the three year vesting period, of which $446,160 has been recorded for the year ended December 31, 1999.

                  PF.NET COMMUNICATIONS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



           FOR THE PERIOD FROM NOVEMBER 30, 1998 (DATE OF INCEPTION)
              TO MARCH 31, 2000 (UNAUDITED), FOR THE THREE MONTHS
         ENDED MARCH 31, 1999 AND 2000 (UNAUDITED), FOR THE YEAR ENDED
          DECEMBER 31, 1999, AND FOR THE PERIOD FROM NOVEMBER 30, 1998
                    (DATE OF INCEPTION) TO DECEMBER 31, 1998


8. STOCKHOLDERS' EQUITY (CONTINUED)

    Changes in shares under options and warrants are as follows:

                                             OPTIONS                 WARRANTS
                                      ----------------------   ---------------------
                                                    WEIGHTED                WEIGHTED
                                        OPTIONS     AVERAGE                 AVERAGE
                                      OUTSTANDING    PRICE      WARRANTS     PRICE
                                      -----------   --------   ----------   --------
Balance, January 1, 1999............          --     $  --             --    $  --
Grants..............................   2,930,000     $2.35     16,969,696    $2.93
                                       ---------               ----------
Balance, December 31, 1999..........   2,930,000     $2.35     16,969,696    $2.93
                                       =========               ==========
Exercisable, end of year............     819,334     $2.26     16,969,696    $2.93
                                       =========               ==========
Weighted average fair value of
  options and warrants granted......   $    1.95               $     1.80
                                       =========               ==========

    Outstanding stock options and warrants at December 31, 1999, consist of the following:

                                              OPTIONS                  WARRANTS
                                       ----------------------   -----------------------
                                                   REMAINING                 REMAINING
                                                      LIFE                      LIFE
RANGE OF EXERCISE PRICES                SHARES     (IN YEARS)     SHARES     (IN YEARS)
------------------------               ---------   ----------   ----------   ----------
$1.97...............................   1,600,000          5.0           --
$2.81--$3.51........................   1,330,000          7.0   16,969,696      6.0
                                       ---------                ----------
                                       2,930,000                16,969,696
                                       =========                ==========

    SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, encourages, but does not require, companies to record compensation cost for employee stock option grants. The Company has chosen to continue to account for employee option and warrant grants using APB Opinion No. 25. Had compensation expense for employee stock options been determined based on the fair value at the grant dates, consistent with SFAS No. 123, the Company's net loss for the year ended December 31, 1999, would have been increased to the pro forma amounts indicated below:

Net loss:
  As reported...............................................  $(8,031,032)
  Pro forma.................................................  $(9,154,032)

    The fair value of each option or warrant is estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions: zero dividend yield, expected volatility of 65%, risk-free interest rate of 6% and expected lives ranging from five to six years.

                  PF.NET COMMUNICATIONS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



           FOR THE PERIOD FROM NOVEMBER 30, 1998 (DATE OF INCEPTION)
              TO MARCH 31, 2000 (UNAUDITED), FOR THE THREE MONTHS
         ENDED MARCH 31, 1999 AND 2000 (UNAUDITED), FOR THE YEAR ENDED
          DECEMBER 31, 1999, AND FOR THE PERIOD FROM NOVEMBER 30, 1998
                    (DATE OF INCEPTION) TO DECEMBER 31, 1998


9. INCOME TAXES

    Prior to September 28, 1999, the Company was taxed as a limited liability company under the provisions of the federal and state tax codes. Under federal laws, taxes based on income of a limited liability company are payable by the Company members individually. Accordingly, no provision for income taxes has been provided in the accompanying financial statements for the period
November 30, 1998 (date of inception) to December 31, 1998. Effective
September 28, 1999, the Company converted to a C corporation and became subject to regular federal and state income taxes on an ongoing basis. The provision for income taxes consists of the following for the year ended December 31, 1999:

Current:
  Federal...................................................  $   --
  State.....................................................   2,000
                                                              ------
    Total provision.........................................  $2,000
                                                              ======

    The reconciliation of income tax expense computed at federal statutory rates to income tax expense for the year ended December 31, 1999, is as follows:

  Income taxes at U.S. statutory rate.......................  $(2,810,000)
  State taxes...............................................     (694,000)
  Benefit of lower tax brackets.............................       79,500
  Recording of deferred income tax assets in connection with
    conversion to C corporation.............................      (41,000)
  Change in valuation allowance.............................    3,472,000
  Other.....................................................       (4,500)
                                                              -----------
                                                              $     2,000
                                                              ===========

Deferred tax assets at December 31, 1999, are as follows:

  Long-term:
    Capitalized start-up costs..............................  $ 2,703,000
    Net operating loss carryforward.........................      769,000
                                                              -----------
      Total long-term deferred tax assets...................    3,472,000
    Valuation allowance.....................................   (3,472,000)
                                                              -----------
      Total net deferred tax asset..........................  $        --
                                                              ===========

    At December 31, 1999, the Company had federal and state tax loss carryforwards of approximately $1,928,000, which expire in 2019.

                  PF.NET COMMUNICATIONS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



           FOR THE PERIOD FROM NOVEMBER 30, 1998 (DATE OF INCEPTION)
              TO MARCH 31, 2000 (UNAUDITED), FOR THE THREE MONTHS
         ENDED MARCH 31, 1999 AND 2000 (UNAUDITED), FOR THE YEAR ENDED
          DECEMBER 31, 1999, AND FOR THE PERIOD FROM NOVEMBER 30, 1998
                    (DATE OF INCEPTION) TO DECEMBER 31, 1998


10. COMMITMENTS AND CONTINGENCIES

    EMPLOYMENT AGREEMENTS--The Company has entered into employment agreements with certain officers and employees of the Company, committing the Company to an aggregate annual compensation of $1,890,000, $1,090,000, and $565,000 for the years ended December 31, 2000, 2001, and 2002, respectively.

    LEASES--The Company leases a building under an operating lease from a member of the Board of Directors for a monthly fee of $4,000. The Company also leases certain equipment under a capital lease. Rent expense was $75,000 and zero for the year ended December 31, 1999 and the period from November 30, 1998 (date of inception) to December 31, 1998, respectively.

    A summary of lease commitments as of December 31, 1999, is as follows:

                                                           CAPITAL    OPERATING
                                                            LEASE      LEASES
                                                           --------   ---------
Year ending December 31:
  2000...................................................  $ 8,369    $129,574
  2001...................................................    8,369      71,748
  2002...................................................    3,488      72,420
  2003...................................................               54,276
  2004...................................................               25,136
                                                           -------    --------
Total future minimum lease payments......................   20,226    $353,154
                                                                      ========
Less amount representing interest........................   (2,609)
                                                           -------
Present value of future minimum lease payments...........   17,617
Less current portion.....................................   (6,713)
                                                           -------
Present value of future minimum lease payments...........  $10,904
                                                           =======

    At December 31, 1999, assets under capital leases, included in the accompanying balance sheet, amount to $19,077, net of accumulated depreciation of $2,120.

    CONSTRUCTION CONTRACTS--The Company has entered into various agreements with construction contractors for the majority of its network buildout.

11. FIBER-OPTIC NETWORK DEVELOPMENT AGREEMENT

    AT&T--On October 29, 1999, the Company entered into an agreement with AT&T (the AT&T Agreement) providing for the construction of a fiber-optic network. The network will be built primarily utilizing rights of way (ROW) obtained from AT&T, ROW obtained from Sea Breeze Communication Company, an affiliate of Koch, and ROW to be procured from government agencies. The network will include six separate fiber conduits, of which the Company will own three and AT&T will own three. The AT&T Agreement provides for the initial placement of up to 288 fibers in one of the AT&T conduits, of which 144 will be owned by AT&T and at least 96 by the Company.

                  PF.NET COMMUNICATIONS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



           FOR THE PERIOD FROM NOVEMBER 30, 1998 (DATE OF INCEPTION)
              TO MARCH 31, 2000 (UNAUDITED), FOR THE THREE MONTHS
         ENDED MARCH 31, 1999 AND 2000 (UNAUDITED), FOR THE YEAR ENDED
          DECEMBER 31, 1999, AND FOR THE PERIOD FROM NOVEMBER 30, 1998
                    (DATE OF INCEPTION) TO DECEMBER 31, 1998


11. FIBER-OPTIC NETWORK DEVELOPMENT AGREEMENT (CONTINUED)
    The AT&T Agreement provides that AT&T will share in the cost of the Company's construction of approximately 5,000 miles of the total 6,400 mile network on a per mile basis, which is estimated to approximate $220,000,000 in total. As of December 31, 1999, the Company had received an advance of $22,752,982 from AT&T, which has been recorded as a fiber network obligation in the accompanying consolidated balance sheet.

    The AT&T Agreement contains certain restrictive covenants, including the requirement to complete the development of certain routes within a specified period of time. If the Company violates any of the restrictive covenants without proper cure within a specific period of time, AT&T may terminate the AT&T Agreement.

    SEA BREEZE COMMUNICATION COMPANY--Pursuant to an Amended and Restated Fiber Networks Development Agreement (the Agreement) dated October 29, 1999 (Effective
Date), and subject to certain limitations therein, Sea Breeze Communication Company (SBCC), an affiliate of Koch, granted the Company a three-year exclusive option to designate and develop fiber-optic networks along SBCC's pipeline rights-of-way (SBCC Assets). By certain provisions in the Agreement, the Company's rights are also applied to pipeline rights-of-way subsequently acquired by Koch or affiliates of Koch. Further, the Company shall have the ability to acquire available pipeline, as defined, for use along its network.

    Upon designation of its intent to construct the fiber network along routes utilizing SBCC Assets, the Company shall acquire an indefeasible right of use in the SBCC Assets subject to terms and conditions included in the Agreement. Further, the Company shall be required to complete its development of any such routes within a specified period of time.

    In exchange and in full payment for the rights associated with the Agreement, the Company issued to Koch Telecom Ventures, Inc. a note in the amount of $10,000,000. Borrowings accrue interest compounded quarterly equivalent to that charged under the Bridge Loan Agreement (Note 6). Interest shall be paid at maturity, which shall be the earlier of a qualified equity offering or ten years from the issuance of the note. In addition, the Company shall pay to Koch Telecom Ventures, Inc. or an affiliate an annual fee of $225,000 for certain consultation services provided pursuant to the Agreement. At the date the Company repays the outstanding borrowings under the Bridge Loan Agreement (Notes 6 and 12), the fee for consultation services will be increased to $375,000 per annum.

12. SUBSEQUENT EVENTS

    In January 2000, the Company entered into a conduit and fiber-optic swap agreement with Touch America (the Agreement). Pursuant to the Agreement, the Company will swap a portion of its conduit and fiber, for 18 years, with an option to extend for an additional 20 years, in return for a cash payment of approximately $48,500,000, subject to adjustment upon the occurrence of certain events, and a portion of conduit and fiber from the Touch America fiber network. Once the Company and Touch America complete the construction of their networks under the Agreement, the swap transaction will occur.

                  PF.NET COMMUNICATIONS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



           FOR THE PERIOD FROM NOVEMBER 30, 1998 (DATE OF INCEPTION)
              TO MARCH 31, 2000 (UNAUDITED), FOR THE THREE MONTHS
         ENDED MARCH 31, 1999 AND 2000 (UNAUDITED), FOR THE YEAR ENDED
          DECEMBER 31, 1999, AND FOR THE PERIOD FROM NOVEMBER 30, 1998
                    (DATE OF INCEPTION) TO DECEMBER 31, 1998


12. SUBSEQUENT EVENTS (CONTINUED)
    Effective March 31, 2000, all of the commitments under the Company's credit agreement with Lucent (Note 5) were assigned by Lucent to First Union National Bank and the credit agreement was amended. As amended, the First Union Credit Agreement provides for, among other things, that availability thereunder may be increased to $475,000,000 if the Company receives additional commitments for $125,000,000. Borrowings under the credit facility bear interest, at the Company's option, at the following rates per annum: (i) LIBOR plus an applicable margin ranging between 3.25% to 4.25% per annum based on the Company's consolidated leverage ratio or (ii) a base rate, which is equal to the greater of (A) the current prime rate of certain banks, or (B) the current U.S. federal funds rate plus 0.5% per annum, plus an applicable margin, ranging from 2.00% to 3.00% per annum based on the status of certain financial leverage ratios. The credit facility matures on December 31, 2006.

    On March 31, 2000, the Company entered into an employment agreement with its president and chief operating officer. The agreement provides for base compensation over the initial four-year term of not less than $400,000 per annum and includes a bonus provision that is based upon the achievement of pre-established performance goals. In addition, the agreement provides for the issuance of 2,800,000 stock options at exercise prices ranging between $2.81 (800,000) and $6.40 (2,000,000). The intrinsic value of the options, $2,872,000, will be recorded as compensation expense over the four-year vesting period.

    Effective April 3, 2000, the Company effected a 2-for-1 stock split of its common stock. All share and per share amounts included in the accompanying consolidated financial statements and footnotes have been restated to reflect the stock split.

UNAUDITED

    On April 12, 2000, the Company entered into an employment agreement with the President of PF.Net Network Services, Inc. The agreement provides for base compensation over the initial four year term of not less than $400,000 per annum and includes a bonus provision based upon the achievement of pre-established performance goals. In addition, the agreement provides for the issuance of 2,800,000 stock options at exercise prices ranging between $2.81 per share (800,000) and $6.40 per share (2,000,000).

    On May 10, 2000, the Company completed the private placement of 225,000 units consisting of 13.75% senior notes payable, with a stated principal amount of $225,000,000, and warrants to purchase 8,926,296 shares of the Company's common stock for $0.01 per share. The estimated value of the warrants, $53,100,000, will be reflected as a debt discount with a corresponding increase to warrants. The debt discount will be amortized over the ten-year term of the notes. The Company utilized approximately $66,700,000 of the net proceeds to repay the outstanding borrowings under the Bridge Loan Agreement (Note 6). In connection with the repayment of amounts due under the Bridge Loan Agreement, all warrants granted pursuant thereto were canceled. The Company will write off approximately $9,000,000 in deferred financing costs as a result of this debt repayment.

                  PF.NET COMMUNICATIONS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



           FOR THE PERIOD FROM NOVEMBER 30, 1998 (DATE OF INCEPTION)
              TO MARCH 31, 2000 (UNAUDITED), FOR THE THREE MONTHS
         ENDED MARCH 31, 1999 AND 2000 (UNAUDITED), FOR THE YEAR ENDED
          DECEMBER 31, 1999, AND FOR THE PERIOD FROM NOVEMBER 30, 1998
                    (DATE OF INCEPTION) TO DECEMBER 31, 1998


12. SUBSEQUENT EVENTS (CONTINUED)
    On May 10, 2000, the Company completed the private placement of its Preferred Stock (Note 7) through the issuance of 75,063 and 727,569 shares in March and May 2000, respectively. The offerings yielded proceeds of $80,263,200. As of March 31, 2000, the aggregate liquidation preference of the Preferred Stock, including cumulative dividends ($2,261,100) was approximately $54,504,200.

    On May 30, 2000, the Company retained it's Chairman of the Board pursuant to a three year agreement entitling the Chairman to a fee of $400,000 per annum, subject to adjustment upon the occurrence of certain events. In addition, the agreement provides for the issuance of 4,200,000 stock options at an exercise price of $6.40 per share.

                                  * * * * * *

                                     [LOGO]

                          PF.Net Communications, Inc.

                  OFFER TO EXCHANGE UP TO $225,000,000 OF ITS
                         13 3/4% SENIOR NOTES DUE 2010,
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
                   FOR UP TO $225,000,000 OF ITS OUTSTANDING
                         13 3/4% SENIOR NOTES DUE 2010

                                ---------------

                                   PROSPECTUS
                                ---------------

    UNTIL            , 2000, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THE UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                        , 2000

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against the expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware (the "Court of Chancery"), or any court in such suit or action was brought, shall determine upon application that, despite the liability judgment, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court shall deem proper.

    Accordingly, the By-Laws and, with respect to its directors only, the Indemnity Agreements of PF.Net Communications, Inc. provide that subject to certain limitations, PF.Net Communications, Inc., which we refer to as the registrant, shall indemnify, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the registrant to provide broader indemnification rights than such law permitted the registrant to provide prior to such amendment), each of its directors and all of its officers against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such director or officer in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), in connection with their service to the registrant, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer. In addition, subject to certain limitations and conditions, this right to indemnification shall include a limited right to be reimbursed by the registrant for reasonable expenses as they are incurred in advance of the final disposition of the proceeding.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


       EXHIBIT
         NO.                               DESCRIPTION OF EXHIBIT
         ---                               ----------------------
         *3.1           Certificate of Incorporation, filed on October 25, 1999, of
                        PF.Net Communications Inc. (formerly PF.Net Holdings,
                        Limited).

         *3.2           Certificate of Amendment, filed on April 3, 2000, to the
                        Certificate of Incorporation of PF.Net Communications, Inc.
                        (formerly PF.Net Holdings, Limited).

         *3.3           Certificate of Designations, filed on October 29, 1999, of
                        Series A Senior Cumulative Convertible Preferred Stock of
                        PF.Net Communications, Inc. (formerly PF.Net Holdings,
                        Limited).

         *3.4           By-Laws of PF.Net Communications, Inc.

       EXHIBIT
         NO.                               DESCRIPTION OF EXHIBIT
         ---                               ----------------------
         *4.1           The indenture, dated May 10, 2000 among PF.Net
                        Communications, Inc. and United States Trust Company of New
                        York, as trustee, relating to the $225,000,000 in aggregate principal amount of 13 3/4% Senior Notes due 2010 and the
                        registered 13 3/4% Senior Notes due 2010.

         *4.2           Specimen Certificate of 13 3/4% Senior Notes due 2010
                        (included in Exhibit 4.1 hereto).

         *4.3           Specimen Certificate of the registered 13 3/4% Senior Notes due 2010 (included in Exhibit 4.1 hereto).

         *4.4           Registration Rights Agreement, dated May 10, 2000 among
                        PF.Net Communications, Inc., UBS Warburg LLC and Credit
                        Suisse First Boston Corporation.

          5.1 Opinion of Latham & Watkins regarding the validity of the exchange notes.

         10.1           Fiber Optic System Agreement, dated as of October 29, 1999, between PF.Net Corp. and AT&T Corp.

         10.2 Amendment No. 1 to the Fiber Optic System Agreement, dated as of May 5, 2000, between PF.Net Corp. and AT&T Corp.

        *10.3 Amended and Restated Fiber Networks Development Agreement, dated as of October 29, 1999, between PF.Net Corp. and Sea
                        Breeze Communication Company.

        *10.4           Amendment No. 1 to the Amended and Restated Fiber Networks
                        Development Agreement, dated as of March 17, 2000, between
                        Sea Breeze Communication Company, PF.Net Corp. and PF.Net
                        Network Services Corp.

        *10.5           Credit Agreement, dated as of October 29, 1999, among PF.Net
                        Corp., as borrower, the lenders party thereto, and First
                        Union National Bank as administrative agent and syndication agent.

        *10.6           First Amendment to Loan Documents, dated as of March 31,
                        2000, among PF.Net Corp., PF.Net Communications, Inc., and each of the subsidiaries of PF.Net Corp., First Union
                        National Bank, as administrative agent, the lenders, State
                        Street Bank and Trust Company, as corporate trustee and Patrick Thebado, as individual trustee.

        *10.7           Trust Agreement, dated as of October 29, 1999, among PF.Net
                        Corp., State Street Bank and Trust Company, as Corporate
                        Trustee and Patrick Thebado, as individual trustee.

        *10.8           Stockholders Agreement, dated as of October 29, 1999, among
                        PF.Net Communications, Inc., John Warta, Georgiana Warta,
                        Karen Irwin, Treg Ventures LLC, Koch Telecom Ventures, Inc.,
                        PF Telecom Holdings, LLC, GLW Ventures LLC, Odyssey
                        Coinvestors, LLC, Odyssey Investment Partners Fund, LP,
                        Warburg Dillon Read LLC, UBS Capital II LLC, Credit Suisse
                        First Boston and Lucent Technologies Inc.

        *10.9           Amendment No. 1 to the Stockholders Agreement, dated as of
                        March 31, 2000, among PF.Net Communications, Inc., Odyssey
                        Investment Partners Fund, LP, Koch Telecom Ventures, Inc.,
                        PF Telecom Holdings LLC and UBS Captial II LLC.

       *10.10           Amendment No. 2 to the Stockholders Agreement, dated as of
                        May 10, 2000, among PF.Net Communications, Inc., Odyssey
                        Investment Partners Fund, LP, Koch Telecom Ventures, Inc.,
                        PF Telecom Holdings LLC, UBS Capital II LLC, UBS Warburg
                        LLC, Credit Suisse First Boston and First Union Investors,
                        Inc.

       *10.11           Promissory Note, dated as of October 29, 1999, issued by
                        PF.Net Communications, Inc. to Koch Telecom Ventures, Inc.
                        in principal amount of $10.0 million.

       EXHIBIT
         NO.                               DESCRIPTION OF EXHIBIT
         ---                               ----------------------
       *10.12           Master Secondment Agreement, dated as of November 1, 1999, between PF.Net Corp. and PF Telecom, LLC.

       *10.13 Amendment Number One to the Master Secondment Agreement dated as of November 1, 1999 between PF.Net Corp. and PF
                        Telecom LLC.

       *10.14           Master Supply, Services and System Agreement, dated as of
                        August 6, 1999, between PF.Net Network Services Corp.
                        (formerly PF.Net, LLC) and Lucent Technologies Inc.

       *10.15           Assignment and Assumption of Master Supply, Services and
                        System Agreement, dated October 29, 1999, from PF.Net
                        Network Services, Inc. to PF.Net Supply Corp.

       *10.16           Amendment Number One to the Master Supply, Services, and
                        System Agreement, dated March 29, 2000, between PF.Net
                        Supply Corp. and Lucent Technologies, Inc.

       *10.17           Reciprocal IRU Lease and Exchange Option Agreement, dated as of February 25, 2000, between PF.Net Construction Corp. and
                        Touch America, Inc.

        10.18 Master Carrier Agreement, dated as of December 21, 1999, between PF.Net Network Services Corp. and AT&T Corp.

       *10.19           Letter Agreement, dated May 30, 2000 between PF.Net
                        Communications, Inc. and Robert Annunziata.

       *10.20           Employment Agreement, dated as of November 1, 1999, between
                        PF.Net Corp.
                        and John Warta.

       *10.21           Employment Agreement, dated as of November 1, 1999, between
                        PF.Net Corp.
                        and Stephen Irwin.

       *10.22           Employment Agreement, dated as of October 1, 1999, between
                        PF.Net Communications, Inc. and David L. Taylor.

       *10.23           Employment Agreement, dated as of December 15, 1999, between
                        PF.Net Construction Corp. and Thomas McCaleb, guaranteed by
                        PF.Net Corp.

       *10.24           Employment Agreement, dated as of April 12, 2000, between
                        PF.Net Communications, Inc. and Donald Bolar.

       *10.25           Employment Agreement, dated as of March 31, 2000, between
                        PF.Net Communications, Inc. and Anthony Martin.

       *10.26           Income Tax Sharing Agreement, dated October 29, 1999, among
                        PF.Net Communications, Inc. and PF.Net Corp.

       *10.27           Letter Agreement, dated as of May 10, 2000, among PF Telecom
                        Holdings LLC, Koch Telecom Ventures, Inc., Odyssey
                        Investment Partners Fund, LP, John Warta, Stephen Irwin and
                        UBS Capital II LLC.

        10.28           1999 Equity Incentive Plan of PF.Net Communications, Inc. as
                        Amended and Restated as of July 12, 2000.

        *12.1           Statement of Computation of Ratio of Earnings to Fixed
                        Charges.

        *21.1           Subsidiaries of PF.Net Communications, Inc.

         23.1           Consent of Latham & Watkins (included in their opinion filed as Exhibit 5.1 hereto).

         23.2           Consent of Deloitte & Touche LLP.

       EXHIBIT
         NO.                               DESCRIPTION OF EXHIBIT
         ---                               ----------------------
        *24.1           Power of Attorney of PF.Net Communications, Inc.

        *25.1           Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939 of United States Trust
                        Company of New York.

        *27.1           Financial Data Schedule.

         99.1           Form of Letter to Clients.

         99.2           Form of Letter of Transmittal.

         99.3           Form of Instructions to Registered Holders and the
                        Depository Trust Company Participants.

         99.4           Form of Notice of Guaranteed Delivery.

         99.5           Form of Letter to Registered Holders and the Depository
                        Trust Company Participants.

        *99.6           Guidelines for Certification of Taxpayer Identification
                        Number on Substitute Form W-9.


------------------------


*   Previously filed.


                               SCHEDULES OMITTED

    Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS.


    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.


    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (1) to include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933; (2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the application form.

    The undersigned registrant hereby undertakes that every prospectus:
(1) that is filed pursuant to the immediately preceding paragraph or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on July 17, 2000.


                                                       PF.NET COMMUNICATIONS, INC.

                                                       By:             /s/ DAVID L. TAYLOR
                                                            -----------------------------------------
                                                                         David L. Taylor
                                                                     CHIEF FINANCIAL OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.



                SIGNATURE                                  TITLE                      DATE
                ---------                                  -----                      ----
                    *
----------------------------------------   Chairman of the Board                  July 17, 2000
            Robert Annunziata

                    *
----------------------------------------   President and Chief Operating Officer  July 17, 2000
            Anthony D. Martin

           /s/ DAVID L. TAYLOR
----------------------------------------   Chief Financial Officer                July 17, 2000
             David L. Taylor

                    *
----------------------------------------   Director                               July 17, 2000
              Sharyar Aziz

                    *
----------------------------------------   Director                               July 17, 2000
              Stephen Irwin

                    *
----------------------------------------   Director                               July 17, 2000
            Joseph W. Moeller

                    *
----------------------------------------   Director                               July 17, 2000
             Muzzafar Mirza

                    *
----------------------------------------   Director                               July 17, 2000
            George J. Damiris

                    *
----------------------------------------   Director                               July 17, 2000
               Brian Kwait

                    *
----------------------------------------   Director                               July 17, 2000
            Charles W. Moore

                    *
----------------------------------------   Director                               July 17, 2000
            John C. Pittenger

                    *
----------------------------------------   Director                               July 17, 2000
               John Warta



             /s/ DAVID L. TAYLOR
          --------------------------
               David L. Taylor
*By:           ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
         NO.                               DESCRIPTION OF EXHIBIT
         ---                               ----------------------
         *3.1           Certificate of Incorporation, filed on October 25, 1999, of
                        PF.Net Communications Inc. (formerly PF.Net Holdings,
                        Limited).

         *3.2           Certificate of Amendment, filed on April 3, 2000, to the
                        Certificate of Incorporation of PF.Net Communications, Inc.
                        (formerly PF.Net Holdings, Limited).

         *3.3           Certificate of Designations, filed on October 29, 1999, of
                        Series A Senior Cumulative Convertible Preferred Stock of
                        PF.Net Communications, Inc. (formerly PF.Net Holdings,
                        Limited).

         *3.4           By-Laws of PF.Net Communications, Inc.

         *4.1           The indenture, dated May 10, 2000 among PF.Net
                        Communications, Inc. and United States Trust Company of New
                        York, as trustee, relating to the $225,000,000 in aggregate principal amount of 13 3/4% Senior Notes due 2010 and the
                        registered 13 3/4% Senior Notes due 2010.

         *4.2           Specimen Certificate of 13 3/4% Senior Notes due 2010
                        (included in Exhibit 4.1 hereto).

         *4.3           Specimen Certificate of the registered 13 3/4% Senior Notes due 2010 (included in Exhibit 4.1 hereto).

         *4.4           Registration Rights Agreement, dated May 10, 2000 among
                        PF.Net Communications, Inc., UBS Warburg LLC and Credit
                        Suisse First Boston Corporation.

          5.1 Opinion of Latham & Watkins regarding the validity of the exchange notes.

         10.1           Fiber Optic System Agreement, dated as of October 29, 1999, between PF.Net Corp. and AT&T Corp.

         10.2 Amendment No. 1 to the Fiber Optic System Agreement, dated as of May 5, 2000, between PF.Net Corp. and AT&T Corp.

        *10.3 Amended and Restated Fiber Networks Development Agreement, dated as of October 29, 1999, between PF.Net Corp. and Sea
                        Breeze Communication Company.

        *10.4           Amendment No. 1 to the Amended and Restated Fiber Networks
                        Development Agreement, dated as of March 17, 2000, between
                        Sea Breeze Communication Company, PF.Net Corp. and PF.Net
                        Network Services Corp.

        *10.5           Credit Agreement, dated as of October 29, 1999, among PF.Net
                        Corp., as borrower, the lenders party thereto, and First
                        Union National Bank as administrative agent and syndication agent.

        *10.6           First Amendment to Loan Documents, dated as of March 31,
                        2000, among PF.Net Corp., PF.Net Communications, Inc., and each of the subsidiaries of PF.Net Corp., First Union
                        National Bank, as administrative agent, the lenders, State
                        Street Bank and Trust Company, as corporate trustee and Patrick Thebado, as individual trustee.

        *10.7           Trust Agreement, dated as of October 29, 1999, among PF.Net
                        Corp., State Street Bank and Trust Company, as Corporate
                        Trustee and Patrick Thebado, as individual trustee.

        *10.8           Stockholders Agreement, dated as of October 29, 1999, among
                        PF.Net Communications, Inc., John Warta, Georgiana Warta,
                        Karen Irwin, Treg Ventures LLC, Koch Telecom Ventures, Inc.,
                        PF Telecom Holdings, LLC, GLW Ventures LLC, Odyssey
                        Coinvestors, LLC, Odyssey Investment Partners Fund, LP,
                        Warburg Dillon Read LLC, UBS Capital II LLC, Credit Suisse
                        First Boston and Lucent Technologies Inc.

       EXHIBIT
         NO.                               DESCRIPTION OF EXHIBIT
         ---                               ----------------------
        *10.9           Amendment No. 1 to the Stockholders Agreement, dated as of
                        March 31, 2000, among PF.Net Communications, Inc., Odyssey
                        Investment Partners Fund, LP, Koch Telecom Ventures, Inc.,
                        PF Telecom Holdings LLC and UBS Captial II LLC.

       *10.10           Amendment No. 2 to the Stockholders Agreement, dated as of
                        May 10, 2000, among PF.Net Communications, Inc., Odyssey
                        Investment Partners Fund, LP, Koch Telecom Ventures, Inc.,
                        PF Telecom Holdings LLC, UBS Capital II LLC, UBS Warburg
                        LLC, Credit Suisse First Boston and First Union Investors,
                        Inc.

       *10.11           Promissory Note, dated as of October 29, 1999, issued by
                        PF.Net Communications, Inc. to Koch Telecom Ventures, Inc.
                        in principal amount of $10.0 million.

       *10.12 Master Secondment Agreement, dated as of November 1, 1999, between PF.Net Corp. and PF Telecom, LLC.

       *10.13 Amendment Number One to the Master Secondment Agreement dated as of November 1, 1999 between PF.Net Corp. and PF
                        Telecom LLC.

       *10.14           Master Supply, Services and System Agreement, dated as of
                        August 6, 1999, between PF.Net Network Services Corp.
                        (formerly PF.Net, LLC) and Lucent Technologies Inc.

       *10.15           Assignment and Assumption of Master Supply, Services and
                        System Agreement, dated October 29, 1999, from PF.Net
                        Network Services, Inc. to PF.Net Supply Corp.

       *10.16           Amendment Number One to the Master Supply, Services, and
                        System Agreement, dated March 29, 2000, between PF.Net
                        Supply Corp. and Lucent Technologies, Inc.

       *10.17           Reciprocal IRU Lease and Exchange Option Agreement, dated as of February 25, 2000, between PF.Net Construction Corp. and
                        Touch America, Inc.

        10.18 Master Carrier Agreement, dated as of December 21, 1999, between PF.Net Network Services Corp. and AT&T Corp.

       *10.19           Letter Agreement, dated May 30, 2000 between PF.Net
                        Communications, Inc. and Robert Annunziata.

       *10.20           Employment Agreement, dated as of November 1, 1999, between
                        PF.Net Corp.
                        and John Warta.

       *10.21           Employment Agreement, dated as of November 1, 1999, between
                        PF.Net Corp.
                        and Stephen Irwin.

       *10.22           Employment Agreement, dated as of October 1, 1999, between
                        PF.Net Communications, Inc. and David L. Taylor.

       *10.23           Employment Agreement, dated as of December 15, 1999, between
                        PF.Net Construction Corp. and Thomas McCaleb, guaranteed by
                        PF.Net Corp.

       *10.24           Employment Agreement, dated as of April 12, 2000, between
                        PF.Net Communications, Inc. and Donald Bolar.

       *10.25           Employment Agreement, dated as of March 31, 2000, between
                        PF.Net Communications, Inc. and Anthony Martin.

       *10.26           Income Tax Sharing Agreement, dated October 29, 1999, among
                        PF.Net Communications, Inc. and PF.Net Corp.

       *10.27           Letter Agreement, dated as of May 10, 2000, among PF Telecom
                        Holdings LLC, Koch Telecom Ventures, Inc., Odyssey
                        Investment Partners Fund, LP, John Warta, Stephen Irwin and
                        UBS Capital II LLC.

       EXHIBIT
         NO.                               DESCRIPTION OF EXHIBIT
         ---                               ----------------------
        10.28           1999 Equity Incentive Plan of PF.Net Communications Inc., as
                        Amended and Restated as of July 12, 2000.

        *12.1           Statement of Computation of Ratio of Earnings to Fixed
                        Charges.

        *21.1           Subsidiaries of PF.Net Communications, Inc.

         23.1           Consent of Latham & Watkins (included in their opinion filed as Exhibit 5.1 hereto).

         23.2           Consent of Deloitte & Touche LLP.

        *24.1           Power of Attorney of PF.Net Communications, Inc.

        *25.1           Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939 of United States Trust
                        Company of New York.

        *27.1           Financial Data Schedule.

         99.1           Form of Letter to Clients.

         99.2           Form of Letter of Transmittal.

         99.3           Form of Instructions to Registered Holders and the
                        Depository Trust Company Participants.

         99.4           Form of Notice of Guaranteed Delivery.

         99.5           Form of Letter to Registered Holders and the Depository
                        Trust Company Participants.

        *99.6           Guidelines for Certification of Taxpayer Identification
                        Number on Substitute Form W-9.


------------------------


*   Previously filed.